As filed with the Securities and Exchange Commission on June 20, 2017

Registration File No. 333-217241

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nuo Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	23-3011702
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification Number)

207A Perry Parkway, Suite 1
Gaithersburg, MD 20877
(240) 499-2680
(Address, including zip code, and telephone number, including Area Code of
Registrant’s principal executive offices)

David E. Jorden
Chief Executive Officer & Chief Financial Officer
207A Perry Parkway, Suite 1
Gaithersburg, MD 20877
(240) 499-2680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Roland S. Chase Zachary W. Watt Hill Ward Henderson 101 E. Kennedy Blvd., Suite 3700 Tampa, FL 33602 (813) 221-3900	Peter H. Ehrenberg James O’Grady Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.    ☐

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.0001 per share	$13,282,500	$1,540
Underwriter's Warrants to Purchase Common Stock	-	-
Common Stock Underlying Underwriter's Warrants	$664,608	$78
Total		$1,618

(1)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(o) and Rule 457(g) under the Securities Act.  Includes additional shares that the underwriters have the option to purchase pursuant to their overallotment option.  Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

The Registrant previously paid $1,217 of the registration fee in connection with the initial filing of this registration statement. Pursuant to Rule 457(g) under the Securities Act, no additional fee is payable with respect to the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated June 20, 2017

2,100,000 Shares of Common Stock

Nuo Therapeutics, Inc. is offering 2,100,000 shares of our common stock to purchasers in this offering. We anticipate the public offering price to be between $4.50 and $5.50 per share, assuming a 1-for-2.5 reverse stock split as described below.

Our common stock is currently quoted on OTC Markets Group’s OTCQX marketplace. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “AURX.” Although we believe we will satisfy Nasdaq Capital Market listing requirements immediately prior to the date of this prospectus, no assurance can be given that such listing will in fact be achieved.

On June 16, 2017, the closing price for our common stock, as quoted on the OTCQX, was $0.60 per share. We expect to effect a 1-for-2.5 reverse stock split of our outstanding common stock prior to the completion of this offering.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 7 of this prospectus before making a decision to purchase common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Offering proceeds, before expenses	$	$

(1)

We have agreed to reimburse the underwriters for certain expenses and the underwriters will receive compensation in addition to underwriting discounts and commissions. See the section titled “Underwriting” for additional disclosure regarding underwriter compensation and offering expenses.

We granted the underwriters a 45-day option the right to purchase an additional 315,000 shares of common stock from us at the offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers on or about                 , 2017.

Northland Capital Markets

The date of this Prospectus is                   , 2017

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	11
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	31
USE OF PROCEEDS	32
DIVIDEND POLICY	32
CAPITALIZATION	33
DILUTION	35
MARKET PRICE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS	37
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	40
BUSINESS	52
MANAGEMENT	72
EXECUTIVE AND DIRECTOR COMPENSATION	75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	82
DESCRIPTION OF SECURITIES	87
SHARES ELIGIBLE FOR FUTURE SALE	91
UNDERWRITING	92
LEGAL MATTERS	100
EXPERTS	100
WHERE YOU CAN FIND MORE INFORMATION	100
FINANCIAL STATEMENTS OF NUO THERAPEUTICS, INC.	F-1

Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. The underwriters and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the U.S.

MARKET DATA AND FORECASTS

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research. Our estimates are derived from industry and general publications, studies and surveys conducted by third parties, as well as data from our own internal research. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable.

FINANCIAL STATEMENT PRESENTATION

The Company emerged from bankruptcy protection on May 5, 2016. This prospectus contains (i) the Company’s audited consolidated financial statements as of December 31, 2016 and 2015, for the periods between January 1, 2016 and May 4, 2016, and between May 5, 2016 and December 31, 2016, and for the year ended December 31, 2015, and the accompanying footnotes, (ii) the Company’s unaudited condensed consolidated financial statements as of March 31, 2017 and December 31, 2016, and for the three month periods ended March 31, 2017 and 2016, and the accompanying footnotes, and (iii) a discussion comparing the Company’s results of operations for the periods ended December 31, 2016 and 2015 and related financial condition, and the Company’s results of operations for the three month periods ended March 31, 2017 and 2016 and related financial condition in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We refer to the financial statements collectively as the Financial Statements and the discussion as the Period-to-Period Comparison.

The historical financial and share-based information contained in the Financial Statements, the Period-to-Period Comparison, and the remainder of this prospectus as of and relating to periods ending on dates prior to May 5, 2016 reflects the Company’s financial condition and results of operations prior to its emergence from bankruptcy, and therefore is not indicative of the Company’s current financial condition or results of operations from and after May 5, 2016. For more information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Important Note About Our Bankruptcy, Emergence from Bankruptcy and Fresh Start Accounting.”

We expect to effect a 1-for-2.5 reverse stock split of our outstanding common stock prior to completion of this offering. Unless otherwise specified, the share and per share information in this prospectus with respect to our common stock (including the price range set forth on the front cover page of this prospectus, but not including amounts in the financial statements) gives effect to the proposed reverse stock split.

TRADEMARKS

The Company owns or has rights to various trademarks and trade names used in its business, including, but not limited to, Aurix® and AutoloGelTM. Solely for convenience, trademarks referred to in this prospectus may appear without the ® or TM symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks. This prospectus also includes discussions of or references to trademarks, service marks and trade names of other companies. Other trademarks, service marks and trade names appearing in this prospectus are the property of the holder of such trademarks, service marks and trade names, as applicable.

ABOUT THIS PROSPECTUS

Except where the context otherwise requires or where otherwise indicated, the terms “Nuo,” “Nuo Therapeutics,” “Nuo Therapeutics, Inc.,” “we,” “us,” “our,” “our company” and “our business” refer to Nuo Therapeutics, Inc.

PROSPECTUS SUMMARY

The following is only a summary, which highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, including the financial statements and the related notes. References in this prospectus to “Nuo Therapeutics,” the “Company,” “we,”“our” and “us” refer to Nuo Therapeutics, Inc. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 11. We expect to effect a 1-for-2.5 reverse stock split of our outstanding common stock immediately prior to the effectiveness of the registration statement of which this prospectus is a part. Unless otherwise specified, the share and per share information in this prospectus with respect to our common stock (including the price range set forth on the front cover page of this prospectus, but not including amounts in the financial statements) gives effect to the proposed reverse stock split.

Overview

We are a regenerative therapies company developing and marketing products for chronic wound care primarily within the U.S. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous (from self) biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in inherently complex chronic conditions with significant unmet medical needs.

Our current commercial offering consists of a point of care technology for the safe and efficient separation of autologous (i.e., the patient’s own) blood to produce a platelet based therapy for the chronic wound care market (“Aurix” or the “Aurix System”). The U.S. Food and Drug Administration, or FDA, cleared the Aurix System for marketing in 2007 as a device under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA. Aurix is the only platelet derived product cleared by the FDA for chronic wound care use and is indicated for most exuding wounds. The advanced wound care market, within which Aurix competes, is composed of advanced wound care dressings, wound care devices, and wound care biologics, and is estimated to be an approximate $13.4 billion global market, with the number of patients suffering from all forms of chronic wounds projected to increase worldwide at a rate of approximately eight percent per year through 2025.   Chronic wounds affected approximately 6.5 million patients in the United States alone in 2009.

The Aurix System produces a platelet rich plasma, or PRP, gel at the point of care using the patient’s own platelets and plasma. Aurix comprises a natural, endogenous complement of protein and non-protein signal molecules that contribute to effective healing. During treatment, the patient’s platelets are activated and release hundreds of growth factor proteins and other signaling molecules that form a biologically active hematogel. Aurix delivers concentrations of the natural complement of cytokines, growth factors and chemokines that are known to regulate angiogenesis (i.e., the development of new blood vessels), cell growth and the formation of new tissue. Once applied to the prepared wound bed, the biologically active Aurix hematogel can restore the balance in the wound environment to transform a non-healing wound to a wound that heals naturally.

A 2012 Medicare National Coverage Determination, or NCD, from the Centers for Medicare & Medicaid Services, or CMS, reversed a twenty year old non-coverage decision for autologous blood derived products used in wound care; this NCD allows for Medicare coverage under the Coverage with Evidence Development, or CED, program.

The most significant near term growth opportunity for Aurix are the clinical studies being conducted under this CED program. Under the CED program, CMS provides reimbursement for items or services on the condition that they be furnished in approved clinical protocols or in the collection of additional clinical data. Current sales outside of the Federal Supply Schedule and Medicare reimbursement are practically limited to patients participating in certain Company-sponsored clinical studies approved by CMS under the CED program. The Company’s ongoing collaboration with Restorix Health, Inc., or Restorix, is intended to expand patient enrollment in three distinct Company-sponsored open-label clinical study protocols. Under these three protocols, Aurix can be used for venous, pressure and diabetic foot ulcers for wound types of all severities and for patients with various and often difficult comorbidities. Under the CED program, a facility treating a patient with Aurix is reimbursed by Medicare when health outcomes data are collected to inform future coverage decisions. The intent of the CED program is to evaluate the outcomes of Aurix therapy for the broader Medicare population when it is used in a “real world” continuum of care. Upon successful completion of the CED program,  if supported by the health outcomes data generated, CMS may expand Medicare reimbursement for treatment of chronic non-healing wounds with Aurix as an autologous platelet-rich plasma product. By contrast, if the data generated show no substantial improvement in health outcomes for patients using Aurix therapy, CMS may determine not to provide unrestricted coverage for the Aurix System. CED programs have been employed for a variety of other therapies, including transcatheter aortic valve repair and cochlear implantation.

Although FDA cleared the Aurix System for marketing in 2007 under Section 510(k) of the FDCA, CMS only established economically viable reimbursement for the product beginning in 2016.

In 2017, the CMS national average reimbursement rate for the Aurix System is $1,427 per treatment, which we believe provides fair compensation to physicians and a compelling market opportunity for us. The typical course of therapy consists of six to eight treatments. The national average reimbursement rate for Aurix was $1,411 per treatment in 2016, an increase from approximately $430 in 2015. CMS’ 2016 implementation of the increased reimbursement rate made Aurix significantly more economically attractive to both wound care facilities and the Company. The Company markets the Aurix System at a cost of $700 per treatment to wound care facilities operating in the CED program.

Growth opportunities for the Aurix System in the United States in the near to intermediate term include the treatment of chronic wounds with Aurix in (i) the Medicare population under the NCD, when health outcomes data is collected under the CED program of CMS and (ii) the Veterans Affairs, or VA, healthcare system and other federal accounts settings.

Our Strategy

Our near-term strategic focus is on the successful execution and completion of the three clinical protocols for Aurix under the CMS CED program. The expansion of reimbursement to patients outside these protocols can be achieved only after successful conclusion of the data collection and submission of the resulting data to CMS. There are no assurances that broad access and reimbursement can be achieved. Because Medicare beneficiaries represent the majority of chronic wound patients in the United States and since commercial insurance coverage determinations often follow CMS coverage and reimbursement decisions, we believe that successful conclusion of the CED program would substantially increase the commercial value of Aurix. Thus, we believe that the market for innovative technologies that harness the innate regenerative capacity of the human body to trigger natural healing represents a significant opportunity from both a clinical and a business perspective.

Our immediate goal is to successfully commercialize the Aurix System in the U.S. for the treatment of chronic wounds. Key elements of our strategy to achieve this goal include steps to secure broad CMS reimbursement under the CED program:

●

We secured a CMS coverage and reimbursement decision for Aurix therapy under the CED program in 2012 via the NCD and economically viable reimbursement rates beginning in 2016. The CED protocols require the collection of wound healing data including Quality of Life metrics for a population of approximately 2,200 Medicare beneficiaries across three separate and distinct wound etiologies.

●

To execute the CED program efficiently and in a timely manner, we initiated a collaboration with Restorix in May 2016 to expand the number of study centers and to increase the rate of patient enrollment beyond what we have established independently. Restorix is a leading wound care management company overseeing day-to-day operations in approximately 200 outpatient wound care centers. The three protocols for the CED program are prospective, open-label, randomized (1:1) studies treating Medicare beneficiaries only. The studies will compare usual and customary care, or UCC, with Aurix plus UCC. The primary outcome measurement is time to heal. The three protocols comprise:

o

Diabetic Foot Ulcers: The study endpoint is the earlier of complete healing or 12 weeks following enrollment and the estimated enrollment is 760 randomized patients. The first patient was enrolled in May 2015, and 82 patients have enrolled to date.

o

Venous Leg Ulcers: The study endpoint is the earlier of complete healing or 12 weeks following enrollment and the estimated enrollment is 640 patients. The first patient was enrolled in March 2015, and 63 patients have enrolled to date.

o

Pressure Ulcers: The study endpoint is the earlier of complete healing or 16 weeks following enrollment and the estimated enrollment is 800 patients. The first patient was enrolled in April 2015, and 33 patients have enrolled to date.

●

To increase the opportunity for greater enrollment at certain sites in our CED program, we have petitioned the Department of Health and Human Services Office of Inspector General, or OIG, to issue an advisory opinion that if a facility that was treating Medicare beneficiaries enrolled in one of the CED study protocols waived any required co-payments based on an individualized assessment of financial ability, the facility would not be subject to civil or administrative penalties under the Social Security Act and regulations. On April 5, 2017, the OIG acknowledged acceptance of our request and advised us that it was proceeding with a review of our petition for possible approval. On May 3, 2017, we submitted a revised petition in response to requests for clarification we received from OIG. On June 9, 2017, we held a conference call with OIG personnel directly responsible for the assessment of our request and preparation of the advisory opinion and were advised that the written advisory opinion is undergoing internal review. On June 12, 2017, we responded to an OIG request for confirmation of certain items germane to our request. Although we can provide no assurance, we anticipate receiving the requested advisory opinion described above on or about June 30, 2017. Other parties’ requests to OIG for waiver of the co-pay requirement, including requests involving CED studies, have been successful although there can be no assurance that our request will be successful.

●

To support our CED efforts, we have hired and deployed a small team of clinical affairs professionals. The clinical affairs group is focused on both support of health care providers and facilities - through the Restorix collaboration and those we have initiated outside the Restorix relationship - in their use of Aurix as well as facilitating the collection of the clinical data required to fulfill the Aurix Medicare CED requirements.

Based on guidance from the CMS Coverage and Analysis Group (CAG), a CED cycle is considered complete when CMS completes a reconsideration of the existing National Coverage Determination and removes the requirement for study participation as a condition of coverage. The request for reconsideration would typically follow the same nine-month timetable as other NCD requests. We currently estimate that the three protocols can reach full enrollment during 2018 with each protocol reaching complete enrollment independently and the diabetic foot protocol likely completing enrollment first, although we can provide no assurances to this effect. Each protocol also includes the option for Nuo to perform an interim analysis based on 50% enrollment with a view towards earlier submission of study data for publication and subsequent submission to CAG for consideration.

While we are focused primarily on the commercialization of our FDA-cleared Aurix System in the U.S., a secondary priority for us is to develop and commercialize our products in markets outside the U.S. Accordingly, as of December 31, 2014, we signed an exclusive licensing and distribution agreement for the Aurix System with Rohto Pharmaceutical Co., Ltd., or Rohto, providing them with an exclusive license and the right to develop and commercialize Aurix in Japan. The agreement stipulates royalty payments based on the net sales of Aurix in Japan and an additional future cash payment in the event a specific milestone is met. Rohto has assumed all responsibility for securing the marketing authorization from Japan’s Ministry of Health, Labor and Welfare while we will provide relevant product information, as well as clinical and other data to support Rohto’s regulatory activities.

Additionally, on May 5, 2016, we entered into an exclusive licensing and distribution agreement for the Aurix System with Boyalife Hong Kong Ltd., or Boyalife. Under this agreement, Boyalife received a non-transferable, exclusive license, with limited right to sublicense, to use certain of the intellectual property relating to our Aurix System. Boyalife is entitled to import, use for development, promote, market, sell and distribute Aurix in greater China (China, Hong Kong, Taiwan and Macau) for all regenerative medicine applications, including but not limited to wound care and topical dermatology applications in human and veterinary medicine.

We intend to manage our overall costs and expenditures while focusing on the completion of the CED protocols. We will require significant additional capital over time to fully support an expanded commercialization initiative designed to increase market adoption and penetration of Aurix after completion of the CED protocols. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

The Science Underlying Aurix/Platelet Rich Plasma

Normal Wound Healing

The science underlying wound healing is well established. An immediate early event critical for wound healing is the influx of platelets to the wound site. Platelets bind to elements within damaged tissue such as collagen fragments and endogenous thrombin molecules and are activated to release a diversity of growth factors and other biomolecules from their alpha and dense granules (Reed 2000, Nieswandt, 2003). These biomolecules provide signals essential for biological responses regulating hemostasis and effective tissue regeneration.

Chronic Wounds

Dysregulation of numerous cellular and biological responses contribute to the chronic wound phenotype. Chronic wounds have reduced levels of growth factors and concomitant decreases in cellular proliferation (Mast 1996). There is increased cellular senescence (Telgenhoff 2005), and there generally is a lack of perfusion that can inhibit the delivery of nutrients and cells required for regeneration (Guo 2010). As the body attempts to stave off infection, elevated concentrations of free radicals accumulate in the chronic wound and further damage surrounding tissue (Moseley 2004, James 2003).

Aurix Therapy

Aurix has been cleared by FDA as safe and effective with an indication for chronic wounds such as leg ulcers, pressure ulcers, and diabetic ulcers and other exuding wounds such as mechanically or surgically-debrided wounds. The Aurix therapeutic is formed by mixing a sample of a patient’s platelets and plasma with pharmaceutical grade thrombin and ascorbic acid. The thrombin activates platelets while ascorbic acid drives the synthesis of high tensile strength collagen, clears damaging free radicals and controls gel consistency. The topical dermal application of Aurix gel bypasses the lack of local perfusion to provide immediate signals for new tissue formation and ultimately healing.

The Efficacy of Aurix Relates to Biological Activity Released by Platelets

Regenerative Capacity

More than 300 proteins are released by human platelets in response to thrombin activation (Coppinger, 2004). Important examples include vascular endothelial cell growth factor (VEGF), platelet derived growth factor (PDGF), epidermal growth factor (EGF), fibroblast growth factor (FGF) and transforming growth factor-beta (TGF-B) (Eppley 2004, Everts 2006). These proteins are critical for organized wound healing, regulating responses such as vascularization, cell proliferation, cell differentiation, and deposition of new extracellular matrix (Goldman 2004). Platelets also release chemokines such as Interleukin-8 (IL-8), stromal cell derived factor-1 (SDF-1), and platelet factor-4 (PF-4) (Chatterjee 2011, Gear 2003) that control the mobilization and migration of stem cells and fibroblasts, (Werner 2003 and Gillitzer 2001) that contribute to tissue regeneration.

Anti-infective Activity

Populations of bioburden in chronic wounds vary over time and wounds invariably retain or become re-infected with some level of bacteria that is detrimental to healing (Howell-Jones 2005). In addition to regenerative capacity, platelets release anti-microbial peptides effective against a broad range of pathogens including Methicillin Resistant Staphylococcus Aureus (MRSA) (Moojen 2007, Jia 2010, Tang 2002, Bielecki 2007).

Clinical Efficacy

Multiple efficacy and effectiveness studies have been published in peer reviewed journals documenting the impact of using Aurix to treat chronic wounds. Key data include:

1.

In a double blinded randomized controlled trial, 81% of the most common-sized diabetic foot ulcers healed with Aurix compared with 42% of control wounds. Mean time to healing was 6 weeks. (Driver V, Hanft J, Fylling, C et al.:  A Prospective, Randomized, Controlled Trial of Autologous Platelet-Rich Plasma Gel for the Treatment of Diabetic Foot Ulcers. Ostomy Wound Management, 2006; 52(6): 68-87.)

2.

In 285 chronic wounds in 200 patients, 96.5% of the wounds had a positive response with an average of 2.2 weeks within an average of 2.8 Aurix treatments (de Leon J, Driver VR, Fylling CP, Carter MJ, Anderson C, Wilson J, et al.:  The Clinical Relevance of Treating Chronic Wounds With an Enhanced Near-physiological Concentration of Platelet-Rich Plasma (PRP) Gel.  Advances in Skin and Wound Care, 2011; 24(8), 357-368.)

3.

In a retrospective, longitudinal study of 40 Wagner grade II through IV diabetic foot ulcers, most with critical limb ischemia, wounds increased in size in the approximate 100 days prior to the initiation of comprehensive wound care treatment. Upon treatment with debridement, revascularization, antibiotics and off-loading, the wounds continued to increase in size over a subsequent 75 day period. Once they were then treated with Aurix, the wounds immediately changed healing trajectory and 83% of the wounds healed with an average of 6.1 Aurix treatments per wound (Sakata, J., Sasaki, S., Handa, K., et al.  A Retrospective, Longitudinal Study to Evaluate Healing Lower Extremity Wounds in Patients with Diabetes Mellitus and Ischemia Using Standard Protocols of Care and Platelet-Rich Plasma Gel in a Japanese Wound Care Program. Ostomy Wound Management, 2012; 58(4):36-49.)

Bankruptcy and Emergence from Bankruptcy

As described in more detail in the section titled “Business – Bankruptcy and Emergence from Bankruptcy,” the Company emerged from bankruptcy protection effective May 5, 2016 in accordance with the Modified First Amended Plan of Reorganization of the Debtor under Chapter 11 of the Bankruptcy Code, as confirmed by the April 25, 2016 Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization. We refer to May 5, 2016 as the Effective Date, to the order as the Confirmation Order and to the plan of reorganization, as confirmed by the Confirmation Order, as the Plan of Reorganization.

Pursuant to the Plan of Reorganization, as of the Effective Date all equity interests of the Company, including shares of the Company’s common stock (including its redeemable common stock), warrants and options, outstanding immediately prior to the Effective Date were cancelled, and the Company issued new common stock, warrants and Series A preferred stock. We refer to the Company’s common stock outstanding immediately prior to the Effective Date as the Old Common Stock. Unless the context otherwise indicates, references in this prospectus to common stock are to the new common stock, par value $0.0001 per share issued by the Company on and after the Effective Date.

On the Effective Date, the Company filed a Certificate of Designation of Series A Preferred Stock, or Certificate of Designation, with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A preferred stock, or Series A Preferred Stock. On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to creditors affiliated with Deerfield Management Company, L.P., in accordance with the Plan of Reorganization. We refer to Deerfield Management Company, L.P. and its affiliates Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., and Deerfield Special Situations Fund, L.P. collectively as Deerfield. The Series A Preferred Stock will be cancelled upon the completion of the Series A Restructuring described below under “– Series A Preferred Stock Restructuring” if the aggregate gross proceeds from this offering are at least $10.5 million.

In accordance with the Plan of Reorganization, as of the Effective Date, the Company issued 3,000,000 shares of common stock and warrants to purchase 2,472,000 shares of common stock to certain accredited investors in a private placement exempt from registration. The warrants terminate on May 5, 2021 and are exercisable at any time at exercise prices ranging from $1.25 per share to $2.50 per share. The Company has filed a registration statement (File No. 333-214748) registering the resale of the 3,000,000 shares of common stock issued in that financing.

A significant majority of the accredited investors who purchased shares of common stock on the Effective Date furthermore executed backstop commitments to purchase up to 5,120,000 additional shares of common stock for an aggregate purchase price of up to $3,000,000. We refer to these commitments as the Backstop Commitments or the Backstop Commitment. We cannot call the Backstop Commitment prior to June 30, 2017. After June 30, 2017, the Backstop Commitment can be called exclusively by the majority vote of the members of the standing backstop committee of the Board of Directors, consisting of Messrs. Winzer, Atinsky and Mintz. The Backstop Commitment terminates upon the occurrence of certain events, including on the date upon which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of common stock in the aggregate amount of $3,000,000. We expect that the Backstop Commitment will terminate unexercised in connection with the completion of the offering to which this prospectus relates. Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed investors on termination of the Backstop Commitment a commitment fee of $250,000 in the aggregate.

Risks Related to Our Business

Investing in our securities involves substantial risk, and our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with our industry. Any of the risks set forth in this prospectus under the heading “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risks set forth in this prospectus under the heading “Risk Factors” in deciding whether to invest in our securities. The following is a summary of some of the principal business risks we face:

●	Our limited working capital and the fact that Aurix currently represents our sole revenue-generating product;
●	Our likely need for substantial additional financing;
●	Whether the Department of Health and Human Services, or DHHS, grants our petition to waive the 20% co-payment for Medicare beneficiaries in the Aurix CED program;
●	Our history of losses and expectation that we will incur losses in the foreseeable future;
●	Our ability to obtain adequate reimbursement from third-party payors, including satisfactory completion of the CED program;
●	Acceptance of our products by the medical community and patients, especially in light of uncertainties surrounding CED programs in general;
●	Risks relating to our collaboration with Restorix;
●	Risks relating to our compliance with government regulation, including the Social Security Act and the Physician Payment Sunshine Act;
●	Risks relating to the success of our clinical trials;
●	Our limited experience with manufacturing product candidates and our need to rely on third-party collaborators and service providers to help us support, develop or commercialize product candidates;
●	Risks related to our ability to protect our intellectual property, or claims that we may infringe the intellectual property of others; and
●	Our failure successfully to manage any of the foregoing.

Corporate Information

Nuo Therapeutics, Inc. is a Delaware corporation organized in 1998 under the name Informatix Holdings, Inc. As used in this prospectus, the terms “we,” “us,” “Nuo Therapeutics,” “Nuo” and the “Company” refer to Nuo Therapeutics, Inc., and its predecessors, subsidiaries and affiliates, unless the context indicates otherwise. In 1999, Autologous Wound Therapy, Inc., or AWT, an Arkansas Corporation, merged with and into Informatix Holdings, Inc. and the name of the surviving corporation was changed to Autologous Wound Therapy, Inc. In 2000, AWT changed its name to Cytomedix, Inc., or Cytomedix. In 2001, Cytomedix, filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, after which Cytomedix was authorized to continue to conduct its business as a debtor and debtor-in-possession. Cytomedix emerged from bankruptcy in 2002 under a Plan of Reorganization. At that time, all of Cytomedix’s securities or other claims against or equity interest in Cytomedix, were canceled and of no further force or effect. Holders of certain securities, other claims or equity interests were entitled to receive new securities from Cytomedix in exchange for their securities, other claims or equity interests prior to the bankruptcy. In September 2007, Cytomedix received 510(k) clearance for the Aurix System, or Aurix (formerly known as the AutoloGelTM System), from the U. S. Food and Drug Administration, or FDA. In April 2010, Cytomedix acquired the Angel® Whole Blood Separation System, referred to as Angel or the Angel® Business, from Sorin Group USA, Inc., or Sorin. In February 2012, Cytomedix, acquired Aldagen, Inc., or Aldagen, a privately held developmental cell-therapy company located in Durham, NC. In 2014, Cytomedix changed its name to Nuo Therapeutics, Inc. In 2016, Nuo Therapeutics filed for and emerged from bankruptcy under Chapter 11 as described below under “- Bankruptcy and Emergence from Bankruptcy.” Aldagen is a wholly-owned subsidiary of Nuo Therapeutics. Our principal offices are located at 207A Perry Parkway, Suite 1, Gaithersburg, Maryland 20877; and our telephone number is (240) 499-2680.

The Offering

Number of shares of common stock we are offering	2,100,000 shares (2,415,000 shares if the underwriter exercises its over-allotment option in full).

Common stock to be outstanding after this offering if aggregate gross proceeds are less than $10.5 million	6,070,845 shares (6,385,845 if the underwriter exercises its over-allotment option in full).

Common stock to be outstanding after this offering if aggregate gross proceeds are at least $10.5 million

6,662,312 shares (6,977,312 if the underwriter exercises its over-allotment option in full), after giving effect to the issuance of 591,467 shares of common stock in the Series A Restructuring (as defined below), assuming no purchase of common stock by Deerfield or its affiliates in this offering.

Underwriter’s warrants

Warrants to purchase 84,000 shares of common stock (96,600 shares if the underwriter exercises its overallotment option in full) at an exercise price of $     per share (which is 125% of the offering price per share of common stock in this offering), subject to customary anti-dilution adjustments.

Over-allotment option	The underwriters have an option for a period of 45 days to purchase up to 315,000 additional shares of our common stock to cover over-allotments, if any.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $9.35 million, or approximately $10.8 million if the underwriter exercises its over-allotment option to purchase additional shares from us in full, based on an assumed public offering price of $5.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus. We intend to use the net proceeds of this offering for working capital and general corporate purposes, primarily to execute and complete the CMS CED protocols. Upon the completion of this offering, our Backstop Commitment would terminate unexercised, and we would owe the investors who executed Backstop Commitments an aggregate termination fee of $250,000, which we expect to pay from the net proceeds of this offering. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors

You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	“AURX”

Reverse stock split

We expect to effect a 1-for-2.5 reverse stock split of our outstanding common stock prior to the completion of this offering. Unless otherwise specified, the share and per share information in this prospectus with respect to our common stock (including the price range set forth on the front cover page of this prospectus, but not including amounts in the financial statements) gives effect to the proposed reverse stock split.

The number of shares of our common stock to be outstanding after this offering is based on 3,970,845 shares of our common stock outstanding as of May 31, 2017, and excludes:

●	493,500 shares of common stock issuable upon the exercise of stock options outstanding as of May 31, 2017, at a weighted average exercise price of $2.58 per share;

●

142,500 unallocated shares of common stock reserved for future issuance under our 2016 Omnibus Incentive Compensation Plan, as amended, as more fully described in “Market Price of Common Stock and Related Stockholder Matters - Securities Authorized for Issuance under Equity Incentive Plans”;

●

2,472,000 shares of common stock issuable under the exercise of warrants outstanding as of May 31, 2017, at a weighted average exercise price of $1.55 per share (not including the underwriter’s warrants);

●	Up to 5,120,000 shares of common stock that may be issued under our Backstop Commitment, which would terminate unexercised upon completion of this offering in accordance with its terms;

●	1,450,000 shares of common stock issuable to Deerfield upon the exercise of warrants to be issued as part of the Series A Restructuring (as defined below) at an exercise price of $5.50 per share, assuming a public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) and aggregate gross proceeds in this offering of $10.5 million;

●

Shares of common stock that may be delivered to Deerfield at redemption or conversion of the Series B Preferred Stock (as defined below) to be issued as part of the Series A Restructuring assuming aggregate gross proceeds in this offering of $10.5 million; and

●

84,000 shares of common stock  (96,600 shares if the underwriter exercises its overallotment option in full)   issuable upon the exercise of the underwriter’s warrants at an exercise price of $     per share (which is 125% of the offering price per share of common stock in this offering).

Except as otherwise indicated, all information in this prospectus assumes the following:

●	no exercise of the over-allotment option by the underwriter;

● ●

no exercise of the outstanding options and warrants described above, including the underwriter’s warrants;

no redemption or conversion of Series B Preferred Stock issuable in the Series A Preferred Stock Restructuring; and

●	termination of our Backstop Commitment unexercised upon completion of the offering in accordance with its terms.

Series A Preferred Stock Restructuring

On June 9, 2017, we entered into an Exchange Agreement with Deerfield, or the Exchange Agreement, for the exchange of their 29,038 shares of Series A Preferred Stock for shares of common stock, shares of a newly designated Series B preferred stock, par value $0.0001 per share, or Series B Preferred Stock, and warrants to purchase common stock. We refer to this exchange collectively as the Series A Restructuring.

The Series A Restructuring is contingent on, and, subject to the satisfaction or waiver of other closing conditions set forth in the Exchange Agreement, would close concurrently with, the closing of a public offering with aggregate gross proceeds of at least $10.5 million, an unadjusted price per share of at least $1.00 (to be adjusted for the final reverse split ratio) and a reverse split of the common stock at a ratio between 1-for-2 and 1-for-4, among other conditions.

At the completion of the Series A Restructuring, Deerfield would exchange all shares of Series A Preferred Stock for (i) a number of shares of common stock equal to the Common Share Amount (described below), (ii) Series B Preferred Stock with a liquidation preference of $15.25 million and (iii) warrants to purchase a number of shares of common stock equal to the greater of 1,450,000 shares of common stock and 43.3% of the aggregate liquidation preference of the Series B Preferred Stock divided by the public offering price. Concurrently with the completion of the Series A Restructuring, the Series A Preferred Stock would be deemed cancelled. The Common Share Amount is generally defined as the difference between (A) 9.98% of the common stock outstanding immediately prior to the closing (including shares issued and sold in the public offering (including as a result of the exercise of any over-allotment option that closes prior to the Closing) and shares issuable upon the exercise of options held by the Deerfield Board designee and (B) the sum of such options and the aggregate number of shares of common stock purchased by Deerfield and its affiliates in the public offering.

The Exchange Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on June 12, 2017.

Series B Preferred Stock

At the completion of the Series A Restructuring, we would file a certificate of designations for the Series B Preferred Stock, or the Series B Certificate of Designations, with the Delaware Secretary of State and issue Deerfield 15,250 shares of Series B Preferred Stock with an aggregate liquidation preference of $15,250,000. Beginning on October 1, 2018, cumulative dividends accrue with respect to the outstanding shares of Series B Preferred Stock at a rate of 5% per annum of the original issue price. Dividends are payable quarterly in cash beginning on December 31, 2018. Accrued and unpaid dividends bear interest at a default rate of 9% per annum.

The Series B Preferred Stock contains a mandatory redemption feature, requiring us to redeem the Series B Preferred Stock in equal monthly increments over a four year period commencing on July 1, 2020. Such mandatory redemptions may be paid in cash or in shares of common stock, at our option. Our ability to pay in shares of common stock is subject to certain limitations and conditions specified in the Series B Certificate of Designations. If we elect to make a mandatory redemption payment in shares of common stock but do not deliver such shares within a requisite time period, the holders have the option to convert the corresponding number of shares of Series B Preferred Stock (or any lesser number of shares) at an approximate 10% discount to the then-applicable volume-weighted average price, in accordance with the Series B Certificate of Designations. In addition, beginning on the fourth anniversary of the Closing, we would have the right to redeem all of the outstanding Series B Preferred Stock at any time for cash. All issuances of shares of common stock under the Series B Certificate of Designations are subject to a 9.985% beneficial ownership cap applicable to Deerfield.

The liquidation preference of the Series B Preferred Stock must be paid to the holders of such stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series B Preferred Stock) upon a liquidation or change in control transaction. For so long as Series B Preferred Stock is outstanding, holders of two-thirds of the shares of Series B Preferred Stock must approve a change in the number of the Company’s directors (currently five) and the holders of Series B Preferred Stock have the right to nominate and elect one member of the Board. Lawrence S. Atinsky, a partner in Deerfield Management Company, L.P., currently serves as the director designee of the holders of Series A Preferred Stock.

With respect to all other matters on which holders of common stock may vote, the Series B Preferred Stock also have voting rights, voting with the common stock as a single class, with each share of Series B Preferred Stock having the right to five votes, subject to adjustment in proportion to the reverse stock split referenced above.

Furthermore, holders of two-thirds of outstanding shares of Series B Preferred Stock shall have the right to approve certain transactions, including transactions to:

(i)

amend, modify, or repeal any provision of the Series B Certificate of Designations or the Bylaws in a manner that adversely affect the preferences, rights or powers of, or any restrictions provided for the benefit of, the Series B Preferred Stock;

(ii)	issue securities that are senior to or pari passu with the Series B Preferred Stock,
(iii)	incur debt (other than for working capital purposes not in excess of $3.0 million),
(iv)

issue securities that are junior to the Series B Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences,

(v)	pay dividends on or purchase shares of its capital stock (with certain exceptions),
(vi)	change the authorized number of members of the Board to a number other than five, or
(vii)

consummate or consent to any liquidation in which the holders of Series B Preferred Stock do not receive in cash at the closing of any such event or occurrence the Series B liquidation preference for each outstanding share of Series B Preferred Stock.

The form of the Series B Certificate of Designation was attached as Exhibit 99.1 to our Current Report on Form 8-K filed on June 12, 2017.

Deerfield Warrants

The warrants issuable in the Series A Restructuring, or the Deerfield Warrants, would be ten-year warrants with an exercise price at a 10% premium to the public offering price. The exercise price may, at the holder’s option, be paid (i) in cash, (ii) by means of a cashless exercise and (iii) through an exchange of a number of shares of Series B Preferred Stock having an aggregate liquidation preference equal to the aggregate exercise price or portion thereof sought to be satisfied.

Under the terms of the Deerfield Warrants, the holders are entitled to receive such dividends and distributions paid to holders of common stock to the same extent as if the holder had exercised the Deerfield Warrants for common stock and had held such shares of common stock on the record date for such dividends and distributions. The exercise price of the Deerfield Warrants and number of underlying shares of common stock are subject to standard anti-dilution adjustments. In addition, in the case of a takeout major transaction or asset sale (as defined in the Deerfield Warrants), the holders at their option may elect to convert the Deerfield Warrants into the right to receive, at the closing of such transaction, (i) in the case of an asset sale or cash out major transaction (as defined in the Deerfield Warrants), an amount of cash equal to the intrinsic value of the Deerfield Warrants (as specified therein), and (ii) in the case of all other takeout major transactions, the same consideration receivable by holders of common stock in respect of a number of shares of common stock equal to the aggregate number of shares underlying the Deerfield Warrants assuming a cashless exercise. In the case of all other major transactions (as defined in the Deerfield Warrants), the holders have the right to exercise the Deerfield Warrants at any time following the closing of such transaction as a cashless major exercise. Cashless major exercises are cashless exercises in the context of takeout major transaction, and are subject to a cap on the number of shares issuable upon exercise.

Upon the occurrence of an “event of failure” (as defined in the Deerfield Warrant and including a delivery failure), we are subject to damages to the holder for each day that such event of failure exists and is continuing in an amount equal to one percent (1%) of the “applicable product” (as defined in the Deerfield Warrant and representing in the case of the delivery failure the product of the number of exercise shares not delivered and the volume weighted average price of the common stock).

All issuances of shares of common stock under the Deerfield Warrants are subject to a 9.985% beneficial ownership cap applicable to Deerfield.

The form of Deerfield Warrant was attached as Exhibit 99.2 to our Current Report on Form 8-K filed on June 12, 2017.

Registration Rights Agreement

At the completion of the Series A Restructuring, we would enter into a Registration Rights Agreement with Deerfield, or Deerfield Registration Rights Agreement, pursuant to which Deerfield would have certain resale registration rights with respect to the shares of common stock issued and issuable pursuant to the Exchange Agreement, including the common shares, the shares of common stock issuable upon redemption or conversion of the Series B Preferred Stock and the shares of common stock issuable upon exercise of the Deerfield Warrants, as well as any other shares held by Deerfield as of the second trading day prior to the filing of the related registration statement. Under the Registration Rights Agreement, we would be obligated to file a registration statement, use its reasonable best efforts to cause the registration statement to be declared effective within specified time periods set forth in the agreement, as well as take other steps in connection with the registration statement. Failure to do so will subject us to registration default payments for each 30-day period after the date of such failure in an amount equal to 1% of the dollar amount of the unregistered securities required to be registered. The Registration Rights Agreement also contains piggy-back registration rights.

The form of the Deerfield Registration Rights Agreement was attached as Exhibit 99.3 to our Current Report on Form 8-K filed on June 12, 2017.

Series A Preferred Stock

If the aggregate gross proceeds in this offering are less than $10.5 million, or the other closing conditions set forth in the Exchange Agreement have not been satisfied upon the completion of this offering, the Series A Preferred Stock would remain outstanding under its original terms. In that case, if the Board decides to effect the reverse split of its common stock, it will separately seek an amendment to the Certificate of Designation relating to the Series A Preferred Stock to effect a comparable reverse split of the Series A Preferred Stock in order to maintain the proportionate voting rights of the Company’s capital stock, but which will maintain the liquidation preference of the Series A Preferred Stock at its current amount of $29,038,000. Only holders of Series A Preferred Stock will have the right to vote on such amendment to the Certificate of Designation. For a summary of the current terms of the Series A Preferred Stock, see “Description of Securities – Series A Preferred Stock.”

RISK FACTORS

The Company faces many risks. The risks described below may not be the only risks the Company faces. Additional risks not yet known or currently believed to be immaterial may also impair our business. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock could decline. You should consider the following risks, together with all of the other information in this prospectus, before making an investment decision with respect to our securities.

Risks Related to the Company’s Financial Position, Business and Industry

We Have Limited Sources of Working Capital and Our Revenue Base Is Currently Limited to a Single Product Seeking Market Adoption

Working capital required to implement our business plan will most likely continue to be provided by funds obtained through offerings of our equity, debt, debt-linked securities, and/or equity-linked securities, and revenues generated by us. As a result of the assignment of our rights, title and interest in and to our agreement, or the Arthrex Agreement, with Arthrex, Inc., or Arthrex, pursuant to the Plan of Reorganization, the related transfer and assignment of associated intellectual property previously owned by us and licensed under the Arthrex Agreement, as well as rights to collect royalty payments thereunder, we no longer have any rights to the Angel product line. Our revenue base is therefore currently limited to our Aurix product, and our Aurix revenue has been minimal, including for the reasons disclosed under the risk factor titled “The 20% Co-Payment Required under Medicare Rules Currently Presents an Obstacle to Adequate Levels of Patient Enrollment in the CED Protocols.”

If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of, or significantly reduce the scope of, our current business plan; delay some of our development and clinical or marketing efforts; delay our plans to penetrate the market serving Medicare beneficiaries and fulfill the related data gathering requirement as stipulated by the Medicare CED coverage determination; delay the pursuit of commercial insurance reimbursement for our wound treatment technologies; delay any of our other strategic plans; or postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations.

We May Need Substantial Additional Financing and Our Ability to Effect Such Financing Successfully Is Limited

At March 31, 2017, we had cash and cash equivalents of approximately $1.3 million, total current assets of approximately $2.1 million and total current liabilities of approximately $1.5 million.

We need substantial additional capital to fund our operations. To date, we have relied almost exclusively on financing transactions to fund losses from our operations. Absent completion of this offering or access to other capital beyond the Backstop Commitment, if we were unable to meet our planned revenue goals during the second and third quarters of 2017, we would need to begin reducing our operating costs prior to December 31, 2017. The Backstop Commitment is, by its terms, available on or after June 30, 2017 if this offering is not completed, and terminates upon the occurrence of certain events. Any issuance of shares under the Backstop Commitment would occur at an average share price of $0.586, which would likely cause substantial dilution for our existing stockholders. Even assuming successful completion of this offering, if we are unable to increase our revenues significantly or control our costs as effectively as expected, we may be required to curtail portions of our strategic plan or to cease operations.

The Certificate of Designation for our Series A Preferred Stock limits the Company’s ability to (i) issue securities that are senior or pari passu with the Series A Preferred Stock, (ii) incur debt (other than for working capital purposes not in excess of $3.0 million) and (iii) issue securities that are junior to the Series A Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences, in each case without the consent of holders representing at least two-thirds of the outstanding shares Series A Preferred Stock. Our Series A Preferred Stock would be cancelled upon the completion of this offering and the Series A Restructuring described under “Description of Securities – Series A Preferred Stock Restructuring,” and the Series B Preferred Stock would be issued, if aggregate gross proceeds in this offering are at least $10.5 million. The Series B Preferred Stock would have the rights, preferences and other terms set forth in the Series B Certificate of Designations, including the accrual of dividends with respect to the outstanding shares of Series B Preferred Stock at a rate of 5% per annum of the original issue price, payable quarterly in cash beginning on December 31, 2018, and a mandatory redemption feature requiring us to redeem the Series B Preferred Stock in equal monthly increments over a four year period commencing on July 1, 2020, payable in cash or in shares of common stock, at our option, with limitations and conditions to our ability to pay in shares of common stock as specified in the Series B Certificate of Designations. The Series B Preferred Stock would contain the same limitations on our ability to issue securities and incur debt that are described above with respect to the Series A Preferred Stock.

Any equity financings may cause substantial dilution to our stockholders and could involve the issuance of securities with rights senior to the common stock. Any debt financings we undertake may require us to comply with onerous financial covenants and restrict our business operations. Our ability to complete additional financings is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model, of the offering terms, etc. We may not be able to obtain any such additional capital as we need to finance our efforts, through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, any such financing, if at all obtained, may not be adequate to meet our capital needs and to support our operations.

If adequate capital cannot be obtained on a timely basis and on satisfactory terms, it would have a material adverse effect on our ability to implement our business plan, and our revenues and operations and the value of our common stock and common stock equivalents would be materially negatively impacted and we may be forced to curtail or cease our operations.

The 20% Co-Payment Required under Medicare Rules Currently Presents an Obstacle to Adequate Levels of Patient Enrollment in the CED Protocols

Under standard Medicare payment rules, Medicare beneficiaries are responsible for a 20% Part B co-payment with respect to the cost of their Aurix treatment.   Providers generally collect this 20% co-payment from the patient or their secondary insurer and are reluctant to waive this co-payment due to financial concerns and because waivers of co-payments that are not properly substantiated may violate federal laws, including the federal anti-kickback statute, and result in penalties for improper beneficiary inducements.  However, without such waivers, patients who are not otherwise insured and/or who are financially ill-equipped to make the co-payment are often unlikely to participate in the Aurix CED program.   Based on data collected thus far under the Company's CED program, patient enrollment in the CED protocols in the initial Restorix hospital outpatient wound care center sites has been negatively impacted by this situation.  As a result, the Company, in conjunction with a hospital participating in the Company's CED trials, has petitioned the Office of Inspector General of DHHS for an advisory opinion that a waiver of such 20% co-payment by the provider would not violate these federal laws.  The Company is aware of other requests to OIG for waiver of 20% co-pay requirements in studies including those specifically applicable to CED programs which have been favorably considered.  However, the outcome of this petition remains uncertain.  If the petition is denied, then Medicare beneficiaries without supplementary secondary insurance may continue to be reluctant to enroll in the CED trials for the reasons stated above. This, in turn, would prevent the Company from completing the CED protocols in a timely manner, and result in lower revenues than projected in an applicable forecast period and a more rapid depletion of available cash resources than expected.  In addition, if the petition is denied, the Company would have to reconsider its strategy for patient enrollment in the CED protocols. If the petition is granted and an advisory opinion is issued, although healthcare providers other than the hospital that submitted the petition would generally be expected to derive comfort from such grant, as a technical matter, an advisory opinion only binds the parties that request it.

We Have a History of Losses and Expect to Incur Losses for the Foreseeable Future and it is Uncertain Whether Past Losses Will Yield Any Tax Benefits to Us

We have a history of losses, are not currently profitable, and expect to incur losses and negative operating cash flows in the future. We may never generate sufficient revenues to achieve and maintain profitability. We will continue to incur expenses at current or increased levels as we seek to expand our operations, pursue development of our technologies, work to increase our sales, implement internal systems and infrastructure, and hire additional personnel. These ongoing financial losses may adversely affect our stock price.

In addition, it is uncertain whether we will be able to use any of our pre-bankruptcy net operating losses as an income tax benefit for periods after the Effective Date (we may not be able to use them, for example, if our reorganization and corresponding issuance of common stock is deemed to be an ownership change as defined in Section 382 of the Internal Revenue Code), nor can we provide assurances that such net operating losses will not result in income tax penalties.

We Have a Short Operating History and Limited Operating Experience

We have only in the past few years been implementing our commercialization strategy for Aurix. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers for Aurix, may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as decreased demand for our products and services, downward pricing trends, regulatory requirements and unanticipated market pressures. Since emerging from bankruptcy and continuing through today, we are focused on an intermediate term business model that emphasizes maintaining and addressing third-party reimbursement rates, and executing on the Restorix collaboration in order to complete the CED protocol enrollment requirements while giving consideration to developing a longer term sales and marketing program and assessing opportunities for strategic partnerships. Our current business model may not be able to accomplish our stated goals.

 As a Result of Our Emergence from Bankruptcy and the Application of Fresh Start Accounting, Our Financial Statements Subsequent to May 5, 2016 Are Not Comparable in Many Respects to Our Financial Statements Prior to May 5, 2016

Following the consummation of the Plan of Reorganization, our financial condition and results of operations from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in our historical financial statements due to the Company’s application of fresh start accounting to time periods beginning on or after May 5, 2016. Fresh-start accounting requires us to adjust the assets and liabilities contained in our financial statements immediately prior to our emergence from bankruptcy protection to their estimated fair values using the acquisition method of accounting. These adjustments are material and will affect our prospective results of operations. As a result, this will make it difficult to assess our performance in relation to prior periods.

As a Result of the Transfer of Our Intellectual Property Rights in the Angel Product Line Pursuant to the Plan of Reorganization, Our Focus Post-Reorganization is on the Successful Execution and Completion of the Clinical Data Registry Protocols of Aurix Under the CMS CED Program and We May Not be Successful with Such Execution and Completion, or With Our Overall Sales and Marketing Strategy for Aurix

As a result of the assignment of our rights, title and interest in and to the Arthrex Agreement pursuant to the Plan of Reorganization, the related transfer and assignment of associated intellectual property previously owned by us and licensed under the Arthrex Agreement, as well as rights to collect royalty payments thereunder, we no longer hold any rights with respect to the Angel product line. Our corporate and strategic focus is now on the successful execution and completion of the clinical data registry protocols of Aurix under the CED program of CMS. Only upon the successful conclusion of those data collection efforts and the submission of the resulting data to CMS can broad access and expanded commercial reimbursement of Aurix be achieved. And even if we are successful with these data collection efforts and submitting the resulting data to CMS, we can provide no assurances that broad access and commercial reimbursement of Aurix will in fact be achieved.

Following the 2012 NCD determination by CMS permitting coverage of Aurix under its CED program, we have been focusing our efforts to address the Medicare beneficiary population at wound care facility sites that have traditionally not been available to us due to the previously standing non-coverage determination by CMS. The Company’s efforts in these sales channels may not be successful, and even if successful, they may not yield sufficient sales and profits to realize the Company’s goals and conform to its plans. If and to the extent CMS makes significant changes to its previously issued approval determinations or the currently approved protocols are not enrolled in a timely manner, our sales and marketing strategy may be adversely affected.

The Successful Continued Commercialization of Our Aurix System and of Any Future Product Candidates Will Depend on Obtaining Reimbursement from Third-Party Payors

In the U.S., the market for any pharmaceutical or biologic product is affected by the availability of reimbursement from third party payors, such as government health administration authorities, private health insurers, health maintenance organizations and pharmacy benefit management companies. If we cannot demonstrate favorable outcomes or a cost-benefit relationship, we may have difficulty obtaining adequate coverage or reimbursement for our products from these payors. Third-party payors may also deny coverage for any of our products if they determine that the product is experimental, unnecessary or inappropriate. Coverage and reimbursement are often determining factors in predicting a product’s success, with some physicians and patients strongly favoring only those products for which they will be reimbursed.

The Aurix System is marketed to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payors such as Medicare, Medicaid, and other private insurers. We may not be successful with our reimbursement strategy, including, without limitation, obtaining additional necessary CMS or other regulatory approvals. For example, CMS may determine that the evidence collected under CED is not sufficient to provide unrestricted Medicare coverage for the Aurix System and autologous Platelet Rich Plasma, or PRP, which, in turn, could have a material adverse effect on our financial condition and results of operations. If it is determined that a new randomized, controlled trial is necessary, it could cause us to incur significant incremental costs and take multiple years to complete. We would almost certainly need to obtain additional, outside financing to fund such a trial. In any case, we may never be successful in securing unrestricted Medicare coverage for our products. Failure to secure final long term Medicare coverage could negatively affect reimbursement by commercial insurance providers as they often use the existence of Medicare coverage as a significant determinant in their commercial coverage decisions.

 A 2012 NCD from CMS reversed an existing twenty year non-coverage decision for autologous blood derived products used in wound care; this NCD allows for Medicare coverage under the CED program. The most significant near term growth opportunity for Aurix are the clinical trials being conducted under this CED program. CMS previously advised us that payment levels for reimbursement claims with respect to Aurix would be reviewed annually and subject to change. Any decision by CMS to decrease payment rates for reimbursement claims will negatively impact the Company's economic value proposition for Aurix in the market for advanced wound care therapies, and could have material adverse effects on the Company’s financial position and results of operations. For example, CMS could decide to place Aurix at a different payment classification level (it is currently placed at Ambulatory Payment Classification, or APC, 5054 (Level 4 Skin Procedures)), could decide that the geometric mean cost of the services underlying Aurix is no longer comparable to the geometric mean cost of APC 5054, or could otherwise determine that the national average reimbursement rate for Aurix treatments should be lower than the current $1,427 per treatment. The national average reimbursement rate for calendar years 2017 and 2016 is significantly higher than it was in calendar years 2015 or 2014 ($430 and $411, respectively). In addition, as described in the risk factor titled "The 20% Co-Payment Required under Medicare Rules Currently Presents an Obstacle to Adequate Levels of Patient Enrollment in the CED Protocols", the 2012 NCD does not apply to the 20% co-payment required under Medicare rules.

Should we seek to expand our commercialization internationally, we would be subject to international regulations, where the pricing of prescription pharmaceutical products and services and the level of government reimbursement may be subject to governmental control. In some countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct one or more clinical trials that compare the cost effectiveness of our product candidates or products to other available therapies. Conducting one or more of these clinical trials would be expensive and result in delays in commercialization of our products.

Managing and reducing healthcare costs has become a major priority of federal and state governments in the U.S. As a result of healthcare reform efforts, we might become subject to future regulations or other cost-control initiatives that materially restrict the price we can receive for our products. Third-party payors may also limit access and reimbursement for newly approved healthcare products generally or limit the indications for which they will reimburse providers or suppliers who use any products that we may develop. Cost control initiatives could decrease the price for products that we may develop, which would result in lower product revenues to us.

The Success of Our Current and Future Products Is Dependent on Acceptance by the Medical Community, Including Satisfactory Completion of the CED Programs

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective.  With respect to Aurix, it will also depend on our success with implementing the CED program.  The Company's primary growth opportunities in the United States in the near to intermediate term include the treatment of chronic wounds with Aurix in the Medicare population under an NCD when registry data is collected under CMS' CED program.  However, implementation of CED programs in general has been slow.  The cost and complexity required to implement CED programs, including with respect to documentation requirements, as well as the unfamiliarity of many health care providers with CED, may significantly affect the willingness of health care providers to adopt or use Aurix.   This in turn could prevent the Company from increasing its revenues and could lead to a more rapid depletion of available cash resources than expected.  See the Risk Factor titled "We Have Limited Sources of Working Capital and Our Revenue Base Is Currently Limited to a Single Product Seeking Market Adoption."

Based on guidance from the CMS Coverage and Analysis Group (CAG), a CED cycle is considered complete when CMS completes a reconsideration of the existing National Coverage Determination and removes the requirement for study participation as a condition of coverage. The request for reconsideration would typically follow the same nine-month timetable as other NCD requests. We currently estimate that the three protocols can reach full enrollment during 2018 with each protocol reaching complete enrollment independently and the diabetic foot protocol likely completing enrollment first, although we can provide no assurances to this effect. Each protocol also includes the option for Nuo to perform an interim analysis based on 50% enrollment with a view towards earlier submission of study data for publication and subsequent submission to CAG for consideration.

Upon successful completion of the CED program, if supported by the health outcomes data generated, CMS may expand Medicare reimbursement for treatment of chronic non-healing wounds with Aurix as an autologous platelet-rich plasma product. By contrast, if the data generated show no substantial improvement in health outcomes for patients using Aurix therapy, CMS may determine not to provide unrestricted coverage for the Aurix System.

Furthermore, the willingness of the medical community to accept or evaluate our products and processes may be impacted by our ability to cause such information to be included in peer-reviewed literature. We may not have the resources necessary to cause such information to be included in peer-reviewed literature. If the medical community and patients do not ultimately accept the therapies as safe and effective, or we are unable to raise awareness of our products and processes, our ability to sell the products may be materially and adversely affected, and the results of our operations may be adversely affected.

Our Collaboration with Restorix, Which Imposes Certain Limitations on Us, May Not Be Successful

To advance the commercialization of Aurix for the treatment of chronic wound care in the U.S., we have initiated a collaboration with Restorix Health, Inc., or Restorix, a leading wound care management company operating approximately 125 outpatient wound care facilities generally as a part of a broader hospital facility. The CED data registry protocols require the collection of wound healing data including Quality of Life metrics for a study population of approximately 2,200 total patients across three prospective clinical research studies. The Restorix collaboration is intended to efficiently and effectively enroll these wound care patients in a coordinated manner. Under the corresponding Collaboration Agreement, we agreed to provide Restorix with certain limited geographic exclusivity benefits over a defined period of time for the usage of the Aurix System in up to 30 of the wound care clinics with which Restorix has a management contract, in exchange for Restorix making minimum commitments of patients enrolled in the three clinical research studies primarily consisting of patient data collection necessary to maintain exclusivity under the Collaboration Agreement. See “Business – Our Business – The Aurix System” for additional detail on the terms of the Collaboration Agreement with Restorix.

We may be unsuccessful in implementing the Collaboration Agreement. For example, as with all collaborations, we are dependent upon the success of the collaborator in performing its responsibilities and its continued cooperation and engagement. We cannot control the amount and timing of the resources that Restorix will devote to performing its obligations under the Collaboration Agreement. As a result, the enrollment of wound care patients in the clinical research studies may be delayed, which would negatively affect our revenues and cash flows.

In addition, the Collaboration Agreement with Restorix places limitations on our ability to partner with other companies. Subject to the satisfaction of certain conditions, during the initial two year term of the Collaboration Agreement (which term will expire in March 2018): (i) Restorix will have site specific geographic exclusivity for usage of Aurix in connection with treatment of patients in the three protocols within a 30 mile radius of each Restorix partner hospital, and (ii) other than with respect to existing CED sites, the Company will not provide corporate exclusivity with any other wound management company operating in excess of 19 wound care facilities for any similar arrangement.

We Rely on a Single Supplier for the Reagent Used for Aurix and an Interruption in Our Supply Chain Could Have a Material Adverse Effect on Our Business

A reagent used for our Aurix product, bovine thrombin (Thrombin JMI), is available exclusively through Pfizer. Pfizer may unilaterally raise the prices for the reagent. If a temporary or permanent interruption in the supply of the reagent were to occur, or the manufacturing costs charged by Pfizer exceed what we can reasonably afford, it would have a material adverse effect on our business.

Adverse Conditions in the Global Economy and Disruption of Financial Markets May Significantly Restrict Our Ability to Generate Revenues or Obtain Debt or Equity Financing

The global economy continues to experience volatility and uncertainty. Such conditions could reduce demand for our products which would significantly jeopardize our ability to achieve meaningful market penetration for Aurix. These conditions could also affect our current and potential strategic partners, which, in turn, could make it much more difficult to execute a strategic collaboration, and therefore significantly jeopardize our ability to fully develop and commercialize our products and product candidates. Global credit and capital markets continue to be relatively challenging. We may be unable to obtain capital through issuance of our equity and/or equity-linked securities, which have been a significant source of funding for us throughout our history. If we are unable to secure funding through strategic collaborations, equity investments, or debt financing, we may not be able to achieve profitability, or fund our research and development, which may result in a cessation of our operations.

Business credit and liquidity have tightened in much of the world. Continuing geopolitical instability and volatility and disruption of financial markets could limit our customers’ ability to obtain adequate financing or credit to purchase and pay for our products in a timely manner, or to maintain operations, and result in a decrease in sales volume. General concerns about the fundamental soundness of domestic and international economies may also cause customers to reduce purchases. Changes in governmental banking, monetary and fiscal policies to restore liquidity and increase credit availability may not be effective. Economic conditions and market turbulence may also impact our suppliers’ ability to supply sufficient quantities of product components in a timely manner, which could impair our ability to fulfill sales orders. It is difficult to determine the extent of the economic and financial market problems and the many ways in which they may affect our suppliers, customers, investors, and business in general. Continuation or further deterioration of these financial and macroeconomic conditions could significantly harm sales, profitability and results of operations.

Our Intellectual Property Assets Are Critical to Our Success

We regard our patents, trademarks, trade secrets and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property. The currently marketed Aurix System is covered by patents that expire in 2019. We attempt to prevent disclosure of our trade secrets by restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and may be necessary in the future in order to protect our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We can provide no assurance that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products. Furthermore, the unauthorized use of our patented technology by otherwise potential customers in our target markets may significantly undermine our ability to generate sales. Any infringement or challenge to our patents or other misappropriation of our intellectual property assets could have a material adverse effect on our ability to increase sales of our commercial products and/or continue the development of our pipeline candidates.

 Our Products Are Subject to Governmental Regulation

Our success is also impacted by factors outside of our control. Our current technology and products are subject to extensive regulation by numerous governmental authorities in the U.S., both federal and state, and in foreign countries by various regulatory agencies. Specifically, our devices and bio-pharmaceutical products are subject to regulation by the U.S. Food and Drug Administration, or FDA, and state regulatory agencies. The FDA regulates drugs, medical devices, and biologics that move in interstate commerce and requires that such products receive clearance or pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where our products are used could materially and adversely affect our ability to sell products in those states. The FDA will require us to obtain clearance or approval of new or modified devices when used for treating specific wounds or marketed with specific wound-healing claims, or for other products under development.

We believe all our products for sale are legally marketed. As we expand and offer and/or develop additional products in the U.S. and in foreign countries, clearance or approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required. We provide no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition.

Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively affect demand for our products and services.

We Must Comply With the Physician Payment Sunshine Act

We are required to comply with the United States Physician Payment Sunshine Act, which requires certain manufacturers of drugs, medical devices, biologicals and medical supplies that participate in U.S. federal healthcare programs to report certain payments and items of value given to physicians and teaching hospitals. Manufacturers are required to report this information annually to CMS. The period between August 1, 2013 and December 31, 2013 was the first reporting period for which manufacturers were required to report aggregate payment data to CMS by March 31, 2014. Manufacturers are required to report aggregate payment data to CMS by the 90th day of each subsequent calendar year. We cannot assure you that we will collect and report all data timely and accurately. If we fail to accurately and timely report this information, we could suffer severe penalties. While we timely filed our required report under the Sunshine Act for 2014, 2015, and 2016, we did not timely file our required report for the initial period, and our failure to do so could subject us to certain fines and penalties as set forth below.

Any applicable manufacturer that fails to timely, accurately, or completely report the information required in accordance with the rules of the Sunshine Act is subject to a civil monetary penalty of not less than $1,000, but not more than $10,000, for each payment or other transfer of value or ownership or investment interest not reported timely, accurately or completely (up to $150,000). For “knowing” failures to report, the penalties increase to not less than $10,000, but not more than $100,000, for each such failure (up to $1,000,000). The amount of civil monetary penalties imposed on each applicable manufacturer or applicable group purchasing organization is aggregated separately. Subject to separate aggregate totals, the maximum combined annual total is $1,150,000.

Several of the U.S. states have parallel reporting laws, sometimes accompanied with “gift bans” prohibiting manufacturers from making gifts or other remunerations to prescribers. Massachusetts and Vermont are two such states. There are various penalties associated with noncompliance with the state laws, as well.

Clinical Trials May Fail to Demonstrate the Safety or Efficacy of Our Product Candidates

Our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. For example, we discontinued further funding of the ALD-401 development program following results that demonstrated that observed improvements in the primary endpoint of the trial were not clinically or statistically significant. Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the U.S. or foreign regulatory agencies. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the regulatory officials could reach different conclusions in assessing such data, which could delay, limit or prevent regulatory approval. In addition, the U.S. regulatory authorities, or we, may suspend or terminate clinical trials at any time. Any failure or delay in completing clinical trials for product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent it from raising necessary, additional financing that may be needed in the future.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA, or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

●	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

●

clinical trials of our product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs that we expect to be promising;

●

the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, or participants may drop out of these clinical trials at a higher rate than we anticipate;

●	our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

●	we might have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

●	regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

●	the cost of clinical trials of our product candidates may be greater than we anticipate;

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we may be subject to a more complex regulatory process, since stem cell-based therapies are relatively new and regulatory agencies have less experience with them than with traditional pharmaceutical products;

●	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate; and

●	our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators to halt or terminate the trials.

A Disruption in Healthcare Provider Networks Could Have an Adverse Effect on Operations and Profitability

Our operations and future profitability are dependent, in large part, upon the ability to contract with healthcare providers on favorable terms. In any particular service area, healthcare providers could refuse to contract with us or take other actions that could result in higher healthcare costs, or create difficulties in meeting our regulatory requirements. In some service areas, certain healthcare providers may have a significant market presence. If healthcare providers refuse to contract with us, use their market position to negotiate unfavorable contracts or place us at a competitive disadvantage, our ability to market services or to be profitable in those service areas could be adversely affected. Provider networks could also be disrupted by the financial insolvency of a large healthcare provider group. Any disruption in provider networks could adversely impact our business, results of operations and financial condition.

Liquidity Problems or Bankruptcy of our Key Customers or Collaborators Could Have a Significant Adverse Effect on our Business, Financial Condition and Results of Operations

Our sales to customers are typically made on credit without collateral. There is a risk that key customers will not pay, or that payment may be delayed, because of bankruptcy, contraction of credit availability to such customers, weak sales or other factors beyond our control, which could increase our exposure to losses from bad debts. In addition, if our key customers were to cease doing business as a result of bankruptcy or significantly reduce their orders from us, it could have a significant adverse effect on our business, financial condition, and results of operations. In addition, if our collaborators face liquidity problems or file for bankruptcy, they may choose to divert resources away from their continued cooperation and engagement with us or otherwise choose or be forced to reduce operations, which could also have a significant adverse effect on our business, financial condition, and results of operation.

We May Be Unable to Attract a Strategic Partner for the Further Development of Product Candidates

Even if positive clinical data is eventually achieved in any future clinical trials, we may not be able to enter into strategic partnerships, out-licensing, or other similar arrangements that we may consider necessary or appropriate to commercialize product candidates successfully, or even have the resources necessary to seek such arrangements. Furthermore, even if such a strategic relationship regarding any of our products or product candidates is reached, development milestones, clinical data, or other such benchmarks may not be achieved. Therefore, our products and product candidates may never proceed toward commercialization or drive cash infusions for us, and we may ultimately not be able to monetize the patents, existing clinical data, and other intellectual property.

Our Efforts to Secure Commercial Partners May Not Be Successful

From time to time, we engage in discussions with larger companies regarding potential strategic partnerships involving the broad commercialization of Aurix. The resources and expertise of such a partner would greatly facilitate the capture of market share within the wound care market, but would require that the economic benefits of such a broad penetration would be shared with said partner. We may not be successful in securing such a partner. Furthermore, even if a partner is secured, the partnership may not attain the market penetration contemplated, and the profits ultimately realized by us, if any, may not be sufficient to allow us to execute our business strategy.

We May Use Third-Party Collaborators and Service Providers to Help Us Support, Develop or Commercialize Our Product Candidates, and Our Ability to Commercialize Such Candidates May Be Impaired or Delayed if such Collaborations or Engagements Are Unsuccessful

We do presently and may in the future selectively pursue strategic collaborations or engagements for, among other purposes, development, data collection, analysis, and/or commercialization of our product candidates, domestically or otherwise, such as our arrangements with Restorix, Rohto and Boyalife. There can be no assurance as to our ability to utilize the data from such engagements to their potential. Nor can there be any assurance, in general, that we will be able to identify future suitable collaborators or negotiate collaboration agreements on terms that are acceptable to us or at all. In any current or future third-party collaborations, we are and would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation and engagement. For a variety of reasons outside of our control, our collaborators or third-party providers may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development and commercialization of our product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also result in product development delays, decreased revenues and litigation expenses.

We May Be Unable to Attract and Retain Key Personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but may not be able to successfully retain all of them, or be successful in recruiting additional personnel as needed, particularly in light of the fact that we have had several reductions in force over the past years. Our inability to retain existing or add new personnel will materially and adversely affect the business prospects, operating results and financial condition of the Company. Our ability to maintain and provide additional services to our customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in regenerative biological therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies with greater access to resources. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new key personnel impractical.

In addition, we have maintained a small financial and accounting staff, and our reporting obligations as a public company, as well as our need to comply with the requirements of the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC will continue to place significant demands on our financial and accounting staff.  As we grow, we will need to add additional financial and accounting staff in order to fulfill our reporting responsibilities and to support expected growth in our business. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals or to satisfy our reporting and other obligations as a public company.

Legislative and Administrative Action May Have an Adverse Effect on Our Company

Political, economic and regulatory influences are subjecting the health care industry in the U.S. to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems, and possibly adopt legislation affecting further changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for hospitals and managed care organizations. Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above. With growing pressures on government budgets due to the current economic downturn, government efforts to contain or reduce health care spending in some way or another are likely to continue. While members of the current administration and of the Republican majority in Congress have expressed a strong desire to repeal and/or replace the Patient Protection and Affordable Care Act, colloquially called Obamacare, the scope and timing of any such repeal and/or replacement is highly uncertain. If enacted and implemented, any measures to restrict health care spending could result in decreased revenue from our products and decrease potential returns from our research and development initiatives. Furthermore, we may not be able to successfully neutralize any lobbying efforts against any initiatives we may have with governmental agencies. In addition to legislative initiatives, we may be subject to changes in current regulations and policies affecting coverage and reimbursement for our products. Administrative agencies such as the Centers for Medicare and Medicaid Services have broad discretion to adopt or modify polices through rulemaking, and adoption of rules that curtail access to our products or limit reimbursement could have a material adverse effect on the adoption of our products by health care providers, which would have a material adverse effect on our business.

We Could Be Affected by Malpractice or Product Liability Claims

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use our products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. There is no assurance that claims, suits or complaints relating to the use of our products, and treatment administered by physicians, will not be asserted against us in the future. The production, marketing and sale, and use of our products entails risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Such liability could materially and adversely affect our business, prospects, operating results and financial condition. We currently maintain professional and product liability insurance coverage, but the coverage limits of this insurance may not be adequate to protect against all potential claims. We may not be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

Our Products Have Existing Competition in the Marketplace and We May Not Be Able to Compete Effectively.

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors. The chronic wound market has many therapies that compete with Aurix that have established habitual use patterns and provider contracts to encourage standardized use.  Furthermore, other companies have developed or are developing products that could be in direct future competition with our current product line. Biotechnology development projects are characterized by intense competition. Thus, we may not be the first to the market with any newly developed products and we may not successfully be able to market these products. If we are not able to participate and compete in the regenerative biological therapy market, our financial condition will be materially and adversely affected. We may not be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products than we do. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

If We Determine That Our Intangible Assets Have Become Impaired in the Future, Our Total Assets and Earnings Could Be Adversely Affected.

Goodwill represents the purchase price of acquisitions in excess of the amounts assigned to acquired tangible or intangible assets and assumed liabilities. Goodwill and indefinite lived intangible assets are not amortized but rather are evaluated for impairment annually or more frequently, if indicators of impairment exist. Finite lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the impairment evaluations for goodwill and intangible assets indicate the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to that excess.

In conjunction with the assignment of the Angel asset to Deerfield, our emergence from bankruptcy and the application of fresh start accounting as of the Effective Date, the remaining Angel-related intangible assets were written off in the second quarter of 2016. Upon the application of fresh start accounting, Aurix intangible assets were recorded at fair value as of the Effective Date, and included intangible assets such as trademarks, technology, clinician relationships, and goodwill.

We Have Only Limited Experience Manufacturing Product Candidates. We May Not Be Able to Manufacture Product Candidates in Compliance With Evolving Regulatory Standards or in Quantities Sufficient for Commercial Sale.

Components of therapeutic products approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP as required by the FDA. Manufacturers of cell-based product candidates also must comply with the FDA’s current good tissue practices, or cGTP. In addition, we may be required to modify our manufacturing process from time-to-time for our product candidates in response to FDA requests if we, in fact, reinitiate cell processing and manufacturing activities in the future. Manufacture of live cellular-based products is complex and subjects us to significant regulatory burdens that may change over time. Regulatory agencies such as the FDA regularly inspect our manufacturing facilities as well as those of our third-party suppliers, and may issue FDA Forms 483 “Inspectional Observations” in connection with those inspections from time to time.  If the FDA’s inspections uncover significant violations of the Food, Drug, and Cosmetic Act and/or related acts, and the violations are not appropriately remedied within the time periods requested by the FDA, the FDA may take regulatory action against us, including the imposition of civil or criminal monetary sanctions or penalties, product recalls or seizure, injunctions, total or partial suspension of production and/or distribution, and suspension or withdrawal of regulatory approvals.

We may encounter difficulties in the production of our product candidates due to our limited manufacturing capabilities. We have only limited manufacturing experience with previous product candidates, and we currently do not have sufficient manufacturing capacity to support commercialization. These difficulties could reduce sales of our products, if they are approved for marketing, increase our costs or cause production delays, any of which could damage our reputation and hurt our profitability.

If we successfully obtain marketing approval for any product candidates, we may not be able to efficiently produce sufficient quantities of these products to meet potential commercial demand. We expect that we would need to significantly expand our manufacturing capabilities to meet potential demand for these products. Such expansion would require additional regulatory approvals. We may also encounter difficulties in the commercial-scale manufacture of our product candidates. Improving the speed and efficiency of our manufacturing process and the cell sorters and other instruments we use will be key to our success. However, we may not be able to develop process enhancements on a timely basis, on commercially reasonable terms, or at all. If we fail to develop these improvements, we could face significantly higher capital expenditures than we anticipate, increased facility and personnel costs and other increased operating expenses. We may need to demonstrate that our product candidates manufactured using any new processes or instruments are comparable to our product candidates used in clinical trials. Depending on the type and degree of differences, we may be required to conduct additional studies or clinical trials to demonstrate comparability.

In addition, some changes in our manufacturing processes or procedures, including a change in the location where a product candidate is manufactured, generally require prior FDA or foreign regulatory authority review and approval for determining our compliance with cGMP and cGTP. We may need to conduct additional preclinical studies and clinical trials to support approval of any such changes. Furthermore, this review process could be costly and time-consuming and could delay or prevent the commercialization of our product candidates.

If Our Patent Position Does Not Adequately Protect Our Product Candidates or Any Future Products, Others Could Compete Against Us More Directly, Which Would Harm Our Business

Our success depends, in large part, on our ability to obtain and maintain patent protection for our product candidates. Issued patents may be challenged by third parties, resulting in patents being deemed invalid, unenforceable or narrowed in scope, or a third party may circumvent any such issued patents. The patent position of biotechnology companies is generally highly uncertain, involves complex legal and factual questions and has been the subject of much litigation and recent court decisions introducing uncertainty in the strength of patents owned by biotechnology companies. The legal systems of some foreign countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the U.S. Therefore, any patents that we own or license may not provide sufficient protection against competitors.

The claims of the issued patents that are licensed to us, and the claims of any patents which may issue in the future and be owned by or licensed to us, may not confer on us significant commercial protection against competing products. Also, our pending patent applications may not issue, and we may not receive any additional patents. Our patents might not contain claims that are sufficiently broad to prevent others from utilizing our technologies. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property. To the extent a competitor can develop similar products using a different chemistry, our patents may not prevent others from directly competing with us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our product candidates can be commercialized, a patent having claims that encompass one or more product candidates may expire or remain in force for only a short period following commercialization of the product candidates, thereby reducing any advantages of the patent. For instance, three of our U.S. patents relating to our technology will expire in 2019. To the extent our product candidates based on that technology are not commercialized significantly ahead of this date, or to the extent we have no other patent protection on such product candidates, those product candidates would not be protected by patents beyond 2019 and we would then rely solely on other forms of exclusivity, such as regulatory exclusivity provided by the Federal Food, Drug and Cosmetic Act, which may provide less protection of our competitive position. Similar considerations apply in any other country where we are prosecuting patents, have been issued patents, or have licensed patents or patent applications relating to our technology.

If We Are Unable to Protect the Confidentiality of Our Proprietary Information and Know-how, Our Competitive Position Would be Impaired

A significant amount of our technology, especially regarding manufacturing processes, is unpatented and is maintained by us as trade secrets. The background technologies used in the development of our product candidates are known in the scientific community, and it is possible to duplicate the methods we use to create our product candidates. In an effort to protect these trade secrets, we require our employees, consultants and contractors to execute confidentiality agreements with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. A breach of confidentiality could affect our competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. The disclosure of our trade secrets would impair our competitive position.

 If We Infringe, or Are Alleged to Infringe, Intellectual Property Rights of Third Parties, Our Business Could be Harmed

Our research, development and commercialization activities, including any product candidates resulting from these activities, may infringe, or be claimed to infringe, patents or other proprietary rights owned by third parties, and to which we do not hold licenses or other rights. There may be patent applications owned by third parties that have been filed but not published that, when issued, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages.

Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. We have not conducted an exhaustive search or analysis of third-party patent rights to determine whether our research, development or commercialization activities, including any product candidates resulting from these activities, may infringe or be alleged to infringe any third-party patent rights. As a result of intellectual property infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third party. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the licensee would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property.

Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also affect our potential collaborators to the extent we have any collaborations then in place, which would also affect the success of the collaboration and therefore us. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including inter partes review and/or interference proceedings declared by the U. S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our product candidates and technology.

Our Business May Be Adversely Impacted by Cyber-Security Attacks

Disruption in our computer systems could adversely affect our business. We rely on computer systems to process transactions, communicate with customers, manage our business, and process and maintain information. We have measures in places to monitor and protect our computer systems, but these measures might not be sufficient protection from unpredicted events. Cyber-security attacks are evolving and disruptions can be caused by a variety of events, such as viruses, malicious malware, attempts to gain unauthorized access to data or other types of cyber-security attacks. Such events could produce disruptions that result in an unexpected delay in operations, loss of confidential or otherwise protected information, corruption of data, and expenses related to the repair or replacement of our computer systems. Compromising and/or loss of information could result in loss of sales or legal or regulatory claims which could adversely affect our revenues and profits or damage our reputation.

Any Product for Which We Obtain Marketing Approval Will Be Subject to Extensive Ongoing Regulatory Requirements, and We May Be Subject to Penalties if We Fail to Comply with Regulatory Requirements or if We Experience Unanticipated Problems with Our Products, When and if Any of Them Are Approved

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising, and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP and cGTP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents, requirements relating to product labeling, advertising and promotion, and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to additional limitations on the indicated uses for which the product may be marketed or to other conditions of approval. In addition, approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Discovery after approval of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in actions such as:

●	restrictions on such products’ manufacturing processes;

●	restrictions on the marketing of a product;

●	restrictions on product distribution;

●	requirements to conduct post-marketing clinical trials;

●	warning letters;

●	withdrawal of the products from the market;

●	refusal to approve pending applications or supplements to approved applications that we submit;

●	recall of products;

●	fines, restitution or disgorgement of profits or revenue;

●	suspension or withdrawal of regulatory approvals;

●	refusal to permit the import or export of our products;

●	product seizure;

●	injunctions; or

●	imposition of civil or criminal penalties.

Failure to Obtain Regulatory Approval in International Jurisdictions Would Prevent Us from Marketing Products Abroad

We may in the future seek to market some of our product candidates outside the U.S. In order to market our product candidates in the European Union and many other jurisdictions, we must submit clinical data concerning our product candidates and obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval from foreign regulators may be longer than the time required to obtain FDA approval. The regulatory approval process outside the U.S. may include all of the risks associated with obtaining FDA approval. In addition, in many countries outside the U.S., it is required that the product candidate be approved for reimbursement before it can be approved for sale in that country. In some cases this may include approval of the price we intend to charge for our product, if approved. We may not obtain approvals from regulatory authorities outside the U.S. on a timely basis, or at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the U.S. does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA, but a failure or delay in obtaining regulatory approval in one country may negatively affect the regulatory process in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize any products in any market and therefore may not be able to generate sufficient revenues to support our business.

Risks Related to the Common Stock

Our Common Stock is Currently Quoted on an Over-the-Counter Market, Which Affects the Liquidity of Our Common Stock.

Quotation of the common stock commenced on OTCQB on January 20, 2017 under the trading symbol “AURX” and was moved to OTCQX as of March 16, 2017. On March 6, 2017, the shares of common stock became eligible for Deposit/Withdrawal At Custodian, or DWAC, distribution through The Depository Trust Company, or DTC. DWAC transfer allows brokers and custodial banks to make electronic book-entry deposits and withdrawals of shares of common stock into and out of their DTC book-entry accounts using a “Fast Automated Securities Transfer”, or FAST, service.  As of the date of initial filing of the registration statement of which this prospectus is a part, trading in our common stock has been very limited and we cannot make any assurances that the trading volume will increase, or, if and when it increases, that it will be sustained at any level.  Over-the-counter markets are generally considered to be less efficient than, and not as broad as, a stock exchange.

Our share price could decrease as a result of this limited liquidity or otherwise, and our share price is likely to be highly volatile.  Specifically, stockholders may have difficulties reselling significant numbers of shares of common stock at any particular time, and may not be able to resell their shares of common stock at or above the price paid for such shares.  As a result, stockholders may be required to hold shares of common stock for an indefinite period of time.  In addition, sales of substantial amounts of common stock could lower the prevailing market price of our common stock.

Furthermore, our ability to raise additional capital may be impaired because of the less liquid nature of the over-the-counter markets. We may not be able to complete an equity financing on acceptable terms, or at all. In that context, investors should consider that not having the common stock listed on a national securities exchange makes us ineligible to use shorter and less costly filings, such as Form S-3, to register our securities for sale. While we may use Form S-1 to register a sale of our stock to raise capital or complete acquisitions, doing so would cause us to incur higher transaction costs and adversely impact our ability to raise capital or complete acquisitions of other companies in a timely manner.  In addition, if we are able to complete equity financings, the dilution from any equity financing while our shares are quoted on an over-the-counter market could be greater than if we were to complete a financing while our common stock were listed on a national securities exchange.

In recent years the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our common stock. These broad market fluctuations may reduce the demand for our stock and therefore adversely affect the price of our securities, regardless of operating performance. See also “- U.S. Broker-Dealers May Be Discouraged from Effecting Transactions in Shares of our common stock.”

Finally, if we cease to qualify for quotation on OTCQB or OTCQX, our common stock may be forced to trade on the “pink sheets,” and the market for resale of our common stock would be extremely limited. In that case, holders of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock may decline as a result.

We may be Unable to Meet Nasdaq’s Initial and/or Continuing Listing Requirements

Although we have applied for listing of our common stock on Nasdaq Capital Market, we can provide no assurances that we will be successful in such listing. Even if we meet the stock price listing requirement on Nasdaq as a result of our proposed reverse split, in order to list our shares of common stock on Nasdaq, we would have to meet additional requirements, including particularly the requirement of a $15 million market capitalization, which we may or may not be able to meet. It is furthermore possible that, even if we will meet all applicable Nasdaq requirements for an initial listing, we may not be able to continue to satisfy the additional criteria for continued listing of our common Stock on Nasdaq. To continue to have our common stock eligible for continued listing on Nasdaq, we would also need to satisfy additional criteria under at least one of the three standards. Under Equity Standard Listing Rules, these criteria require that:

●	the bid price for shares of our Common Stock be at least $1 per share;

●	we have stockholders’ equity of at least $10 million;

●

our public float consist of at least 750,000 shares with a market value of at least $5 million (public float is defined under Nasdaq’s rules as the shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares);

●	there be at least 400 stockholders;

●	there be at least two market makers for our Common Stock; and

●	we comply with certain corporate governance requirements.

We cannot assure you that we will be successful in continuing to meet all requisite continued listing criteria.  If we are unable to do so, our stock would continue to be quoted on OTCQX.

Our Proposed Reverse Split May Have Anti-Takeover and other Adverse Effects

The effect of the proposed reverse stock split on the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that prices for shares of our common stock after the reverse split will be 2.5 times the prices for shares of our common stock immediately prior to the reverse split. The market price of our common stock may also be affected by other factors which may be unrelated to the reverse split or the number of shares outstanding.

Furthermore, even if the market price of our common stock does rise following the reverse split, we cannot assure you that the market price of our common stock immediately after the proposed reverse split will be maintained for any period of time. Even if an increased per-share price can be maintained, the reverse split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the reverse split negatively, we cannot assure you that the reverse split will not adversely impact the market price of our common stock. Accordingly, our total market capitalization after the reverse split may be lower than the market capitalization before the reverse split.

The reverse split will also result in a relative increase in the number of authorized but unissued shares of our capital stock (i.e., common stock and preferred stock) vis-à-vis the outstanding shares of our capital stock and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board. An increase in the relative number of authorized number of shares of capital stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. An increase in our outstanding shares could potentially deter takeovers, including takeovers that our Board has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the reverse split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, the Board is not aware of any attempt to take control of our business and the Board has not considered the reverse split to be tool to be utilized as a type of anti-takeover device.

Assuming the Aggregate Gross Proceeds from this Offering Remain Below $10.5 Million, the Rights of the Holders of our Common Stock and the Value of our Common Stock Would Continue to Be Affected by the Liquidation Preference and Other Terms of our Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designation with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock. On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield in accordance with the Plan of Reorganization.

The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction.

In addition, the rights of our holders of common stock with respect to their common stock are limited by and subject to the terms of the Series A Preferred Stock with respect to dividends, voting rights, election of directors, and the right to approve certain material transactions, among other things.

For so long as Series A Preferred Stock is outstanding, holders of two-thirds of the shares of Series A Preferred Stock must approve a change in the number of our directors (currently five) and the holders of Series A Preferred Stock have the right to nominate and elect one member of our Board of Directors and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment. Under the Certificate of Designation for our Series A Preferred Stock, for so long as the Backstop Commitment remains in effect (the Backstop Commitment would terminate unexercised upon completion of this offering), a majority of the members of the standing backstop committee of the Board of Directors may approve a drawdown under the Backstop Commitment. Lawrence S. Atinsky serves as the director designee of the holders of Series A Preferred Stock, which are all currently affiliates of Deerfield Management Company, L.P., of which Mr. Atinsky is a Partner.

With respect to all other matters on which holders of common stock may vote, the Series A Preferred Stock also have voting rights, voting with the common stock as a single class, with each share of Series A Preferred Stock having the right to five votes, currently representing approximately one percent (1%) of the voting rights of the capital stock of the Company.

Furthermore, holders of two-thirds of our outstanding shares of Series A Preferred Stock have the right to approve certain transactions, including transactions to:

●

amend, modify, or repeal any provision of the Certificate of Designation for our Series A Preferred Stock or the Bylaws in a manner that adversely affect the preferences, rights or powers of, or any restrictions provided for the benefit of, the Series A Preferred Stock,

●	issue securities that are senior to or pari passu with the Series A Preferred Stock,

●	incur debt (other than for working capital purposes not in excess of $3.0 million),

●

issue securities that are junior to the Series A Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences,

●	pay dividends on or purchase shares of its capital stock (with certain exceptions),

●	change the authorized number of members of its Board of Directors to a number other than five, or

●

consummate or consent to any liquidation in which the holders of Series A Preferred Stock do not receive in cash at the closing of any such event or occurrence the Series A liquidation preference for each outstanding share of Series A Preferred Stock.

Assuming the Aggregate Gross Proceeds from this Offering is at least $10.5 Million, the Rights of the Holders of our Common Stock and the Value of our Common Stock Would Be Affected by the Liquidation Preference and Other Terms of our Series B Preferred Stock

Upon the completion of the Series A Restructuring described under “Description of Securities – Series A Preferred Stock Restructuring,” the Series B Preferred Stock would be issued with the rights, preferences and other terms set forth in the Series B Certificate of Designations.

The Series B Preferred Stock would carry an aggregate liquidation preference of $15,250,000, which would be required to be paid to holders of such Series B Preferred Stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series B Preferred Stock) upon a liquidation or change in control transaction.

In addition, the rights of our holders of common stock with respect to their common stock would be limited by and subject to the terms of the Series B Preferred Stock with respect to dividends, voting rights, election of directors, and the right to approve certain material transactions, among other things.

For so long as any Series B Preferred Stock would be outstanding, holders of two-thirds of the shares of Series B Preferred Stock would have to approve a change in the number of our directors (currently five) and the holders of Series B Preferred Stock would have the right to nominate and elect one member of our Board of Directors.

With respect to all other matters on which holders of common stock may vote, the Series B Preferred Stock would also have voting rights, voting with the common stock as a single class, with each share of Series B Preferred Stock having the right to five votes.

Furthermore, holders of two-thirds of our outstanding shares of Series B Preferred Stock would have the right to approve certain transactions, including transactions to:

●

amend, modify, or repeal any provision of the Series B Certificate of Designations or the Bylaws in a manner that adversely affect the preferences, rights or powers of, or any restrictions provided for the benefit of, the Series B Preferred Stock,

●	issue securities that are senior to or pari passu with the Series B Preferred Stock,

●	incur debt (other than for working capital purposes not in excess of $3.0 million),

●

issue securities that are junior to the Series B Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences,

●	pay dividends on or purchase shares of its capital stock (with certain exceptions),

●	change the authorized number of members of its Board of Directors to a number other than five, or

●

consummate or consent to any liquidation in which the holders of Series B Preferred Stock do not receive in cash at the closing of any such event or occurrence the Series B liquidation preference for each outstanding share of Series B Preferred Stock.

If It Is Determined That We Were Required to File a Consent Solicitation Statement on Schedule 14A In Connection With the Approval of our 2016 Omnibus Incentive Compensation Plan, We Could Be Subject to Penalties, Fines or Damages.

On November 23, 2016, we filed an Information Statement on Schedule 14C with the SEC to inform the Company’s stockholders that a written consent had been executed by stockholders holding a majority of the shares of voting stock of the Company, which approved the Company’s 2016 Omnibus Incentive Compensation Plan, as amended. The stockholders that signed the written consent were officers and directors of the Company and a small number of stockholders that participated in the private placement effected in connection with our Plan of Reorganization. Although we provided the Information Statement to the limited number of stockholders from whom we solicited consents at the time of such solicitation, we did not file a Consent Solicitation Statement on Schedule 14A. If it is determined that such filing was required under Regulation 14A, we could be subject to penalties, fines or damages.

As Long As We Are Not Listed on an Exchange or Nasdaq, U.S. Broker-Dealers May Be Discouraged from Effecting Transactions in Shares of our Common Stock

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving our shares of common stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share, subject to certain exclusions. As long as we are not listed on a securities exchange or Nasdaq, our shares of common stock constitute “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers in connection with effecting transactions in “penny stocks” may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares and impede their sale in the secondary market.

A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth, excluding the value of the primary residence, in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared in accordance with SEC standards relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Furthermore, transfers of our common stock may require broker-dealers to submit notice filings and pay fees in certain states, which may discourage broker-dealers from effecting transactions in our common stock.

You should also be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses.

We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “AURX.” Although we believe we will satisfy Nasdaq Capital Market listing requirements immediately prior to the date of this prospectus, no assurance can be given that such listing will in fact be achieved.

Our Officers, Directors and Principal Stockholders Can Exert Significant Influence Over Us and May Make Decisions That Are Not in the Best Interests of All Stockholders

As of May 31, 2017, our officers and directors beneficially owned approximately 23.4% of our shares of common stock, while principal stockholders Charles E. Sheedy and Boyalife Investment Fund I, Inc. together beneficially owned an additional approximately 65.0% of our shares of common stock. For these purposes, beneficial ownership was calculated to include all shares of common stock issuable upon the exercise of options or warrants exercisable as of the date above, or exercisable within 60 days after such date. In addition, the holders of Series A Preferred Stock have the right to nominate and elect one member of our Board of Directors and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment. The Series A Preferred Stock have voting rights, voting with the common stock as a single class, with each share of Series A Preferred Stock having the right to five votes, currently representing approximately one percent (1%) of the voting rights of the capital stock of the Company, and the holders of Series A Preferred Stock have the right to approve certain transactions and incurrences of debt.

As a result, our officers, directors, principal holders of common stock and holders of Series A Preferred Stock are able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock and our Series A Preferred Stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock, if and when it commences trading. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider. The Series A Preferred Stock would be cancelled upon the completion of the Series A Restructuring described under “Description of Securities – Series A Preferred Stock Restructuring” if aggregate gross proceeds in this offering are at least $10.5 million, but the holders of the Series B Preferred Stock to be issued in the restructuring would have the same voting and approval rights described above.

Transactions Engaged in by Our Largest Stockholders, Our Directors or Officers Involving Our Common Stock May Have an Adverse Effect on the Price of Our Common Stock

Sales of our common stock by our officers, directors and principal stockholders could have the effect of lowering our stock price. In connection with the Recapitalization Transaction, we agreed to file a registration statement covering the resale of securities issued in that transaction. In addition, we agreed to file a registration statement in connection with certain securities to be issued at completion of the Series A Restructuring. The perceived risk associated with the possible sale of a large number of shares of common stock by those stockholders could cause some of our stockholders to sell their stock, thus causing the price of our common stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of common stock by our largest stockholders, directors or officers could cause other institutions or individuals to engage in short sales of our common stock, which may further cause the price of our stock to decline.

From time to time our largest stockholders, directors and executive officers may sell shares of our common stock on the open market. These sales will be publicly disclosed in filings made with the SEC. In the future, our largest stockholders, directors and executive officers may sell a significant number of shares for a variety of reasons unrelated to the performance of our business. Our stockholders may perceive these sales as a reflection on management’s view of the business, which may result in some stockholders selling their shares of our common stock. These sales could cause the price of our stock to drop.

Volatility of Our Stock Price Could Adversely Affect Current and Future Stockholders

The market price of our common stock is likely to fluctuate widely in response to various factors which are beyond our control. The price of our common stock is not necessarily indicative of our operating performance or long-term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Factors that could cause the market price to fluctuate substantially include, among others:

●	our ability or inability to execute our business plan;

●	the dilutive effect or perceived dilutive effect of additional equity financings;

●	investor perception of our company and of the industry;

●	the success of competitive products or technologies;

●	regulatory developments in the U.S. or overseas;

●	developments or disputes concerning patents or other proprietary rights;

●	the recruitment or departure of key personnel; or

●	general economic, political and market conditions.

The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility could be worse if the trading volume of our common stock is low.

Drawdowns Under the Backstop Commitment Will Likely, and the Exercise of Warrants or Options, or Conversion or Redemption of the Series B Preferred Stock May, Cause Substantial Dilution to Our Existing Stockholders

In connection with the Recapitalization Transaction, a significant majority of the selling stockholders executed Backstop Commitments to purchase up to 5,120,000 additional shares of common stock for an aggregate purchase price of up to $3,000,000. For so long as the Backstop Commitment remains in effect, a majority of the members of the standing backstop committee of the Board of Directors may approve a drawdown under the Backstop Commitment. Because shares under the Backstop Commitment are issuable for an average price of $0.586 per share, it is likely that any drawdown would cause substantial dilution to our existing stockholders and affect the market price of the common stock. The Backstop Commitment will terminate at completion of this offering.

In the Recapitalization Transaction, we issued warrants, or 2016 Warrants, to purchase 2,472,000 shares of common stock to certain of the selling stockholders. The 2016 Warrants terminate on May 5, 2021 and are exercisable at prices ranging from $1.25 per share to $2.50 per share. The exercise of these warrants may cause substantial dilution to our existing stockholders and affect the market price of the common stock.

In addition, our Board of Directors has granted options to purchase shares of common stock to certain of our employees and directors under our 2016 Omnibus Incentive Compensation Plan, as amended and restated, or the Omnibus Plan, of which 496,334 remain outstanding as of the date of the initial filing of the registration statement of which this prospectus is a part. The exercise of these options may also cause dilution to our existing stockholders and affect the market price of the common stock.

At the completion of the Series A Restructuring, we would file a certificate of designations for the Series B Preferred Stock, or the Series B Certificate of Designations, with the Delaware Secretary of State and issue Deerfield 15,250 shares of Series B Preferred Stock with an aggregate liquidation preference of $15,250,000. The Series B Preferred Stock contain a mandatory redemption feature, requiring us to redeem the Series B Preferred Stock in equal monthly increments over a four year period commencing on July 1, 2020. Such mandatory redemptions may be paid in cash or in shares of common stock, at our option. Our ability to pay in shares of common stock is subject to a number of limitations and conditions specified in the Series B Certificate of Designations. If we elect to make a mandatory redemption payment in shares of common stock but do not deliver such shares within a requisite time period, the holders have the option to convert the corresponding number of shares of Series B Preferred Stock (or any lesser number of shares) at an approximate 10% discount to the then-applicable volume-weighted average price, in accordance with the Series B Certificate of Designations. All issuances of shares of common stock under the Series B Certificate of Designations are subject to a 9.985% beneficial ownership cap applicable to Deerfield. Redemptions for shares of common stock or conversions of the Series B Preferred Stock may cause substantial dilution to our existing stockholders and affect the market price of the common stock.

The Deerfield Warrants issuable in the Series A Restructuring would be ten-year warrants with an exercise price at a 10% premium to the public offering price. The exercise price may, at the holder’s option, be paid (i) in cash, (ii) by means of a cashless exercise and (iii) through an exchange of a number of shares of Series B Preferred Stock having an aggregate liquidation preference equal to the aggregate exercise price or portion thereof sought to be satisfied. The exercise of these warrants may cause substantial dilution to our existing stockholders and affect the market price of the common stock.

We May Likely Issue Additional Equity or Debt Securities Which Will Likely Dilute and May Materially and Adversely Affect the Price of Our Common Stock

Additional issuances of our common stock or other equity or convertible debt securities will likely dilute the ownership interests of our stockholders. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales may occur, could negatively affect the market price of our common stock. We have used, and will likely continue to use, our common stock or securities convertible into or exchangeable for common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity and/or equity-linked securities are issued, particularly during times when our common stock is trading at relatively low price levels, the price of our common stock may be materially and adversely affected.

We are Subject to Anti-Takeover Provisions and Laws

Provisions in our restated certificate of incorporation and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus (including the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “the facts suggest,” “will,” “will be,” “will continue,” “will likely result,” “could,” “may” and words of similar import. These statements reflect the Company’s current view of future events and are subject to certain risks and uncertainties as noted in this prospectus and in other reports filed by us with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. These risks and uncertainties include, among others, the following:

●	our limited sources of working capital;
●	our need for substantial additional financing and our ability to obtain that financing, whether equity or debt, in the post-bankruptcy environment;
●	our history of losses and future expectations;
●	our limited operating experience;
●	the acceptance of the Aurix CED program by the medical community;
●

whether our petition to the Office of Inspector General, or OIG, of the Department of Health and Human Services, or DHHS, to waive Medicare patients’ 20% co-payment with repsect to the Aurix CED program will be granted;

●	our and Restorix Health, Inc.’s, or Restorix’, successful implementation of our Collaboration Agreement;
●

whether the CMS will continue to consider their treatment of the geometric mean cost of the services underlying the Aurix System, or Aurix, to be comparable to the geometric mean cost of APC 5054 in the future;

●	our ability to maintain classification of Aurix as APC 5054;
●

whether CMS will continue to maintain a national average reimbursement rate of $1,427 per Aurix treatment, and, more generally, our ability to continue to be reimbursed at a profitable national average rate per application in the future;

●	uncertainties surrounding the price at which our common stock will continue trading on the OTCQX market, and the trading volume or liquidity of our common stock;
●	our reliance on several single source suppliers and our ability to source raw materials at affordable costs;
●	our ability to protect our intellectual property;
●	our compliance with governmental regulations;
●	the success of our clinical study protocols under our CED program;
●	our ability to contract with healthcare providers;
●	our ability to successfully sell and market the Aurix System;
●	the acceptance of our products by the medical community;
●	our ability to attract and retain key personnel; and
●	our ability to successfully pursue strategic collaborations to help develop, support or commercialize our products.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could differ materially from those anticipated in these forward-looking statements.

In addition to the risks identified under the heading “Risk Factors” in this prospectus and the other filings referenced above, other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business, or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Finally, we can offer no assurances that we have correctly estimated the resources necessary to execute under our existing customer agreements and seek partners, co-developers or acquirers for our regenerative therapies post-reorganization. If a larger workforce or one with a different skillset is ultimately required to implement our post-reorganization strategy successfully, or if we inaccurately estimated the cash and cash equivalents necessary to finance our operations, or if we are unable to identify additional sources of capital if necessary to continue our operations, our business, results of operations, financial condition and cash flows may be materially and adversely affected.

The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release any revisions to its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the common stock that we are offering will be approximately $9.35 million (or approximately $10.8 million if the underwriter exercises its over-allotment option to purchase additional shares in full), based on the assumed public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $5.00 per share would increase (decrease) the net proceeds to us from this offering by $1.95 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 500,000 shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $2.3 million, assuming that the public offering price stays the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, to create an active public market for our common stock and to facilitate our future access to the public equity markets. We currently intend to use the net proceeds we receive from this offering for working capital and general corporate purposes, primarily to execute and complete the CMS CED protocols. These purposes may also include sales and marketing activities, product development and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses. However, we have no present commitments or agreements to enter into any acquisitions or investments. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and/or guaranteed obligations of the U.S. government. Upon the completion of this offering, out Backstop Commitment would terminate unexercised, and we would owe the investors who executed Backstop Commitments an aggregate termination fee of $250,000, which we expect to pay from the net proceeds of this offering.

The amounts and timing of our actual expenditure, including expenditure related to sales and marketing and product development will depend on numerous factors, including the status of our product development efforts, our sales and marketing activities, expansion internationally, the amount of cash generated or used by our operations, competitive pressures and other factors described under “Risk Factors” in this prospectus. We therefore cannot estimate the amount of net proceeds to be used for the purposes described above. As a result, we may find it necessary or advisable to use the net proceeds for other purposes. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

The Certificate of Designation for our Series A Preferred Stock limits the Company’s ability to pay dividends on or purchase shares of its capital stock without the consent of holders representing at least two-thirds of the outstanding shares of Series A Preferred Stock. The Certificate of Designation for our Series A Preferred Stock would be cancelled upon the completion of the Series A Restructuring described below under “Description of Securities – Series A Preferred Stock Restructuring” if aggregate gross proceeds in this offering are at least $10.5 million, but the Series B Certificate of Designations would impose the same restriction on the Company.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2017 on:

●	an actual basis (without giving effect to the proposed 1 for 2.5 reverse stock split of our common stock);

●

a pro forma basis to reflect the proposed 1 for 2.5 reverse stock split of our common stock and the issuance of 2,100,000 shares of our common stock in this offering at an assumed public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), assuming the underwriters do not exercise their over-allotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us; and

●

a pro forma as adjusted basis to give further effect to (i) the issuance of 591,467 shares of common stock, assuming a public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) and the purchase of no shares of common stock by Deerfield and its affiliates in this offering, (ii) the cancellation of the Series A Preferred Stock, and (iii) the issuance of 15,250 shares of Series B Preferred Stock accounted for as preferred stock liability, net of unamortized discount, all assuming aggregate gross proceeds in this offering of at least $10.5 million, pursuant to the terms of the Exchange Agreement more fully described below under “Description of Securities – Series A Preferred Stock Restructuring.”

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	Actual	Pro Forma	Pro Forma As Adjusted (1)
Cash and cash equivalents	$1,337,759	$10,687,759	$10,520,259

Series B preferred stock liability, net of unamortized discount	$-	$-	$5,025,268

Stockholders’ equity:
Preferred stock, $0.0001 par value per share (1,000,000 shares authorized, 29,038 issued and outstanding, actual; 1,000,000 shares authorized, 29,038 issued and outstanding, pro forma; 1,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted)	$3	$3	$-
Common stock, $0.0001 par value per share (31,500,000 shares authorized, 9,927,112 shares issued and outstanding, actual; 31,500,000 shares authorized, 6,070,845 shares issued and outstanding, pro forma; 31,500,000 shares authorized, 6,662,312 shares issued and outstanding, pro forma as adjusted)	993	806	865
Additional paid-in capital	18,196,466	27,546,653	28,069,917
Accumulated deficit	(7,388,227)	(7,388,227)	(13,104,314)
Total stockholders’ equity	$10,809,235	$20,159,235	$14,966,467
Total capitalization	$10,809,235	$20,159,235	$19,991,735

(1) Pro forma as adjusted reflects the excess of the fair value of the new securities issued in the Series A Restructuring (the Series B Preferred Stock, common stock and Deerfield Warrants) over the carrying value of the existing Series A Preferred Stock, which is recognized as a dividend charge of approximately $5.7 million upon completion of the Series A Restructuring.

The number of shares in the table above excludes (in each case, giving effect to the proposed 1-for-2.5 reverse stock split of our common stock):

●	490,334 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2017, at an exercise price of $2.55 per share;

●

145,666 unallocated shares of common stock reserved for future issuance as of March 31, 2017 under our 2016 Omnibus Incentive Compensation Plan, as amended, as more fully described in “Market Price of Common Stock and Related Stockholder Matters - Securities Authorized for Issuance under Equity Incentive Plans”;

●

2,472,000 shares of common stock issuable under the exercise of warrants outstanding as of March 31, 2017, at a weighted average exercise price of $1.55 per share (not including the underwriter’s warrants);

●	Up to 5,120,000 shares of common stock that may be issued under our Backstop Commitment, which would terminate unexercised upon completion of this offering in accordance with its terms;

●

1,450,000 shares of common stock issuable to Deerfield upon the exercise of warrants to be issued as part of the Series A Restructuring at an exercise price of $5.50 per share, assuming a public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) and aggregate gross proceeds in this offering of at least $10.5 million;

●

Shares of common stock that may be delivered to Deerfield at redemption or conversion of the Series B Preferred Stock (as defined below) to be issued as part of the Series A Restructuring assuming aggregate gross proceeds in this offering of at least $10.5 million; and

●

84,000 shares of common stock (96,600 shares if the underwriter exercises its overallotment option in full) issuable upon the exercise of the underwriter’s warrants at an exercise price of $     per share (which is 125% of the offering price per share of common stock in this offering).

DILUTION

If you invest in our common stock in this offering, your ownership interest will immediately be diluted to the extent of the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

As of March 31, 2017, our historical net tangible book value was approximately $1.1 million, or $0.11 per share of our common stock, without giving effect to the proposed 1-for 2.5 reverse stock split (and $0.28 per share of our common stock, upon the proposed 1-for-2.5 reverse stock split). Historical net tangible book value per share represents the amount of our total tangible assets less our total liabilities and preferred stock, divided by the number of shares of our common stock outstanding as of March 31, 2017.

After giving effect to our proposed 1-for-2.5 reverse stock split and the sale of 2,100,000 shares of common stock in this offering at an assumed public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2017 would have been approximately $10.45 million, or approximately $1.72 per share of our common stock. After giving further effect to the issuance of 591,467 shares of common stock to Deerfield pursuant to the terms of the Exchange Agreement more fully described below under “Description of Securities – Series A Preferred Stock Restructuring,” assuming a public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), aggregate gross proceeds in this offering of at least $10.5 million, and the purchase of no shares of common stock by Deerfield and its affiliates in this offering, our pro forma as adjusted net tangible book value as of March 31, 2017 would have been approximately $5.3 million, or approximately $0.79 per share of our common stock (as the excess of the fair value of the new securities (Series B Preferred Stock, common stock and Deerfield Warrants) issued over the carrying value of the existing Series A Preferred Stock is recognized as a dividend charge of approximately $5.7 million to equity). This represents an immediate increase in net tangible book value of $0.51 per share to existing stockholders and an immediate dilution in net tangible book value of $4.21 per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates this dilution:

Assumed public offering price per share	$5.00
Historical net tangible book value per share as of March 31, 2017 after giving effect to the reverse split	$0.28
Increase in net tangible book value per share to existing stockholders attributable to this offering and the Series A Restructuring	$0.51
Pro forma as adjusted net tangible book value per share as of March 31, 2017 after giving effect to this offering and the Series A Restructuring	$0.79
Dilution in net tangible book value per share to new investors in this offering	$4.21

A $1.00 increase in the assumed public offering price of $5.00 per share would increase the pro forma as adjusted net tangible book value by approximately $1.9 million, or approximately $0.29 per share and the dilution to new investors by $0.71 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase of 500,000 shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value by approximately $2.35 million, or approximately $0.27 per share, assuming that the public offering price, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If we decrease the number of shares we are offering, assuming that the public offering price, as set forth on the cover page of this prospectus, remains the same, we will not meet the conditions for closing of the Series A Restructuring.

If the underwriter exercises its over-allotment option to purchase additional shares of our common stock in full in this offering, the pro forma as adjusted net tangible book value after the offering would be $0.97 per share, the increase in net tangible book value per share to existing stockholders would be $0.18, assuming a public offering price of $5.00 per share.

The following table summarizes, on the pro forma as adjusted basis described above, as of March 31, 2017, the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at an assumed offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) before deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming no value is attributed to the shares of common stock issuable to Deerfield in the Series A Restructuring in exchange for a portion of their Series A Preferred Stock:

	Shares purchased		Total consideration (1)		Average price per
	Number	Percent	Amount	Percent	Share
	(in millions)
Existing investors	3,970,845	65.4%	$9,927,112	48.6%	$2.50
New investors	2,100,000	34.6%	$10,500,000	51.4%	$5.00
Total	6,070,845	100.0%	$20,427,112	100.0%	$3.37

(1)

For purposes of this calculation, existing stockholders who received common stock in exchange for Old Common Stock under the Plan of Reorganization, or who received common stock in the issuance on June 20, 2016 of 65,000 shares to satisfy administrative claims are deemed to have paid $2.50 per share for their common stock. $2.50 is the price per share paid by investors in our Recapitalization Financing completed on May 5, 2016 (assuming no value is attributed to the related warrants or Backstop Commitment), upon giving effect to the proposed 1-for-2.5 reverse stock split.

In addition, if the underwriter exercises its over-allotment option to purchase additional shares of our common stock in full, the percentage of shares of common stock held by existing stockholders will decrease to approximately 62.2% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to 2,415,000, or approximately 37.8% of the total number of shares of our common stock outstanding after this offering.

The discussion and tables above exclude (in each case unless otherwise specified, upon giving effect to the proposed reverse split):

●	490,334 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2017, at an exercise price of $2.55 per share;

●

145,666 unallocated shares of common stock reserved for future issuance as of March 31, 2017 under our 2016 Omnibus Incentive Compensation Plan, as amended, as more fully described in “Market Price of Common Stock and Related Stockholder Matters - Securities Authorized for Issuance under Equity Incentive Plans”;

●

2,472,000 shares of common stock issuable under the exercise of warrants outstanding as of March 31, 2017, at a weighted average exercise price of $1.55 per share (not including the underwriter’s warrants);

●	Up to 5,120,000 shares of common stock that may be issued under our Backstop Commitment, which would terminate unexercised upon completion of this offering in accordance with its terms;

●

1,450,000 shares of common stock issuable to Deerfield upon the exercise of warrants to be issued as part of the Series A Restructuring upon the completion of this offering at an exercise price of $5.50 per share, assuming a public offering price of $5.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus) and aggregate gross proceeds in this offering of at least $10.5 million;

●

Shares of common stock that may be delivered to Deerfield at redemption or conversion of the Series B Preferred Stock (as defined below) to be issued as part of the Series A Restructuring upon the completion of this offering assuming aggregate gross proceeds in this offering of at least $10.5 million; and

●

84,000 shares of common stock   (96,600 shares if the underwriter exercises its overallotment option in full)  issuable upon the exercise of the underwriter’s warrants at an exercise price of $     per share (which is 125% of the offering price per share of common stock in this offering).

To the extent that any of the outstanding options or warrants to purchase shares of our common stock are exercised, new investors may experience further dilution. In addition, we may issue additional shares of common stock, other equity securities or convertible debt securities in the future, which may cause further dilution to new investors in this offering.

MARKET PRICE OF COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information

During the fiscal year ended December 31, 2015, shares of Old Common Stock were quoted for trading on the OTC Markets Group’s OTCQX marketplace (the “OTCQX”) under the symbol “NUOT.”  After we filed our petition for bankruptcy in January 2016, our Old Common Stock was quoted on OTC Pink under the symbol “NUOTQ.” Pursuant to the Plan of Reorganization, all outstanding shares of Old Common Stock were cancelled as of May 5, 2016.

Quotation of our shares of common stock on the OTCQB commenced on January 20, 2017 under the symbol “AURX,” however, trading has been nominal. On March 6, 2017, our shares obtained eligibility for Deposit/Withdrawal At Custodian, or DWAC, distribution through The Depository Trust Company, or DTC. DWAC transfer allows brokers and custodial banks to make electronic book-entry deposits and withdrawals of shares of common stock into and out of their DTC book-entry accounts using a “Fast Automated Securities Transfer” service.  On March 16, 2017, quotation of our shares of common stock was moved to OTCQX.

We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “AURX.” Although we believe we will satisfy Nasdaq Capital Market listing requirements immediately prior to the date of this prospectus, no assurance can be given that such listing will in fact be achieved.

The following table sets forth, for the periods indicated, the high and low closing prices for our Old Common Stock as determined from quotations on the OTC Markets (through March 28, 2016) and the high and low closing prices for our common stock as determined from quotations on the OTC Markets (beginning January 20, 2017), in each case upon giving effect to the proposed 1-for-2.5 reverse stock split. The quotations reflect inter-dealer prices, without retail markup, markdown, or commissions, and may not represent actual transactions.

Quarter Ended	High	Low
June 30, 2017 (through June 16, 2017)	$4.88	$1.25
March 31, 2017	$5.00	$5.00
December 31, 2016	$-	$-
September 30, 2016	$-	$-
June 30, 2016	$-	$-
March 31, 2016 (through March 28, 2016)	$0.15	$0.03
December 31, 2015	$0.65	$0.10
September 30, 2015	$0.55	$0.10
June 30, 2015	$0.73	$0.48
March 31, 2015	$0.88	$0.55

On June 16, 2017, the closing price for our common stock, as quoted on the OTCQX, was $0.60 per share. We expect to effect a 1-for-2.5 reverse stock split of our outstanding common stock immediately prior to the completion of this offering. Unless otherwise specified, the share and per share information in this prospectus with respect to our common stock (including the price range set forth on the front cover page of this prospectus, but not including amounts in the financial statements) gives effect to the proposed reverse stock split.

Holders

There were approximately 805 holders of record of our common stock as of June 14, 2017.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Prior to the proposed reverse split and any Nasdaq listing, our stock is a “penny stock.” Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the SEC shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

Securities Authorized for Issuance under Equity Incentive Plans

We believe that the making of awards under equity compensation plans promotes the success and enhances our value by providing the awardee with an incentive for outstanding performance. Our equity compensation plan is further intended to provide flexibility to us in our ability to motivate, attract, and retain the services of personnel upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent.

2016 Omnibus Incentive Compensation Plan

At the recommendation of the Compensation Committee, on July 1, 2016, the Board of Directors approved the Company’s 2016 Omnibus Incentive Compensation Plan (as amended as described below, the “Omnibus Plan”), subject to adoption by the Company’s stockholders.  The Omnibus Plan permits the following types of awards to grantees:

●	stock options (including non-qualified options and incentive stock options);
●	stock appreciation rights;
●	restricted stock;
●	performance units;
●	performance shares;
●	deferred stock;
●	restricted stock units;
●	dividend equivalents;
●	bonus shares;
●	cash incentive awards; and
●	other stock-based awards.

Awards may be granted to any employee or potential employee (including any officer or potential officer), consultant or director of the Company or an affiliate of the Company. Incentive stock options may only be granted to an employee (including an officer) of the Company or a subsidiary of the Company.  The maximum number of shares of common stock that can be issued under the Plan is initially 600,000 shares.  On August 4, 2016, the Board amended the Omnibus Plan to include an evergreen provision, intended to increase the maximum number of shares issuable under the Omnibus Plan on the first day of each fiscal year (starting on January 1, 2017) by an amount equal to six percent (6%) of the shares reserved as of the last day of the preceding fiscal year, provided that the aggregate number of all such increases may not exceed 400,000 shares.

On July 1, 2016, the Board approved the award of options to purchase 140,000 shares of the common stock to Mr. Jorden under the Omnibus Plan, with such award subject to the adoption of the Omnibus Plan by the Company’s stockholders.  The terms of Mr. Jordan’s options are set forth in footnote (4) to the Summary Compensation Table, and are incorporated herein by reference.

On July 1, 2016, the Board furthermore approved an award of options to purchase 70,000 shares of common stock to Dr. Clausen under the Omnibus Plan, with such award subject to the adoption of the Omnibus Plan by the Company’s stockholders. The terms of Dr. Clausen’s options are set forth in footnote (9) to the Summary Compensation Table, and are incorporated herein by reference.

On July 1, 2016, at the recommendation of the Compensation Committee, the Board furthermore approved the award of options to purchase an aggregate of 64,000 shares of common stock to the Company’s four non-employee directors, in each case subject to adoption of the Omnibus Plan by the Company’s stockholders and subject to vesting conditions. The options granted to the non-employee directors vested immediately with respect to 6,000 shares and vested on January 1, 2017 with respect to the additional 10,000 shares.

On July 1, August 4, and November 10, 2016, the Board approved option awards to purchase an aggregate of 274,000 shares of common stock to non-executive employees of the Company, subject to adoption of the Omnibus Plan by the stockholders, of which options to purchase 66,667 shares have been forfeited.

All options granted on July 1, August 4 and November 10, 2016 were granted at an exercise price of $2.50 per share of common stock. The Omnibus Plan was adopted by the Company’s stockholders and became effective on January 9, 2017.

On March 23 and April 3, 2017, the Board approved option awards to purchase an additional 15,000 shares of common stock to non-executive employees of the Company at an exercise price of $5.00 per share of common stock, the most recent closing price on OTCQX as of the grant date.

The following table sets forth information on our Omnibus Plan as of December 31, 2016.

Equity Compensation Plan Information as of December 31, 2016

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	548,000	$2.50	94,000	(1)
Equity compensation plans not approved by security holders	—	$—	—
Total	548,000	$2.50	94,000	(1)

(1)

Under the Omnibus Plan’s evergreen provision, the maximum number of shares issuable under the Omnibus Plan on the first day of each fiscal year (starting on January 1, 2017) is increased by an amount equal to six percent (6%) of the shares reserved as of the last day of the preceding fiscal year, provided that the aggregate number of all such increases may not exceed 400,000 shares.

As of December 31, 2016, no shares of common stock had been issued upon exercise of options granted pursuant to the Omnibus Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. The discussion in this section regarding the Company’s business and operations includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. See “Special Note Regarding Forward-Looking Statements” following “Risk Factors” in this prospectus. The following should be read in conjunction with the audited financial statements and the notes thereto included elsewhere herein. Certain numbers in this section have been rounded for ease of analysis.

Important Note About Our Bankruptcy, Emergence from Bankruptcy and Fresh Start Accounting

Please refer to the disclosure in “Business – Bankruptcy and Emergence from Bankruptcy” for a description of our bankruptcy and material post-bankruptcy events. That disclosure is incorporated into this section by reference.

This prospectus contains (i) the Company’s audited consolidated financial statements as of December 31, 2016 and 2015, for the periods between January 1, 2016 and May 4, 2016, and between May 5, 2016 and December 31, 2016, and for the year ended December 31, 2015, and the accompanying footnotes, (ii) the Company’s unaudited condensed consolidated financial statements as of March 31, 2017 and December 31, 2016, and for the three month periods ended March 31, 2017 and 2016, and the accompanying footnotes, and (iii) a discussion in this section comparing the Company’s results of operations for the periods ended December 31, 2016 and 2015 and related financial condition, and the Company’s results of operations for the three month periods ended March 31, 2017 and 2016 and related financial condition. We refer to the financial statements collectively as the Financial Statements and the discussion as the Period-to-Period Comparison.  The historical financial and share-based information contained in the Financial Statements and the Period-to-Period Comparison as of and relating to periods ending on dates prior to May 5, 2016 reflects the Company’s financial condition and results of operations prior to its emergence from bankruptcy, and therefore is not indicative of the Company’s current financial condition or results of operations from and after May 5, 2016.

More specifically, following the consummation of the Plan of Reorganization, the Company’s financial condition and results of operations from and after May 5, 2016 are not comparable to the financial condition or results of operations reflected in the Company’s prior financial statements (including those as of and/or for periods ending on May 4, 2016, March 31, 2016 and December 31, 2015 included in this prospectus) due to the Company’s application of fresh start accounting to time periods beginning on and after May 5, 2016.   Fresh-start accounting requires the Company to adjust its assets and liabilities contained in its financial statements immediately before its emergence from bankruptcy protection to their estimated fair values using the acquisition method of accounting.  Those adjustments are material and affect the Company’s financial condition and results of operations from and after May 5, 2016. For that reason, it is difficult to assess our performance in periods beginning on or after May 5, 2016 in relation to prior periods.

We expect to effect a 1-for-2.5 reverse stock split of our outstanding common stock prior to completion of this offering. Unless otherwise specified, the share and per share information in this prospectus with respect to our common stock (including the price range set forth on the front cover page of this prospectus, but not including amounts in the financial statements) gives effect to the proposed reverse stock split .

In the following discussion and analysis of the Company’s financial condition and results of operations, references to “Predecessor” or “Predecessor Company” are to the Company for periods ending on or before May 4, 2016, and references to “Successor” or “Successor Company” are to the Company for periods ending on or after May 5, 2016.

Overview

Nuo Therapeutics is a regenerative therapies company developing and marketing products for chronic wound care primarily within the U.S. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous (from self) biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in inherently complex chronic conditions with significant unmet medical needs.

Our current commercial offering consists of a point of care technology for the safe and efficient separation of autologous blood to produce a platelet based therapy for the chronic wound care market (“Aurix” or the “Aurix System”). Prior to May 5, 2016, we had two distinct Platelet Rich Plasma, or PRP, devices, the Aurix System for chronic wound care, and the Angel concentrated PRP, or cPRP, system for usage generally within the orthopedics market. Approximately 87% of our total revenue during the year ended December 31, 2016 have been generated in the United States, where we sold Aurix through direct sales representatives and Angel (until the Effective Date) via our distribution agreements with Arthrex. Approximately 78% of total revenue of the Successor Company since May 5, 2016 have been generated in the United States.

As described under “Business – Bankruptcy and Emergence from Bankruptcy,” on May 5, 2016 the Company entered into an Assignment and Assumption Agreement with Deerfield SS, LLC, or the Assignee, as the designee of Deerfield, to assign to the Assignee the Company’s rights, title and interest in and to its existing license agreement with Arthrex, and to transfer and assign to the Assignee associated intellectual property owned by the Company and licensed under auch agreement, as well as rights to collect royalty payments thereunder. On May 5, 2016, the Company and the Assignee also entered into a Transition Services Agreement in which the Company agreed to continue to service its existing license agreement with Arthrex for a transition period. As a result of the assignment and transfer, the Aurix System currently represents our only commercial product offering.

Growth opportunities for the Aurix System in the United States in the near to intermediate term include the treatment of chronic wounds with Aurix in (i) the Medicare population under a National Coverage Determination, or NCD, when health outcomes data is collected under the Coverage with Evidence Development, or CED, program of the Centers for Medicare & Medicaid Services, or CMS and (ii) the Veterans Affairs, or VA, healthcare system and other federal accounts settings.

Comparison of Years Ended December 31, 2016 and 2015

The amounts presented in this comparison section have been rounded to the nearest thousand.

Revenue and Gross Profit

The following table presents the profitability of sales for the periods presented:

	Successor	Predecessor	Combined	Predecessor
	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year Ended December 31, 2016	Year Ended December 31, 2015

Product sales	$366,000	$923,000	$1,289,000	$6,390,000
License Fees	-	140,000	140,000	3,402,000
Royalties	106,000	670,000	776,000	1,718,000
Total revenues	472,000	1,733,000	2,205,000	11,510,000

Product cost of sales	729,000	829,000	1,558,000	6,294,000
License fees cost of sales	-	-	-	1,500,000
Royalties cost of sales	-	55,000	55,000	173,000
Total cost of sales	729,000	884,000	1,613,000	7,967,000

Gross profit	$(257,000)	$849,000	$592,000	$3,543,000
Gross margin %	(54)%	49%	27%	31%

Revenues decreased $9,305,000 (81%) to $2,205,000, comparing the combined twelve months ended December 31, 2016 to the comparable period in 2015. This was primarily due to (1) the $3 million license revenue from Rohto recognized in 2015, (2) significantly decreased sales of Angel devices and disposables to Arthrex as Angel distributor for the period January 1, 2016 through May 5, 2016 (the date of the assignment of the Angel asset to Deerfield) and (3) royalties on Angel product sales from Arthrex for only four months during 2016 as opposed to twelve months of royalties in the 2015 period. As a result of the assignment of the Angel asset to Deerfield, Aurix remains the Company's sole remaining revenue-generating product and we expect Aurix revenues to increase in the quarters ahead as we deepen our collaboration with Restorix and experience increased enrollment in the CED protocols, although there can be no assurances that we will be successful in doing so. The most significant uncertainty surrounding the development of Aurix product sales is the 20% co-payment required under Medicare Part B as described under "Risk Factors - The 20% Medicare Co-Payment Currently Presents an Obstacle to Adequate Levels of Patient Enrollment in the CED Protocols."

Overall gross profit decreased $2,951,000 (83%) to $592,000 while overall gross margin decreased to 27% from 31%, comparing the combined twelve months ended December 31, 2016 to the comparable period in 2015. The decline in gross profit was primarily attributable to the absence in 2016 of the $1.5 million gross profit resulting from the Rohto license agreement in the 2015 period plus an approximately $0.8 million decrease in royalty related gross profits resulting from only four months of Angel royalties in the 2016 period as mentioned above. On a full year basis, the Aurix product line will incur $852,000 of non-cash amortization charges recorded as cost of sales due to the amortization of the intangible assets resulting from the application of fresh start accounting as of the Effective Date.

Operating Expenses

Operating expenses decreased $35,966,000 (80%) to $8,896,000 comparing the combined twelve months ended December 31, 2016 to the comparable period in 2015. The decrease was primarily due to the $27.1 million impairment of intangible assets and goodwill recognized in the prior year period. A discussion of the various other components of operating expenses follows below.

Sales and Marketing

Sales and marketing expenses decreased $4,509,000 (72%) to $1,727,000 comparing the combined twelve months ended December 31, 2016 to the comparable period in 2015. The decrease was due to lower compensation expense and a decrease in professional fees, travel expenses and marketing services, all due to the realignment initiated in the second half of 2015 and the commencement of the Company’s bankruptcy reorganization proceedings in January 2016.

Research and Development

Research and development expenses decreased $981,000 (38%) to $1,570,000 comparing the combined twelve months ended December 31, 2016 to the comparable period in 2015. The decrease was due to lower compensation expense related to the realignment of the Company initiated in the second half of 2015, the absence of Aldagen-related clinical trial costs in 2016 as a result of the conclusion of the RECOVER-Stroke trial in the second quarter of 2015, and a reduction in professional fees.

General and Administrative

General and administrative expenses decreased $3,422,000 (38%) to $5,599,000 comparing the combined twelve months ended December 31, 2016 to the comparable period in 2015. The decrease was primarily due to lower compensation expense and a reduction in all general and administrative expenses due to the realignment initiated in the second half of 2015 and furthered by the bankruptcy reorganization beginning in January 2016 which were partially offset by an increase in the allowance for uncollectible accounts.

Other Income (Expense)

Other income, net increased $42,361,000 to $30,783,000 comparing the combined twelve months ended December 31, 2016 to $11,578,000 of other expense in the comparable period in 2015. The change was primarily attributable to the approximately $30.9 million gain on reorganization in 2016 and a decrease of approximately $3.5 million in net interest expense in 2016 compared to 2015, partially offset by the absence in 2016 of the net impact of (a) an approximate $29.8 million gain on change in fair value of derivative liabilities and (b) a $37.6 million write-off of debt discount and deferred issuance costs recognized in the twelve months ended December 31, 2015.

Comparison of Quarters Ended March 31, 2017 and 2016

The amounts presented in this comparison section are rounded to the nearest thousand.

Revenue and Gross Profit

The following table presents the profitability of sales for the periods presented:

	Successor	Predecessor
	Quarter ended March 31, 2017	Quarter ended March 31, 2016

Product sales	$113,000	$833,000
License Fees	-	100,000
Royalties	60,000	475,000
Total revenues	173,000	1,408,000

Product cost of sales	270,000	748,000
License fees cost of sales	-	-
Royalties cost of sales	-	41,000
Total cost of sales	270,000	789,000

Gross profit	$(97,000)	$619,000
Gross margin %	(56)%	44%

Revenues decreased $1,235,000 to $173,000 comparing the three months ended March 31, 2017 to the three months ended March 31, 2016. This was primarily due to the absence of Angel product sales and Angel-related royalties and license fees in the first quarter of 2017.

Overall gross profit decreased $716,000 to ($97,000) while overall gross margin decreased to (56)% from 44%, comparing the three months ended March 31, 2017 to the three months ended March 31, 2016. The decrease in gross profit resulted primarily from the absence of gross profit of approximately $499,000 associated with Arthrex Angel revenue and approximately $183,000 of non-cash amortization expense of intangible assets on Aurix centrifuges for the first quarter 2017. Amortization and depreciation costs for 2017 charged to cost of sales for (i) the finite lived intangible assets resulting from the application of fresh start accounting, (ii) prepaid royalty expense, and (iii) depreciation of Aurix centrifuge equipment is expected to be approximately $731,000, $121,000, and $123,000, respectively.

Operating Expenses

Operating expenses decreased $1,006,000 (39%) to $1,588,000 comparing the three months ended March 31, 2017 to the three months ended March 31, 2016. The decrease was primarily due to lower sales and marketing and general and administrative costs as a result of a leaner organizational structure. A discussion of the various components of operating expenses follows below.

Sales and Marketing

Sales and marketing decreased $350,000 (62%) to $214,000 comparing the three months ended March 31, 2017 to the three months ended March 31, 2016. The decrease was due to lower compensation expense and a decrease in travel and entertainment expenses, and costs associated with professional services and marketing services.  The primary reason for the decrease in all such expenses was the lower number of sales representatives used by the Company in the three months ended March 31, 2017, as the CED program is approached as a Clinical Affairs effort, including regulatory support and operationalization of the CED protocols, as part of the Restorix collaboration.

Research and Development

Research and development expenses increased modestly by $24,000 (6%) to $399,000 comparing the three months ended March 31, 2017 to the three months ended March 31, 2016. The modest increase was primarily due to higher clinical costs associated with CED treatment sites.

General and Administrative

General and administrative expenses decreased $680,000 (41%) to $974,000 comparing the three months ended March 31, 2017 to the three months ended March 31, 2016. The decrease was primarily due to lower compensation expenses, an expected refund on franchise taxes and the absence of a one-time charge in 2016 for manufacturing transfer costs under our agreement with Arthrex.

Other Income (Expense)

Other expense, net decreased $2,889,000 to $8,000, comparing the three months ended March 31, 2017 to the three months ended March 31, 2016. The decrease was primarily attributable to the absence of (i) approximately $2.7 million of reorganization expenses recognized in the first quarter of 2016 due to the initiation of the Company’s bankruptcy proceedings in January 2016 and (ii) approximately $0.2 million of interest expense under (a) our credit facility with Deerfield through the bankruptcy petition date and (b) our "debtor-in-possession" credit agreement.

Liquidity and Capital Resources

We have a history of losses, are not currently profitable, and expect to incur losses and negative operating cash flows in the future. Our revenues have declined significantly comparing 2016 with 2015, as described above, and our only current significant source of revenues is our Aurix product. We may never generate sufficient revenues to achieve and maintain profitability.

As described in the section titled “Business – Bankruptcy and Emergence from Bankruptcy,” the Company emerged from bankruptcy protection effective May 5, 2016 in accordance with the Modified First Amended Plan of Reorganization of the Debtor under Chapter 11 of the Bankruptcy Code, as confirmed by the April 25, 2016 Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization. The disclosure in such section is incorporated herein by reference.

For the period from January 1, 2016 through May 4, 2016, and for the period from May 5, 2016 through December 31, 2016, we incurred net losses from operations of approximately $2.8 million and $5.5 million, respectively. As a result of the application of fresh-start accounting on the Effective Date, our retained earnings (deficit) was zero and our total stockholders’ equity was approximately $17.9 million. As of December 31, 2016, our accumulated deficit was approximately $5.7 million and our stockholders' equity was approximately $12.5 million. For the three months ended March 31, 2017, we incurred net losses from operations of approximately $1.7 million.

At March 31, 2017 we had cash and cash equivalents of approximately $1.3 million, total current assets of approximately $2.1 million and total current liabilities of approximately $1.5 million. Our operations are subject to certain risks and uncertainties including those described in “Risk Factors” in this prospectus.

Historically, we have financed our operations through a combination of the sale of debt, equity and equity-linked securities, licensing, royalty, and product revenues.

We believe based on the operating cash requirements and capital expenditures expected for the next twelve months, that, absent completion of this offering, our current resources, projected revenue from sales of Aurix (including additional revenue expected to be generated as a result of our collaboration with Restorix Health), and limited license fees and royalties from our license of certain aspects of the ALDH technology, combined with the $3.0 million Backstop Commitment, which is available to us beginning on June 30, 2017, would be insufficient to support our operations through May 2018.  As such, the Company believes that, absent completion of this offering, substantial doubt about the Company's ability to continue as a going concern exists. Absent completion of this offering or access to other capital beyond the Backstop Commitment, if we were unable to meet our planned revenue goals during the second and third quarters of 2017, we would need to begin reducing our operating costs prior to December 31, 2017. The Backstop Commitment is, by its terms, available on or after June 30, 2017 if this offering is not completed, and terminates upon the occurrence of certain events. Any issuance of shares under the Backstop Commitment would occur at an average share price of $0.586 (adjusted for the assumed 1-for-2.5 reverse stock split), which would likely cause substantial dilution for our existing stockholders.

We believe based on the operating cash requirements and capital expenditures expected for the next twelve months, that, assuming completion of this offering, our current resources, projected revenue from sales of Aurix (including additional revenue expected to be generated as a result of our collaboration with Restorix Health), and limited license fees and royalties from our license of certain aspects of the ALDH technology, combined with the net proceeds from this offering, will be sufficient to support our operations through at least 2018. If this offering is completed, the Backstop Commitment will terminate unexercised. Nonetheless, if we are unable to increase our revenues significantly or control our costs as effectively as expected, then we may be required to curtail portions of our strategic plan or to cease operations.

The Certificate of Designation for our Series A Preferred Stock and all shares of Series A Preferred Stock would be cancelled upon the completion of this offering and the Series A Restructuring described under “Description of Securities – Series A Preferred Stock Restructuring” (such description is incorporated herein by reference) if aggregate gross proceeds in this offering are at least $10.5 million, and the Series B Preferred Stock would be issued with the rights, preferences and other terms set forth in the Series B Certificate of Designations, including the accrual of dividends with respect to the outstanding shares of Series B Preferred Stock at a rate of 5% per annum of the original issue price, payable quarterly in cash beginning on December 31, 2018, and a mandatory redemption feature, requiring us to redeem the Series B Preferred Stock in equal monthly increments over a four year period commencing on July 1, 2020, payable in cash or in shares of common stock, at our option, with limitations and conditions to our ability to pay in shares of common stock as specified in the Series B Certificate of Designations.

If we are unable to generate sufficient revenues or raise additional funds, we may be forced to delay the completion of, or significantly reduce the scope of, our current business plan; delay some of our development and clinical or marketing efforts; delay our plans to penetrate the market serving Medicare beneficiaries and fulfill the related data gathering requirements as stipulated by the Medicare CED coverage determination; delay the pursuit of commercial insurance reimbursement for our wound treatment technologies; postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations. Specific programs that may require additional funding include, without limitation, continued investment in the sales, marketing, distribution, and customer service areas, expansion into the international markets, significant new product development or modifications, and pursuit of other opportunities.

Any equity financings may cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the common stock. Any allowed debt financings may require us to comply with onerous financial covenants and restrict our business operations. Our ability to complete additional financings is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of our business model, of the offering terms, etc. We may not be able to obtain any such additional capital as we need to finance our efforts, through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, any such financing, if at all obtained, may not be adequate to meet our capital needs and to support our operations. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, our revenues and operations and the value of our common stock and common stock equivalents would be materially negatively impacted and we may be forced to curtail or cease our operations.

The Company will continue to opportunistically pursue exploratory conversations with companies regarding their interest in our products and technologies. We will seek to leverage these relationships if and when they materialize to secure non-dilutive sources of funding. There is no assurance that we will be able to secure such relationships or, even if we do, that the terms will be favorable to us.

We cannot assure you that we have accurately estimated the cash and cash equivalents necessary to finance our operations. If revenues are less than we anticipate, if operating expenses exceed our expectations or cannot be adjusted accordingly, and/or we cannot obtain financing on acceptable terms or at all, then our business, results of operations, financial condition and cash flows will be materially and adversely affected.

Cash Flows

Years Ended December 31, 2016 and 2015

Net cash provided by (used in) operating, investing, and financing activities for the periods presented were as follows (in millions):

	Successor	Predecessor	Combined	Predecessor
	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year ended December 31, 2016	Year ended December 31, 2015
Cash flows used in operating activities	$(7.8)	$(3.1)	$(10.9)	$(14.4)
Cash flows provided by (used in) investing activities	$0.1	$-	$0.1	$(0.6)
Cash flow provided by financing activities	$-	$12.5	$12.5	$-

 Operating Activities

Cash used in operating activities for the combined twelve months ended December 31, 2016 of $10.9 million primarily reflects our net income of $22.5 million adjusted by the approximately $34.9 million non-cash gain on reorganization and a net change in operating assets and liabilities of approximately $0.5 million, partially offset by (i) approximately $1.1 million of depreciation and amortization expense, (ii) approximately $0.4 million for the increase in the allowance for uncollectible accounts, and (iii) approximately $0.3 million of non-cash DIP Financing debt issuance costs.

Cash used in operating activities by the Predecessor Company for the twelve months ended December 31, 2015 of $14.4 million primarily reflects our net loss of $52.8 million adjusted by (i) a $39.3 million amortization charge for deferred costs and debt discount relating to the Deerfield credit facility, (ii) a $27.1 impairment charge for intangible assets and goodwill, (iii) $0.8 million of stock-based compensation, (iv) $0.7 million of depreciation and amortization, partially offset by a $29.8 million decrease for changes in derivative liabilities resulting from a change in their fair value.

Investing Activities

We received $0.1 million in cash primarily for the sale of Angel machines for the twelve months ended December 31, 2016.

Cash used in investing activities for the Predecessor Company in 2015 primarily reflects software implementation costs for our CED protocols, the purchases of Aurix centrifuges, and the net activity of purchase of Angel centrifuge devices for research and development purposes and their subsequent sale to Arthrex under our distribution arrangement.

Financing Activities

Cash provided by financing activities for the Predecessor Company in the period prior to May 5, 2016 of approximately $12.5 million consisted of approximately $5.5 million, net of issuance costs, of DIP Financing provided by Deerfield and net cash of approximately $7.1 million from the Recapitalization Financing. The total amount outstanding under the DIP Credit Agreement as of May 4, 2016 was $5.75 million, excluding approximately $0.3 million of debt issuance costs. The DIP Credit Agreement and Deerfield Facility Agreement were terminated and cancelled, respectively, as the Effective Date of May 5, 2016.

The Predecessor Company did not have any financing activities for 2015.

Three Months Ended March 31, 2017 and 2016

Net cash provided by (used in) operating, investing, and financing activities for the periods presented were as follows (in millions):

	Successor	Predecessor
	Quarter ended March 31, 2017	Quarter ended March 31, 2016
Cash flows used in operating activities	$(1.3)	$(2.6)
Cash flows used in investing activities	$-	$-
Cash flow provided by financing activities	$-	$2.3

Operating Activities

Cash used in operating activities for the three months ended March 31, 2017 of approximately $1.3 million primarily reflects our net loss of approximately $1.7 million adjusted by (i) approximately $0.3 million of depreciation and amortization expense and (ii) an approximately $0.1 million increase for change in operating assets and liabilities.

Cash used in operating activities for the three months ended March 31, 2016 of $2.6 million primarily reflects our net loss of $4.9 million adjusted by (i) an approximately $1.9 million increase for changes in operating assets and liabilities, (ii) an approximately $0.2 million increase for depreciation and amortization charges, and (iii) approximately $0.2 million of debt issuance costs.

Investing Activities

We did not have any material investing activities for the three months ended March 31, 2017 and 2016.

Financing Activities

We did not have any financing activities for the three months ended March 31, 2017.

Cash provided by financing activities for the three months ended March 31, 2016 of approximately $2.3 million represents "debtor-in-possession" financing proceeds provided by Deerfield. The total amount outstanding under the related credit agreement as of March 31, 2016 was $2.5 million including approximately $0.2 million of debt issuance costs. The credit agreement was terminated on May 5, 2016, the Effective Date.

Inflation

The Company believes that the rates of inflation in recent years have not had a significant impact on its operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Critical Accounting Policies

This Management's Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. In the accompanying consolidated financial statements, estimates are used for, but not limited to, the application of fresh start accounting, stock-based compensation, allowance for inventory obsolescence, allowance for doubtful accounts, valuation of derivative liabilities and contingent consideration, contingent liabilities, fair value and depreciable lives of long-lived assets (including property and equipment, intangible assets and goodwill), deferred taxes and associated valuation allowance and the classification of our long-term debt. Actual results could differ from those estimates. A summary of our significant accounting policies is included in Note 2 to the accompanying consolidated financial statements.

A “critical accounting policy” is one that is both important to the portrayal of our financial condition and results of operations and that requires management’s most difficult, subjective or complex judgments. Such judgments are often the result of a need to make estimates about the effect of matters that are inherently uncertain. We have identified the following accounting policies as critical:

Intangible Assets and Goodwill

Our finite-lived intangible assets include trademarks, technology (including patents), customer and clinician relationships, and are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, we test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), we would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. We periodically reevaluate the useful lives for these intangible assets to determine whether events and circumstances warrant a revision in their remaining useful lives.

Goodwill represents the excess of reorganization value over the fair value of tangible and identifiable intangible assets and the fair value of liabilities as of the Effective Date. Goodwill is not amortized, but is subject to periodic review for impairment. Goodwill is reviewed annually, as of October 1, and whenever events or changes in circumstances indicate that the carrying amount of the goodwill might not be recoverable. We perform our review of goodwill on our one reporting unit.

Before employing detailed impairment testing methodologies, we first evaluate the likelihood of impairment by considering qualitative factors relevant to our reporting unit. When performing the qualitative assessment, we evaluate events and circumstances that would affect the significant inputs used to determine the fair value of the goodwill. Events and circumstances evaluated include: macroeconomic conditions that could affect us, industry and market considerations for the medical device industry that could affect us, cost factors that could affect our performance, our financial performance (including share price), and consideration of any company specific events that could negatively affect us, our business, or the fair value of our business. If we determine that it is more likely than not that goodwill is impaired, we will then apply detailed testing methodologies. Otherwise, we will conclude that no impairment has occurred.

Detailed impairment testing involves comparing the fair value of our one reporting unit to its carrying value, including goodwill. If the fair value exceeds carrying value, then it is concluded that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of our one reporting unit as if it had been acquired in a business combination. The implied fair value of our one reporting unit's goodwill then is compared to the carrying value of that goodwill. If the carrying value of our one reporting unit's goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value.

Revenue Recognition (Successor Company)

We recognize revenue when the four basic criteria for recognition are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured.

We provide for the sale of our products, including disposable processing sets and supplies to customers. Revenue from the sale of products is recognized upon shipment of products to the customers. We do not maintain a reserve for returned products as in the past those returns have not been material and are not expected to be material in the future.

Percentage-based fees on licensee sales of covered products are generally recorded as products are sold by licensees and are reflected as royalties in the condensed consolidated statements of operations. Direct costs associated with product sales and royalty revenues are recorded at the time that revenue is recognized.

Fair Value Measurements

Our consolidated balance sheets include certain financial instruments that are carried at fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets;
●

Level 2, defined as observable inputs other than Level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting period, we perform a detailed analysis of our assets and liabilities that are measured at fair value. All assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently and therefore have little or no price transparency are classified as Level 3.

The Successor Company’s property and equipment and intangible assets are measured at fair value on a non-recurring basis upon establishment pursuant to fresh start accounting and upon impairment. The Successor Company determined the fair value of its intangible assets as of the Effective Date as follows:

Identifiable Intangible Asset	Valuation Method	Significant Unobservable Inputs	Estimated Fair Value

Trademarks	Income approach - royalty savings method	Projected sales	$917,000
		Estimated royalty rates
		Discount rate

Technology	Income approach - royalty savings method	Projected sales	$6,576,000
		Estimated royalty rates
		Discount rate

Clinician Relationships	Income approach - excess earnings method	Projected sales	$904,000
		Estimated attrition
		Projected margins
		Discount rate

Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued guidance for revenue recognition for contracts, superseding the previous revenue recognition requirements, along with most existing industry-specific guidance. The guidance requires an entity to review contracts in five steps: 1) identify the contract, 2) identify performance obligations, 3) determine the transaction price, 4) allocate the transaction price, and 5) recognize revenue. The new standard will result in enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue arising from contracts with customers. In August 2015, the FASB issued guidance approving a one-year deferral, making the standard effective for reporting periods beginning after December 15, 2017, with early adoption permitted only for reporting periods beginning after December 15, 2016. In March 2016, the FASB issued guidance to clarify the implementation guidance on principal versus agent considerations for reporting revenue gross rather than net, with the same deferred effective date. In April 2016, the FASB issued guidance to clarify the implementation guidance on identifying performance obligations and the accounting for licenses of intellectual property, with the same deferred effective date. In May 2016, the FASB issued guidance rescinding SEC paragraphs related to revenue recognition, pursuant to two SEC Staff Announcements at the March 3, 2016 Emerging Issues Task Force meeting. In May 2016, the FASB also issued guidance to clarify the implementation guidance on assessing collectability, presentation of sales tax, noncash consideration, and contracts and contract modifications at transition, with the same effective date. We are currently evaluating the impact, if any, that this guidance will have on our consolidated financial statements.

In July 2015, the FASB issued guidance for the accounting for inventory. The main provisions are that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value, except when inventory is measured using LIFO or the retail inventory method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. In addition, the Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. The amendments in this update for public business entities are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We are currently evaluating the impact, if any, that the adoption will have on our consolidated financial statements.

In November 2015, the FASB issued accounting guidance to simplify the presentation of deferred taxes. Previously, U.S. GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts. Under this guidance, deferred tax liabilities and assets will be classified as noncurrent amounts. The standard is effective for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact, if any, that this new accounting pronouncement will have on its consolidated financial statements.

In February 2016, the FASB issued guidance for accounting for leases. The guidance requires lessees to recognize assets and liabilities related to long-term leases on the balance sheet and expands disclosure requirements regarding leasing arrangements. The guidance is effective for reporting periods beginning after December 15, 2018 and early adoption is permitted. The guidance must be adopted on a modified retrospective basis and provides for certain practical expedients. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In March 2016, the FASB issued guidance simplifying the accounting for and financial statement disclosure of stock-based compensation awards. Under the guidance, all excess tax benefits and tax deficiencies related to stock-based compensation awards are to be recognized as income tax expenses or benefits in the income statement and excess tax benefits should be classified along with other income tax cash flows in the operating activities section of the statement of cash flows. Under the guidance, companies can also elect to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. In addition, the guidance amends some of the other stock-based compensation awards guidance to more clearly articulate the requirements and cash flow presentation for withholding shares for tax-withholding purposes. The guidance is effective for reporting periods beginning after December 15, 2016 and early adoption is permitted, though all amendments of the guidance must be adopted in the same period. The adoption of certain amendments of the guidance must be applied prospectively, and adoption of the remaining amendments must be applied either on a modified retrospective basis or retrospectively to all periods presented. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In March 2016, the FASB issued guidance to clarify the requirements for assessing whether contingent call or put options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. The amendments of this guidance are effective for reporting periods beginning after December 15, 2016, and early adoption is permitted. Entities are required to apply the guidance to existing debt instruments using a modified retrospective transition method as of beginning of the fiscal year of adoption. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In June 2016, the FASB issued guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity's current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2018. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In August 2016, the FASB issued guidance on the classification of certain cash receipts and cash payments in the statement of cash flows, including those related to debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance, and distributions received from equity method investees. The guidance is effective for fiscal years beginning after December 15, 2017. Early adoption is permitted. The guidance must be adopted on a retrospective basis and must be applied to all periods presented, but may be applied prospectively if retrospective application would be impracticable. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated statements of cash flows.

In November 2016, the FASB issued guidance to reduce diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The revised guidance requires that amounts generally described as restricted cash and restricted cash equivalents be included in cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. The guidance is effective for the fiscal years beginning after December 15, 2017. Early adoption is permitted. The guidance must be adopted on a retrospective basis. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued guidance intended to simplify the subsequent measurement of goodwill, by eliminating Step 2 from the goodwill impairment test. Under the existing guidance, in computing the implied fair value of goodwill under Step 2, an entity is required to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the new guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit®€™s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity is required to adopt the new guidance on a prospective basis. The new guidance is effective for the Company for its annual or any interim goodwill impairment tests for fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued guidance clarifying the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The guidance provides a screen to determine when an integrated set of assets and activities is not a business, provides a framework to assist entities in evaluating whether both an input and substantive process are present, and narrows the definition of the term output. The guidance is for the Company for fiscal years beginning after December 15, 2018. The guidance must be adopted on a prospective basis. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

We have evaluated all other issued and unadopted Accounting Standards Updates and believe the adoption of these standards will not have a material impact on our results of operations, financial position, or cash flows.

BUSINESS

Financial Information about Segments and Geographic Regions

Nuo Therapeutics has only one operating segment and primarily operates in the United States, or the U.S. Revenues from sales generated outside the U.S. are separately presented in the F-pages in this prospectus.

Our Business

Nuo Therapeutics is a regenerative therapies company developing and marketing products for chronic wound care primarily within the U.S. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous (from self) biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in inherently complex chronic conditions with significant unmet medical needs.

Our current commercial offering consists of a point of care technology for the safe and efficient separation of autologous blood to produce a platelet based therapy for the chronic wound care market – Aurix, or the Aurix System. Prior to May 5, 2016, we had two distinct Platelet Rich Plasma, or PRP, devices, the Aurix System for chronic wound care, and the Angel concentrated PRP, or cPRP, System for usage generally within the orthopedics market. Approximately 91% of our product sales during the year ended December 31, 2016 were in the United States, where we sold Aurix through direct sales representatives and Angel (until the Effective Date) via our distribution agreements with Arthrex. All product sales for the Successor Company since May 5, 2016 were in the United States.

As described under “Bankruptcy and Emergence from Bankruptcy” below, on May 5, 2016 the Company entered into an Assignment and Assumption Agreement with the Assignee, as the designee of Deerfield, to assign to the Assignee the Company’s rights, title, and interest in and to its existing license agreement with Arthrex, and to transfer and assign to the Assignee associated intellectual property owned by the Company and licensed under such agreement, as well as rights to collect royalty payments thereunder. On May 5, 2016, the Company and the Assignee also entered into a Transition Services Agreement in which the Company agreed to continue to service its existing license agreement with Arthrex for a transition period. As a result of the assignment and transfer, we no longer own any rights to the Angel cPRP System and the Aurix System currently represents our only commercial product offering.

Growth opportunities for the Aurix System in the United States in the near to intermediate term include the treatment of chronic wounds with Aurix in (i) the Medicare population under an NCD when health outcomes data is collected under the CED program of the CMS and (ii) the Veterans Affairs, or VA, healthcare system and other federal accounts settings.

CED allows coverage of certain items or services where additional data gathered in the context of a clinical study would further clarify the impact of these items and services on the health of Medicare beneficiaries. According to guidance issued by CMS in 2006, “[t]he purpose of [the] CED program is to generate data on the utilization and impact of the item or service evaluated in the NCD, so that Medicare can a) document the appropriateness of use of that item or service in Medicare beneficiaries under current coverage; b) consider future changes in coverage for the item or service; c) generate clinical information that will improve the evidence base on which providers base their recommendations to Medicare beneficiaries regarding the item or service” (Guidance for the Public, Industry and CMS Staff: National Coverage Determinations with Data Collection as a Condition of Coverage: Coverage with Evidence Development, July 12, 2006).

Aurix System

In October 2014, we relaunched our AutoloGel chronic wound care system under the Aurix brand, as a part of a strategic plan for the commercialization of Aurix in the U.S. chronic wound care market.

The Aurix System is a point of care device for the rapid production of a platelet based bioactive wound treatment derived from a small sample of the patient’s own blood. The U.S. Food and Drug Administration, or FDA, cleared the Aurix System for marketing in 2007 as a device under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA. Aurix is the only platelet derived product cleared by the FDA for chronic wound care use and is indicated for most exuding wounds. The advanced wound care market, within which Aurix competes, is composed of advanced wound care dressings, wound care devices, and wound care biologics, and is estimated to be an approximate $13.4 billion global market, with the number of patients suffering from all forms of chronic wounds projected to increase worldwide at a rate of approximately eight percent per year through 2025.  Chronic wounds affect approximately 6.5 million patients in the United States alone in 2009. The most significant near term growth opportunity for Aurix is the 2012 NCD from CMS, which reversed a twenty year old non-coverage decision for autologous blood derived products used in wound care.

The Aurix System produces a platelet rich plasma, or PRP, gel at the point of care using the patient’s own platelets and plasma. Aurix comprises a natural, endogenous complement of protein and non-protein signal molecules that contribute to effective healing. During treatment, the patient’s platelets are activated and release hundreds of growth factor proteins and other signaling molecules that form a biologically active hematogel. Aurix delivers concentrations of the natural complement of cytokines, growth factors, and chemokines that are known to regulate angiogenesis (i.e., the development of new blood vessels), cell growth and the formation of new tissue. Once applied to the prepared wound bed, the biologically active Aurix hematogel can restore the balance in the wound environment to transform a non-healing wound to a wound that heals naturally.

In 2017, the CMS national average reimbursement rate for the Aurix System is $1,427 per treatment, which we believe provides fair compensation to physicians and a compelling market opportunity for us. The typical course of therapy consists of six to eight treatments. The national average reimbursement rate for Aurix was $1,411 per treatment in 2016, an increase from approximately $430 in 2015. CMS’ 2016 implementation of the increased reimbursement rate for Aurix positively impacted the economic attributes of the product offering of both wound care facilities and the Company. Aurix is being reimbursed for Medicare beneficiaries under the CED program when it is used to treat a range of wound etiologies (venous, pressure and diabetic foot ulcers) including wounds of all severities and even for patients with various and often difficult comorbidities. The Company markets the Aurix System at a cost of $700 per treatment to wound care facilities. Aurix is currently placed in Ambulatory Payment Classification, or APC, 5054 (Level 4 Skin Procedures), meaning that the geometric mean cost of the services underlying Aurix is deemed to be comparable to the geometric mean cost of APC 5054.  CMS previously advised us that payment levels for reimbursement claims with respect to Aurix would be reviewed annually and subject to change. Any decision by CMS to decrease payment rates for reimbursement claims will negatively impact the Company's economic value proposition for Aurix in the market for advanced wound care therapies, and could have material adverse effects on the Company’s financial position and results of operations. The Company’s Aurix revenues in VA facilities are unaffected by CMS determined reimbursement rates, as the Company establishes an agreed price on the Federal Supply Schedule (currently $600/Aurix kit) for use of Aurix in federal healthcare facilities.

CMS only established economically viable reimbursement for the product in 2016 and current sales and reimbursement is practically limited to patients participating in certain company-sponsored clinical programs. The Company’s ongoing collaboration with Restorix Health, Inc., or Restorix, is intended to expand patient enrollment in three distinct open-label clinical protocols being conducted under the Coverage with Evidence Development, or CED, program for Aurix. Under the CED program, Aurix is reimbursed when health outcomes data are collected to inform future coverage decisions. The intent of the CED program is to evaluate the outcomes of Aurix therapy for the broader Medicare population when it is used in a “real world” continuum of care.  Upon successful completion of the CED program, if supported by the health outcomes data generated, CMS may expand Medicare reimbursement for treatment of chronic non-healing wounds with Aurix as an autologous platelet-rich plasma product.  By contrast, if the data generated show no substantial improvement in health outcomes for patients using Aurix therapy, CMS may determine not to provide unrestricted coverage for the Aurix System. CED programs have been employed for a variety of other therapies, including transcatheter aortic valve repair and cochlear implantation.

There have been nine peer-reviewed scientific and clinical publications demonstrating the effectiveness of Aurix in the management of chronic wounds since the device and gel was cleared by the FDA in 2007.

In September 2009, we entered into an original license and distribution agreement with Millennia Holdings, Inc., or Millennia, for the Company’s Aurix System in Japan.

As of December 31, 2014, we granted to Rohto Pharmaceutical Co., Ltd., or Rohto, a royalty bearing, nontransferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property for the development, import, use, manufacturing, marketing, sale and distribution for all wound care and topical dermatology applications of the Aurix System and related intellectual property and know-how in human and veterinary medicine in Japan in exchange for an upfront payment from Rohto of $3.0 million. The agreement also contemplates additional royalty payments based on the net sales of Aurix in Japan and an additional cash payment of $1.0 million if and when the reimbursement price for the national health insurance system in Japan has been achieved after marketing authorization as described below.

In conjunction with the Rohto license, we amended our licensing and distribution agreement with Millennia to terminate the agreement and to allow us to transfer the Japanese exclusivity rights from Millennia to Rohto. In connection with this amendment, we paid a one-time, non-refundable fee of $1.5 million to Millennia upon our receipt of the $3.0 million upfront payment from Rohto, are required to make a one-time, non-refundable payment of $0.5 million upon our receipt of the $1.0 million milestone payment from Rohto, and may be required to make future royalty payments to Millennia based upon net sales in Japan. Millennia has been instrumental in establishing the advanced wound care market in Japan, and will continue to work with Rohto to develop the market for Aurix in that market. Further, Rohto has assumed responsibility for securing the marketing authorization from Japan’s Ministry of Health, Labor, and Welfare, while we will provide relevant product information, as well as clinical and other data to support Rohto’s regulatory initiatives.

The license agreement with Rohto and the amendment to our licensing and distribution agreement with Millennia are attached as Exhibits 10.32 and 10.33, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2015 filed on October 24, 2016.

On March 22, 2016, we entered into a collaboration agreement, or the Collaboration Agreement, with Restorix, pursuant to which we agreed to provide Restorix with certain limited geographic exclusivity benefits over a defined period of time for the usage of the Aurix System in up to 30 of the approximately 125 hospital outpatient wound care clinics with which Restorix has a management contract, or the RXH Partner Hospitals, in exchange for Restorix making minimum commitments of patients enrolled in three prospective clinical research studies primarily consisting of patient data collection, or the Protocols, necessary to maintain exclusivity under the Collaboration Agreement. The Collaboration Agreement will initially continue for a two-year period, subject to one or more extensions with the mutual consent of the parties.

Pursuant to the Collaboration Agreement, the Company agreed to provide: (i) clinical support services by its clinical staff as reasonably agreed between the Company and Restorix as necessary and appropriate, (ii) reasonable and necessary support regarding certain reimbursement activities, (iii) coverage of Institutional Review Board, or IRB, fees and payment to Restorix for certain training costs subject to certain limitations, (iv) an administrative fee for each fully completed and transmitted patient data set, and (v) community-focused public relations materials for participating RXH Partner Hospitals to promote the use of Aurix and participation in the Protocols.  Under the Collaboration Agreement, each RXH Partner Hospital will pay the Company the then-current product price ($700 in 2016, and no greater than $750 for the remainder of the initial term) as set forth in the Collaboration Agreement.  In the agreement, Restorix agreed to: (i) provide access and support as reasonably necessary and appropriate at up to 30 RXH Partner Hospitals to identify and enroll patients into the Protocols, including senior executive level support and leadership to the collaboration and its enrollment goals and (ii) reasonably assist the Company to correct through a query process, any patient data submitted having incomplete or inaccurate data fields.

Subject to the satisfaction of certain conditions, during the term of the Collaboration Agreement: (i) Restorix will have site specific geographic exclusivity for usage of Aurix in connection with treatment of patients in the Protocols within a 30 mile radius of each RXH Partner Hospital, and (ii) other than with respect to existing CED sites, the Company will not provide corporate exclusivity with any other wound management company operating in excess of 19 wound care facilities for any similar arrangement.

The Collaboration Agreement may be terminated by either party for a material breach, subject to a 60 day cure period. The Agreement is further subject to certain covenants regarding confidentiality, assignment, indemnification and limitations on liability, as well as certain representations and warranties of the parties.

The Collaboration Agreement was attached as Exhibit 10.39 to our Annual Report on Form 10-K for the year ended December 31, 2015 filed on October 24, 2016.

Effective as of May 5, 2016, the Company and Boyalife Hong Kong Ltd., or Boyalife, an entity affiliated with the Company’s significant stockholder, Boyalife Investment Fund I, Inc., entered into an Exclusive License and Distribution Agreement with an initial term of five years, unless the agreement is terminated earlier in accordance with its terms. We refer to this agreement as the Boyalife Distribution Agreement. Under this agreement, Boyalife received a non-transferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property relating to its Aurix System for the purposes and in the territory specified below. Under the agreement, Boyalife is entitled to import, use for development, promote, market, sell and distribute the Aurix Products in greater China (China, Hong Kong, Taiwan and Macau) for all regenerative medicine applications, including but not limited to wound care and topical dermatology applications in human and veterinary medicine. For purposes of this agreement, “Aurix Products” are defined as the combination of devices to produce a wound dressing from the patient’s blood - as of May 5, 2016 consisting of centrifuge, wound dressing kit and reagent kit. Under the Boyalife Distribution Agreement, Boyalife is obligated to pay the Company (a) $500,000 within 90 days of approval of the Aurix Products by the China Food and Drug Administration, but no earlier than December 31, 2018, and (b) a distribution fee per wound dressing kit and reagent kit of $40, payable quarterly, subject to an agreement by the parties to discuss in good faith the appropriate distribution fee if the pricing of such kits exceeds the current general pricing in greater China. Under the agreement, Boyalife is entitled, with the Company’s approval (not to be unreasonably withheld or delayed) to procure devices from a third party in order to assemble them with devices supplied by the Company to make the Aurix Products. Boyalife also has a right of first refusal with respect to the Aurix Products in specified countries in the Asia Pacific region excluding Japan and India, exercisable in exchange for a payment of no greater than $250,000 in the aggregate. If Boyalife files a new patent application for a new invention relating to wound dressings, the Aurix Products or the Company’s technology, Boyalife will grant the Company a free, non-exclusive license to use such patent application outside greater China during the term of the Boyalife Distribution Agreement.

 The Boyalife Distribution Agreement was attached as Exhibit 10.41 to our Annual Report on Form 10-K for the year ended December 31, 2015 filed on October 24, 2016.

The Science Underlying Aurix/Platelet Rich Plasma

Normal Wound Healing

The science underlying wound healing is well established. An immediate early event critical for wound healing is the influx of platelets to the wound site. Platelets bind to elements within damaged tissue such as collagen fragments and endogenous thrombin molecules and are activated to release a diversity of growth factors and other biomolecules from their alpha and dense granules (Reed 2000, Nieswandt, 2003). These biomolecules provide signals essential for biological responses regulating hemostasis and effective tissue regeneration.

Chronic Wounds

Dysregulation of numerous cellular and biological responses contribute to the chronic wound phenotype. Chronic wounds have reduced levels of growth factors and concomitant decreases in cellular proliferation (Mast 1996). There is increased cellular senescence (Telgenhoff 2005), and there generally is a lack of perfusion that can inhibit the delivery of nutrients and cells required for regeneration (Guo 2010). As the body attempts to stave off infection, elevated concentrations of free radicals accumulate in the chronic wound and further damage surrounding tissue (Moseley 2004, James 2003).

Aurix Therapy

Aurix has been cleared by FDA as safe and effective with an indication for chronic wounds such as leg ulcers, pressure ulcers,  and diabetic ulcers and other exuding wounds such as mechanically or surgically-debrided wounds. The Aurix therapeutic is formed by mixing a sample of a patient’s platelets and plasma with pharmaceutical grade thrombin and ascorbic acid. The thrombin activates platelets while ascorbic acid drives the synthesis of high tensile strength collagen, clears damaging free radicals and controls gel consistency. The topical dermal application of Aurix gel bypasses the lack of local perfusion to provide immediate signals for new tissue formation and ultimately healing.

The Efficacy of Aurix Relates to Biological Activity Released by Platelets

Regenerative Capacity

More than 300 proteins are released by human platelets in response to thrombin activation (Coppinger, 2004). Important examples include vascular endothelial cell growth factor (VEGF), platelet derived growth factor (PDGF), epidermal growth factor (EGF), fibroblast growth factor (FGF) and transforming growth factor-beta (TGF-B) (Eppley 2004, Everts 2006). These proteins are critical for organized wound healing, regulating responses such as vascularization, cell proliferation, cell differentiation, and deposition of new extracellular matrix (Goldman 2004). Platelets also release chemokines such as Interleukin-8 (IL-8), stromal cell derived factor-1 (SDF-1), and platelet factor-4 (PF-4) (Chatterjee 2011, Gear 2003) that control the mobilization and migration of stem cells and fibroblasts, (Werner 2003 and Gillitzer 2001) that contribute to tissue regeneration.

Anti-infective Activity

Populations of bioburden in chronic wounds vary over time and wounds invariably retain or become re-infected with some level of bacteria that is detrimental to healing (Howell-Jones 2005). In addition to regenerative capacity, platelets release anti-microbial peptides effective against a broad range of pathogens including Methicillin Resistant Staphylococcus Aureus (MRSA) (Moojen 2007, Jia 2010, Tang 2002, Bielecki 2007).

Clinical Efficacy

Multiple efficacy and effectiveness studies have been published in peer reviewed journals documenting the impact of using Aurix on chronic wounds. Key data include:

1.

In a double blinded randomized controlled trial, 81% of the most common-sized diabetic foot ulcers healed with Aurix compared with 42% of control wounds. Mean time to healing was 6 weeks. (Driver V, Hanft J, Fylling, C et al.:  A Prospective, Randomized, Controlled Trial of Autologous Platelet-Rich Plasma Gel for the Treatment of Diabetic Foot Ulcers. Ostomy Wound Management, 2006; 52(6): 68-87.)

2.

In 285 chronic wounds in 200 patients, 96.5% of the wounds had a positive response within an average of 2.2 weeks with an average of 2.8 Aurix treatments (de Leon J, Driver VR, Fylling CP, Carter MJ, Anderson C, Wilson J, et al.:  The Clinical Relevance of Treating Chronic Wounds With an Enhanced Near-physiological Concentration of Platelet-Rich Plasma (PRP) Gel.  Advances in Skin and Wound Care, 2011; 24(8), 357-368.)

3.

In a retrospective, longitudinal study of Wagner grade II through IV diabetic foot ulcers, most with critical limb ischemia, wounds increased in size in the approximate 100 days prior to the initiation of comprehensive wound care treatment. Upon treatment with debridement, revascularization, antibiotics and off-loading, the wounds continued to increase in size over a subsequent 75 day period. Once they were then treated with Aurix, the wounds immediately changed healing trajectory and 83% of the wounds healed with an average of 6.1 Aurix treatments per wound (Sakata, J., Sasaki, S., Handa, K., et al.  A Retrospective, Longitudinal Study to Evaluate Healing Lower Extremity Wounds in Patients with Diabetes Mellitus and Ischemia Using Standard Protocols of Care and Platelet-Rich Plasma Gel in a Japanese Wound Care Program. Ostomy Wound Management, 2012; 58(4):36-49.)

Angel Product Line

The Company formerly owned the Angel cPRP System. This system, acquired from Sorin Group USA, Inc. in April 2010, is designed for single-patient use at the point of care, and provides a simple and flexible means for producing quality concentrated PRP and platelet poor plasma, or PPP, from a small sample of whole blood or bone marrow. The Angel cPRP System is a multi-functional cell separation device which produces cPRP for use in the operating room and clinic and is generally used in a range of orthopedic indications.

In August 2013, we entered into a Distributor and License Agreement with Arthrex. Under the terms of this agreement, Arthrex obtained the exclusive rights to sell, distribute, and service the Angel cPRP System and activAT throughout the world for all uses other than chronic wound care. We granted Arthrex a limited license to use our intellectual property as part of enabling Arthrex to sell these products. Pursuant to this license, Arthrex purchased these products from us at cost to distribute and service in exchange for payments based on a certain royalty rate depending on volume of the products sold. As described below, we have assigned the right to this royalty stream to Deerfield SS, LLC pursuant to the Plan of Reorganization.

On October 16, 2015, the Company entered into an Amended and Restated License Agreement, or the Amended Arthrex Agreement, with Arthrex, which amended and restated the original agreement. Under the terms of the Amended Arthrex Agreement, the Company granted Arthrex an exclusive, irrevocable, worldwide, sub-licensable, transferable license to the Angel patents to research, develop, make, have made, use, sell, offer for sale, have sold, distribute and have distributed, import and have imported, the Angel® Concentrated Platelet System, or Angel, product line and certain new enhanced products within a defined field of use and a non-exclusive, irrevocable, worldwide, sub-licensable, transferable license to the Angel patents to research, develop, make, have made, use, sell, offer for sale, have sold, distribute and have distributed, import and have imported, Angel and certain new enhanced products within certain specified markets. The Company also transferred to Arthrex all of its rights and title to product registration and intellectual property (other than patents) related to Angel. In connection with the Amended Arthrex Agreement, Deerfield irrevocably released their liens on the product registration rights and intellectual property assets (other than patents) transferred by the Company to Arthrex. The Amended Arthrex Agreement provided that, on a date to be determined by Arthrex, but not later than March 31, 2016, Arthrex would assume all rights related to the manufacture and supply of the Angel product line. The Amended Arthrex Agreement, as supplemented in April 2016, is referred to collectively as the Arthrex Agreement.

Under the Arthrex Agreement, the Company had the right to receive certain royalties through 2024. However, pursuant to the Plan of Reorganization, on May 5, 2016, the Company entered into an Assignment and Assumption Agreement with the Assignee as the designee of Deerfield, to assign to the Assignee the Company’s rights, title and interest in and to the Arthrex Agreement, and to transfer and assign to the Assignee associated intellectual property and royalty and payment rights owned by the Company and licensed thereunder. Pursuant to the Plan of Reorganization, on May 5, 2016, the Company and the Assignee also entered into a Transition Services Agreement pursuant to which the Company agreed to continue to service the Arthrex Agreement for a transition period. The Transition Services Agreement generally contemplated that, during this transition period, we will continue to provide for the manufacture and supply to Arthrex of the Angel product line in accordance with the terms of the Arthrex Agreement, and to provide our full cooperation, as commercially reasonable, to assist Arthrex with the manufacture and supply of the Angel product line, notwithstanding the original March 31, 2016 assumption deadline for Arthrex described above. Initially, our obligation to provide such transition services was not to extend beyond October 15, 2016 unless agreed between the Company and the Assignee.

On October 20, 2016, the Company entered into the Three Party Letter Agreement with Arthrex and the Assignee, which extended the transition period under the Transition Services Agreement through January 15, 2017. Under the terms of the Three Party Letter Agreement, subject to Arthrex making a payment of $201,200 to the Company on October 28, 2016, (a) the Company has sold, conveyed, transferred and assigned to Arthrex its title and interest in the Company’s inventory of Angel products (including spare parts therefor) and production equipment, and (b) the Assignee is obligated to make three equal payments of $33,333.33 each to the Company as consideration for the extension of the transition period. Under the terms of the Three Party Letter Agreement, the Company has no further obligations under the Transition Services Agreement or the Amended Arthrex Agreement after January 15, 2017. The agreement contains a full and irrevocable release of Arthrex by the Company with respect to any actions, claims or other liabilities for payments of Royalty (as defined in the Amended Arthrex Agreement) owed to the Company based on sales of Angel products occurring on or before June 30, 2016, and a full and irrevocable release of the Company and the Assignee by Arthrex with respect to any actions, claims or other liabilities arising under the Amended Arthrex Agreement as of the date of the Three Party Letter Agreement. Neither Arthrex nor the Assignee assumed any liabilities or obligations of the Company in connection with the Three Party Letter Agreement.

ALDHbr, or Bright Cell, Technology

The Company acquired the ALDHbr “Bright Cell” technology as part of our acquisition of Aldagen in February 2012.  The Bright Cell technology utilizes an intracellular enzyme marker and proprietary separation process to fractionate regenerative cells from a patient’s bone marrow. Elements of this core technology were originally licensed by Aldagen from Duke University and Johns Hopkins University (JHU).

Following the January 2014 completion of the trial enrollment in the RECOVER-Stroke trial, in May 2014 we announced preliminary efficacy and safety results of this Phase 2 clinical trial in patients with neurological damage arising from ischemic stroke and treated with ALD-401. Observed improvements in the primary endpoint (mean modified Rankin Score) of the trial were not clinically or statistically significant. In light of this outcome, we discontinued further direct funding of the clinical development program, and in connection therewith, closed the Aldagen research and development facility in Durham, NC.

Notwithstanding the discontinuation of further Company funding of clinical development, a then-ongoing Phase 2 clinical study (PACE) in intermittent claudication (a condition associated with peripheral arterial disease) continued under the sole funding of the National Heart, Lung, and Blood Institute, or the NHLBI, a division of the National Institutes of Health, or NIH, and in collaboration with the Cardiovascular Cell Therapy Research Network. This study enrolled 82 patients and trial enrollment concluded in January 2016. The initial PACE study results were presented during a clinical session at the American Heart Association meeting in November 2016.  There were no significant differences from baseline to 6 months between the cell and placebo groups for the four co-primary endpoints.  Additionally, there were no significant improvements for quality of life secondary endpoints, nor correlative relationships between changes in magnetic resonance outcomes and peak walking time. In light of the lack of any clinical response of statistical significance and limited remaining patent life, the Company sees no further realistic path for development of the technology, and does not expect to maintain the international patent rights around the related intellectual property. The Company will continue to receive limited royalty and license fee revenue from its license of certain aspects of the ALDH technology to StemCell Technologies for the Aldeflour product line.

Customer Concentration

In 2016, our revenues consisted of product sales of approximately $1.3 million, license fee revenue of approximately $0.1 million and royalties of approximately $0.8 million. In 2016, revenue from Arthrex accounted for approximately 61% of our total revenue.  For the Successor Company, revenue from STEMCELL Technologies and St. Luke's Hospital System accounted for approximately 22% and 16%, respectively, of total revenue for the period from May 5, 2016 through December 31, 2016.  For the Predecessor Company, revenue from Arthrex accounted for approximately 78% of total revenue for the period from January 1, 2016 through May 4, 2016. No other single customer accounted for more than 10% of total revenue during those periods.

In 2015, our revenues consisted of product sales of approximately $6.4 million, license fee revenue of approximately $3.4 million (related primarily to a one-time license fee paid under the Rohto agreement) and royalties of approximately $1.7 million. In 2015, revenue attributed to Arthrex accounted for approximately 67% of our total revenue and revenue attributed to Rhoto accounted for approximately 26% of our total revenue. No other single customer accounted for more than 10% of our total revenue during 2015.

Patents, Licenses, and Property Rights

Nuo Therapeutics relies on a combination of patents, trademarks, trade secrets, and copyright laws, as well as confidentiality agreements, contractual provisions, and other similar measures, to establish and protect its intellectual property.

Historically, the Company has been party to certain royalty agreements relating to its intellectual property under which it pays certain fees, and has acquired additional royalty agreements as part of the acquisition of Aldagen. Currently, the Company is paying royalties under the following agreement:

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The inventor is entitled to receive a royalty equal to 5% of gross profits on revenues generated from reliance on the Worden Patents (U.S. patents 6,303,112 and 6,524,568), covering the formulation of Aurix. In conjunction with the release of a security interest in the applicable patents securing our payment obligations under a royalty agreement, we paid the inventor a lump sum $500,000 payment in February 2013 in satisfaction of all remaining minimum monthly royalty payments. In addition, the annual maximum royalty payment was raised to $625,000 from $600,000 in conjunction with the amendment. Finally, the Company has no annual royalty obligation unless and until the calculated annual royalty obligation exceeds $100,000 in a given year. This agreement terminates with the expiration of the patents in 2019.

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Under our license agreement with Duke, Duke has granted us an exclusive, worldwide license under its patents and applications that relate to methods for isolating and manufacturing ALDH Bright Cell populations, or the Duke Patents. Under the terms of the Duke license agreement, we are obligated to pay up to a 1% royalty to Duke on all revenues relating to the Duke Patents, subject to an annual minimum of $5,000 per year beginning in the calendar year after the first commercial sale of a licensed product (which will increase to $25,000 upon the achievement of specified development and commercialization milestones). The Company bears all costs to maintain the patents. This agreement terminates with the expiration of the patents in 2018. In light of the lack of any clinical response of statistical significance and limited remaining patent life, the Company sees no further realistic path for development of the Bright Cell technology, and it does not expect to maintain the international patent rights around the related intellectual property.

Nuo Therapeutics’ patent strategy, designed to maximize value, seeks to: (i) assist the Company in establishing significant market positions for its products, (ii) attract strategic partners for collaborative research, development, marketing, distribution, or other agreements, which could include milestone payments to the Company, and (iii) generate revenue streams via out-licensing agreements.

Nuo Therapeutics’ current patent portfolio consists of domestic and international patents that generally fall into the following families:

●	Process, formulation, and methods for utilizing platelet releasate to heal damaged tissue, related to PCT/US99/02981 and US Patent Nos. 7,112,342 and 6,524,568;

●	Patents having claims to medical devices, corresponding to PCT/US2010/051892 and US Patent No. 7,927,563;

●	ALDH Bright Cell populations, related to US Patent Nos. 7,863,043, 8,986,744, and 6,537,807; and

●	Specific chemistries for isolating and manufacturing ALDH Bright Cell populations, related to US Patent Nos. 6,627,759, 6,991,897, and 7,754,480.

The above patent families encompass the Company’s Aurix product, homologous growth factors, wound-healing biomarkers and ALDH Bright Cell populations. Nuo Therapeutics is continually assessing new opportunities to create or in-license other intellectual property assets. These patents have expiration dates ranging from 2018 to 2030. The currently marketed Aurix System is covered by patents that expire in 2019. As described in “Angel Product Line” above, the Company has assigned to the Assignee the Company’s rights, title and interest in and to the Arthrex Agreement, and transferred and assigned to the Assignee associated intellectual property and royalty and payment rights owned by the Company and licensed thereunder.   In addition, as described in "ALDHbr, or Bright Cell, Technology" above, the Company does not intend to maintain the international patent rights surrounding the Bright Cell technology.  As such, international patent rights relating to the Bright Cell technology do not appear above.

Business Strategy

Our near-term strategic focus is on the successful execution and completion of the three clinical protocols for Aurix under the CMS CED program. The expansion of reimbursement to patients outside these protocols can be achieved only after successful conclusion of the data collection and submission of the resulting data to CMS. There are no assurances that broad access and reimbursement can be achieved.     Because Medicare beneficiaries represent the majority of chronic wound patients in the United States and since commercial insurance coverage determinations often follow CMS coverage and reimbursement decisions, we believe that successful conclusion of the CED program would substantially increase the commercial value of Aurix. Thus, we believe that the market for innovative technologies that harness the innate regenerative capacity of the human body to trigger natural healing represents a significant opportunity from both a clinical and a business perspective.

Our immediate goal is to successfully commercialize the Aurix System in the U.S. for the treatment of chronic wounds. Key elements of our strategy to achieve this goal include steps to secure broad CMS reimbursement under the CED program:

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We secured a CMS coverage and reimbursement decision for Aurix therapy under the CED program in 2012 via the NCD and economically viable reimbursement rates beginning in 2016. The CED protocols require the collection of wound healing data including Quality of Life metrics for a population of approximately 2,200 Medicare beneficiaries across three separate and distinct wound etiologies.

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To execute the CED program efficiently and in a timely manner, we initiated a collaboration with Restorix in May 2016 to expand the number of study centers and to increase the rate of patient enrollment beyond what we have established independently. Restorix is a leading wound care management company overseeing day-to-day operations in approximately 200 outpatient wound care centers. The three protocols for the CED program are prospective, open-label randomized (1:1) studies treating Medicare beneficiaries only. The studies will compare usual and customary care, or UCC, with Aurix plus UCC. The primary outcome measurement is time to heal. The three protocols comprise:

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Diabetic Foot Ulcers: The study endpoint is the earlier of complete healing or 12 weeks following enrollment and the estimated enrollment is 760 randomized patients. The first patient was enrolled in May 2015, and 82 patients have enrolled to date.

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Venous Leg Ulcers: The study endpoint is the earlier of complete healing or 12 weeks following enrollment and the estimated enrollment is 640 patients. The first patient was enrolled in March 2015, and 63 patients have enrolled to date.

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Pressure Ulcers: The study endpoint is the earlier of complete healing or 16 weeks following enrollment and the estimated enrollment is 800 patients. The first patient was enrolled in April 2015, and 33 patients have enrolled to date.

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To increase the opportunity for greater enrollment at certain sites in our CED program, we have petitioned the Department of Health and Human Services Office of Inspector General, or OIG, to issue an advisory opinion that if a facility that was treating Medicare beneficiaries enrolled in one of the CED study protocols waived any required co-payments based on an individualized assessment of financial ability, the facility would not be subject to civil or administrative penalties under the Social Security Act and regulations. On April 5, 2017, the OIG acknowledged acceptance of our request and advised us that it was proceeding with a review of our petition for possible approval. On May 3, 2017, we submitted a revised petition in response to requests for clarification we received from OIG. On June 9, 2017, we held a conference call with OIG personnel directly responsible for the assessment of our request and preparation of the advisory opinion and were advised that the written advisory opinion is undergoing internal review. On June 12, 2017, we responded to an OIG request for confirmation of certain items germane to our request. Although we can provide no assurance, we anticipate receiving the requested advisory opinion described above on or about June 30, 2017. Other parties’ requests to OIG for waiver of the co-pay requirement, including requests involving CED studies, have been successful although there can be no assurance that our request will be successful.

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To support our CED efforts, we have hired and deployed a small team of clinical affairs professionals. The clinical affairs group is focused on both support of health care providers and facilities - through the Restorix collaboration and those we have initiated outside the Restorix relationship - in their use of Aurix as well as facilitating the collection of the clinical data required to fulfill the Aurix Medicare CED requirements.

Based on guidance from the CMS Coverage and Analysis Group (CAG), a CED cycle is considered complete when CMS completes a reconsideration of the existing National Coverage Determination and removes the requirement for study participation as a condition of coverage. The request for reconsideration would typically follow the same nine-month timetable as other NCD requests. We currently estimate that the three protocols can reach full enrollment during 2018 with each protocol reaching complete enrollment independently and the diabetic foot protocol likely completing enrollment first, although we can provide no assurances to that effect. Each protocol also includes the option for Nuo to perform an interim analysis based on 50% enrollment with a view towards earlier submission of study data for publication and subsequent submission to CAG for consideration.

While we are focused primarily on the commercialization of our FDA-cleared Aurix System in the U.S., a secondary priority for us is to develop and commercialize our products in markets outside the U.S. Accordingly, as of December 31, 2014, we signed an exclusive licensing and distribution agreement for the Aurix System with Rohto, providing them with an exclusive license and the right to develop and commercialize Aurix in Japan. The agreement stipulates royalty payments based on the net sales of Aurix in Japan and an additional future cash payment in the event a specific milestone is met. Rohto has assumed all responsibility for securing the marketing authorization from Japan’s Ministry of Health, Labor and Welfare while we will provide relevant product information, as well as clinical and other data to support Rohto’s regulatory activities.

Additionally, on May 5, 2016, we entered into an exclusive licensing and distribution agreement for the Aurix System with Boyalife. Under this agreement, Boyalife received a non-transferable, exclusive license, with limited right to sublicense, to use certain of the intellectual property relating to our Aurix System. Boyalife is entitled to import, use for development, promote, market, sell and distribute Aurix in greater China (China, Hong Kong, Taiwan and Macau) for all regenerative medicine applications, including but not limited to wound care and topical dermatology applications in human and veterinary medicine.

We intend to manage our overall costs and expenditures while focusing on the completion of the CED protocols. We will require significant additional capital over time to fully support an expanded commercialization initiative designed to increase market adoption and penetration of Aurix after completion of the CED protocols. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Government Regulation

Government authorities in the U.S., Canada, the European Union, and other countries extensively regulate pharmaceutical products, biologics, and medical devices. The Company’s products and product candidates are subject to approval or clearance by the governing bodies prior to and during the marketing and distribution of a product. Regulatory requirements apply to, but are not limited to, research and development, safety and efficacy, clinical studies, manufacturing, labeling, distribution, advertising and marketing, and the import and export of products. Before a product candidate is approved by the governing bodies for commercial marketing, rigorous preclinical and human clinical testing may be necessary to conduct to determine the safety and efficacy or effectiveness of the product. If the Company fails to comply with the applicable laws and regulations at any time during the product development process, approval or clearance process, or during commercialization, it may become subject to administrative and/or judicial sanctions. These sanctions may include, but are not limited to, refusal to approve or clear pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of the Company’s operations, injunctions, fines, civil penalties and/or criminal prosecution. Any enforcement action could have a material adverse effect on the Company.

Medical Device Regulation

The Company currently manufactures and distributes the Aurix System. As such, this and future products manufactured and/or distributed by the Company may be subject to regulations by the applicable governing bodies, including but not limited to, the FDA, Health Canada, the European Medicines Agency, the Japanese Ministry of Health & Welfare, and other regulatory agencies. The Company currently has limited business development initiatives outside of the U.S. Each of the foreign governing bodies noted above serve a similar function as the FDA. As such, the Company and its products and product candidates are subject to the regulations enforced by the outside governing bodies. These regulations include, but are not limited to, product clearance, documentation requirements, good manufacturing practices and medical device reporting. Labeling and promotional activities are also subject to regulation by the U.S. Federal Trade Commission, in certain circumstances. Current enforcement policies prohibit the marketing of approved medical devices for unapproved uses. Each governing body reviews the labeling and advertising of medical devices to ensure that unapproved uses are not promoted. Before a new or modified medical device can be introduced to the market, the manufacturer must obtain clearance or approval from the applicable regulatory agency, depending upon the device classification. In the U.S., medical devices are classified into one of three classes — Class I, II, or III. The regulations enforced by the FDA and/or the appropriate governing bodies to the medical device(s) provide reasonable assurance that the device is safe and effective. In the U.S., Class I devices are non-critical products that the FDA believes can be adequately regulated by “general controls” which include provisions relating to labeling, manufacturer registration, defect notification, records and reports, and current good manufacturing practices, or cGMP, based on the FDA’s Quality Systems Regulations. Most Class I devices are exempt from pre-market notification and some are also exempt from cGMP requirements. Class II devices are products for which the general controls of Class I devices, by themselves, are not sufficient to assure safety and effectiveness and, therefore, require additional controls. Additional controls for Class II devices may include performance standards, post-market surveillance patient registries, and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by the FDA. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices. All of the governing bodies with responsibility over the Company’s products have the ability to inspect medical device manufacturers, order recalls of medical devices in some circumstances, seize non-complying medical devices, and to pursue prosecution of either civil or criminal violations.

Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, requires individuals or companies manufacturing medical devices intended for human use to file a notice with the FDA at least ninety days before intending to introduce the device into the market. This notice, commonly referred to as a 510(k) premarket notification, must identify the type of classified device into which the product falls, the class of that type, and a specific product already being marketed or cleared by the FDA and to which the product is “substantially equivalent.” In some instances, the 510(k) must include data from human clinical studies to establish “substantial equivalence.” The FDA must agree with the claim of “substantial equivalence” before the device can be marketed. The statutory time frame for clearance of a 510(k) is ninety days, though it often takes longer. Nuo Therapeutics currently markets only products that are subject to 510(k) clearance.

The Company currently markets the Aurix System, consisting of the Aurix Wound Dressing Kit, Aurix Reagent Kit, and Aurix System Centrifuge II components. The components together comprise the Aurix System, a legally-marketed product that has been cleared by FDA and/or the appropriate governing body. The Aurix System Centrifuge II, when used with the Aurix Wound Dressing Kit and Aurix Reagent Kit, are suitable for use on exuding wounds such as leg ulcers, pressure ulcers and diabetic ulcers, and for the management of mechanically or surgically-debrided wounds.

As a specification developer, manufacturer and distributor of medical devices, Nuo Therapeutics complies with, among other standards and regulations, e.g., the FDCA and implementing regulations at 21 CFR 1 et seq. and ISO 13485.  As a manufacturer and distributor of medical devices, the Company, and in some instances its subcontractors, is required to register its facilities and products manufactured annually with the appropriate governing bodies and certain state agencies.  Additionally, the Company is subject to periodic inspections by the governing bodies to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state or local agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Bio-pharmaceutical Product Regulation

To the extent the Company again develops bio-pharmaceuticals, such as its former ALDH Bright Cells product candidates, in the future, they would also be regulated by the FDA. Under the U.S. regulatory scheme, the development process for new such products can be divided into two distinct phases:

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Preclinical Phase. The preclinical phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application, or IND, for submission to the FDA. The IND must be accepted by the FDA before the product candidate can be tested in humans. The review period for an IND submission is thirty days, after which, if no comments are made by the FDA, the product candidate can be studied in Phase I clinical trials. Certain preclinical tests must be conducted in compliance with the FDA’s good laboratory practice regulations and the U.S. Department of Agriculture’s Animal Welfare Act.

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Clinical Phase. The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the product candidate in humans, as well as, the ability to manufacture the drug in accordance with cGMP requirements. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the product candidate. Each clinical protocol is submitted to the FDA as part of the IND prior to beginning the trial. Each trial is reviewed, approved, and conducted under the auspices of an investigational review board, or IRB, and each trial, with limited exceptions, must include the patient’s informed consent. Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:

Phase 1. In Phase 1 clinical trials, typically a small number of healthy individuals (although in some instances individuals with the disease or condition for which an indication is being sought for the product candidate are enrolled) are tested with the product candidate to determine safety and tolerability, and includes biological analyses to determine the availability and metabolism of the active ingredient following administration.

Phase 2. Phase 2 clinical trials involve administering the product candidate to individuals who suffer from the target disease or condition to determine the optimal dose and potential efficacy. These clinical trials are well controlled, closely monitored, and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.

Phase 3. Phase 3 clinical trials are performed after preliminary evidence suggesting efficacy of a product candidate has been obtained and safety, tolerability, and an optimal dosing regimen have been established. Phase 3 clinical trials are intended to gather additional information about efficacy and safety that is needed to evaluate the overall benefit-risk relationship and to complete the information needed to provide adequate instructions for the use of the product candidate. Phase 3 trials usually include from several hundred to a few thousand subjects.

Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf-life constraints. In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed. These trials require scale up for manufacture of increasingly larger batches of bulk chemical. These batches require validation analyses to confirm the consistent composition of the product.

Phase 1, 2, and 3 testing may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend (place on “clinical hold”), or terminate the trials based upon the data accumulated to that point and the agency’s assessment of the risk/benefit ratio to the patient. The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request that additional clinical trials be conducted as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of products under development. Furthermore, IRBs, which are independent entities constituted to protect human subjects at the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at their respective institutions at any time for a variety of reasons, including safety issues.

After the successful completion of Phase 3 clinical trials, the sponsor of the new bio-pharmaceutical submits a Biologics License Application, or BLA, to the FDA requesting approval to market the product for one or more indications. A BLA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical studies and clinical trials, information about the product candidate’s composition and manufacturing, and the sponsor’s plans for manufacturing, packaging, and labeling the drug. Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, of the safety and efficacy of product candidates for all relevant pediatric populations before the BLA is submitted. The statute provides for waivers or deferrals in certain situations. In most cases, the BLA must be accompanied by a substantial user fee. In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which the FDA may approve the product or request additional information.

The submission of the application is no guarantee that the FDA will find it complete and accept it for filing. The FDA reviews all BLA’s submitted before it accepts them for filing. It may refuse to accept the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information. After the application is deemed filed and accepted by the FDA, agency staff reviews a BLA to determine, among other things, whether a product is safe and efficacious for its intended use. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its BLA. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of physicians, for review, evaluation, and an approval recommendation. The FDA is not bound by the opinion of the advisory committee. Products that successfully complete BLA review and receive clearance (i.e., approval) may be marketed in the U.S., subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA conducts an inspection of the facilities, including outsourced facilities, that will be involved in the manufacture, production, packaging, testing, and control of the product candidate for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “complete response” letter communicating it cannot approve the application in its current form. The length of the FDA’s review may range from a few months to several years.

If the FDA approves the BLA, the product becomes available for physicians to prescribe in the U.S. After approval, the BLA holder is still subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements. In addition, the BLA holder is required to maintain and provide updated safety and efficacy information to the FDA. The BLA holder is also required to comply with requirements concerning advertising and promotional labeling, including prohibitions against promoting any non-FDA approved or “off-label” indications of products. Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials, and substantial fines. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.

Biologics manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with cGMP regulations. Facilities may also be subject to inspections by other federal, foreign, state or local agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

In addition, following the FDA approval of a product, discovery of problems with a product or the failure to comply with requirements may result in restrictions on a product, manufacturer, or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or the FDA-initiated action that could delay further marketing. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contra-indications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or effectiveness, including additional clinical studies, known as Phase 4 trials, to evaluate long-term effects.

Other regulatory agencies, including Health Canada and the European Medicines Agency, require preclinical and clinical studies, manufacturing validation, facilities inspection, and post-approval record keeping and reporting similar to FDA requirements. In some instances, data generated for consideration by the FDA may be submitted to these agencies for their consideration for approvals in other countries.

Fraud and Abuse Laws

The Company may be subject to federal and state anti-kickback laws in its dealings with health care providers and suppliers. Section 1128B (b) of the Social Security Act, commonly referred to as the Anti-Kickback Statute, prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal health care program, such as Medicare and Medicaid. The Anti-Kickback Statute is broad, and it prohibits many arrangements and practices that are otherwise lawful in businesses outside of the health care industry. The Office of the Inspector General, or OIG, of the U.S. Department of Health and Human Services, or DHHS, has issued regulations, commonly known as “safe harbors,” that set forth certain provisions which, if fully met, will assure health care providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. Although full compliance with these provisions ensures against prosecution under the Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued. The penalties for violating the Anti-Kickback Statute include imprisonment for up to five years, fines of up to $250,000 per violation for individuals and up to $500,000 per violation for companies and possible exclusion from federal health care programs. In addition, any Medicare or Medicaid claim that results from a violation of the Anti-Kickback Statute is automatically a violation of the federal False Claims Act. Many states have adopted laws similar to the federal Anti-Kickback Statute, and some of these state prohibitions apply to patients for health care services reimbursed by any source, not only federal health care programs such as Medicare and Medicaid.  In this connection, please refer to the Risk Factor titled "The 20% Medicare Co-Payment Presents a Potential Obstacle to Adequate Levels of Patient Enrollment in the CED Protocols."

The Company may also be adversely affected by physician self-referral laws. Federal physician self-referral legislation (commonly known as the Stark Law) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services,” or DHS, if the physician or an immediate family member has a financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. The Centers for Medicare & Medicaid Services, or “CMS,” has issued numerous regulations containing exceptions to the prohibitions of the Stark Law. If a physician and a DHS entity have financial relationship subject to the Stark Law, then an exception must be met or else the DHS entity cannot bill for the service. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal health care programs such as Medicare and Medicaid. Violations of the Stark Law have also been the basis for False Claims Act actions, discussed below. Various states have corollary laws to the Stark Law (so-called “baby Stark” laws), including laws that require physicians to disclose any financial interest they may have with a health care provider to their patients when referring patients to that provider. Both the scope and exception for such laws vary from state to state.

In addition, there are other U.S. health care fraud laws to which the Company may be subject, including a federal statute that prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any health care benefit program, including private payers (“fraud on a health benefit plan”) and a statute that prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for health care benefits, items or services. These laws apply to any health benefit plan, not just Medicare and Medicaid.

The Company may also be subject to other U.S. laws that prohibit submitting, or causing to be submitted, claims for payment or causing such claims to be submitted that are false. Violation of these false claims statutes may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim (or causing the submission of a false claim) or the knowing use of false statements to obtain payment from the U.S. federal government. In addition, under the False Claims Act and the Affordable Care Act, the failure to report and refund an overpayment to the Medicare or Medicaid programs within 60 days of the identification of the overpayment may also be an obligation subjecting the defendant to a False Claims Act action. Finally, a recent U.S. Supreme Court case, Universal Health Services v. United States ex rel. Escobar, approved the “implied false certification” theory of liability under the False Claims Act; under this theory, if an entity submits a claim for payment that makes a specific representation about the goods or services provider, but fails to disclose the entity’s noncompliance with a statutory, regulatory or contractual requirement that would be material to the Government’s payment decision, this may be a violation of the False Claims Act. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim. The amount of the civil penalty may be adjusted annually by the Department of Justice in accordance with the provisions of the Bipartisan Budget Act of 2015. Under the final rule published on February 3, 2017, the per claim penalty for each violation of the False Claims Act may range from $10,957 to$21,916. Suits filed under the False Claims Act can be brought by either the Department of Justice, or by an individual on behalf of the government (a “qui tam action”). Such individuals (known as “qui tam relators”) may share in the amounts paid by the entity to the government in fines or settlement. In addition certain states have enacted laws modeled after the False Claims Act. “Qui tam” actions have increased significantly in recent years causing greater numbers of health care companies to have to defend false claim actions, pay fines or be excluded from the Medicare, Medicaid or other federal or state health care programs as a result of an investigation arising out of such action.

Several states also have their own false claims, anti-kickback, self-referral, fee splitting and other similar laws that may restrict the payment or receipt of remuneration in connection with the purchase or rental of medical equipment and supplies. State laws vary in scope and have been infrequently interpreted by courts and regulatory agencies, but may apply to all health care products and services, regardless of whether Medicaid or Medicare funds are involved.

Employees

The Company had 17 employees, all of which were full time employees, including the Company’s management, as of May 31, 2017. The remaining personnel primarily consist of sales and marketing, accounting, clinical affairs, operational, and administrative professionals. None of the Company’s employees is covered by a collective bargaining agreement or represented by a labor union. The Company considers its employee relations to be good.

Research and Development

During the fiscal years ended December 31, 2016 and 2015, we spent approximately $1.6 million and $2.5 million on research and development activities, respectively.

Competition

While Aurix has no direct competition in the chronic wound care market from any other FDA cleared platelet derived products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors in the areas of advanced wound care dressings, wound care devices, and wound care biologics. Leading companies in the advanced wound care market include Smith and Nephew, Acelity (KCI, Systegenix, and LifeCell), MoInlycke, and ConvaTec.  Leading competitors in the wound care market that offer other biologic products such as tissue based products include companies such as MiMedx, Osiris, Organogenesis, Aliqua, Derma Sciences, as well as a significant number of smaller companies.  While we believe that Aurix can compete favorably on the basis of broad application across multiple wound etiologies, we expect that many physicians and allied professionals will continue to employ other treatment approaches and technologies, separately and in combination, in an attempt to treat chronic and hard-to heal wounds.  The chronic wound market has many therapies that compete with Aurix that have established habitual use patterns and provider contracts to encourage standardized use.  Furthermore, other companies have developed or are developing products that could be in direct future competition with our current product line. We may not be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products than we do. See “Risk Factors – Risks Relating to the Company’s Financial Position, Business and Industry - Our Products Have Existing Competition in the Marketplace.”

Raw Materials

A reagent used for our Aurix product, bovine thrombin (Thrombin JMI), is available exclusively through Pfizer. Pfizer may unilaterally raise the price for the reagent. If a temporary or permanent interruption in the supply of the reagent were to occur, or the manufacturing costs charged by Pfizer exceed what we can reasonably afford, it would have a material adverse effect on our business.

Bankruptcy and Emergence from Bankruptcy

Filing of Petition

On January 26, 2016, the Company filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, seeking relief under Chapter 11 of Title 11 of the United States Code, or the Bankruptcy Code, which is administered under the caption “In re: Nuo Therapeutics, Inc.”, Case No. 16-10192 (MFW). We refer to this petition and the related case as the Chapter 11 Case. During the pendency of the Chapter 11 Case, the Company continued to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

In conjunction with the Company’s filing of the Chapter 11 Case, on January 29, 2016, the Bankruptcy Court granted the Company's motion and entered an interim order which required certain notices and restricted proposed transfers of the Company's equity securities by any person or entity that beneficially owned, or would have owned following a proposed transfer, at least 6,200,000 shares of the Old Common Stock.

DIP Financing

In connection with the Chapter 11 Case, on January 28, 2016, the Bankruptcy Court entered an order approving the Company's interim debtor-in-possession financing, or the DIP Financing, pursuant to terms set forth in a senior secured, superpriority debtor-in-possession credit agreement, or the DIP Credit Agreement, dated as of January 28, 2016, by and among the Company, as borrower, each lender from time to time party to the DIP Credit Agreement, including, but not limited to Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., and Deerfield Special Situations Fund, L.P., to which we collectively refer as Deerfield, and Deerfield Mgmt, L.P., as administrative agent, or DIP Agent, for Deerfield. Deerfield comprised 100% of the lenders under the then-existing facility agreement by and among the Company and Deerfield, entered into as of March 31, 2014, as amended. We refer to this facility agreement, as amended, as the Deerfield Facility Agreement.

On March 9, 2016, the Bankruptcy Court approved on a final basis the Company's motion for approval of the DIP Credit Agreement and use of cash collateral, and approved a Waiver and First Amendment to the DIP Credit Agreement with Deerfield and DIP Agent, or the Waiver and First Amendment, pursuant to which the DIP Credit Agreement was approved to include certain amendments, including the material terms of the proposed restructuring of the prepetition and post-petition secured debt, unsecured debt and equity interests of the Company, the terms of which were eventually effected pursuant to the Plan of Reorganization. The Waiver and First Amendment provided for senior secured loans in the aggregate principal amount of up to $6,000,000 in post-petition financing, to which we refer collectively as the DIP Loans. In accordance with the Plan of Reorganization, as of the Effective Date, the DIP Credit Agreement was terminated.

Plan of Reorganization and Emergence from Bankruptcy

On April 25, 2016, the Bankruptcy Court entered an Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization, which confirmed the Modified First Amended Plan of Reorganization of the Debtor under Chapter 11 of the Bankruptcy Code. We refer to the order as the Confirmation Order and to the plan of reorganization, as confirmed by the Confirmation Order, as the Plan of Reorganization.

The Plan of Reorganization contemplated that, prior to the effective date of such plan (which would occur no later than May 5, 2016), the Company would seek to raise not less than $10,500,000 in funding (of which $3,000,000 could be in the form of backstop irrevocable capital call commitments from creditworthy obligors in the reasonable judgment of Deerfield) through a private placement of common stock of the reorganized Company (the “Recapitalization Transaction”). If the Company were unable to achieve this successful capital raise, then the Plan of Reorganization contemplated alternative treatment of certain claims and equity interests. The proposed treatment of claims and equity interests in the event of a successful capital raise was defined in the Plan of Reorganization as Scenario A.

The Company having met the conditions contemplated for the successful capital raise, and therefore Scenario A, the Plan of Reorganization became effective on May 5, 2016, to which we refer as the Effective Date. Pursuant to the Plan of Reorganization, as of the Effective Date (i) all equity interests of the Company, including but not limited to all shares of the Company’s Old Common Stock (including its redeemable common stock), warrants and options, outstanding immediately prior to the Effective Date were cancelled, (ii) the Company’s certificate of incorporation in effect immediately prior to the Effective Date was amended and restated in its entirety by its Second Amended and Restated Certificate of Incorporation filed with the State of Delaware, as described in the Company’s Form 8-A filed on May 10, 2016, (iii) the Company’s by-laws in effect immediately prior to the Effective Date were amended and restated in their entirety by its Amended and Restated By-Laws, as described in the Company’s Form 8-A filed on May 10, 2016, and (iv) the Company issued new common stock, warrants and Series A preferred stock. Unless the context otherwise indicates, references in this prospectus to common stock are to the new common stock, par value $0.0001 per share, and references in this prospectus to Series A Preferred Stock are to the new preferred stock, par value $0.0001 per share, in each case issued by the Company on and after the Effective Date.

Under the Company’s Second Amended and Restated Certificate of Incorporation, it has the authority to issue a total of 32,500,000 shares of capital stock, consisting of 31,500,000 shares of common stock and 1,000,000 shares of Series A Preferred Stock, which will have such rights, powers and preferences as the board of directors of the Company (the “Board of Directors”) shall determine.

The Plan of Reorganization and the Confirmation Order were filed as Exhibits 2.1 and 99.1, respectively, to the Company’s Current Report on Form 8-K filed on April 28, 2016.

New Common Stock

Recapitalization

In accordance with the Plan of Reorganization, as of the Effective Date, the Company issued 3,000,000 shares of common stock to certain accredited investors for gross cash proceeds of $7,300,000 and net cash to the Company of $7,052,500. We refer to this transaction as the Recapitalization Financing. 80,000 of the 3,000,000 shares of common stock were issued in partial payment of an advisory fee. The net cash amount excludes the effect of $100,000 in offering expenses paid from the proceeds of the DIP Financing, which was converted into Series A Preferred Stock as of the Effective Date as described below under “- Series A Preferred Stock.”

As part of the Recapitalization Financing, the Company also issued warrants to purchase 2,472,000 shares of common stock to certain of the investors in that financing. We refer to these warrants as the 2016 Warrants. The 2016 Warrants terminate on May 5, 2021 and are exercisable at prices ranging from $1.25 per share to $2.50 per share. The number of shares of common stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations. The Form of Warrant was attached as Exhibit 10.4 to our Current Report on Form 8-K filed on May 10, 2016.

The shares of common stock and 2016 Warrants were issued to the investors in the Recapitalization Financing pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, provided by Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

A significant majority of the investors executed backstop commitments to purchase up to 5,120,000 additional shares of common stock for an aggregate purchase price of up to $3,000,000 at an average per share purchase price of $0.586. We refer to these backstop commitments as the Backstop Commitments or the Backstop Commitment. The Company cannot call the Backstop Commitment prior to June 30, 2017. After June 30, 2017, the Backstop Commitment can be called exclusively by the majority vote of the standing backstop committee of the Company’s board of directors, consisting of Messrs. Winzer, Atinsky and Mintz. The form of Backstop Commitment was attached as Exhibit 10.46 to our Annual Report on Form 10-K for the year ended December 31, 2015 filed on October 24, 2016.

With respect to each investor who executed a Backstop Commitment, the commitment terminates on the earlier of (i) the date on which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of common stock in the aggregate amount of the Backstop Commitment, (ii) the date that all shares of Series A Preferred Stock have been redeemed by the Company or (iii) the date that all shares of Series A Preferred Stock are no longer owned by entities affiliated with Deerfield. We refer to such date as the Termination Date. We expect that the Backstop Commitment will terminate unexercised in connection with the consummation of the offering to which this prospectus relates. Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed investors upon the Termination Date a commitment fee of $250,000 in the aggregate.

As of the Effective Date, the Company entered into a registration rights agreement, or the Registration Rights Agreement, with the investors. The Registration Rights Agreement provides certain resale registration rights to the investors with respect to the shares of common stock issued in the Recapitalization Financing. Pursuant to the Registration Rights Agreement, the Company filed a registration statement (File No. 333-214748) registering the resale of the common stock issued in the Recapitalization Financing. The Company has agreed under the Registration Rights Agreement to use its best efforts to keep the registration statement continuously effective under the Securities Act until the earliest of (i) the date when all registrable securities under the registration statement may be sold without registration or restriction pursuant to Rule 144(b) under the Securities Act or any successor provision or (ii) the date when all registrable securities under the registration statement have been sold, subject to the Company’s ability to suspend sales under the registration statement in certain circumstances. The form of Registration Rights Agreement was attached as Exhibit 10.3 to our Current Report on Form 8-K filed on May 10, 2016.

Issuance of Common Stock to Holders of Old Common Stock

As of the Effective Date, the Company issued 905,845 shares of common stock to record holders of the Old Common Stock as of March 28, 2016 who executed and timely delivered the required release documents no later than July 5, 2016 in accordance with the Confirmation Order and the Plan of Reorganization. We refer to these shares of common stock as the Exchange Shares and to the holders of Old Common Stock who executed and timely delivered the required release documents as the Releasing Holders.

The 905,845 Exchange Shares were issued as of the Effective Date to Releasing Holders who asserted ownership of a number of shares of Old Common Stock that matched the Company’s records or could otherwise be confirmed, at a rate of one share of common stock for every 104.7335 shares of Old Common Stock held by such holders as of March 28, 2016. In accordance with the Plan of Reorganization, if the calculation would otherwise have resulted in the issuance to any Releasing Holder of a number of shares of common stock that is not a whole number, then the number of shares actually issued to such Releasing Holder was determined by rounding down to the nearest number.

In accordance with the Plan of Reorganization, the Exchange Shares were issued under the exemption from the registration requirements of the Securities Act provided by Section 1145 of the United States Bankruptcy Code.

Issuance of Common Stock in Exchange for Administrative Claims

As of June 20, 2016, the Company issued 65,000 shares of common stock pursuant to the Order Granting Application of the Ad Hoc Equity Committee Pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) for Allowance of Fees and Expenses Incurred in Making a Substantial Contribution, entered by the Bankruptcy Court on June 20, 2016. We refer to these shares of common stock as the Administrative Claim Shares. The Administrative Claim Shares were issued to holders of administrative claims under sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code. Of the 65,000 shares, 40,000 shares were issued to outside counsel to the Ad Hoc Equity Committee of the Company’s equity holders as payment of all remaining allowed fees for legal services provided by such counsel, and 25,000 were issued to designees of the Ad Hoc Equity Committee who had granted loans in an aggregate amount of $62,500 to the Ad Hoc Equity Committee in December 2015 as repayment of such loans.

The Administrative Claim Shares were issued under the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 thereunder.

Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designation of Series A Preferred Stock, or Certificate of Designation, with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock. A copy of the Certificate of Designation was attached as Exhibit 3.3 to our Current Report on Form 8-K filed on May 10, 2016. On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield in accordance with the Plan of Reorganization pursuant to the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code. Deerfield did not receive any shares of common stock or other equity interests in the Company other than the Series A Preferred Stock.

The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction. For so long as Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock have the right to nominate and elect one member of our Board of Directors and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment. Lawrence Atinsky serves as the designee of the holders of Series A Preferred Stock, which are all currently affiliates of Deerfield Management Company, L.P., of which Mr. Atinsky is a Partner. The Series A Preferred Stock have voting rights, voting with the common stock as a single class, with each share of Series A Preferred Stock having the right to five votes, currently representing approximately one percent (1%) of the voting rights of the capital stock of the Company, and the holders of Series A Preferred Stock have the right to approve certain transactions. Under the Certificate of Designation, for so long as the Backstop Commitment remains in effect, a majority of the members of the standing backstop committee of the Board of Directors may approve a drawdown under the Backstop Commitment. Among other restrictions, the Certificate of Designation for our Series A Preferred Stock limits the Company ’s ability to (i) issue securities that are senior or pari passu with the Series A Preferred Stock, (ii) incur debt (other than for working capital purposes not in excess of $3.0 million), (iii) issue securities that are junior to the Series A Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences, (iv) pay dividends on or purchase shares of its capital stock, and (v) change the authorized number of members of its Board of Directors to a number other than five, in each case without the consent of holders representing at least two-thirds of the outstanding shares Series A Preferred Stock.

The Certificate of Designation for our Series A Preferred Stock and all shares of Series A Preferred Stock would be cancelled upon the completion of the Series A Restructuring described below under “Description of Securities – Series A Preferred Stock Restructuring” (such description is incorporated herein by reference) if aggregate gross proceeds in this offering are at least $10.5 million, and the Series B Preferred Stock would be issued with the rights, preferences and other terms set forth in the Series B Certificate of Designations.

Assignment and Assumption Agreement; Transition Services Agreement

Pursuant to the Plan of Reorganization, on May 5, 2016, the Company entered into an assignment and assumption agreement, or Assignment and Assumption Agreement, with Deerfield SS, LLC, the designee of Deerfield, to assign to the Assignee the Company’s rights, title and interest in and to its then-existing license agreement with Arthrex, Inc., or Arthrex, and to transfer and assign to Deerfield SS, LLC associated intellectual property owned by the Company and licensed under such agreement, as well as rights to collect royalty payments thereunder. We refer to Deerfield SS, LLC as the Assignee. This assignment and transfer was effected in exchange for a reduction of $15,000,000 in the amount of the allowed claim of Deerfield pursuant to the Plan of Reorganization. As a result of the assignment and transfer, the Aurix System currently represents the Company’s only commercial product offering.

Pursuant to the Plan of Reorganization, on May 5, 2016, the Company also entered into a transition services agreement, or Transition Services Agreement, with the Assignee. The Transition Services Agreement generally contemplated that, during a transition period, we would continue to provide for the manufacture and supply to Arthrex of the Angel product line in accordance with the terms of the existing license agreement with Arthrex, and to provide our full cooperation, as commercially reasonable, to assist Arthrex with the manufacture and supply of the Angel product line. Initially, our obligation to provide such transition services was not to extend beyond October 15, 2016 unless agreed between the Company and the Assignee. On October 20, 2016, the Company entered into a letter agreement with Arthrex and the Assignee, which extended the transition period under the Transition Services Agreement through January 15, 2017. We refer to this letter agreement as the Three Party Letter Agreement. Under the terms of the Three Party Letter Agreement, the Company has no further obligations under the Transition Services Agreement or the Amended Arthrex Agreement after January 15, 2017.

The Assignment and Assumption Agreement and Transition Services Agreement were attached as Exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed on May 10, 2016. The Three Party Letter Agreement was attached as Exhibit 10.47 to our Annual Report on Form 10-K filed on October 24, 2016.

Termination of Deerfield Facility Agreement and DIP Credit Agreement

On the Effective Date, the obligations of the Company under the Deerfield Facility Agreement and under the DIP Credit Agreement were cancelled in accordance with the Plan of Reorganization and the Company ceased to have any obligations thereunder.

Board of Directors

On the Effective Date, pursuant to the Plan of Reorganization, the size of the Board of Directors was fixed at five members, Stephen N. Keith resigned from the Board of Directors and Scott M. Pittman and Lawrence S. Atinsky were appointed to the Board of Directors. Joseph Del Guercio, David E. Jorden and C. Eric Winzer remained on the Board of Directors. Mr. Atinsky was appointed to the Board of Directors by the holders of the Series A Preferred Stock.

On April 6, 2017, Mr. Del Guercio informed the Company that he was resigning from the Board of Directors, effective upon the appointment of his successor. Effective as of April 7, 2017, the Company’s Board appointed Paul D. Mintz, MD to fill the vacancy created by Mr. Del Guercio’s resignation. The Board also appointed Dr. Mintz to its Compensation Committee and its Nominating and Corporate Governance Committee.

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Many of our SEC filings are also available to the public from the SEC’s website at “http://www.sec.gov.” We make available for download free of charge through our website (http://nuot.com) our Annual Report on Form 10-K, our quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed it electronically with, or furnished it to, the SEC. Information appearing on our website is not part of this prospectus.

Properties

Our principal executive offices are located at 207A Perry Parkway, Suite 1, Gaithersburg, MD 20877 and our warehouse facility is located at 209 Perry Parkway, Suite 7, Gaithersburg, MD 20877. These facilities are comprised of approximately 12,000 square feet.

These facilities fall under two leases with monthly rent, including our share of certain annual operating costs and taxes, at approximately $14,000 and $4,000 per month with the leases expiring September 2019. In addition, we also lease a 2,076 square foot facility in Nashville, Tennessee, which is being utilized as a commercial operations office. The lease is approximately $4,000 per month excluding our shares of annual operating expenses and expires April 30, 2018. We also lease a 16,300 square foot facility in Durham, North Carolina, which we initially used to conduct research and development primarily focused on the Bright Cells technology. The lease is approximately $21,000 per month, including our share of certain annual operating costs and taxes, and expires December 31, 2018. Following the discontinuation of direct funding for our bright cells clinical development activities in May 2014, we have subleased the facility. The sublease rent is approximately $14,000 per month and expires December 31, 2018. The Company does not own any real property and does not intend to invest in any real property in the foreseeable future.

Legal Proceedings

The Company filed its Chapter 11 Case on January 26, 2016 and emerged from bankruptcy on May 5, 2016. Please see the description of the Company’s Chapter 11 Case contained in the section titled “Business – Bankruptcy and Emergence from Bankruptcy”, which is incorporated herein by reference. Other than the Chapter 11 Case, the Company has not been party to, and its property has not been the subject of, any material legal proceedings required to be disclosed herein.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of all current directors and executive officers of the Company. Officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position

David E. Jorden	55	Chief Executive and Chief Financial Officer; Director

C. Eric Winzer	60	Independent Director

Scott M. Pittman	58	Independent Director

Lawrence S. Atinsky	48	Independent Director

Paul D. Mintz, MD	68	Independent Director

Peter A. Clausen, PhD	50	Chief Scientific Officer

Biographical Information of Directors and Executive Officers

Biographical information with respect to the Company’s current executive officers and directors is provided below.

David E. Jorden has been Chief Executive Officer and Chief Financial Officer of the Company effective July 1, 2016 after serving as Acting CEO since January 8, 2016 and Acting CFO since May 2015. Mr. Jorden also serves as Acting Secretary of the Company. He served as our Acting CEO and Acting CFO during the Company’s bankruptcy reorganization proceedings, as disclosed under “Business – Bankruptcy and Emergence from Bankruptcy,” has served on the Board of Directors since October 2008 and was Executive Chairman from February 2012 to May 2015.  Mr. Jorden is also presently serving since June 2013 as CEO in a part time capacity for Nanospectra Biosciences, Inc., a private company developing nanoparticle directed focal thermal ablation technology of solid tumors, and as Acting CFO since June 2015 for PLx Pharma Inc., a late stage specialty pharmaceutical company focusing initially on commercializing a patent-protected aspirin product for over-the-counter distribution which is FDA approved and is the first ever liquid fill aspirin product.  Mr. Jorden will be resigning from the position of Acting CFO for PLx Pharma Inc. effective June 30, 2017, although he will be providing transition services through July 31, 2017. From 2003 to 2008, he was with Morgan Stanley’s Private Wealth Management group where he was responsible for equity portfolio management for high net worth individuals.  Prior to Morgan Stanley, Mr. Jorden served as CFO for Genometrix, Inc., a private genomics/life sciences company focused on high-throughput microarray applications.  Mr. Jorden was previously a principal with Fayez Sarofim & Co.  Mr. Jorden has a MBA from Northwestern University’s Kellogg School and a B.B.A. from University of Texas at Austin.  He is Chartered Financial Analyst and previously held a Certified Public Accountant designation.  Mr. Jorden previously served on the board of Opexa Therapeutics, Inc. (Nasdaq: OPXA) from August 2008 through November 2013.  Mr. Jorden was chosen to serve on the Board in part because of his extensive financial experience, particularly in the life sciences industry. As our current Chief Executive Officer and Chief Financial Officer, he provides the Board with critical insight into the day-to-day operations of the Company.

C. Eric Winzer has served as Director since January 30, 2009. Mr. Winzer has over 30 years of experience in addressing diverse financial issues including raising capital, financial reporting, investor relations, banking, taxation, mergers and acquisitions, financial planning and analysis, and accounting operations. Mr. Winzer has been the Chief Financial Officer at Immunomic Therapeutics, Inc., a privately-held clinical stage biotechnology company, since May 2015. From June 2009 to April 2015 Mr. Winzer served as the Principal Accounting Officer, Senior Vice President of Finance, and Chief Financial Officer for OpGen Inc. (OPGN), a precision medicine company that went public in May 2015. Before his tenure with OpGen Inc., Mr. Winzer held multiple executive positions at Avalon Pharmaceuticals, Inc. (AVRX), a Nasdaq listed biotechnology company, including serving as its Chief Financial Officer and Executive Vice President, Principal Accounting Officer, and Secretary. Before joining Avalon Pharmaceuticals, Mr. Winzer held numerous senior financial positions over twenty years at Life Technologies Corporation (LIFE) (now part of Thermo Fisher Scientific (TMO)) and its predecessor companies, Invitrogen (IVGN) and Life Technologies, Inc. (LTEK). From 1980 to 1986, Mr. Winzer held various financial positions at Genex Corporation. Mr. Winzer holds a B.A. in Economics and Business Administration from Western Maryland College (now McDaniel College) and an M.B.A. from Mount Saint Mary's University. Mr. Winzer was chosen to serve as a director of the Company in part because of his executive experience in the life sciences industry and his substantial financial knowledge and expertise.

Scott M. Pittman has served as a director since May 5, 2016. Mr. Pittman has over 30 years in Hospital Executive management. He is a Chief Operating & Business Development Officer for Buchanan General Hospital, a Registered Representative with Calton & Associates, and a Principal of Hospital CEO Associates. He has served as CEO Florida Hospital Zephyrhills, FL, in senior executive positions with Adventist Health Systems, and in various hospital executive positions in southern West Virginia. Mr. Pittman has developed several multimillion dollar hospital and program service expansions, and healthcare entity acquisitions and mergers, and has served on numerous state and regional health planning organizations. He is a Magna cum Laude graduate of Southwestern Adventist University with B.S. & B.A. Degrees in Business and Religion, and a Masters of Hospital Administration from Medical College of Virginia. Mr. Pittman was chosen to serve as a director of the Company in part because of his extensive experience as a hospital administration executive.

Lawrence S. Atinsky has served as a director since May 5, 2016. Mr. Atinsky is a Partner at Deerfield Management Company, LP (“Deerfield Management”), a healthcare investment firm focused on advancing healthcare through investment, information and philanthropy.  He primarily focuses on the firm’s structured transactions and private equity investments.  Prior to joining Deerfield Management, Mr. Atinsky was a partner of Ascent Biomedical Ventures, a healthcare focused private equity firm investing in early-stage biomedical and medical device companies. He has over 18 years of experience investing in healthcare companies.  Mr. Atinsky earned a J.D. from New York University School of Law and B.A. degrees in Political Science and Philosophy from the University of Wisconsin-Madison, cum laude. Deerfield Management’s affiliates are currently the sole holders of our Series A Preferred Stock and Mr. Atinsky serves as their designee to our Board of Directors under the Certificate of Designation for our Series A Preferred Stock.

Paul D. Mintz, MD has served as a director since April 7, 2017, replacing the vacancy created by the departure of Joseph Del Guercio. Dr. Mintz is the Senior Vice President and Chief Medical Officer of Verax Biomedical, Inc., or Verax Biomedical. Prior to joining Verax Biomedical in early 2016, Dr. Mintz served as Director, Division of Hematology Clinical Review, Office of Blood Research and Review, Center for Biologics Evaluation and Research of the U.S. Food and Drug Administration between 2011 until 2016. Prior to that, for more than 30 years, Dr. Mintz was a member of the faculty of the University of Virginia School of Medicine, where he was a tenured Professor of Pathology and Internal Medicine. He also served as Vice-Chair of Pathology and Chief of the Division of Clinical Pathology, and as Medical Director of the Clinical Laboratories and Transfusion Medicine Services at the University of Virginia Health System. In addition, Dr. Mintz served as Co-Medical Director of Virginia Blood Services.  He served as a director of Immucor, Inc. (Nasdaq: BLUD) in 2010 and 2011. Dr. Mintz is a former President of the American Association of Blood Banks, or AABB, served on AABB’s Board of Directors for nine years, and chaired and was a member of numerous AABB committees. He has also served as a member of the Board of Trustees of the National Blood Foundation. A recipient of a Transfusion Medicine Academic Award from the National Heart, Lung and Blood Institute, Dr. Mintz was an inaugural inductee into the National Blood Foundation Hall of Fame. He has served as a member of the Medicare Coverage Advisory Committee of CMS. Dr. Mintz is author or co-author of more than 100 articles and editorials spanning clinical practice, blood safety and the evaluation of new transfusion medicine technologies, and has designed and served as principal investigator for numerous clinical trials. He is the sole editor of all three editions of Transfusion Therapy: Clinical Principles and Practice (AABB Press) and has served on several journal editorial boards. Dr. Mintz earned his BA in Philosophy from the University of Rochester and received his MD with honors from the University of Rochester School of Medicine.

Peter A. Clausen, PhD was appointed as the Chief Scientific Officer on March 30, 2014. He joined the Company in September 2008 and has more than 20 years of experience in the biotechnology industry. Prior to joining the Company, Dr. Clausen was a founding member and Vice President of Research and Development at Marligen Bioscience, where he developed and commercialized innovative genomic and protein analysis products for the life sciences market. Dr. Clausen was the Manager of New Purification Technologies at Life Technologies and the Invitrogen Corporation. He also has significant experience within the commercial biotechnology industry developing peptide and small molecule therapeutics for application in the areas of inflammatory mediated disease and stem cell transplantation. He completed his post-doctoral training at the Laboratory of Molecular Oncology at the National Cancer Institute where his research efforts focused in the areas of oncology, hematopoiesis, and gene therapy. Dr. Clausen earned Ph.D. in Biochemistry from Rush University in Chicago and a Bachelor of Science degree in Biochemistry from Beloit College.

There are no family relationships between any of the Company’s executive officers or directors and, other than as disclosed above, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

No director or officer of the Company has, during the last 10 years, been subject to or involved in any legal proceedings described under Item 401(f) of Regulation S-K, been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, U.S. federal or state securities laws or finding any violations with respect to such laws.

Board of Directors

The Board oversees the business affairs of the Company and monitors the performance of management. Presently, there are five Board members: David E. Jorden, C. Eric Winzer, Scott M. Pittman, Lawrence Atinsky and Paul D. Mintz, MD.

On the Effective Date, pursuant to the Plan of Reorganization, the size of the Board of Directors was fixed at five members, Stephen N. Keith resigned from the Board and Scott M. Pittman and Lawrence Atinsky were appointed to the Board, the latter by the holders of the Series A Preferred Stock. Joseph Del Guercio, David E. Jorden and C. Eric Winzer remained on the Board of Directors.

On April 6, 2017, Mr. Del Guercio informed the Company that he was resigning from the Board of Directors, effective upon the appointment of his successor. Effective as of April 7, 2017, the Company’s Board appointed Paul D. Mintz, MD to fill the vacancy created by Mr. Del Guercio’s resignation. The Board also appointed Dr. Mintz to its Compensation Committee and its Nominating and Corporate Governance Committee.

The procedures by which shareholders may recommend nominees changed materially on May 5, 2016 as the Company adopted Amended and Restated Bylaws under the Plan of Reorganization.

For so long as Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock have the right to nominate and elect one member of the Board of Directors and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment. The Certificate of Designation for our Series A Preferred Stock also limits the Company’s ability to change the authorized number of members of its Board of Directors to a number other than five without the consent of holders representing at least two-thirds of the outstanding shares Series A Preferred Stock.   If aggregate gross proceeds in this offering are at least $10.5 million, the Series A Preferred Stock will be canceled in accordance with the terms of the Series A Restructuring, but the holders of the Series B Preferred Stock would thereafter have the right to nominate and elect one member of the Board of Directors, and the Certificate of Designations for the Series B Preferred Stock would also limit the Company’s ability to change the authorized number of members of its Board of Directors to a number other than five without the consent of holders representing at least two-thirds of the outstanding shares Series B Preferred Stock.

At each annual meeting, shareholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which he or she is elected or until his or her successor is duly elected.

Director Independence

The Company’s current directors include David Jorden, Eric Winzer, Scott Pittman, Lawrence Atinsky and Paul Mintz. The Board elects to apply the Nasdaq Stock Market corporate governance requirements and standards in its determination of the independence status of each Board and Board committee member. All of the Company’s current directors meet such independence requirements with the exception of Mr. Jorden, who does not serve on the Audit Committee, Compensation Committee or Nominating and Governance Committee. In addition, prior to his resignation, Joseph Del Guercio met such independence requirements. The members of the Audit Committee are also “independent” for purposes of Section 10A-3 of the Exchange Act and Nasdaq Stock Market rules and the members of the Compensation Committee are also “independent” for purposes of Section 10C-1 of the Exchange Act and Nasdaq Stock Market rules. The Board based its independence determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Please see “Certain Relationships and Related Transactions – Related Transactions” for a description of directors engaged in any transaction, relationship, or arrangement contemplated under section 404(a) of Regulation S-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

This discussion focuses on the compensation paid to “named executive officers,” which is a defined term generally encompassing all persons that served as principal executive officer at any time during the most recently completed fiscal year, as well as certain other highly paid executive officers during such fiscal year. For the fiscal year ended December 31, 2016, the named executive officers consisted of the following persons:

●

David E. Jorden, who served as our Chief Executive Officer and Chief Financial Officer effective July 1, 2016, our Acting Chief Executive Officer from January 8, 2016 through June 30, 2016, our Acting Chief Financial Officer from May 2015 through June 30, 2016, and our Executive Chairman from February 2012 until May 2015.

●	Peter A. Clausen, who has served as our Chief Scientific Officer since April 2014.
●	Dean Tozer, who served as our Chief Executive Officer from August 15, 2015 through January 8, 2016, and our Chief Commercial Officer from March 30, 2014 through August 14, 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus	Option Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
David E. Jorden (2)	2016	$260,417	(3)	-	$58,577	(4)	$40,000	$1,560	(6)	$360,554
	2015	$166,667	(3)	-	$40,120	(5)	-	$39,683	(7)	$246,470
Peter A. Clausen (8)	2016	$290,000		-	$29,603	(9)	$115,000	$25,212	(10)	$459,815
	2015	$290,000		-	-		-	$10,600	(11)	$300,600
Dean Tozer (12)	2016	$15,208		-	-		-	$182,531	(12)	$197,739
	2015	$324,375		-	-		-	$10,600	(13)	$334,975

(1)

Represents the grant date fair value of the stock option awards granted during the fiscal year indicated, calculated in accordance with FASB ASC Topic 718. The fair value was estimated using the assumptions detailed in Note 3 - Liquidity and Summary of Significant Accounting Principles to the Company’s consolidated financial statements included in this prospectus.

(2)	Mr. Jorden served in the positions specified immediately above the Summary Compensation Table during the years presented.

(3)

Commencing on May 1, 2015, the Company began compensating Mr. Jorden at the rate of $200,000 per year for as long as he served as Acting Chief Financial Officer. On January 8, 2016, the Board also appointed Mr. Jorden as the Company's Acting Chief Executive Officer, effective immediately. In connection therewith, the Board agreed to an increase in Mr. Jorden's annual compensation from $200,000 to $250,000, effective January 16, 2016. On July 1, 2016, the Board appointed Mr. Jorden as the Company’s Chief Executive Officer and Chief Financial Officer and, at the recommendation of the Compensation Committee, increased his annual salary to $275,000.

(4)

Represents options to purchase 140,000 shares of common stock awarded on July 1, 2016 at an exercise price of $2.50 per share, subject to approval of the 2016 Omnibus Incentive Compensation Plan by the Company’s shareholders, which approval was subsequently obtained. The award consists of options to purchase 65,000 shares subject only to time vesting (with options to purchase 25,000 shares having vested immediately and options to purchase 20,000 shares each vesting on March 31 and December 31, 2017, respectively) and options to purchase 75,000 shares vesting according to certain performance milestones related to the extinguishment of the Backstop Commitment and enrollment under our collaboration with Restorix.

(5)

Represents options to purchase 250,000 shares of Old Common Stock awarded on July 9, 2015 under the Company’s 2013 Equity Incentive Plan at an exercise price of $0.21 per share. All such options were cancelled on May 5, 2016 in accordance with the Plan of Reorganization.

(6)	Represents $1,216 in unused vacation payouts triggered by the Company’s bankruptcy, with the remainder consisting of life insurance premiums paid by the Company.

(7)	Represents the amount Mr. Jorden received in his capacity as Executive Chairman in 2015. Mr. Jorden did not receive any additional compensation for his service as a director during 2016 or 2015.

(8)	Dr. Clausen served in the positions specified immediately above the Summary Compensation Table during the years presented.

(9)

Represents options to purchase 70,000 shares of common stock awarded on July 1, 2016 at an exercise price of $2.50 per share, subject to approval of the 2016 Omnibus Incentive Compensation Plan by the Company’s shareholders, which approval was subsequently obtained. The award consists of options to purchase 32,000 shares subject only to time vesting (with options to purchase 16,000 shares vesting 90 days after the grant date, and options to purchase 16,000 shares vesting on December 31, 2017) and options to purchase 38,000 shares vesting according to certain performance milestones related to enrollment under our collaboration with Restorix.

(10)

Represents $14,237 in unused vacation payouts triggered by the Company’s bankruptcy, $10,600 in 401(k) contributions made by the Company, with the remainder consisting of life insurance premiums paid by the Company.

(11)	Represents $10,600 in 401(k) contributions made by the Company.

(12)

Mr. Tozer served in the positions specified immediately above the Summary Compensation Table during the years presented. On January 8, 2016, the Board of Directors provided written notice to terminate, without cause, the employment relationship between the Company and Mr. Tozer. On April 15, 2016 the Company reached an agreement to settle any and all outstanding employment compensation claims between Mr. Tozer and the Company. Mr. Tozer received $182,500 as an allowed general unsecured claim in connection with the bankruptcy proceedings, with the remainder consisting of life insurance premiums paid by the Company, which is reflected in “All Other Compensation.” In addition, it was acknowledged that the 890,200 vested options to purchase Old Common Stock outstanding as of the date of the settlement agreement would be cancelled and discharged under the terms of the Plan of Reorganization.

(13)	Represents $10,600 in 401(k) contributions made by the Company.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Following is a description of the employment or severance agreements the Company has with its named executive officers.

David Jorden

In April 2015, Mr. Jorden was appointed as Acting Chief Financial Officer of the Company for the remainder of the fiscal year, a role which he officially assumed in May of that year. Commencing on May 1, 2015, the Company began compensating Mr. Jorden at the rate of $200,000 per year for as long as he served as Acting Chief Financial Officer. On January 8, 2016, the Board also appointed Mr. Jorden as the Company's Acting Chief Executive Officer, effective immediately. In connection therewith, the Board agreed to an increase in Mr. Jorden's annual compensation from $200,000 to $250,000, effective January 16, 2016. On July 1, 2016, the Board appointed Mr. Jorden as the Company’s Chief Executive Officer and Chief Financial Officer and, at the recommendation of the Compensation Committee, increased his annual salary to $275,000. Option awards made to Mr. Jorden in 2015 and 2016 are set forth in the “Summary Compensation Table” and its footnotes.

Peter Clausen

On March 30, 2014, the Board appointed Peter Clausen, the Company’s Senior VP of Technology and Business Development, to serve as the Company’s Chief Science Officer (later renamed Chief Scientific Officer). Pursuant to the terms of his employment agreement, (i) beginning on April 1, 2014, Dr. Clausen’s annual base salary was set to $290,000, subject to annual review by the Compensation Committee and (ii) he is eligible to earn up to 40% of his annual salary as an annual bonus. On May 23, 2014, the Board approved the terms and provisions of Dr. Clausen’s continued employment with the Company to include, among others: (i) base salary of $290,000 per annum, subject to review by the Board for subsequent increases on an annual basis; (ii) an opportunity to earn an annual bonus in the amount of up to 40% of his annual base salary, subject to the Board’s review and approval, and (iii) provisions relating to termination of his employment with or without cause as well as terminations for change in control of the Company. In addition, the foregoing agreement also contains non-solicitation, non-disparagement, non-competition and other covenants and provisions customary for agreements of this nature. Option awards made to Dr. Clausen in 2016 are set forth in the “Summary Compensation Table” and its footnotes.

 Dean Tozer

In connection with Mr. Tozer's appointment as President and Chief Executive Officer of the Company effective August 15, 2015 as part of its realignment plan, the Company entered into an amendment to Mr. Tozer’s employment agreement dated as of May 30, 2014, as previously amended on July 15, 2014. Pursuant to the amended employment agreement, Mr. Tozer: (i) would serve as President and Chief Executive Officer until December 31, 2016; (ii) would receive an annual salary of $365,000; (iii) would be entitled, in lieu of an annual bonus for the fiscal years ending December 31, 2015 and 2016, to receive a one-time, special cash bonus, in the amount of up to 80% of his base salary, upon satisfaction of certain criteria as established by the Board, on the recommendation of the Compensation Committee in consultation with Mr. Tozer; (iv) would be entitled to a one-time adjustment to his existing options (subject to any required consents), such that the amount of equity securities represented by his options as of the effective date of the amended employment agreement would equal the same percentage of equity securities represented by such options, in the event the Company issued additional equity to Deerfield in connection with any modifications to the Deerfield Facility Agreement; (v) would be entitled to additional equity awards, as considered and determined by the Board; and (vi) would be entitled to severance payments equal to 12 months of his base salary, or (solely in the event he remained as Chief Executive Officer following December 31, 2016 and the Company achieved certain performance criteria to be established by the Board in consultation with Mr. Tozer by the later of (i) September 30, 2015 and (ii) ten (10) days after the modification of the Deerfield Facility Agreement is finalized) 18 months of his base salary.

On January 8, 2016, the Board of Directors notified Mr. Tozer of his termination without cause. The effective date of the termination was February 7, 2016. On April 15, 2016 the Company reached an agreement to settle any and all outstanding employment compensation claims between Mr. Tozer and the Company. Under the settlement agreement and the accompanying court order, Mr. Tozer received $182,500 as an allowed general unsecured claim in connection with the Company’s bankruptcy proceedings. In addition, it was acknowledged that Mr. Tozer’s 890,200 vested options to purchase Old Common Stock outstanding as of April 15, 2016 would be cancelled and discharged under the terms of the Plan of Reorganization.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2016.

Outstanding Equity Awards at December 31, 2016

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date

David E. Jorden	25,000	(1)	40,000	(1)	—		$2.50	7/1/2026
	—		—		75,000	(2)	$2.50	7/1/2026

Peter A. Clausen	16,000	(3)	16,000	(3)	—		$2.50	7/1/2026
	—		—		38,000	(4)	$2.50	7/1/2026

(1)

Consists of options to purchase 65,000 shares (with options to purchase 25,000 shares having vested immediately and options to purchase 20,000 shares each vesting on March 31 and December 31, 2017, respectively).

(2)

Consists of options to purchase 75,000 shares vesting according to certain performance milestones related to the extinguishment of the Backstop Commitment and enrollment under our collaboration with Restorix.

(3)	Consists of options to purchase 32,000 shares (with options to purchase 16,000 shares vesting 90 days after the grant date, and options to purchase 16,000 shares vesting on December 31, 2017).
(4)	Consists of options to purchase 38,000 shares vesting according to certain performance milestones related to enrollment under our collaboration with Restorix.

 The Company does not provide any pension plans/benefits or nonqualified deferred compensation.

 Director Compensation in 2016

The following table sets forth, for the fiscal year ended December 31, 2016, the cash and non-cash compensation of our non-executive directors during that year. In the paragraphs following the table and in the footnotes, we describe our standard compensation arrangement for service on the Board of Directors and its committees.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)		Total

Joseph Del Guercio (3)	$68,253	$6,390		$74,643

C. Eric Winzer	$50,417	$6,390		$56,807

Scott Pittman	$20,161	$6,390		$26,551

Lawrence Atinsky	$20,161	$6,390	(4)	$26,551

Stephen N. Keith (5)	$25,672	-		$25,672

(1)

The amounts reflected in this column represent the cash fees paid to non-executive directors in 2016. Of these amounts, the following amounts were paid in 2016 with respect to 2015 services: Del Guercio: $25,000, Winzer: $13,750 and Keith: $12,500.  The amounts reflected in this column do not include the following cash payments made to Directors in 2017 for 2016 services: Del Guercio: $13,750, Winzer: $13,750, Pittman: $12,500 and Atinsky: $12,500.

(2)

On July 1, 2016, at the recommendation of the Compensation Committee, the Board awarded to its non-employee members options to purchase 16,000 shares of common stock each, subject to approval of the 2016 Omnibus Incentive Compensation Plan by the Company’s shareholders, which was subsequently obtained. The options granted to the non-employee directors vested immediately with respect to 6,000 shares and on January 1, 2017 with respect to the additional 10,000 shares. The dollar amount represents the grant date fair value of the stock option awards granted during the fiscal year indicated, calculated in accordance with FASB ASC Topic 718. The fair value was estimated using the assumptions detailed in Note 11 - Equity and Stock-Based Compensation to the Company’s consolidated financial statements included in this prospectus. At December 31, 2016, the following number of stock options remained unexercised by non-employee directors as follows: Del Guercio, Winzer, Pittman and Atinsky: options to purchase 16,000 shares each.

(3)	Mr. Del Guercio resigned from the Board effective April 7, 2017.

(4)	Mr. Atinsky, a Partner at Deerfield Management Company, L.P., has no pecuniary interest in the securities reported herein and disclaims beneficial ownership of such securities.

(5)	Mr. Keith resigned from the Board effective May 5, 2016.

Based on feedback from the Board of Directors and guidelines provided by Pay Governance, an outside compensation consultant, in May 2014, the Compensation Committee proposed and the Board of Directors approved the following compensation of outside directors, which was effective until June 30, 2016:

1.	Annual retainer of $40,000 payable in cash;
2.	Annual grant of options to purchase 45,000 shares of Old Common Stock (elimination of annual grant of 10,000 options for Committee chairs);
3.	Committee chair fees of $15,000, $10,000 & $10,000 for Audit, Compensation & Governance/Nominating Committee, respectively.
4.

No “per meeting” fees paid for Board or Committee meetings but $1,500 per official Board meeting exceeding 10 per year. The additional $1,500 fee for official Board meetings exceeding 10 per year was waived for 2015 by the Board of Directors.

On July 1, 2016, the Board of Directors adopted the following director compensation recommended by the Compensation Committee:

1.	Annual retainer of $40,000 payable in cash to all non-employee directors;
2.

Annual fee of $15,000 payable in cash to each of the Board Chair and Audit Committee Chair, and annual fee of $10,000 payable in cash to each of the Compensation Committee Chair and the Governance/Nominating Committee Chair; and

3.

$1,500 payable in cash per official Board meeting in excess of 10 per year (with no “per meeting” fees payable for the first 10 such meetings) with the 2016 year to be considered the period May 5, 2016 through December 31, 2016.

In addition, as disclosed in footnote (2) to the Director Compensation Table, on July 1, 2016, at the recommendation of the Compensation Committee, the Board awarded to its non-employee members options to purchase 16,000 shares of common stock each with 6,000 shares vesting immediately and the 10,000 share balance vesting on January 1, 2017, subject to approval of the 2016 Omnibus Incentive Compensation Plan by the Company’s shareholders, which was subsequently obtained.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the ownership of our common stock as of May 31, 2017 by all those known by the Company to be beneficial owners of more than five percent of its voting securities (other than its named executive officers and directors). This table is prepared in reliance upon beneficial ownership statements filed by such stockholders with the SEC under Section 13(d) or 13(g) of the Exchange Act and/or the best information available to the Company. Shares of common stock presented below have been adjusted to give effect to the proposed reverse stock split at an assumed ratio of 1-for-2.5; shares of preferred stock have not been so adjusted.

Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class(1)
Charles E. Sheedy	2,387,871	(2)	46.5%
Boyalife Investment Fund I, Inc.	1,400,000	(3)	30.0%

(1)

Percentage ownership is based upon 3,970,845 shares of common stock issued and outstanding as of May 31, 2017, after giving effect to the proposed reverse stock split at an assumed ratio of 1-for-2.5. For purposes of determining the amount of securities beneficially owned, share amounts include all voting stock owned outright plus all shares of voting stock issuable upon the exercise of options or warrants exercisable as of the date above, or exercisable within 60 days after such date. In addition to the shares of common stock outstanding, 29,038 shares of Series A Preferred Stock are outstanding. Except with respect to the election of directors, holders of the Series A Preferred Stock are generally entitled to vote together with holders of common stock, with each share of Series A Preferred Stock corresponding to five votes. Consolidating the voting power of common stock and Series A Preferred Stock, the beneficial ownership percentages for Mr. Sheedy and Boyalife Investment Fund I, Inc. would be 46.0% and 29.6%, respectively. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

(2)

Charles E. Sheedy’s beneficial ownership includes 1,226,525 shares of common stock held by Charles E. Sheedy and 1,346 shares of common stock held in five separate trusts for the benefit of Mr. Sheedy’s children. It also includes 1,160,000 shares of common stock issuable upon exercise of warrants, which are exercisable at an exercise price of $1.25 per share. The beneficial ownership amount does not include the Backstop Commitment described in “Certain Relationships and Related Transactions – Related Transactions – Recapitalization” below, which description is incorporated herein by reference. Mailing address for Mr. Sheedy is: Two Houston Center, Suite 2907, 909 Fannin Street Houston, TX 77010.

(3)

Boyalife Investment Fund I, Inc.’s beneficial ownership includes 700,000 shares of common stock issuable upon exercise of warrants, which are exercisable at an exercise price of $1.63 per share. The beneficial ownership amount does not include the Backstop Commitment described in “Certain Relationships and Related Transactions – Related Transactions – Recapitalization” below, which description is incorporated herein by reference. As disclosed in its Schedule 13D filed on September 2, 2016, Boyalife’s President is Xiaochun Xu and its mailing address is: c/o Boyalife Group, Ltd, 800 Jiefang Road East, Wuxi City, China, 214002.

Security Ownership of Management

The following table sets forth information regarding the ownership of our common stock as of May 31, 2017 by: (i) each director; (ii) each of the named executive officers; and (iii) all executive officers and directors of the Company as a group. This table is prepared in reliance upon beneficial ownership statements filed by such stockholders with the SEC under Section 13(d) or 13(g) of the Exchange Act and/or the best information available to the Company. Shares of common stock presented below have been adjusted to give effect to the proposed reverse stock split at an assumed ratio of 1-for-2.5; shares of preferred stock have not been so adjusted.

Name of Beneficial Owner	Beneficial Ownership(1)		Percent of Class(1)
Paul D. Mintz, MD	7,500	(2)	*

Scott M. Pittman	824,320	(3)	18.6%

David E. Jorden	168,934	(4)	4.2%

Peter A. Clausen, PhD	17,870	(5)	*

C. Eric Winzer	26,000	(6)	*

Lawrence S. Atinsky	16,000	(7)	*

Group consisting of executive officers and directors (6 in total)	1,060,615	(8)	23.4%

*	Less than 1%.

(1)

Percentage ownership is based upon 3,970,845 shares of common stock issued and outstanding as of May 31, 2017, after giving effect to the proposed reverse stock split at an assumed ratio of 1-for-2.5. For purposes of determining the amount of securities beneficially owned, share amounts include all voting stock owned outright plus all shares of voting stock issuable upon the exercise of options or warrants exercisable as of the date above, or exercisable within 60 days after such date. In addition to the shares of common stock outstanding, 29,038 shares of Series A Preferred Stock are outstanding. Except with respect to the election of directors, holders of the Series A Preferred Stock are generally entitled to vote together with holders of common stock, with each share of Series A Preferred Stock corresponding to five votes. Consolidating the voting power of common stock and Series A Preferred Stock, the beneficial ownership percentages for Messrs. Pittman and Jorden would be 18.3% and 4.1%, respectively, and the beneficial ownership percentage for all executive officers and directors as a group would be 22.9%. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated, the mailing address of all persons named in this table is: c/o Nuo Therapeutics, Inc., 207A Perry Parkway, Suite 1, Gaithersburg, MD 20877.

(2)

Independent director of the Company. Consists of 7,500 shares Dr. Mintz may acquire upon the exercise of stock options granted under the Omnibus Plan (which will be exercisable within 60 days of the date set forth above).

(3)

Independent director of the Company. Includes shares of common stock held in an IRA for the benefit of Mr. Pittman. Includes 452,000 shares of common stock issuable upon exercise of warrants (held directly and in an IRA for the benefit of Mr. Pittman), which are exercisable beginning on November 5, 2016 at exercise prices of $1.88 per share (with respect to 340,000 shares) and $2.50 per share (with respect to 112,000 shares). Also includes 16,000 shares Mr. Pittman may acquire upon the exercise of stock options granted under the Omnibus Plan (all of which are exercisable). The beneficial ownership amount does not include the Backstop Commitment described in “Certain Relationships and Related Transactions – Related Transactions – Recapitalization” below, which description is incorporated herein by reference.

(4)

Chief Executive and Chief Financial Officer of the Company. Includes 22,366 shares held in an IRA for the benefit of Mr. Jorden and 76 shares held in the name of Mr. Jorden’s children, over which Mr. Jorden has or shares voting and dispositive power. Includes 45,000 shares Mr. Jorden may acquire upon the exercise of stock options granted under the Omnibus Plan. These 45,000 shares represent the portion of options to purchase a total of 65,000 shares that is exercisable or will become exercisable within 60 days. In addition to such options to purchase 65,000 shares, which are solely subject to time vesting, Mr. Jorden received an option to purchase 75,000 shares subject to performance conditions, which is not reflected in the above table. The beneficial ownership amount does not include the Backstop Commitment described in “Certain Relationships and Related Transactions – Related Transactions – Recapitalization” below, which description is incorporated herein by reference.

(5)

Chief Scientific Officer of the Company. Includes 16,000 shares Dr. Clausen may acquire upon the exercise of stock options granted under the Omnibus Plan. These 16,000 shares represent the portion of options to purchase a total of 32,000 shares that is exercisable or will become exercisable within 60 days. In addition to such options to purchase 32,000 shares, which are solely subject to time vesting, Dr. Clausen received an option to purchase 38,000 shares subject to performance conditions, which is not reflected in the above table.

(6)	Independent director of the Company. Includes 16,000 shares Mr. Winzer may acquire upon the exercise of stock options granted under the Omnibus Plan (all of which are exercisable).

(7)

Independent director of the Company. Represents 16,000 shares Mr. Atinsky may acquire upon the exercise of stock options granted under the Omnibus Plan (all of which are exercisable).  Mr. Atinsky, a Partner at Deerfield Management Company, L.P., has no pecuniary interest in the securities reported herein and disclaims beneficial ownership of such securities.

(8)

Includes options to purchase an aggregate of 125,000 shares of common stock, granted under the Omnibus Plan that are exercisable or will become exercisable within 60 days and representing that portion of options to purchase a total of 161,000 shares which are subject only to time vesting. The beneficial ownership amount does not include the Backstop Commitment described in “Certain Relationships and Related Transactions – Related Transactions – Recapitalization” below, which description is incorporated herein by reference.

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of, which may, at a subsequent date, result in a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Except as set forth below, since January 1, 2014, we were not involved in any related party transactions required to be disclosed under Item 404 of Regulation S-K.

Amendments to Aldagen Exchange and Purchase Agreement

On November 11, 2014, the Company and Aldagen Holdings, LLC, a North Carolina limited liability company in which an entity affiliated with our director Joseph Del Guercio has an interest (“Aldagen Holdings”), executed an amendment (the “Second Amendment”) to the February 8, 2012 Exchange and Purchase Agreement (the “Exchange Agreement”). All disinterested members of the Board reviewed and approved the terms and provisions of the Second Amendment. Pursuant to the terms of the Second Amendment, the terms of the post-closing consideration originally contemplated under the Exchange Agreement and structured around the achievement of certain milestone events relating to the Company’s ALD-401 Phase 2 clinical trials were amended such that, in full satisfaction of all the post-closing issuance obligations of the Company to Aldagen Holdings, the Company agreed to a one-time issuance of 1,270,000 shares of Nuo Therapeutics Old Common Stock (the “Post-Closing Amended Shares”), out of the 20,309,723 shares of its Old Common Stock held in reserve, which were contingently issuable upon the achievement of certain milestones related to the current ALD-401 Phase 2 clinical trial. In addition, the parties to the Second Amendment agreed to terminate the originally contemplated registration requirements with respect to any post-closing share issuance. The Second Amendment provided Aldagen Holdings with “piggy-back” registration rights with respect to the Post-Closing Amended Shares for the duration of twelve months following the date of the Second Amendment such that the Company would use its reasonable best efforts to include the Post-Closing Amended Shares in its registration statements to register the resale of such shares by Aldagen Holdings.

Transactions with Deerfield

On the Effective Date under our Plan of Reorganization, Lawrence Atinsky was appointed to our Board of Directors by the holders of our Series A Preferred Stock issued on the Effective Date, i.e., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., and Deerfield Special Situations Fund, L.P., and certain of their affiliates (collectively,  “Deerfield”).

In 2014, we entered into the Deerfield Facility Agreement, a $35 million five-year senior secured convertible credit facility with Deerfield.   At December 31, 2015 and January 26, 2016, we had total debt outstanding under the Deerfield Facility Agreement of $38.1 million, and $38.3 million, respectively, including accrued interest of $3.1 million and $3.3 million, respectively. Pursuant to the terms of the original Deerfield Facility Agreement, we were required to maintain a compensating cash balance of $5.0 million in deposit accounts subject to control agreements in favor of the lenders and we were required to pay Deerfield accrued interest of approximately $2.6 million on October 1, 2015. We were unable to meet these requirements and on both December 4 and 18, 2015, we entered into consent letters with Deerfield to modify the Deerfield Facility Agreement and waive the compliance violations for a limited period. Under the terms of the December 18, 2015 consent letter, (i) solely during the period between December 18, 2015 and January 7, 2016, the amount of cash that was required to be maintained in a deposit account subject to control agreements in favor of the Company’s senior lenders was reduced from $5,000,000 to $500,000 and (ii) the date for payment of the accrued interest amount originally payable on October 1, 2015 was extended to January 7, 2016. The continued effectiveness of the consent letter was conditioned upon the Company’s continued engagement of a representative of Winter Harbor LLC as chief restructuring officer and providing Deerfield with all relevant business contracts, agreements, and vendor relationships for the Aurix and Angel product lines by December 28, 2015; the Company’s failure to do either would result in an immediate default under the Deerfield Facility Agreement. The consent letter contained various customary representations and warranties.

The Deerfield Facility Agreement was structured as a purchase of senior secured convertible notes (the “Notes”), which bore interest at a rate of 5.75% per annum, payable quarterly in arrears in cash or, at our election, registered shares of Old Common Stock; provided, that during the five quarters ending September 30, 2015, we had the option of having all or any portion of accrued interest added to the outstanding principal balance.  Deerfield had the right to convert the principal amount of the Notes into shares of our Old Common Stock (“Conversion Shares”) at a per share price equal to $0.52. In addition, we granted to Deerfield the option to require the Company to redeem up to 33.33% of the total amount drawn under the facility, together with any accrued and unpaid interest thereon, on each of the second, third, and fourth anniversaries of the closing with the option right triggered upon the Company’s net revenues failing to be equal to or in excess of certain quarterly milestone amounts. We also granted Deerfield the option to require us to apply 35% of the proceeds received by us in equity-raising transaction(s) to redeem outstanding principal and interest of the Notes, provided that the first $10 million so raised by us would be exempt from this put option.

Under the terms of the facility, we also issued warrants to purchase up to 97,614,999 shares of our Old Common Stock at an initial exercise price of $0.52 per share (subject to adjustments).

We entered into a security agreement which provided, among other things, that our obligations under the Notes would be secured by a first priority security interest, subject to customary permitted liens, on all our assets. We also entered into a registration rights agreement pursuant to which we filed a registration statement to register the resale of securities issued in the Recapitalization Financing.

In connection with our Chapter 11 Case, on January 28, 2016, the Bankruptcy Court entered an order approving the Company's interim DIP Financing pursuant to terms set forth in the DIP Credit Agreement, by and among the Company, as borrower, Deerfield and the DIP Agent.

On March 9, 2016, the Bankruptcy Court approved on a final basis the Company's motion for approval of the final DIP Credit Agreement and use of cash collateral, and approved a Waiver and First Amendment to the DIP Credit Agreement (the “Waiver and First Amendment”) with Deerfield and DIP Agent, pursuant to which the DIP Credit Agreement was approved to include certain amendments, including to set forth the material terms of the proposed restructuring of the prepetition and post-petition secured debt, unsecured debt and equity interests of the Company, the terms of which were eventually effected pursuant to our Plan of Reorganization. The Waiver and First Amendment provided for senior secured loans in the aggregate principal amount of up to $6,000,000 in post-petition financing.

The Company was required to pay the DIP lenders a closing fee equal to 1.5% of the aggregate committed loan amount. The outstanding principal amount under the DIP Credit Agreement would bear interest from the date of each loan's disbursement at twelve percent (12%) (calculated on the basis of the actual number of days elapsed). Upon an event of default, all obligations under the DIP Credit Agreement would bear interest at a rate equal to then current interest rate applicable thereto plus ten percent (10%).

On the Effective Date, the obligations of the Company under the Deerfield Facility Agreement and under the DIP Credit Agreement were cancelled in accordance with the Plan of Reorganization and the Company ceased to have any obligations thereunder.

On the Effective Date under our Plan of Reorganization, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield in accordance with the Plan of Reorganization. The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction. For so long as Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock have the right to nominate and elect one member of the Board of Directors and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment. Lawrence Atinsky serves as the designee of the holders of Series A Preferred Stock. The Series A Preferred Stock have voting rights, voting with the common stock as a single class, representing approximately one percent (1%) of the voting rights of the capital stock of the Company, and the holders of Series A Preferred Stock have the right to approve certain transactions. For so long as the Backstop Commitment remains in effect, a majority of the members of the standing backstop committee of the Board of Directors may approve a drawdown under the Backstop Commitment. Among other restrictions, the Certificate of Designation for our Series A Preferred Stock limits the Company’s ability to (i) issue securities that are senior or pari passu with the Series A Preferred Stock, (ii) incur debt (other than for working capital purposes not in excess of $3.0 million), (iii) issue securities that are junior to the Series A Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences, (iv) pay dividends on or purchase shares of its capital stock, and (v) change the authorized number of members of its Board of Directors to a number other than five, in each case without the consent of holders representing at least two-thirds of the outstanding shares Series A Preferred Stock.

Pursuant to the Plan of Reorganization, on the Effective Date, the Company entered into an Assignment and Assumption Agreement with Deerfield SS, LLC (the “Assignee”), the designee of Deerfield, to assign to the Assignee the Company’s rights, title and interest in and to the Arthrex Agreement, and to transfer and assign to the Assignee associated intellectual property owned by the Company and licensed under the Arthrex Agreement, as well as rights to collect royalty payments thereunder. The assignment and transfer was effected in exchange for a reduction of $15,000,000 in the amount of the allowed claim of Deerfield pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, on the Effective Date, the Company and the Assignee entered into a Transition Services Agreement in which the Company agreed to continue to service the Arthrex Agreement for a transition period in exchange for a fee of $10,000 per month.

On October 20, 2016, the Company entered into the Three Party Letter Agreement with Arthrex and the Assignee, which extended the transition period under the Transition Services Agreement through January 15, 2017. Under the terms of the Three Party Letter Agreement, subject to Arthrex making a payment of $201,200 to the Company on October 28, 2016, (a) the Company has sold, conveyed, transferred and assigned to Arthrex its title and interest in the Company’s inventory of Angel products (including spare parts therefor) and production equipment, and (b) the Assignee is obligated to make three equal payments of $33,333 each to the Company as consideration for the extension of the transition period. Under the terms of the Three Party Letter Agreement, the Company has no further obligations under the Transition Services Agreement or the Amended Arthrex Agreement after January 15, 2017. The agreement contains a full and irrevocable release of Arthrex by the Company with respect to any actions, claims or other liabilities for payments of Royalty (as defined in the Amended Arthrex Agreement) owed to the Company based on sales of Angel products occurring on or before June 30, 2016, and a full and irrevocable release of the Company and the Assignee by Arthrex with respect to any actions, claims or other liabilities arising under the Amended Arthrex Agreement as of the date of the Three Party Letter Agreement. Neither Arthrex nor the Assignee assumed any liabilities or obligations of the Company in connection with the Three Party Letter Agreement.

On June 9, 2017, we entered into an Exchange Agreement with Deerfield, or Exchange Agreement, for the exchange of their 29,038 shares of Series A Preferred Stock for shares of common stock, shares of a newly designated Series B preferred stock, par value $0.0001 per share, or Series B Preferred Stock, and warrants to purchase common stock. We refer to this exchange collectively as the Series A Restructuring.

The Series A Restructuring is contingent on, and, subject to the satisfaction or waiver of other closing conditions set forth in the Exchange Agreement, would close concurrently with, the closing of a public offering with aggregate gross proceeds of at least $10.5 million and an unadjusted price per share of at least $1.00 (to be adjusted for the final reverse split ratio) and a reverse split of the common stock at a ratio between 1-for-2 and 1-for-4, among other conditions.

At the closing of the Series A Restructuring, Deerfield would exchange all shares of Series A Preferred Stock for (i) a number of shares of common stock equal to the Common Share Amount (described below), (ii) Series B Preferred Stock with a liquidation preference of $15.25 million and (iii) warrants to purchase a number of shares of common stock equal to the greater of 1,450,000 shares of common stock and 43.3% of the aggregate liquidation preference of the Series B Preferred Stock divided by the public offering price. Concurrently with the closing of the Series A Restructuring, the Series A Preferred Stock would be deemed cancelled. The Common Share Amount is generally defined as the difference between (A) 9.98% of the common stock outstanding immediately prior to the closing (including shares issued and sold in the public offering (including as a result of the exercise of any over-allotment option that closes prior to the closing) and shares issuable upon the exercise of options held by the Deerfield Board designee and (B) the sum of such options and the aggregate number of shares of common stock purchased by Deerfield and its affiliates in the public offering.

At the completion of the Series A Restructuring, we would enter into the Deerfield Registration Rights Agreement, pursuant to which Deerfield would have certain resale registration rights with respect to the shares of common stock issued and issuable pursuant to the Exchange Agreement, including the common shares, the shares of common stock issuable upon redemption or conversion of the Series B Preferred Stock and the shares of common stock issuable upon exercise of the Deerfield Warrants, as well as any other shares held by Deerfield as of the second trading day prior to the filing of the related registration statement.

The Series A Restructuring is more fully described below under “Description of Securities – Series A Preferred Stock Restructuring,” and such description is incorporated herein by reference.

Transactions with Boyalife

Effective as of May 5, 2016, the Company and Boyalife Hong Kong Ltd. (“Boyalife”), an entity affiliated with the Company’s significant shareholder, Boyalife Investment Fund I, Inc., entered into an Exclusive License and Distribution Agreement (the “Boyalife Distribution Agreement”) with an initial term of five years, unless the agreement is terminated earlier in accordance with its terms. Under this agreement, Boyalife received a non-transferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property relating to its Aurix System for the purposes and in the territory specified below. Under the agreement, Boyalife is entitled to import, use for development, promote, market, sell and distribute the Aurix Products in greater China (China, Hong Kong, Taiwan and Macau) for all regenerative medicine applications, including but not limited to wound care and topical dermatology applications in human and veterinary medicine. “Aurix Products” are defined as the combination of devices to produce a wound dressing from the patient’s blood - as of May 5, 2016 consisting of centrifuge, wound dressing kit and reagent kit. Under the Boyalife Distribution Agreement, Boyalife is obligated to pay the Company (a) $500,000 within 90 days of approval of the Aurix Products by the China Food and Drug Administration (“CFDA”), but no earlier than December 31, 2018, and (b) a distribution fee per wound dressing kit and reagent kit of $40, payable quarterly, subject to an agreement by the parties to discuss in good faith the appropriate distribution fee if the pricing of such kits exceeds the current general pricing in greater China. Under the agreement, Boyalife is entitled, with the Company’s approval (not to be unreasonably withheld or delayed) to procure devices from a third party in order to assemble them with devices supplied by the Company to make the Aurix Products. Boyalife also has a right of first refusal with respect to the Aurix Products in specified countries in the Asia Pacific region excluding Japan and India, exercisable in exchange for a payment of no greater than $250,000 in the aggregate. If Boyalife files a new patent application for a new invention relating to wound dressings, the Aurix Products or the Company’s technology, Boyalife will grant the Company a free, non-exclusive license to use such patent application outside greater China during the term of the Boyalife Distribution Agreement.

Recapitalization

In accordance with the Plan of Reorganization, as of the Effective Date, the Company issued 3,000,000 shares (the “Recapitalization Shares”) of common stock to certain accredited investors (the “Recapitalization Investors”) for gross cash proceeds of $7,300,000 and net cash to the Company of $7,052,500 (the “Recapitalization Financing”).  80,000 of the 3,000,000 shares of common stock were issued in partial payment of an advisory fee.  The net cash amount excludes the effect of $100,000 in offering expenses paid from the proceeds of the DIP Financing, which was converted into Series A Preferred Stock as of the Effective Date.

As part of the Recapitalization Financing, the Company also issued warrants to purchase 2,472,000 shares of common stock to certain of the Recapitalization Investors (the “2016 Warrants”). The 2016 Warrants terminate on May 5, 2021 and are exercisable at prices ranging from $1.25 per share to $2.50 per share. The number of shares of common stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations.

As of the Effective Date, the Company entered into the Registration Rights Agreement with the Recapitalization Investors. The Registration Rights Agreement provides certain resale registration rights to the investors with respect to the securities obtained in the Recapitalization Financing. Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to keep the registration statement continuously effective under the Securities Act until the earliest of (i) the date when all registrable securities under the registration statement may be sold without registration or restriction pursuant to Rule 144(b) under the Securities Act or any successor provision or (ii) the date when all registrable securities under the registration statement have been sold, subject to the Company’s ability to suspend sales under the registration statement in certain circumstances.

A significant majority of the Recapitalization Investors executed backstop commitments to purchase up to 5,120,000 additional shares of common stock for an aggregate purchase price of up to $3,000,000 at an average per share purchase price of $0.586 (collectively, the “Backstop Commitment”). With respect to each Recapitalization Investor who executed a Backstop Commitment, the commitment terminates on the earlier of (i) the date on which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of common stock in the aggregate amount of the Backstop Commitment, (ii) the date that all shares of Series A Preferred Stock (as defined below) have been redeemed by the Company or (iii) the date that all shares of Series A Preferred Stock are no longer owned by entities affiliated with Deerfield (the “Termination Date”). We expect that the Backstop Commitment will terminate unexercised in connection with the consummation of the offering to which this prospectus relates. Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed Recapitalization Investors upon the Termination Date a commitment fee of $250,000 in the aggregate.

The Recapitalization Investors included, among other investors:

●	David E. Jorden, who invested $137,500 in cash in exchange for 55,000 shares of common stock and executed a Backstop Commitment in the amount of $55,000,
●	CNF Investments II, LLC (affiliated with Joseph Del Guercio), which invested $250,000 in cash in exchange for 100,000 shares of common stock,
●

Scott M. Pittman, who invested $825,000 in cash in exchange for 330,000 shares of common stock and 452,000 2016 Warrants (340,000 with an exercise price of $1.88 per share and 112,000 with an exercise price of $2.50 per share) and executed a Backstop Commitment in the amount of $610,000,

●	C. Eric Winzer, who invested $25,000 in cash in exchange for 10,000 shares of common stock,
●

Charles E. Sheedy, who invested $2,900,000 in cash in exchange for 1,160,000 shares of common stock and 1,160,000 2016 Warrants with an exercise price of $1.25 per share and executed a Backstop Commitment in the amount of $1,160,000, and

●

Boyalife Investment Fund I, Inc., which invested $1,750,000 in cash in exchange for 700,000 shares of common stock and 700,000 2016 Warrants with an exercise price of $1.63 per share and executed a Backstop Commitment in the amount of $700,000.

Issuance of Common Stock in Exchange for Administrative Claims

As of June 20, 2016, the Company issued 65,000 shares of common stock (the “Administrative Claim Shares”) pursuant to the Order Granting Application of the Ad Hoc Equity Committee Pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) for Allowance of Fees and Expenses Incurred in Making a Substantial Contribution, entered by the Bankruptcy Court on June 20, 2016. The Administrative Claim Shares were issued to holders of administrative claims under sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code. Of the Administrative Claim shares, 4,000 were issued to Mr. Pittman and 4,000 shares were issued to Mr. Sheedy as designees of the Ad Hoc Equity Committee who had granted loans in an aggregate amount of $10,000 each to the Ad Hoc Equity Committee in December 2015 as repayment of such loans.

DESCRIPTION OF SECURITIES

The Company has the authority to issue a total of 32,500,000 shares of capital stock, consisting of: (i) 31,500,000 shares of common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, which will have such rights, powers and preferences as the Board of Directors shall determine. As of the Effective Date, our Board of Directors authorized the creation of a series of preferred stock captioned Series A Preferred Stock, to which we refer as the Series A Preferred Stock in this prospectus.

We expect to effect a 1-for-2.5 reverse stock split of our outstanding common stock prior to the completion of this offering. Unless otherwise specified, the share and per share information in this prospectus with respect to our common stock (including the price range set forth on the front cover page of this prospectus, but not including amounts in the financial statements)  gives effect to the proposed reverse stock split.

The Second Amended and Restated Certificate of Incorporation and Bylaws were attached as Exhibits 3.1 and 3.2, respectively, to our Registration Statement on Form 8-A filed on May 10, 2016. The Certificate of Designation for the Series A Preferred Stock was attached as Exhibit 3.3 to our Current Report on Form 8-K filed on May 10, 2016.

Dividend Rights

Subject to applicable law and the rights, powers and preferences of the Series A Preferred Stock and any other class or series of preferred stock (to the extent such stock is designated, issued and outstanding), dividends may be paid on the common stock, as the Board of Directors shall from time to time determine, out of any assets of the Company available for such dividends. Currently, the rights of holders of the common stock to receive dividends are limited by the rights of the holders of Series A Preferred Stock described below under “-Series A Preferred Stock.”

Voting Rights

Subject to applicable law and the rights, powers and preferences of the Series A Preferred Stock and any other class or series of preferred stock (to the extent such stock is designated, issued and outstanding), the holders of the common stock generally possess full voting power for the election of directors and for all other purposes. Currently, the voting rights of holders of the common stock are limited by the rights of the holders of Series A Preferred Stock described below under “-Series A Preferred Stock.”

Any holder of common stock of the Company having the right to vote at any meeting of the stockholders or of any class or series thereof is entitled to one vote for each share of stock held by him, provided that no holder of common stock shall be entitled to cumulate his votes for the election of one or more directors or for any other purpose.

Unless otherwise required by applicable law, the Second Amended and Restated Certificate of Incorporation or the By-laws of the Company for approval or ratification of any matter approved and recommended by the Board of Directors, the vote required for approval or ratification shall be a majority of the votes cast on the matter, voted for or against. Stockholders of the Company holding stock representing not less than the minimum number of votes needed to authorize or take an action at a meeting may authorize or take that action by written consent in lieu of a meeting so long as the Board approves in advance the taking of such action by means of written consent of the stockholders.

Board of Directors

Subject to applicable law and the rights, powers and preferences of the Series A Preferred Stock and any other class or series of preferred stock (to the extent such stock is designated, issued and outstanding), holders of common stock are entitled to elect the Company’s directors. Currently, the rights of holders of the common stock to designate the number of directors or elect directors are limited by the rights of the holders of Series A Preferred Stock described below under “-Series A Preferred Stock.”

Directors are elected by a plurality of the votes cast at the annual meetings of stockholders. Each director so elected shall hold office until the next annual meeting and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal. Furthermore, stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote in the election of directors.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of common stock, subject to applicable law and the rights, powers and preferences of the preferred stock (to the extent such stock is designated, issued and outstanding), the holders of the common stock are entitled to receive, pro rata, all of the remaining assets of the Company available for distribution to its stockholders. Currently, the rights of holders of the common stock to receive liquidation proceeds are limited by the rights of the holders of Series A Preferred Stock described below under “-Series A Preferred Stock.” If the Series A Restructuring is completed, the rights of holders of the common stock to receive liquidation proceeds will be limited by the rights of the holders of Series B Preferred Stock described below under “Series A Restructuring-Series B Preferred Stock.”

Other Rights and Limitations

The common stock will carry no preemptive or other subscription rights to purchase shares of the common stock and will not be convertible, redeemable or assessable or entitled to the benefits of any sinking fund.

Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock. On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield in accordance with the Plan of Reorganization.

The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction.

For so long as Series A Preferred Stock is outstanding, holders of two-thirds of the shares of Series A Preferred Stock must approve a change in the number of our directors (currently five) and the holders of Series A Preferred Stock have the right to nominate and elect one member of our Board of Directors and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment. Under the Certificate of Designation, for so long as the Backstop Commitment remains in effect, a majority of the members of the standing backstop committee of the Board of Directors may approve a drawdown under the Backstop Commitment. Lawrence S. Atinsky serves as the director designee of the holders of Series A Preferred Stock, which are all currently affiliates of Deerfield Management Company, L.P., of which Mr. Atinsky is a Partner. The Backstop Commitment would terminate unexercised upon completion of this offering.

In addition, with respect to all other matters on which holders of common stock may vote, the Series A Preferred Stock also have voting rights, voting with the common stock as a single class, with each share of Series A Preferred Stock having the right to five votes, currently representing approximately one percent (1%) of the voting rights of the capital stock of the Company.

Furthermore, holders of two-thirds of our outstanding shares of Series A Preferred Stock have the right to approve certain transactions, including transactions to:

(i)

amend, modify, or repeal any provision of the Certificate of Designation or the Bylaws in a manner that adversely affect the preferences, rights or powers of, or any restrictions provided for the benefit of, the Series A Preferred Stock;

(ii)	issue securities that are senior to or pari passu with the Series A Preferred Stock,
(iii)	incur debt (other than for working capital purposes not in excess of $3.0 million),
(iv)

issue securities that are junior to the Series A Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences,

(v)	pay dividends on or purchase shares of its capital stock (with certain exceptions),
(vi)	change the authorized number of members of its Board of Directors to a number other than five, or
(vii)

consummate or consent to any liquidation in which the holders of Series A Preferred Stock do not receive in cash at the closing of any such event or occurrence the Series A liquidation preference for each outstanding share of Series A Preferred Stock.

The Series A Preferred Stock would be cancelled upon the consummation of the restructuring described below under “-Series A Preferred Stock Restructuring” if the aggregate gross proceeds in this offering are at least $10.5 million and the other conditions to closing set forth in the Exchange Agreement are satisfied. If the aggregate gross proceeds in this offering are less than $10.5 million, or the other closing conditions set forth in the Exchange Agreement have not been satisfied upon the completion of this offering, the Series A Preferred Stock would remain outstanding under its original terms. In that case, if the Board decides to effect the reverse split of its common stock, it will separately seek an amendment to the Certificate of Designation relating to the Series A Preferred Stock to effect a comparable reverse split of the Series A Preferred Stock in order to maintain the proportionate voting rights of the Company’s capital stock, but which will maintain the liquidation preference of the Series A Preferred Stock at its current amount of $29,038,000. Only holders of Series A Preferred Stock will have the right to vote on such amendment to the Certificate of Designation.

Series A Preferred Stock Restructuring

On June 9, 2017, we entered into an Exchange Agreement with Deerfield, or Exchange Agreement, for the exchange of their 29,038 shares of Series A Preferred Stock for shares of common stock, shares of a newly designated Series B preferred stock, par value $0.0001 per share, or Series B Preferred Stock, and warrants to purchase common stock. We refer to this exchange collectively as the Series A Restructuring.

The Series A Restructuring is contingent on, and, subject to the satisfaction or waiver of other closing conditions set forth in the Exchange Agreement, would close concurrently with, the closing of a public offering with aggregate gross proceeds of at least $10.5 million and an unadjusted price per share of at least $1.00 (to be adjusted for the final reverse split ratio) and a reverse split of the common stock at a ratio between 1-for-2 and 1-for-4, among other conditions.

At the completion of the Series A Restructuring, Deerfield would exchange all shares of Series A Preferred Stock for (i) a number of shares of common stock equal to the Common Share Amount (described below), (ii) Series B Preferred Stock with a liquidation preference of $15.25 million and (iii) warrants to purchase a number of shares of common stock equal to the greater of 1,450,000 shares of common stock and 43.3% of the aggregate liquidation preference of the Series B Preferred Stock divided by the public offering price. Concurrently with the completion of the Series A Restructuring, the Series A Preferred Stock would be deemed cancelled. The Common Share Amount is generally defined as the difference between (A) 9.98% of the common stock outstanding immediately prior to the closing (including shares issued and sold in the public offering (including as a result of the exercise of any over-allotment option that closes prior to the Closing) and shares issuable upon the exercise of options held by the Deerfield Board designee and (B) the sum of such options and the aggregate number of shares of common stock purchased by Deerfield and its affiliates in the public offering.

The Exchange Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on June 12, 2017.

Series B Preferred Stock

At the completion of the Series A Restructuring, we would file a certificate of designations for the Series B Preferred Stock, or the Series B Certificate of Designations, with the Delaware Secretary of State and issue Deerfield 15,250 shares of Series B Preferred Stock with an aggregate liquidation preference of $15,250,000. Beginning on October 1, 2018, cumulative dividends accrue with respect to the outstanding shares of Series B Preferred Stock at a rate of 5% per annum of the original issue price. Dividends are payable quarterly in cash beginning on December 31, 2018. Accrued and unpaid dividends bear interest at a default rate of 9% per annum.

The Series B Preferred Stock contains a mandatory redemption feature, requiring us to redeem the Series B Preferred Stock in equal monthly increments over a four year period commencing on July 1, 2020. Such mandatory redemptions may be paid in cash or in shares of common stock, at our option. Our ability to pay in shares of common stock is subject to a number of limitations and conditions specified in the Series B Certificate of Designations. If we elect to make a mandatory redemption payment in shares of common stock but do not deliver such shares within a requisite time period, the holders have the option to convert the corresponding number of shares of Series B Preferred Stock (or any lesser number of shares) at an approximate 10% discount to the then-applicable volume-weighted average price, in accordance with the Series B Certificate of Designations. In addition, beginning on the fourth anniversary of the Closing, we would have the right to redeem all of the outstanding Series B Preferred Stock at any time for cash. All issuances of shares of common stock under the Series B Certificate of Designations are subject to a 9.985% beneficial ownership cap applicable to Deerfield.

The liquidation preference of the Series B Preferred Stock must be paid to the holders of such stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series B Preferred Stock) upon a liquidation or change in control transaction. For so long as Series B Preferred Stock is outstanding, holders of two-thirds of the shares of Series B Preferred Stock must approve a change in the number of the Company’s directors (currently five) and the holders of Series B Preferred Stock have the right to nominate and elect one member of the Board.

With respect to all other matters on which holders of common stock may vote, the Series B Preferred Stock also have voting rights, voting with the common stock as a single class, with each share of Series B Preferred Stock having the right to five votes, subject to adjustment in proportion to the reverse stock split referenced above.

Furthermore, holders of two-thirds of outstanding shares of Series B Preferred Stock shall have the right to approve certain transactions, including transactions to:

(i)

amend, modify, or repeal any provision of the Series B Certificate of Designations or the Bylaws in a manner that adversely affect the preferences, rights or powers of, or any restrictions provided for the benefit of, the Series B Preferred Stock;

(ii)	issue securities that are senior to or pari passu with the Series B Preferred Stock,
(iii)	incur debt (other than for working capital purposes not in excess of $3.0 million),
(iv)

issue securities that are junior to the Series B Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences,

(v)	pay dividends on or purchase shares of its capital stock (with certain exceptions),
(vi)	change the authorized number of members of the Board to a number other than five, or
(vii)

consummate or consent to any liquidation in which the holders of Series B Preferred Stock do not receive in cash at the closing of any such event or occurrence the Series B liquidation preference for each outstanding share of Series B Preferred Stock.

The form of the Series B Certificate of Designation was attached as Exhibit 99.1 to our Current Report on Form 8-K filed on June 12, 2017.

Deerfield Warrants

The warrants issuable in the Series A Restructuring, or the Deerfield Warrants, would be ten-year warrants with an exercise price at a 10% premium to the public offering price. The exercise price may, at the holder’s option, be paid (i) in cash, (ii) by means of a cashless exercise and (iii) through an exchange of a number of shares of Series B Preferred Stock having an aggregate liquidation preference equal to the aggregate exercise price or portion thereof sought to be satisfied.

Under the terms of the Deerfield Warrants, the holders are entitled to receive such dividends and distributions paid to holders of common stock to the same extent as if the holder had exercised the Deerfield Warrants for common stock and had held such shares of common stock on the record date for such dividends and distributions. The exercise price of the Deerfield Warrants and number of underlying shares of common stock are subject to standard anti-dilution adjustments. In addition, in the case of a takeout major transaction or asset sale (as defined in the Deerfield Warrants), the holders at their option may elect to convert the Deerfield Warrants into the right to receive, at the closing of such transaction, (i) in the case of an asset sale or cash out major transaction (as defined in the Deerfield Warrants), an amount of cash equal to the intrinsic value of the Deerfield Warrants (as specified therein), and (ii) in the case of all other takeout major transactions, the same consideration receivable by holders of common stock in respect of a number of shares of common stock equal to the aggregate number of shares underlying the Deerfield Warrants assuming a cashless exercise. In the case of all other major transactions (as defined in the Deerfield Warrants), the holders have the right to exercise the Deerfield Warrants at any time following the closing of such transaction as a cashless major exercise. Cashless major exercises are cashless exercises in the context of takeout major transaction, and are subject to a cap on the number of shares issuable upon exercise.

Upon the occurrence of an “event of failure” (as defined in the Deerfield Warrant and including a delivery failure), we are subject to damages to the holder for each day that such event of failure exists and is continuing in an amount equal to one percent (1%) of the “applicable product” (as defined in the Deerfield Warrant and representing in the case of the delivery failure the product of the number of exercise shares not delivered and the volume weighted average price of the common stock).

All issuances of shares of common stock under the Deerfield Warrants are subject to a 9.985% beneficial ownership cap applicable to Deerfield.

The form of Deerfield Warrant was attached as Exhibit 99.2 to our Current Report on Form 8-K filed on June 12, 2017.

Underwriter’s Warrants

We have agreed to issue warrants to the underwriter in this offering to purchase up to a total of 84,000 additional shares of common stock (96,600 shares if the underwriter exercises its overallotment option in full), which equals 4% of the common stock sold in this offering, at an exercise price of $      per share (which is 125% of the offering price for share of common stock in this offering). See “Underwriting — Underwriter’s Warrants” for a complete description of the terms of such underwriter’s warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Based upon the number of shares outstanding as of May 31, 2017, and after giving effect to the proposed 1-for-2.5 reverse stock split, but not giving effect to the Series A Restructuring, we will have 6,385,845 shares of common stock outstanding upon the closing of this offering, assuming the underwriters fully exercise their over-allotment option. Based upon the number of shares outstanding as of May 31, 2017, and after giving effect to the proposed 1-for-2.5 reverse stock split and the Series A Restructuring including the issuance to Deerfield of 591,467 shares of common stock, we will have 6,977,312 shares of common stock outstanding upon the closing of this offering, assuming the underwriters fully exercise their over-allotment option and assuming no purchase of common stock by Deerfield or its affiliates in this offering.

All the shares of our common stock sold in this offering are freely tradable without restriction or further registration under the Securities Act, except for any such shares which may be held or acquired by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding; or

●	the average weekly trading volume of our common stock on the during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Equity Plans

We expect to file shortly a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock subject to outstanding stock options or reserved for issuance under our 2016 Omnibus Incentive Compensation Plan. However, the shares registered on Form S-8 are subject to Rule 144 limitations applicable to our affiliates.

Lock-up Agreements

Notwithstanding the foregoing, we, our officers and directors, and certain stockholders specified in the underwriting agreement have agreed with the underwriters, subject to limited exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the 180-day lock-up period after the date of this prospectus without the prior written consent of the underwriters. For an additional description of the lock-up agreements, please refer to the section entitled “Underwriting — Lock-Up Agreements.”

UNDERWRITING

Northland Securities, Inc. is acting as the sole underwriter in the offering. We have entered into an underwriting agreement dated             , 2017 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase, at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions, the shares of common stock listed next to its name in the following table:

Name of Underwriter	Shares of Common Stock
Northland Securities, Inc.	-

The underwriter is committed to purchase all the common stock offered by us other than those covered by the option to purchase additional shares of common stock described below, if it purchases any common stock. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted a  45-day option to the underwriter to purchase up to                 additional shares of common stock solely to cover over-allotments, if any. The underwriter may exercise this option for 45 days from the date of this prospectus, solely to cover sales of common stock by the underwriter in excess of the total number of shares of common stock set forth in the table above. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the common stock is being offered. We will pay the expenses associated with the exercise of the over-allotment option. If this option is exercised in full, the total price to the public will be $       and the total net proceeds, before expenses, to us will be $               .

Discounts and Commissions

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$-	$-	$-
Underwriting discounts and commissions	$-	$-	$-
Proceeds, before expenses, to us	$-	$-	$-

The underwriter proposes to offer the common stock offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the common stock to other securities dealers at such price less a concession of $      per share. If all of the common stock offered by us is not sold at the public offering price, the underwriter may change the offering price and other selling terms by means of a further supplement to this prospectus supplement.

We have also agreed to reimburse the underwriter for actual out-of-pocket expenses, not to exceed $          without our prior written consent not to be unreasonably withheld. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts and commissions and expense reimbursement, will be approximately $         .

 Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our officers and directors, and certain stockholders  specified in the underwriting agreement have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of 180 days from the date of this prospectus.

Underwriter’s Warrants

We have agreed to issue warrants to the underwriter to purchase up to a total of        additional shares of common stock (       shares if the underwriter exercises its overallotment option in full), which equals 4% of the common stock sold in this offering. The warrants are exercisable at an exercise price of $     per share (which is 125% of the offering price per share of common stock in this offering), at any time, and from time to time, in whole or in part, during the five-year period commencing from the effective date of the offering. The warrants are subject to a 180-day lock-up. The underwriter (or permitted assignees) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will the underwriter engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. The exercise price and number of securities issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or number of underlying shares of common stock will not be adjusted for issuances of common stock at a price below the warrant exercise price.

Right of First Refusal

If within the 12-month period following the closing of the offering, we or any of our subsidiaries (a) decides to dispose of or acquire business units or acquire any of its outstanding securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distributions or a spin-off or split-off, and we decide to retain a financial advisor for such transaction, the underwriter (or its designated affiliates) shall have the right to act as exclusive financial advisor; or (b) decides to finance or refinance any indebtedness using a manager or agent, the underwriter (or its designated affiliates) shall have the right to act as lead book runner, lead manager, lead placement agent or lead agent; or (c) decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, the underwriter (or its designated affiliates) shall have the right to act as lead book runner, lead underwriter or lead placement agent.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites or through other online services maintained by the underwriter or its affiliates, and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•

Stabilizing transactions permit the underwriter to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option or purchasing securities in the open market.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which the underwriter may purchase securities through exercise of the over-allotment option. If the underwriter sells more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our securities on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other relationships

From time to time, the underwriter and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Pursuant to a letter agreement dated August 1, 2016, Northland Securities, Inc. has provided and continues to provide certain advisory services relating to our quotation on the OTCQX marketplace, for an initial diligence fee of $20,000 plus reasonable out-of-pocket expenses not to exceed $2,000, as well as a monthly fee of $3,500 payable in quarterly installments of $13,500. In the course of its business, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering and the advisory letter described above, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Additional information

Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

Offer restrictions outside the U.S.

Other than in the U.S., no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of Nuo Therapeutics, Inc. or any underwriter for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by Nuo Therapeutics, Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

In the State of Israel, the securities offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;
(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;
(c)

an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;
(h)

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and
(j)

an entity, other than an entity formed for the purpose of purchasing securities in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the securities offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has Nuo Therapeutics, Inc. received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by Nuo Therapeutics, Inc.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to Nuo Therapeutics, Inc.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Hill, Ward & Henderson, P.A., Tampa, Florida. Certain legal matters will be passed upon for the underwriters by Lowenstein Sandler, LLP, New York, New York.

EXPERTS

The audited consolidated financial statements appearing in this prospectus and registration statement as of December 31, 2016 and for the period May 5, 2016 through December 31, 2016 (Successor Company) and for the period January 1, 2016 through May 4, 2016 and as of and for the year ended December 31, 2015 (Predecessor Company) have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph regarding Nuo Therapeutics, Inc.’s emergence from bankruptcy, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement, may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

NUO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets (unaudited)	F-39
Condensed Consolidated Statements of Operations (unaudited)	F-40
Condensed Consolidated Statements of Cash Flows (unaudited)	F-41
Notes to Condensed Consolidated Financial Statements (unaudited)	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Nuo Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Nuo Therapeutics, Inc. (the "Company") as of December 31, 2016 (Successor Company balance sheet) and 2015 (Predecessor Company balance sheet), and the related consolidated statements of operations, redeemable common stock and stockholders' equity, and cash flows for the period May 5, 2016 through December 31, 2016 (Successor Company operations) and the period January 1, 2016 through May 4, 2016 and the year ended December 31, 2015 (Predecessor Company operations).  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements on April 25, 2016, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective on May 5, 2016.  Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852, Reorganizations, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 2 to the consolidated financial statements.

In our opinion, the Successor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuo Therapeutics, Inc. as of December 31, 2016 and the results of their operations and their cash flows for the period May 5, 2016 through December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.  Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the predecessor to Nuo Therapeutics, Inc.  as of December 31, 2015 and the results of their operations and their cash flows for the period January 1, 2016 through May 4, 2016 and for the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Tysons, Virginia

March 28, 2017

NUO THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor
	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$2,620,023	$922,317
Restricted cash	53,503	53,449
Accounts and other receivable, net	294,298	1,014,245
Inventory, net	69,954	254,385
Prepaid expenses and other current assets	334,437	804,508
Total current assets	3,372,215	3,048,904

Property and equipment, net	486,116	1,115,214
Deferred costs and other assets	278,730	396,233
Intangible assets, net	7,840,408	2,513,394
Goodwill	2,079,284	-
Total assets	$14,056,753	$7,073,745

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$392,615	$1,066,766
Accrued expenses and liabilities	1,054,677	2,453,255
Accrued interest	-	3,143,470
Deferred revenue, current portion	-	523,900
Convertible debt subject to put rights	-	35,000,000
Total current liabilities	1,447,292	42,187,391

Deferred revenue	-	637,097
Other liabilities	123,434	307,058
Total liabilities	1,570,726	43,131,546

Commitments and contingencies (Note 14)

Predecessor conditionally redeemable common stock, 909,091 shares issued and outstanding	-	500,000

Stockholders' equity (deficit)
Successor common stock; $0.0001 par value, 31,500,000 shares authorized, 9,927,112 shares issued and outstanding	993	-
Successor preferred stock; $0.0001 par value, 1,000,000 shares authorized, 29,038 shares issued and outstanding; liquidation value $29,038,000	3	-
Predecessor common stock; $.0001 par value, 425,000,000 shares authorized, 125,680,100 shares issued and outstanding	-	12,477
Predecessor common stock issuable	-	392,950
Additional paid-in capital	18,180,658	125,956,728
Accumulated deficit	(5,695,627)	(162,919,956)
Total stockholders' equity (deficit)	12,486,027	(36,557,801)

Total liabilities and stockholders' equity (deficit)	$14,056,753	$7,073,745

The accompanying notes are an integral part of these consolidated financial statements.

NUO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from May 5, 2016 through December 31, 2016	January 1, 2016 through May 4, 2016	Year Ended December 31, 2015
	Successor	Predecessor	Predecessor
Revenue
Product sales	$366,395	$922,608	$6,390,194
License fees	-	139,534	3,402,377
Royalties	106,050	670,079	1,718,406
Total revenue	472,445	1,732,221	11,510,977

Costs of revenue
Costs of sales	729,050	829,095	6,293,394
Costs of license fees	-	-	1,500,313
Costs of royalties	-	54,543	173,403
Total costs of revenue	729,050	883,638	7,967,110

Gross profit (loss)	(256,605)	848,583	3,543,867

Operating expenses
Sales and marketing	893,138	833,943	6,236,357
Research and development	1,015,871	554,586	2,550,805
General and administrative	3,292,348	2,307,009	9,021,669
Impairment of intangible assets and goodwill	-	-	27,054,517
Total operating expenses	5,201,357	3,695,538	44,863,348

Loss from operations	(5,457,962)	(2,846,955)	(41,319,481)

Other income (expense)
Interest, net	(2,219)	(252,956)	(3,772,227)
Write-off of debt discount and deferred issuance costs	-	-	(37,634,180)
Change in fair value of derivative liabilities	-	-	29,846,821
Loss on disposal of fixed assets	-	-	(6,754)
Other	89,105	2,495	(11,300)
Reorganization items, net	(324,551)	31,271,350	-
Total other income (expense)	(237,665)	31,020,889	(11,577,640)

Income (loss) before benefit for income taxes	(5,695,627)	28,173,934	(52,897,121)
Benefit for income taxes	-	-	(89,013)

Net income (loss)	$(5,695,627)	$28,173,934	$(52,808,108)

Basic and diluted earnings (loss) per share
Basic	$(0.58)	$0.22	$(0.42)
Diluted	$(0.58)	$0.15	$(0.42)

Weighted average shares outstanding
Basic	9,895,966	125,951,100	125,951,100
Diluted	9,895,966	193,258,792	125,951,100

The accompanying notes are an integral part of these consolidated financial statements.

NUO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

		Common Stock		Preferred Stock
	Redeemable common stock	Shares	Amount	Shares	Amount	Common Stock Issuable	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)

Balance, January 1, 2015 (Predecessor)	$500,000	125,680,100	$12,477	-	$-	$392,950	$125,173,973	$(110,111,848)	$15,467,552

Stock-based compensation	-	-	-	-	-	-	782,755	-	782,755
Net loss	-	-	-	-	-	-	-	(52,808,108)	(52,808,108)

Balance, December 31, 2015 (Predecessor)	500,000	125,680,100	12,477	-	-	392,950	125,956,728	(162,919,956)	(36,557,801)

Stock-based compensation	-	-	-	-	-	-	55,081	-	55,081
Net income	-	-	-	-	-	-	-	28,173,934	28,173,934
Elimination of Predecessor Company equity	(500,000)	(125,680,100)	(12,477)	-	-	(392,950)	(126,011,809)	134,746,022	8,328,786

Balance, May 4, 2016 (Predecessor)	-	-	-	-	-	-	-	-	-

Issuance of Successor Company preferred stock	-	-	-	29,038	3	-	8,288,716	-	8,288,719
Issuance of Successor Company common stock	-	7,500,000	750	-	-	-	9,599,250	-	9,600,000

Balance, May 5, 2016 (Successor)	-	7,500,000	750	29,038	3	-	17,887,966	-	17,888,719

Issuance of common stock to previous investors	-	2,264,612	226	-	-	-	(226)		-
Issuance of common stock for services	-	162,500	17	-	-	-	217,919	-	217,936
Stock-based compensation	-	-	-	-	-	-	74,999	-	74,999
Net loss	-	-	-	-	-	-	-	(5,695,627)	(5,695,627)

Balance, December 31, 2016 (Successor)	$-	9,927,112	$993	29,038	$3	$-	$18,180,658	$(5,695,627)	$12,486,027

The accompanying notes are an integral part of these consolidated financial statements.

NUO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year Ended December 31, 2015
	Successor	Predecessor	Predecessor
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(5,695,627)	$28,173,934	$(52,808,108)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash interest expense	-	-	39,312,841
Non-cash gain on reorganization	-	(34,869,565)	-
Change in fair value of derivative liabilities	-	-	(29,846,821)
Impairment of intangible assets and goodwill	-	-	27,054,517
Stock-based compensation	74,999	55,081	782,755
Depreciation and amortization	836,192	289,360	740,973
Non cash debtor-in-possession note payable debt issuance costs	-	278,303	-
Deferred income tax provision	-	-	(89,013)
Increase in allowance for doubtful accounts	409,377	-	179,470
Increase in allowance for inventory obsolescence	7,967	-	30,240
Loss on disposal of fixed assets	-	-	6,754
Change in operating assets and liabilities:
Accounts and other receivable	584,770	(274,200)	695,612
Inventory	(21,573)	106,108	271,995
Prepaid expenses and other current assets	261,103	194,835	1,138,191
Other assets	77,011	(61,427)	-
Accounts payable	(2,484,555)	2,024,959	(810,970)
Accrued liabilities	(1,839,631)	1,159,737	(2,739,346)
Accrued interest	-	172,651	2,117,847
Deferred revenue	-	(261,075)	(280,855)
Other liabilities	(48,179)	(76,992)	(150,796)
Net cash used in operating activities	(7,838,146)	(3,088,291)	(14,394,714)

CASH FLOWS FROM INVESTING ACTIVITIES:
Changes in restricted cash	(40)	(14)	-
Property and equipment acquisitions	-	-	(698,172)
Proceeds from sale of equipment	100,000	-	68,778
Net cash provided by (used in) investing activities	99,960	(14)	(629,394)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and preferred stock, net of issuance costs	-	7,052,500	-
Proceeds from issuance of debtor-in-possession note payable, net of issuance costs	-	5,471,697	-
Net cash provided by financing activities	-	12,524,197	-

Net (decrease) increase in cash and cash equivalents	(7,738,186)	9,435,892	(15,024,108)
Cash and cash equivalents, beginning of period	10,358,209	922,317	15,946,425
Cash and cash equivalents, end of period	$2,620,023	$10,358,209	$922,317

Supplemental cash flow information
Interest expense paid in cash	$3,629	$79,605	$563
Cash flows related to reorganization items, net	$1,507,863	1,839,560	-

Non-cash financing and investing activities
Issuance of common stock to settle outstanding accruals	$217,936	$-	$-
Issuance of preferred stock to settle debt	8,288,719	-	-
Issuance of common stock to prior investors	226	-	-

The accompanying notes are an integral part of these consolidated financial statements.

NUO THERAPEUTICS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business and Bankruptcy Proceedings

Description of Business

Nuo Therapeutics, Inc. (“Nuo Therapeutics,” the “Company,” “we,” “us,” or “our”) is a biomedical company marketing its product primarily within the U.S. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous (from self) biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in complex chronic conditions with significant unmet medical needs. Growth opportunities for the Aurix System in the United States in the near to intermediate term include the treatment of chronic wounds with Aurix in: (i) the Medicare population under a National Coverage Determination (“NCD”), when registry data is collected under the Coverage with Evidence Development (“CED”) program of the Centers for Medicare & Medicaid Services (“CMS”); and (ii) the Veterans Affairs (“VA”) healthcare system and other federal accounts settings.

As of December 31, 2016, our commercial offering consists solely of the Aurix point of care technology for the safe and efficient separation of autologous blood to produce a platelet based therapy for the chronic wound care market. Prior to the Effective Date (as defined below), we had two distinct platelet rich plasma (“PRP”) devices: the Aurix System for wound care, and the Angel® concentrated Platelet Rich Plasma (“cPRP”) System for orthopedics markets. Prior to the Effective Date, Arthrex, Inc. (“Arthrex”) was our exclusive distributor for Angel. Pursuant to the Plan of Reorganization (as defined below), on May 5, 2016, the Company assigned its rights, title and interest in and to its existing license agreement with Arthrex to the Deerfield Lenders (as defined below), as well as rights to collect royalty payments thereunder.

Bankruptcy Proceedings

On January 26, 2016, the Company filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), which is administered under the caption “In re: Nuo Therapeutics, Inc.”, Case No. 16-10192 (MFW) (the “Chapter 11 Case”).

On April 25, 2016 (the “Confirmation Date”), the Bankruptcy Court entered an Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization (the “Confirmation Order”), which confirmed the Modified First Amended Plan of Reorganization of the Debtor under Chapter 11 of the Bankruptcy Code (as confirmed, the “Plan,” or “Plan of Reorganization”).

Scenario A contemplated by the Plan of Reorganization became effective on May 5, 2016 (the “Effective Date”). Pursuant to the Plan, as of the Effective Date: (i) all equity interests of the Company, including but not limited to all shares of the Company’s common stock, $0.0001 par value per share (including its redeemable common stock) (the “Old Common Stock”), warrants, and options that were issuable or issued and outstanding immediately prior to the Effective Date, were cancelled; (ii) the Company’s certificate of incorporation that was in effect immediately prior to the Effective Date was amended and restated in its entirety; (iii) the Company’s by-laws that were in effect immediately prior to the Effective Date were amended and restated in their entirety; and (iv) the Company issued New Common Stock, Warrants and Series A Preferred Stock (all as defined below).

Upon emergence from bankruptcy on the Effective Date, the Company applied fresh start accounting, resulting in the Company becoming a new entity for financial reporting purposes (see Note 2 – Fresh Start Accounting). As a result of the application of fresh start accounting, the Company reflected the disposition of its pre-petition debt and changes in its equity structure effected under the Confirmation Order in its balance sheet as of the Effective Date. Accordingly, all financial statements prior to May 5, 2016 are referred to as those of the "Predecessor Company", as they reflect the periods prior to application of fresh start accounting. The balance sheet as of December 31, 2016, and the financial statements for periods subsequent to May 4, 2016, are referred to as those of the "Successor Company." Under fresh start accounting, the Company's assets and liabilities were adjusted to their fair values, and a reorganization value for the entity was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt to be settled in the reorganization. The fresh start adjustments are material and affect the Company’s results of operations from and after May 5, 2016. As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the financial statements on or after May 5, 2016 are not comparable to the financial statements prior to that date.

Common Stock

Recapitalization

In accordance with the Plan of Reorganization, as of the Effective Date, the Company issued 7,500,000 shares (the “Recapitalization Shares”) of new common stock, par value $0.0001 per share (the “New Common Stock”), to certain accredited investors (the “Recapitalization Investors”) for gross cash proceeds of $7,300,000 and net cash to the Company of $7,052,500 (the “Recapitalization Financing”).  200,000 of the 7,500,000 shares of New Common Stock were issued in partial payment of an advisory fee.  The net cash amount excludes the effect of $100,000 in offering expenses paid from the proceeds of the DIP Financing (as defined below in Note 10 - Debt), which was converted into Series A Preferred Stock as of the Effective Date, as described below under “Series A Preferred Stock.” As part of the Recapitalization Financing, the Company also issued warrants to purchase 6,180,000 shares of New Common Stock to certain of the Recapitalization Investors (the “Warrants”). The Warrants terminate on May 5, 2021, and are exercisable at any time on or after November 5, 2016 at exercise prices ranging from $0.50 per share to $1.00 per share.  The number of shares of New Common Stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations.

A significant majority of the Recapitalization Investors executed backstop commitments to purchase up to 12,800,000 additional shares of New Common Stock for an aggregate purchase price of up to $3,000,000 (collectively, the “Backstop Commitment”). The Company cannot call the Backstop Commitment prior to June 30, 2017.

With respect to each Recapitalization Investor who executed a Backstop Commitment, the commitment terminates on the earlier of: (i) the date on which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of New Common Stock in the aggregate amount of the Backstop Commitment; (ii) the date that all shares of Series A Preferred Stock (as defined below) have been redeemed by the Company; or (iii) the date that all shares of Series A Preferred Stock are no longer owned by entities affiliated with Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Private Design Fund II, L.P.  (the “Deerfield Lenders” or “Deerfield”). We refer to this date as the “Termination Date.” Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed Recapitalization Investors a commitment fee of $250,000 in the aggregate upon the Termination Date.

As of the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Recapitalization Investors.  The Registration Rights Agreement provides certain resale registration rights to the Recapitalization Investors with respect to securities received in the Recapitalization Financing.  Pursuant to the Registration Rights Agreement, the Company filed a registration statement, which was declared effective on January 11, 2017, covering the resale of all shares of New Common Stock issued to the Recapitalization Investors on the Effective Date.

Issuance of New Common Stock to Holders of Old Common Stock

As of the Effective Date, the Company committed to the issuance of up to 3,000,000 shares of New Common Stock and subsequently issued 2,264,612 shares of New Common Stock (the “Exchange Shares”) to record holders of the Old Common Stock as of March 28, 2016, who executed and timely delivered the required release documents no later than July 5, 2016, in accordance with the Confirmation Order and the Plan.  The holders of Old Common Stock who executed and timely delivered the required release documents are referred to as the “Releasing Holders.”

The 2,264,612 Exchange Shares were issued as of the Effective Date to Releasing Holders who asserted ownership of a number of shares of Old Common Stock that matched the Company’s records or could otherwise be confirmed at a rate of one share of New Common Stock for every 41.8934 shares of Old Common Stock held by such holders as of March 28, 2016.  In accordance with the Plan, if the calculation would otherwise have resulted in the issuance to any Releasing Holder of a number of shares of New Common Stock that is not a whole number, then the number of shares actually issued to such Releasing Holder was determined by rounding down to the nearest number.

Issuance of Shares in Exchange for Administrative Claims

On June 20, 2016, the Company issued 162,500 shares of New Common Stock (the “Administrative Claim Shares”) pursuant to the Order Granting Application of the Ad Hoc Equity Committee Pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) for Allowance of Fees and Expenses Incurred in Making a Substantial Contribution, entered by the Bankruptcy Court on June 20, 2016.   The Administrative Claim Shares were issued to holders of administrative claims under sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code. Of the 162,500 shares, 100,000 shares were issued to outside counsel to the Ad Hoc Equity Committee of the Company’s equity holders as compensation of all remaining allowed fees for legal services provided by such counsel.  The remaining 62,500 were issued to designees of the Ad Hoc Equity Committee who had granted loans in an aggregate amount of $62,500 to the Ad Hoc Equity Committee in December 2015 as repayment of such loans.

Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designations of Series A Preferred Stock (the “Certificate of Designations”) with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock (the “Series A Preferred Stock”). On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield in accordance with the Plan pursuant to the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code. The Deerfield Lenders did not receive any shares of New Common Stock or other equity interests in the Company.

The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable, and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of New Common Stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction.  For so long as Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock have the right to nominate and elect one member of the board of directors of the Company (the “Board of Directors”) and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment.   The holders of the Series A Preferred Stock nominated and elected one member of the Board of Directors to serve as the designee of the holders of Series A Preferred Stock. The Series A Preferred Stock has voting rights, voting with the New Common Stock as a single class, with each share of Series A Preferred Stock having the right to five votes, which currently represents approximately one percent (1%) of the voting rights of the capital stock of the Company.  The holders of Series A Preferred Stock have the right to approve certain transactions and incurrences of debt. The Certificate of Designations limits the Company’s ability to pay dividends on or purchase shares of its capital stock.

Assignment and Assumption Agreement; Transition Services Agreement

Pursuant to the Plan, on May 5, 2016, the Company entered into an Assignment and Assumption Agreement with Deerfield SS, LLC (the “Assignee”), the designee of the Deerfield Lenders, to assign to the Assignee the Company’s rights, title and interest in and to its existing license agreement with Arthrex, and to transfer and assign to the Assignee associated intellectual property owned by the Company and licensed thereunder, as well as rights to collect royalty payments thereunder. The assignment and transfer was effected in exchange for a reduction of $15,000,000 in the amount of the allowed claim of the Deerfield Lenders pursuant to the Plan. As a result of the assignment and transfer, the Aurix System currently represents the Company’s only commercial product offering.

On the Effective Date, the Company and the Assignee entered into a Transition Services Agreement in which the Company agreed to continue to service its license agreement with Arthrex for a transition period.

Termination of Deerfield Facility Agreement and DIP Credit Agreement

On the Effective Date, the obligations of the Company under the Deerfield Facility Agreement, and under the DIP Credit Agreement (as defined below in Note 10 - Debt), were cancelled in accordance with the Plan of Reorganization, and the Company ceased to have any obligations thereunder.

Note 2 – Fresh Start Accounting

Upon the Company’s emergence from Chapter 11 bankruptcy, the Company applied the provisions of fresh start accounting to its financial statements because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the emerging entity, and (ii) the reorganization value of the Company’s assets immediately prior to confirmation was less than the sum of post-petition liabilities and allowed claims. The Company applied fresh start accounting as of May 4, 2016, with results of operations and cash flows in the period from January 1, 2016 through May 4, 2016 attributed to the Predecessor Company.

Upon the application of fresh start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values. Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities, and the excess of reorganization value over the fair value of identified tangible and intangible assets is reported separately on the consolidated balance sheet as goodwill.

The Company, with the assistance of external valuation specialists, estimated the enterprise value of the Company upon emergence from Chapter 11 bankruptcy to be approximately $17.9 million. Enterprise value is defined as the total invested capital which includes cash and cash equivalents. The estimate is based on a calculation of the present value of the projected future cash flows of the Company from May 5, 2016 through the year ending December 31, 2025, along with a terminal value. The Company estimated a terminal value using the Gordon Growth Model, applying a constant growth rate of 3.4% to the debt-free net cash flows subsequent to 2025.

The Company’s future cash flow projections included a variety of estimates and assumptions that had a significant effect on the determination of the Company’s enterprise value. While the Company considered such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. The assumptions used in the calculations for the discounted cash flow analysis included the following: forecasted revenue; costs and free cash flows through 2025; and a discount rate of 29% that considered various factors, including bonds yields, risk premiums, tax rates and the likelihood of various business outcomes to determine an appropriate discount rate. In applying fresh start accounting, the Company followed these principles:

●

The reorganization value, estimated at approximately $24.0 million, which represents the sum of the enterprise value and estimated fair value of noninterest bearing liabilities, was allocated to the Successor Company's assets based on their estimated fair values. The reorganization value exceeded the sum of the fair value assigned to the assets, and the excess was recognized as goodwill of the Successor Company as of May 5, 2016.

●	Each liability existing as of May 5, 2016 has been stated at its estimated fair value.
●

Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities, and have been fully valued as of May 5, 2016 to reduce deferred tax assets to the amounts expected to be realized.

Pursuant to fresh start accounting, the Company allocated the determined reorganization value to the Successor Company’s assets as follows (in thousands):

Enterprise Value	$17,889
Plus estimated fair value of liabilities	6,161
Reorganization Value	24,050

Less:
Estimated fair value of tangible assets	(13,574)
Estimated fair value of identifiable intangible assets	(8,397)

Goodwill	$2,079

Upon the adoption of fresh start accounting, the Successor Company adopted the significant accounting policies of the Predecessor Company (see Note 3 – Liquidity and Summary of Significant Accounting Policies). The adjustments set forth in the following table as of May 4, 2016 reflect the effect of the consummation of the transactions contemplated by the Plan of Reorganization (reflected in the column “Reorganization Adjustments”), as well as fair value adjustments as a result of the adoption of fresh start accounting (reflected in the column “Fresh Start Adjustments”).

	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
ASSETS
Current assets
Cash and cash equivalents	$3,305,709			$7,052,500	(1)	$10,358,209
Restricted cash	53,463					53,463
Accounts and other receivable, net	1,288,445					1,288,445
Inventory, net	56,348					56,348
Prepaid expenses and other current assets	611,593	$(16,053	)(b)			595,540
						-
Total current assets	5,315,558	(16,053)		7,052,500		12,352,005

Property and equipment, net	865,716					865,716
Deferred costs and other assets	355,741					355,741
Intangible assets, net	2,406,457	(2,406,457	)(a)	8,397,000	(2)	8,397,000
Goodwill	-			2,079,284	(2)	2,079,284

TOTAL ASSETS	$8,943,472	$(2,422,510)		$17,528,784		$24,049,746

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities not subject to compromise
Accounts payable	$2,877,170					$2,877,170
Accrued expenses and liabilities	3,112,244					3,112,244
Accrued interest	-					-
Deferred revenue, current portion	899,920	$(899,920	)(c)			-
Convertible debt subject to put rights	-					-
Short term debtor-in-possession note payable	5,750,000	(5,750,000	)(d)			-
Total current liabilities not subject to compromise	12,639,334	(6,649,920)		-		5,989,414

Non-current liabilities not subject to compromise
Deferred revenue	-					-
Other liabilities	171,613					171,613
Total non-current liabilities not subject to compromise	171,613	-		-		171,613

Liabilities subject to compromise
Accounts payable	214,554	(214,554	)(e)			-
Accrued expenses and liabilities	559,202	(559,202	)(e)			-
Accrued interest	3,316,121	(3,316,121	)(d)			-
Deferred revenue	-					-
Convertible debt subject to put rights	35,000,000	(35,000,000	)(d)			-
Derivative liabilities	-					-
Other liabilities	-					-
Total liabilities subject to compromise	39,089,877	(39,089,877)		-		-

TOTAL LIABILITIES	51,900,824	(45,739,797)		-		6,161,027

Conditionally redeemable common stock	500,000	(500,000	)(f)			-

Common stock outstanding, at par	12,477	(12,477	)(f)	750	(1)	750
Common stock issuable	392,950	(392,950	)(f)			-
Preferred stock outstanding, at par	-			3	(3)	3
Additional paid-in capital	126,011,808	(126,011,808	)(f)	17,887,966	(4)	17,887,966
Retained earnings (accumulated deficit)	(169,874,587)	170,234,522	(g)	(359,935	)(5)	-

TOTAL EQUITY (DEFICIT)	(43,457,352)	43,817,287		17,528,784		17,888,719

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$8,943,472	$(2,422,510)		$17,528,784		$24,049,746

Reorganization Adjustments

(a)

As a result of fresh start accounting, all intangible assets existing as of the Effective Date were established at fair value. This adjustment eliminates the carrying value of previously existing intangible assets as of the Effective Date, as the underlying Angel assets were assigned to Deerfield pursuant to the Plan of Reorganization.

(b)

Pursuant to the Plan of Reorganization, the Company assigned to Deerfield the Company’s: (i) rights, title and interest in and to its existing license agreement with Arthrex; (ii) the associated intellectual property owned by the Company and licensed under such agreement; and (iii) rights to collect royalty payments thereunder. As such, certain prepaid expenses related to the Angel business were eliminated.

(c)

Pursuant to the Plan of Reorganization, the Company assigned to Deerfield the Company’s (i) rights, title and interest in and to its existing license agreement with Arthrex, (ii) the associated intellectual property owned by the Company and licensed under such agreement, and (iii) rights to collect royalty payments thereunder. As such, all deferred revenue related to the existing license agreement with Arthrex as of the Effective Date was eliminated.

(d)

Pursuant to the Plan of Reorganization, the Company’s obligations under the Deerfield Facility Agreement, including accrued interest, were cancelled, and the Company ceased to have any obligations thereunder. Additionally, pursuant to the Plan of Reorganization, the DIP Credit Agreement was terminated.

(e)	Represents claims not expected to be settled in cash.

(f)

Pursuant to the Plan of Reorganization, all equity interests of the Company, including but not limited to all shares of the Company’s common stock, $0.0001 par value per share (including its redeemable common stock) (the “Old Common Stock”), warrants, and options that were issuable or issued and outstanding immediately prior to the Effective Date, were cancelled. The elimination of the carrying value of the cancelled equity interests was reflected as a direct charge to retained earnings (deficit).

(g)	Represents the cumulative impact of the reorganization adjustments:

Description	Adjustment	Amount
Elimination of existing intangible assets	(a)	$(2,406,457)
Elimination of prepaid Angel expenses	(b)	(16,053)
Elimination of Angel deferred revenue	(c)	899,920
Termination of debt agreements and accrued interest	(d)	44,066,121
Elimination of various payables and accruals	(e)	773,756
Cancellation of existing equity	(f)	126,917,235
		$170,234,522

Fresh Start Adjustments

(1)

Pursuant to the Plan of Reorganization, as of the Effective Date, the Company issued 7,500,000 shares of New Common Stock, par value $0.0001 per share, to certain accredited investors for net cash to the Company of $7,052,500. The Company also issued Warrants to purchase 6,180,000 shares of New Common Stock to certain of the investors. The Warrants terminate on May 5, 2021, and are exercisable at any time on or after November 5, 2016 at exercise prices ranging from $0.50 per share to $1.00 per share. The number of shares of New Common Stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations. Certain investors also provided Backstop Commitments to purchase up to 12,800,000 additional shares of New Common Stock for an aggregate purchase price of up to $3,000,000. The Company cannot call the Backstop Commitment prior to June 30, 2017. The New Common Stock, Warrants and Backstop Commitment are classified as equity.

(2)

Represents identifiable intangible assets of approximately $8.4 million and goodwill of approximately $2.1 million. Upon the application of fresh start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values. Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities, and the excess of reorganization value over the fair value of identified tangible and intangible assets is reported separately on the consolidated balance sheet as goodwill.

The Company, with the assistance of external valuation specialists, estimated the enterprise value of the Company upon emergence from Chapter 11 bankruptcy to be $17.9 million. Enterprise value is defined as the total invested capital, which includes cash and cash equivalents. The estimate is based on a calculation of the present value of the projected future cash flows of the Company from May 5, 2016 through the year ending December 31, 2025, along with a terminal value. The Company estimated a terminal value using the Gordon Growth Model.

In applying fresh start accounting, the Company followed these principles:

●

The reorganization value, estimated as approximately $24.0 million, which represents the sum of the enterprise value and estimated fair value of noninterest bearing liabilities, was allocated to the Successor Company's assets based on their estimated fair values. The reorganization value exceeded the sum of the fair value assigned to the assets, and the excess was recognized as goodwill of the Successor Company as of May 5, 2016.

●	Each liability existing as of May 5, 2016 has been stated at its estimated fair value.
●

Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities, and have been fully valued as of May 5, 2016 to reduce deferred tax assets to the amounts expected to be realized.

  Pursuant to fresh start accounting the Company allocated the determined reorganization value to the Successor Company’s assets as follows (in thousands):

Enterprise Value	$17,889
Plus estimated fair value of liabilities	6,161
Reorganization Value	24,050

Less:
Estimated fair value of tangible assets	(13,574)
Estimated fair value of identifiable intangible assets	(8,397)
Goodwill	$2,079

(3)

Pursuant to the Plan of Reorganization, on the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield. The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable, and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of New Common Stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction. The Series A Preferred Stock is carried at par value and is classified as equity.

(4)	Reflects the cumulative impact of the fresh start adjustments described above on additional paid-in-capital:

Description	Adjustment	Amount
Cash proceeds from issuance of common stock	(1)	$7,052,500
Establishment of intangible assets	(2)	10,476,284
Net assets of the predecessor	(5)	359,935
Less par value of common and preferred stock	(3)	(753)
		$17,887,966

(5)	Reflects the elimination of retained earnings upon the application of fresh start accounting.

Reorganization Items, net

Costs directly attributable to the bankruptcy proceedings and implementation of the Plan are reported as reorganization items, net. A summary of reorganization items, net is presented in the following tables:

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016
	Successor	Predecessor

Professional fees	$324,551	$3,598,216
Net gain on reorganization adjustments	-	(34,869,566)
Reorganization items, net	$324,551	$(31,271,350)

Cash payments for reorganization items	$1,507,863	$1,839,560

Note 3 – Liquidity and Summary of Significant Accounting Principles

Liquidity

Our operations are subject to certain risks and uncertainties including, among others, current and potential competitors with greater resources, dependence on significant customers, lack of operating history, and uncertainty of future profitability and possible fluctuations in financial results. Since our inception, we have financed our operations by raising debt, issuing equity and equity-linked instruments, and executing licensing arrangements, and to a lesser extent by generating royalties and product revenues. We have incurred, and continue to incur, recurring losses and negative cash flows. On the Effective Date, the obligations of the Company under the Deerfield Facility Agreement and the DIP Credit Agreement were cancelled and the Company ceased to have any obligations thereunder. At December 31, 2016, we had cash and cash equivalents on hand of approximately $2.6 million, and had no outstanding debt.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations, and potential other funding sources, including cash on hand, to meet our obligations as they become due. After our emergence from bankruptcy on May 5, 2015, we believe our current resources, expected revenue from sales of Aurix, including additional revenue expected to be generated as a result of our collaboration with Restorix Health, limited royalty and license fee revenue from our license of certain aspects of the ALDH technology to StemCell Technologies for the Aldeflour product line, combined with the $3.0 million of backstop commitments, which is not available until June 30, 2017, will be adequate to maintain our operations beyond March 2018.

However, if we are unable to increase our revenues significantly or control our costs as effectively as expected, then we may be required to curtail portions of our strategic plan or to cease operations.  If we are unable to meet our planned revenue goals during the second and third quarters of 2017, we will need to begin reducing our operating costs prior to December 31, 2017, absent access to additional capital beyond the Backstop Commitment.  More specifically, if we are unable to increase revenues or control costs in this manner, we may be forced to: delay the completion of, or significantly reduce the scope of, our current business plan; delay some of our development and clinical or marketing efforts; delay our plans to penetrate the market serving Medicare beneficiaries and fulfill the related data gathering requirements as stipulated by the Medicare CED coverage determination; delay the pursuit of commercial insurance reimbursement for our wound treatment technologies; postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations. Specific programs that may require additional funding include, without limitation: continued investment in the sales, marketing, distribution, and customer service areas; further expansion into the international markets; significant new product development or modifications; and pursuit of other opportunities. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, the Company’s operations could be materially negatively impacted.

We believe, based on the operating cash requirements and capital expenditures expected for 2017, the Company's cash on hand at December 31, 2016, combined with the $3.0 million Backstop Commitments (see Note 11 - Equity and Stock-Based Compensation), which is available to us on or after June 30, 2017, is adequate to fund operations for at least twelve months from the date of this report.

As noted in Note 2 – Fresh Start Accounting, as part of fresh start accounting, the Successor Company adopted the significant accounting policies of the Predecessor Company. As a result, the following summary of significant accounting policies applies to both the Predecessor Company and Successor Company.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Upon emergence from bankruptcy on the Effective Date, the Company applied fresh start accounting, resulting in the Company becoming a new entity for financial reporting purposes (see Note 2 – Fresh Start Accounting). As a result of the application of fresh start accounting, and the effects of the implementation of the Plan of Reorganization, the financial statements on or after May 5, 2016 are not comparable to the financial statements prior to that date.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and controlled subsidiary Aldagen, Inc. (“Aldagen”). All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. In the accompanying consolidated financial statements, estimates are used for, but not limited to, the application of fresh start accounting, stock-based compensation, allowance for inventory obsolescence, allowance for doubtful accounts, valuation of derivative liabilities, contingent liabilities, fair value and depreciable lives of long-lived assets (including property and equipment, intangible assets and goodwill), deferred taxes and associated valuation allowance and the classification of our long-term debt. Actual results could differ from those estimates.

Credit Concentration

We generate accounts receivable from the sale of our products. Specific customer receivables balances in excess of 10% of total receivables at December 31, 2016 and December 31, 2015 were as follows:

	Successor	Predecessor
	December 31, 2016	December 31, 2015

Customer A	58%	47%
Customer B	10%	21%

Revenue from significant customers exceeding 10% of total revenues for the periods presented was as follows:

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year ended December 31, 2015
	Successor	Predecessor	Predecessor

Customer B	$-	$78%	$67%
Customer C	-	-	26%
Customer D	22%	-	-
Customer E	16%	-	-

Historically, we used single suppliers for several components of the Aurix™ product line. We outsource the manufacturing of various products to contract manufacturers. While we believe these manufacturers demonstrate competency, reliability and stability, there is no assurance that one or more of them will not experience an interruption or inability to provide us with the products needed to satisfy customer demand. Additionally, while most of the components of Aurix™ are generally readily available on the open market, a reagent, bovine thrombin, is available exclusively through Pfizer, with whom we have an established vendor relationship.

Cash Equivalents

We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents potentially subject us to a concentration of credit risk, as approximately $2.4 million held in financial institutions was in excess of the FDIC insurance limit of $250,000 at December 31, 2016. We maintain our cash and cash equivalents in the form of money market deposit accounts and qualifying money market funds, and checking accounts with financial institutions that we believe are credit worthy.

Accounts Receivables

We generate accounts receivables from the sale of our products. We provide for an allowance against receivables for estimated losses that may result from a customer’s inability or unwillingness to pay. The allowance for doubtful accounts is estimated primarily based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when we determine that amounts are not collectable. Recoveries of previously written-off accounts are recorded when collected. At December 31, 2016 and 2015, we maintained an allowance for doubtful accounts of approximately $409,000 and $97,000, respectively, as we fully reserved for the value added tax receivable and the receivable due from the contract manufacturer of the Company's prior Angel product line as of December 31, 2016.

Inventory

Our inventory is produced by third-party manufacturers and consists of raw materials and finished goods. Inventory cost is determined on a first-in, first-out basis and is stated at the lower of cost or net realizable value. We maintain an inventory of kits, reagents, and other disposables that have shelf-lives that generally range from 18 months to two years.

As of December 31, 2016, our inventory consisted of $18,123 of finished goods and $59,798 of raw materials. As of December 31, 2015, our inventory consisted of $115,792 of finished goods and $196,500 of raw materials.

We provide for an allowance against inventory for estimated losses that may result in excess and obsolete inventory (i.e., from the expiration of products). Our allowance for expired inventory is estimated based upon the inventory’s remaining shelf-life and our anticipated ability to sell such inventory, which is estimated using historical usage and future forecasts, within its remaining shelf life. At December 31, 2016 and 2015, the Company maintained an allowance for expired and excess and obsolete inventory of approximately $8,000 and $58,000, respectively. Expired products are segregated and used for demonstration purposes only; the Company records the associated expense for this reserve to cost of sales in the consolidated statements of operations.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and is depreciated, using the straight-line method, over its estimated useful life ranging from one to four years for all assets except for furniture, lab, and manufacturing equipment, which is depreciated over four and six years, respectively. Upon emergence from bankruptcy, property and equipment remaining lives were estimated based on the estimated remaining useful lives of the assets. Leasehold improvements are amortized, using the straight-line method, over the lesser of the expected lease term or its estimated useful life ranging from three to six years. Amortization of leasehold improvements is included in depreciation expense. Maintenance and repairs are charged to operations as incurred. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income (expense).

Centrifuges may be sold or placed at no charge with customers. Depreciation expense for centrifuges that are available for sale or placed at no charge with customers are charged to cost of sales. Depreciation expense for centrifuges used for sales and marketing and other internal purposes are charged to general and administrative expenses.

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Recoverability measurement and estimating of undiscounted cash flows is done at the lowest possible level for which we can identify assets. If such assets are considered to be impaired, impairment is recognized as the amount by which the carrying amount of assets exceeds the fair value of the assets.

Goodwill and Other Intangible Assets

Predecessor intangible assets and goodwill

In the Predecessor Company financial statements, intangible assets were acquired as part of our acquisition of the Angel business and Aldagen, and consisted of finite-lived and indefinite-lived intangible assets, including goodwill. During the quarter ended September 30, 2015, we determined that our in-process research and development (“IPR&D”) asset was impaired and recognized a non-cash IPR&D impairment charge of $22.6 million to write down our IPR&D asset to its estimated fair value. Also during the quarter ended September 30, 2015, we determined that goodwill was impaired, and recognized a non-cash impairment charge of $1.1 million to write down goodwill to its estimated fair value of zero. As of December 31, 2015, we had fully impaired our IPR&D asset and our goodwill.

In conjunction with the application of fresh start accounting, all remaining finite lived intangible assets were written off as of the Effective Date (See Note 2 – Fresh Start Accounting).

Successor intangible assets and goodwill

In the Successor Company financial statements, intangible assets were established as part of fresh start accounting and relate to trademarks, technology, clinician relationships, and goodwill (see Note 2 – Fresh Start Accounting).

Our finite-lived intangible assets include trademarks, technology (including patents), and clinician relationships, and are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, we test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), we would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. We periodically reevaluate the useful lives for these intangible assets to determine whether events and circumstances warrant a revision in their remaining useful lives.

Goodwill represents the excess of reorganization value over the fair value of tangible and identifiable intangible assets and the fair value of liabilities as of the Effective Date. Goodwill is not amortized, but is subject to periodic review for impairment. Goodwill is reviewed annually, as of October 1, and whenever events or changes in circumstances indicate that the carrying amount of the goodwill might not be recoverable. We perform our review of goodwill on our one reporting unit.

Before employing detailed impairment testing methodologies, we first evaluate the likelihood of impairment by considering qualitative factors relevant to our reporting unit. When performing the qualitative assessment, we evaluate events and circumstances that would affect the significant inputs used to determine the fair value of the goodwill. Events and circumstances evaluated include: macroeconomic conditions that could affect us, industry and market considerations for the medical device industry that could affect us, cost factors that could affect our performance, our financial performance (including share price), and consideration of any company specific events that could negatively affect us, our business, or the fair value of our business. If we determine that it is more likely than not that goodwill is impaired, we will then apply detailed testing methodologies. Otherwise, we will conclude that no impairment has occurred.

Detailed impairment testing involves comparing the fair value of our one reporting unit to its carrying value, including goodwill. If the fair value exceeds carrying value, then it is concluded that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of our one reporting unit as if it had been acquired in a business combination. The implied fair value of our one reporting unit's goodwill is then compared to the carrying value of that goodwill. If the carrying value of our one reporting unit's goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value.

Successor Company intangible assets and goodwill were not impaired as of December 31, 2016.

Conditionally Redeemable Common Stock

The Maryland Venture Fund (“MVF,” part of Maryland Department of Business and Economic Development) had an investment in the Predecessor Company’s common stock, and could have required us to repurchase the common stock, at MVF’s option, upon certain events outside of our control. MVF’s common stock was classified as “contingently redeemable common shares” in the Predecessor Company’s accompanying consolidated balance sheets. The contingently redeemable common shares were cancelled as of the Effective Date.

Revenue Recognition – Successor Company

We recognize revenue when the four basic criteria for recognition are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured.

We provide for the sale of our products, including disposable processing sets and supplies to customers. Revenue from the sale of products is recognized upon shipment of products to the customers. We do not maintain a reserve for returned products, as in the past those returns have not been material and are not expected to be material in the future. Percentage-based fees on licensee sales of covered products are generally recorded as products are sold by licensees, and are reflected as royalties in the consolidated statements of operations. Direct costs associated with product sales and royalty revenues are recorded at the time that revenue is recognized.

Revenue Recognition – Predecessor Company

The Predecessor Company provided for the sale of our products, including disposable processing sets and supplies to customers, and to Arthrex as distributor of the Angel product line. Revenue from the sale of products was recognized upon shipment.

Usage or leasing of blood separation equipment

As a result of the acquisition of the Angel business, we acquired various multiple element revenue arrangements that combined the (i) usage or leasing of blood separation processing equipment, (ii) maintenance of processing equipment, and (iii) purchase of disposable processing sets and supplies. We assigned these multiple element revenue arrangements to Arthrex in 2013 pursuant to a license agreement, and further assigned all of our rights, title and interest in and to such license agreement to the Deerfield Lenders as of the Effective Date; as such, the Successor Company no longer recognizes revenue under these arrangements.

Deferred revenue at December 31, 2015 consisted of prepaid licensing revenue of approximately $1.0 million from the licensing of Angel centrifuges and $0.1 million from product sales billed and not yet shipped. Prepaid licensing revenue was being recognized on a straight-line basis over the term of the agreement prior to the Effective Date. Revenue of approximately $0.14 million related to the prepaid license was recognized during the period January 1, 2016 through May 4, 2016. Revenue of approximately $0.4 million related to the prepaid license was recognized for the year ended December 31, 2015. We assigned all of our rights under the Arthrex license agreement to Deerfield on the Effective Date and eliminated the remaining deferred revenue as of that date.

License Agreement with Rohto

The Company’s license agreement with Rohto (See Note 4 – Distribution, Licensing and Collaboration Arrangements) contains multiple elements that include the delivered license and other ancillary performance obligations, such as maintaining its intellectual property and providing regulatory support and training to Rohto. The Company has determined that the ancillary performance obligations are perfunctory and incidental, and are expected to be minimal and infrequent. Accordingly, the Company combined the ancillary performance obligations with the delivered license and recognized revenue as a single unit of accounting, following revenue recognition guidance applicable to the license. Because the license is delivered, the Company recognized the entire $3.0 million license fee as revenue in the three months ended March 31, 2015. Other elements contained in the license agreement, such as fees and royalties related to the supply and future sale of the product, are contingent and will be recognized as revenue when earned.

Segments and Geographic Information

Approximately 11% and 22% of our total revenue was generated outside of the United States for the period from January 1, 2016 through May 4, 2016 and from May 5, 2016 through December 31, 2016, respectively. Approximately 31% of our total revenue was generated outside of the United States for year ended December 31, 2015. We operate in one business segment.

Exit Activities and Realignment

In May 2014, we announced preliminary efficacy and safety results of our RECOVER-Stroke Phase 2 clinical trial in patients with neurological damage arising from ischemic stroke and treated with ALD-401. Observed improvements in the primary endpoint (mean modified Rankin Score or mRS) of the trial were not clinically or statistically significant. In light of this outcome, we discontinued further funding of the ALD-401 development program, decided to close our facilities in Durham, NC, and terminated certain employees. An accrual of approximately $0.2 million for the loss on abandonment of the lease remained at December 31, 2016 and 2015. The accrued loss on abandonment is being amortized over the life of the lease against future rental payments made and sublease income payments received. Loss on abandonment is classified in general and administrative expenses in the accompanying condensed consolidated statements of operations. The accrued loss on abandonment is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

On August 11, 2015, the Board of Directors approved our realignment plan with the goal of preserving and maximizing, for the benefit of our stockholders, the value of our existing assets. The plan eliminated approximately 30% of our workforce and was aimed at the preservation of cash and cash equivalents to finance our future operations and support our revised business objectives. In addition, on December 4, 2015, the Company eliminated an additional 22% of its workforce, or seven employees, and in January 2016, the Company eliminated four additional employees. The Company recognized severance expense of approximately $0.9 million associated with these reductions in our work force during the year ended December 31, 2015. Approximately $0.5 million was recognized as severance expense for the four additional positions eliminated in January 2016 for the period January 1, 2016 to May 4, 2016. Severance expenses are classified in operating expenses in the accompanying consolidated statements of operations, with $0.5 million classified as general and administrative expense for the four positions eliminated in January for the period January 1, 2016 to May 4, 2016, and $0.2 million, $0.2 million, and $0.4 million classified in sales and marketing, research and development, and general and administrative expenses, respectively, for the year ended December 31, 2015. All severance costs had been paid as of December 31, 2016 (approximately $0.3 million remained in accrued severance costs which are reflected in accrued expenses on the consolidated balance sheet as of December 31, 2015).

Stock-Based Compensation

Prior to the Effective Date, the Company, from time to time, issued stock options or stock awards to employees, directors, consultants, and other service providers under its 2002 Long-Term Incentive Plan (“LTIP”) or 2013 Equity Incentive Plan (“EIP” and, together with the LTIP, the “Incentive Plans”). In some cases, it had issued compensatory warrants to service providers outside the LTIP or EIP (See Note 11 – Equity and Stock-Based Compensation).

All outstanding stock options were cancelled as of the Effective Date. In July 2016, the Board of Directors approved, and in August 2016 it amended, the Company’s 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”). As of November 21, 2016, the Majority Stockholders executed a written consent adopting and approving the 2016 Omnibus Plan, as amended and restated, which provides for the Company to grant equity and cash incentive awards to officers, directors and employees of, and consultants to, the Company and its subsidiaries. During 2016, the Board of Directors granted options to purchase an aggregate of 1,370,000 shares of New Common Stock to certain of the Company’s management, employees and directors.

The fair value of employee stock options is measured at the date of grant. Expected volatilities for the 2016 Omnibus Plan options are based on the equally weighted average historical volatility from five comparable public companies with an expected term consistent with ours. Expected years until exercise represents the period of time that options are expected to be outstanding. Under the Incentive Plans, expected volatilities were based on historical volatility of the Company’s stock, and Company data was utilized to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimated that the dividend rate on its common stock will be zero. The assumptions used are summarized in the following table:

	2016			2015
Risk free rate	1.8	-	2.0%	1.4	-	1.7%
Weighted average expected years until exercise	4.8	-	6.0		6.3
Expected stock volatility		83%		93	-	117%
Dividend yield		-			-

Stock-based compensation for awards granted to non-employees is periodically re-measured as the underlying awards vest. The Company recognizes an expense for such awards throughout the performance period as the services are provided by the non-employees, based on the fair value of these options and warrants at each reporting period. The fair value of stock options and compensatory warrants issued to service providers utilizes the same methodology with the exception of the expected term. For awards to non-employees, the Company estimates that the options or warrants will be held for the full term.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Tax rate changes are reflected in income during the period such changes are enacted. All of our tax years remain subject to examination by the tax authorities.

For the year ended December 31, 2015, the income tax provision relates exclusively to a deferred tax liability associated with the amortization for tax purposes of the Predecessor Company’s goodwill. The deferred tax liability was eliminated in the third quarter of 2015 with the impairment charge recognized for all of our goodwill. The Successor Company’s goodwill is not tax deductible in any taxing jurisdiction.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. There were no such items in 2016 and 2015.

Basic and Diluted Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding (including contingently issuable shares when the contingencies have been resolved) during the period.

For periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all dilutive potential common shares is anti-dilutive. For periods of net income, and when the effects are not anti-dilutive, diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of shares outstanding (including contingently issuable shares when the contingencies have been resolved) plus the impact of all potential dilutive common shares, consisting primarily of common stock options and stock purchase warrants using the treasury stock method, and convertible debt using the if-converted method.

All of the Company’s outstanding stock options and warrants were considered anti-dilutive for the periods from January 1, 2016 through May 4, 2016, May 5, 2016 through December 31, 2016, and for the year ended December 31, 2015. The Company’s convertible debt was dilutive during the period from January 1, 2016 through May 4, 2016. The total number of anti-dilutive shares underlying common stock options, warrants exercisable for common stock, and convertible debt, which have been excluded from the computation of diluted earnings (loss) per share for the periods presented, was as follows:

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year ended December 31, 2015
	Successor	Predecessor	Predecessor
Shares underlying:
Common stock options	1,265,000	9,173,119	11,069,166
Stock purchase warrants	6,180,000	113,629,178	116,034,682
Convertible debt	-	-	73,342,730

Earnings (loss) per share are calculated for basic and diluted earnings per share as follows:

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year ended December 31, 2015
	Successor	Predecessor	Predecessor
Numerator for basic income (loss) per share	$(5,695,027)	$28,173,934	$(52,808,108)
Numerator adjustment for potential dilutive securities	-	172,546	-
Numerator for diluted income (loss) per share	$(5,695,027)	$28,346,480	$(52,808,108)

Denominator for basic income (loss) per share weighted average outstanding common shares	9,895,966	125,951,100	125,951,100
Dilutive effect of convertible debt	-	67,307,692	-
Denominator for diluted income (loss) per share weighted average outstanding common shares	9,895,966	193,258,792	125,951,100

Basic and diluted earnings (loss) per share
Basic	$(0.58)	$0.22	$(0.42)
Diluted	$(0.58)	$0.15	$(0.42)

Recently Adopted Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued guidance as to whether a cloud computing arrangement (e.g., software as a service, platform as a service, infrastructure as a service, and other similar hosting arrangements) includes a software license and, based on that determination, how to account for such arrangements. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The amendment is effective for reporting periods beginning after December 15, 2015, and may be applied on either a prospective or retrospective basis. Early adoption is permitted. We adopted this pronouncement effective January 1, 2016; the adoption did not have a material impact to our consolidated financial statements.

In April 2015, the FASB issued guidance to simplify the balance sheet disclosure for debt issuance costs. Under the guidance, debt issuance costs related to a recognized debt liability will be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, in the same manner as debt discounts, rather than as an asset. The standard is effective for reporting periods beginning after December 15, 2015, and early adoption is permitted. We adopted this pronouncement effective January 1, 2016; the adoption did not have a material impact to our consolidated financial statements.

In September 2015, the FASB issued accounting guidance to simplify the accounting for measurement period adjustments resulting from business combinations. Under the guidance, an acquirer will be required to recognize adjustments to provisional amounts identified during the measurement period in the reporting period in which the adjustments are determined. The guidance requires an entity to present separately on the face of the income statement, or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment had been recognized as of the acquisition date. The standard is effective for reporting periods beginning after December 15, 2015. The amendments in this pronouncement should be applied prospectively, with earlier application permitted. We adopted this pronouncement effective January 1, 2016; the adoption did not have a material impact to our consolidated financial statements.

In August 2014, the FASB issued guidance for the disclosure of uncertainties about an entity’s ability to continue as a going concern. Under U.S. GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. Previously, there was no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. This was issued to provide guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. In doing so, the amendments should reduce diversity in the timing and content of footnote disclosures. The amendments in this update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. We adopted this pronouncement effective for our year ended December 31, 2016; the adoption did not have a material impact to our consolidated financial statements.

Unadopted Accounting Pronouncements

In May 2014, the FASB issued guidance for revenue recognition for contracts, superseding the previous revenue recognition requirements, along with most existing industry-specific guidance. The guidance requires an entity to review contracts in five steps: 1) identify the contract, 2) identify performance obligations, 3) determine the transaction price, 4) allocate the transaction price, and 5) recognize revenue. The new standard will result in enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue arising from contracts with customers. In August 2015, the FASB issued guidance approving a one-year deferral, making the standard effective for reporting periods beginning after December 15, 2017, with early adoption permitted only for reporting periods beginning after December 15, 2016. In March 2016, the FASB issued guidance to clarify the implementation guidance on principal versus agent considerations for reporting revenue gross rather than net, with the same deferred effective date. In April 2016, the FASB issued guidance to clarify the implementation guidance on identifying performance obligations and the accounting for licenses of intellectual property, with the same deferred effective date. In May 2016, the FASB issued guidance rescinding SEC paragraphs related to revenue recognition, pursuant to two SEC Staff Announcements at the March 3, 2016 Emerging Issues Task Force meeting. In May 2016, the FASB also issued guidance to clarify the implementation guidance on assessing collectability, presentation of sales tax, noncash consideration, and contracts and contract modifications at transition, with the same effective date. We are currently evaluating the impact, if any, that this guidance will have on our consolidated financial statements.

In July 2015, the FASB issued guidance for the accounting for inventory. The main provisions are that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value, except when inventory is measured using LIFO or the retail inventory method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. In addition, the Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. The amendments in this update for public business entities are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We are currently evaluating the impact, if any, that the adoption will have on our consolidated financial statements.

In November 2015, the FASB issued accounting guidance to simplify the presentation of deferred taxes. Previously, U.S. GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts. Under this guidance, deferred tax liabilities and assets will be classified as noncurrent amounts. The standard is effective for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact, if any, that this new accounting pronouncement will have on its consolidated financial statements.

In February 2016, the FASB issued guidance for accounting for leases. The guidance requires lessees to recognize assets and liabilities related to long-term leases on the balance sheet, and expands disclosure requirements regarding leasing arrangements. The guidance is effective for reporting periods beginning after December 15, 2018, and early adoption is permitted. The guidance must be adopted on a modified retrospective basis, and provides for certain practical expedients. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In March 2016, the FASB issued guidance simplifying the accounting for, and financial statement disclosure of, stock-based compensation awards. Under the guidance, all excess tax benefits and tax deficiencies related to stock-based compensation awards are to be recognized as income tax expenses or benefits in the income statement, and excess tax benefits should be classified along with other income tax cash flows in the operating activities section of the statement of cash flows. Under the guidance, companies can also elect to either estimate the number of awards that are expected to vest, or account for forfeitures as they occur. In addition, the guidance amends some of the other stock-based compensation awards guidance to more clearly articulate the requirements and cash flow presentation for withholding shares for tax-withholding purposes. The guidance is effective for reporting periods beginning after December 15, 2016, and early adoption is permitted, though all amendments of the guidance must be adopted in the same period. The adoption of certain amendments of the guidance must be applied prospectively, and adoption of the remaining amendments must be applied either on a modified retrospective basis or retrospectively to all periods presented. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In March 2016, the FASB issued guidance to clarify the requirements for assessing whether contingent call or put options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. The amendments of this guidance are effective for reporting periods beginning after December 15, 2016, and early adoption is permitted. Entities are required to apply the guidance to existing debt instruments using a modified retrospective transition method as of beginning of the fiscal year of adoption. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In June 2016, the FASB issued guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity's current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2018. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In August 2016, the FASB issued guidance on the classification of certain cash receipts and cash payments in the statement of cash flows, including those related to debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance, and distributions received from equity method investees. The guidance is effective for fiscal years beginning after December 15, 2017. Early adoption is permitted. The guidance must be adopted on a retrospective basis and must be applied to all periods presented, but may be applied prospectively if retrospective application would be impracticable. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated statements of cash flows.

In November 2016, the FASB issued guidance to reduce diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The revised guidance requires that amounts generally described as restricted cash and restricted cash equivalents be included in cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. The guidance is effective for the fiscal years beginning after December 15, 2017. Early adoption is permitted. The guidance must be adopted on a retrospective basis. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued guidance intended to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the existing guidance, in computing the implied fair value of goodwill under Step 2, an entity is required to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities), following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the new guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity is required to adopt the new guidance on a prospective basis. The new guidance is effective for the Company for its annual or any interim goodwill impairment tests for fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued guidance clarifying the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The guidance provides a screen to determine when an integrated set of assets and activities is not a business, provides a framework to assist entities in evaluating whether both an input and substantive process are present, and narrows the definition of the term output. The guidance is for the Company for fiscal years beginning after December 15, 2018. The guidance must be adopted on a prospective basis. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

We have evaluated all other issued and unadopted Accounting Standards Updates and believe the adoption of these standards will not have a material impact on our results of operations, financial position, or cash flows.

Note 4 – Distribution, Licensing and Collaboration Arrangements

Distribution and License Agreement with Arthrex

In 2013, we entered into a Distributor and License Agreement (the “Original Arthrex Agreement”) with Arthrex. The term of the Original Arthrex Agreement was originally for five years, automatically renewable for an additional three-year period unless Arthrex gave the Company a termination notice at least one year in advance of the end of the initial five-year period. Under the terms of the Original Arthrex Agreement, Arthrex obtained the exclusive rights to sell, distribute, and service the Company’s Angel concentrated Platelet System and activAT (“Products”), throughout the world, for all uses other than chronic wound care. In connection with execution of the Original Arthrex Agreement, Arthrex paid the Company a nonrefundable upfront payment of $5.0 million. In addition, under the terms of the Original Arthrex Agreement, Arthrex paid royalties to the Company based upon volume of the Products sold. Arthrex’s rights to sell, distribute and service the Products were not exclusive in the non-surgical dermal and non-surgical aesthetics markets. On October 16, 2015, the Company entered into an Amended and Restated License Agreement (the "Amended Arthrex Agreement") with Arthrex, which amended and restated the Original Arthrex Agreement. Under the terms of the Amended Arthrex Agreement, among others, the Company licensed certain exclusive and non-exclusive rights to Arthrex in return for the right to receive royalties, and on a date to be determined by Arthrex, but not later than March 31, 2016, Arthrex was to assume all rights related to the manufacture and supply of the Angel product line. As part of the transaction, the Company transferred to Arthrex all of its rights and title to product registration rights and intellectual property (other than patents) related to Angel. In connection with the Agreement, the Deerfield Lenders irrevocably released their liens on the product registration rights and intellectual property (other than patents) assets transferred by the Company to Arthrex. The Amended Arthrex Agreement, as further supplemented in April 2016, is referred to collectively as the “Arthrex Agreement.”

Pursuant to the Plan, on May 5, 2016, the Company entered into an Assignment and Assumption Agreement with Deerfield SS, LLC (the “Assignee”), the designee of the Deerfield Lenders, to assign to the Assignee the Company’s rights, title and interest in and to the Arthrex Agreement, and to transfer and assign to the Assignee associated intellectual property owned by the Company and licensed thereunder, as well as rights to collect royalty payments thereunder. The assignment and transfer was effected in exchange for a reduction of $15,000,000 in the amount of the allowed claim of the Deerfield Lenders pursuant to the Plan. As a result of the assignment and transfer, the Aurix System currently represents the Company’s only commercial product offering.

On the Effective Date, the Company and the Assignee entered into a Transition Services Agreement, in which the Company agreed to continue to service the Arthrex Agreement for a transition period. Transition services fees of $0.05 million have been recorded as other income for the period May 5, 2016 through December 31, 2016 on the consolidated statements of operations.

On October 20, 2016, the Company entered into a letter agreement (the “Three Party Letter Agreement”) with Arthrex and Deerfield SS, LLC (the “Assignee”), which extended the transition period under the Transition Services Agreement through January 15, 2017. Under the terms of the Three Party Letter Agreement, subject to Arthrex making a payment of $201,200 to the Company on October 28, 2016, payment of which was received on October 27, 2016: (a) the Company has sold, conveyed, transferred and assigned to Arthrex its title and interest in the Company’s inventory of Angel products (including spare parts therefor) and production equipment; and (b) the Assignee is obligated to make three equal payments of $33,333 each to the Company as consideration for the extension of the transition period. Three equal payments of $33,333 were received during the three month period ended December 31, 2016 from the Assignee. Under the terms of the Three Party Letter Agreement, the Company has no further obligations under the Transition Services Agreement or the Amended Arthrex Agreement after January 15, 2017. The agreement contains a full and irrevocable release of Arthrex by the Company with respect to any actions, claims or other liabilities for payments of royalty (as defined in the Amended Arthrex Agreement) owed to the Company based on sales of Angel products occurring on or before June 30, 2016, and a full and irrevocable release of the Company and the Assignee by Arthrex with respect to any actions, claims or other liabilities arising under the Amended Arthrex Agreement as of the date of the Three Party Letter Agreement. Neither Arthrex nor the Assignee assumed any liabilities or obligations of the Company in connection with the Three Party Letter Agreement.

Distribution and License Agreement with Rohto

In September 2009, we entered into a licensing and distribution agreement with Millennia Holdings, Inc. (“Millennia”) for the Company’s Aurix System in Japan.

In January 2015, we granted to Rohto Pharmaceutical Co., Ltd. (“Rohto”) a royalty bearing, nontransferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property for the development, import, use, manufacturing, marketing, sale and distribution for all wound care and topical dermatology applications of the Aurix System and related intellectual property and know-how in human and veterinary medicine in Japan in exchange for an upfront payment from Rohto of $3.0 million. The agreement also contemplates additional royalty payments based on the net sales of Aurix in Japan and an additional future cash payment if and when the reimbursement price for the national health insurance system in Japan has been achieved after marketing authorization as described below. In connection with and effective as of the entering into the Rohto Agreement, we amended the licensing and distribution agreement with Millennia to terminate it and allow us to transfer the exclusivity rights from Millennia to Rohto. In connection with this amendment we paid a one-time, non-refundable fee of $1.5 million to Millennia upon our receipt of the $3.0 million upfront payment from Rohto, and we may be required to make certain future payments to Millennia if we receive the milestone payment from Rohto as well as future royalty payments based upon net sales in Japan. Rohto has assumed all responsibility for securing the marketing authorization in Japan, while we will provide relevant product information, as well as clinical and other data, to support Rohto’s efforts.

Collaboration Agreement with Restorix Health

On March 22, 2016, we entered into a Collaboration Agreement (the “Collaboration Agreement”) with Restorix Health (“Restorix”), pursuant to which we agreed to provide Restorix with certain limited geographic exclusivity benefits over a defined period of time for the usage of the Aurix System in up to 30 of the approximately 125 hospital outpatient wound care clinics with which Restorix has a management contract (the “RXH Partner Hospitals”), in exchange for Restorix making minimum commitments of patients enrolled in three prospective clinical research studies primarily consisting of patient data collection (the “Protocols”) necessary to maintain exclusivity under the Collaboration Agreement. The Collaboration Agreement will initially continue for a two-year period, subject to one or more extensions with the mutual consent of the parties.

Pursuant to the Collaboration Agreement, the Company agreed to provide: (i) clinical support services by its clinical staff as reasonably agreed between the Company and Restorix as necessary and appropriate, (ii) reasonable and necessary support regarding certain reimbursement activities, (iii) coverage of Institutional Review Board (“IRB”) fees and payment to Restorix for certain training costs subject to certain limitations and (iv) community-focused public relations materials for participating RXH Partner Hospitals to promote the use of Aurix and participation in the Protocols. Pursuant to the Collaboration Agreement, Restorix agreed to: (i) provide access and support as reasonably necessary and appropriate at up to 30 RXH Partner Hospitals to identify and enroll patients into the Protocols, including senior executive level support and leadership to the collaboration and its enrollment goals and (ii) reasonably assist the Company to correct through a query process, any patient data submitted having incomplete or inaccurate data fields.

Subject to the satisfaction of certain conditions, during the term of the Collaboration Agreement: (i) Restorix will have site specific geographic exclusivity for usage of Aurix in connection with treatment of patients in the Protocols within a 30 mile radius of each RXH Partner Hospital, and (ii) other than with respect to existing CED sites, the Company will not provide corporate exclusivity with any other wound management company operating in excess of 19 wound care facilities for any similar arrangement.

Under the Collaboration Agreement, the Company will pay Restorix or the RXH Partner Hospital, as the case may be, a per patient data collection (administrative) fee upon full completion and delivery of a patient data set. In addition, the Company is responsible to pay for any IRB fees necessary to conduct the Protocols and enroll patients, and to pay Restorix a training cost stipend per site. Each RXH Partner Hospital will pay the Company the then-current product price ($700 in 2016, and no greater than $750 in the remainder of the initial term) as set forth in the Collaboration Agreement.

Boyalife Distribution Agreement

Effective as of May 5, 2016, the Company and Boyalife Hong Kong Ltd. (“Boyalife”), an entity affiliated with the Company’s significant shareholder, Boyalife Investment Fund I, Inc., entered into an Exclusive License and Distribution Agreement (the “Boyalife Distribution Agreement”) with an initial term of five years, unless the agreement is terminated earlier in accordance with its terms.  Under this agreement, Boyalife received a non-transferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property relating to its Aurix System for the purposes and in the territory specified below.  Under the agreement, Boyalife is entitled to import, use for development, promote, market, sell and distribute the Aurix Products in greater China (China, Hong Kong, Taiwan and Macau) for all regenerative medicine applications, including but not limited to wound care and topical dermatology applications in human and veterinary medicine.  “Aurix Products” are defined as the combination of devices to produce a wound dressing from the patient’s blood - as of May 5, 2016 consisting of centrifuge, wound dressing kit and reagent kit.  Under the Boyalife Distribution Agreement, Boyalife is obligated to pay the Company (a) $500,000 within 90 days of approval of the Aurix Products by the China Food and Drug Administration (“CFDA”), but no earlier than December 31, 2018, and (b) a distribution fee per wound dressing kit and reagent kit of $40, payable quarterly, subject to an agreement by the parties to discuss in good faith the appropriate distribution fee if the pricing of such kits exceeds the current general pricing in greater China.   Under the agreement, Boyalife is entitled, with the Company’s approval (not to be unreasonably withheld or delayed) to procure devices from a third party in order to assemble them with devices supplied by the Company to make the Aurix Products.  Boyalife also has a right of first refusal with respect to the Aurix Products in specified countries in the Asia Pacific region excluding Japan and India, exercisable in exchange for a payment of no greater than $250,000 in the aggregate.  If Boyalife files a new patent application for a new invention relating to wound dressings, the Aurix Products or the Company’s technology, Boyalife will grant the Company a free, non-exclusive license to use such patent application outside greater China during the term of the Boyalife Distribution Agreement.

Note 5 – Receivables

Accounts and other receivable, net consisted of the following:

	Successor	Predecessor
	December 31,	December 31,
	2016	2015

Trade receivables	$100,660	$460,763
Other receivables	603,015	650,230
	703,675	1,110,993
Less allowance for doubtful accounts	(409,377)	(96,748)
	$294,298	$1,014,245

Other receivables at December 31, 2016 and 2015 consist primarily of a value added tax receivable, amounts due from Arthrex, and the receivable due from our contract manufacturer for the cost of raw materials required to manufacture the Angel products that were purchased by the Company and immediately resold, at cost, to the contract manufacturer. We assigned all of our rights under the Arthrex Agreement to Deerfield on the Effective Date.  The allowance for doubtful accounts at December 31, 2016 reflects a full reserve against the value added tax receivable and the receivable due from the contract manufacturer for the Company's former Angel product line.

Note 6 — Property and Equipment

Property and equipment, net consisted of the following:

	Successor	Predecessor
	December 31,	December 31,
	2016	2015

Medical equipment	$405,096	$1,195,467
Office equipment	48,888	142,827
Software	257,619	523,571
Manufacturing equipment	34,899	307,851
Leasehold improvements	19,215	32,130
	765,717	2,201,846
Less accumulated depreciation and amortization	(279,601)	(1,086,632)
	$486,116	$1,115,214

For the period from January 1, 2016 through May 4, 2016 depreciation expense and amortization was approximately $249,000, of which $80,000 was classified as general and administrative expenses, $9,000 as sales and marketing expenses, $37,000 as research and development expenses, $67,000 as reorganization items, net, and $56,000 as cost of sales. For the period from May 5, 2016 through December 31, 2016 depreciation expense and amortization was approximately $280,000, of which $100,000 was classified as general and administrative expenses, $12,000 as sales and marketing expenses, $70,000 as research and development expenses, and $98,000 as cost of sales.

For the year ended December 31, 2015 depreciation expense and amortization was approximately $433,000, of which $246,000 was classified as general and administrative expenses, $25,000 as sales and marketing expenses, $68,000 as research and development expenses, and $94,000 as cost of sales.

Note 7 – Goodwill and Other Intangible Assets

Our finite-lived intangible assets as of December 31, 2016 and 2015 are as follows:

	Successor	Predecessor
	December 31,	December 31,
	2016	2015

Trademarks	$917,000	$1,047,000
Technology	6,576,000	2,355,000
Customer and clinician relationships	904,000	708,000
	8,397,000	4,110,000
Accumulated amortization trademarks	(39,934)	(184,981)
Accumulated amortization technology	(477,290)	(902,750)
Accumulated amortization customer and clinician relationships	(39,368)	(508,875)
	(556,592)	(1,596,606)
	$7,840,408	$2,513,394

Goodwill

Predecessor Company

Goodwill represents the purchase price of acquisitions in excess of the fair value of amounts assigned to acquired tangible or intangible assets and assumed liabilities. As a result of our acquisition of Aldagen in February 2012, we recorded goodwill of approximately $0.4 million. Prior to the acquisition of Aldagen, we had goodwill of approximately $0.7 million as a result of the acquisition of the Angel business in April 2010. We determined that goodwill was impaired as of September 30, 2015 and recognized a noncash goodwill impairment charge of approximately $1.1 million to fully write down the goodwill to its estimated fair value of zero as of September 30, 2015.

Successor Company (see Note 2 – Fresh Start Accounting)

Goodwill represents the excess of reorganization value over the fair value of tangible and identifiable intangible assets and the fair value of liabilities as of the Effective Date. Changes in goodwill for the periods presented follows:

	Successor	Predecessor
Balance, at December 31, 2014	$-	$1,128,517

2015 impairment	-	(1,128,517)
Balance, at December 31, 2015	-	$-

Fresh start accounting	2,079,284

Balance, at December 31, 2016	$2,079,284

Finite-lived intangible assets – trademarks, customer and clinician relationships and technology

The Predecessor Company’s finite-lived intangible assets include Angel-related trademarks, technology (including patents) and customer relationships, and were being amortized over their useful lives ranging from eight to twenty years. Amortization expense associated with our Angel related finite-lived intangible assets was approximately $0.1 million for the period from January 1, 2016 through May 4, 2016. The remaining Angel related finite-lived intangible assets were eliminated as of May 4, 2016 as the underlying Angel assets were assigned to Deerfield pursuant to the Plan of Reorganization. Amortization expense associated with our Angel related finite-lived intangible assets was approximately $0.2 million for the year ended December 31, 2015.

The Successor Company’s Aurix related finite-lived intangible assets include trademarks, technology (including patents), and clinician relationships, and are being amortized over their useful lives ranging from nine to fifteen years. Amortization expense associated with our Aurix related finite-lived intangible assets was approximately $0.6 million for the period from May 5, 2016 through December 31, 2016. Annual amortization expense based on our existing intangible assets and their estimated useful lives is expected to be approximately:

2017	$852,000
2018	852,000
2019	852,000
2020	852,000
2021	852,000
Thereafter	3,580,000

Note 8 — Accrued Liabilities

Accrued liabilities consisted of the following:

	Successor	Predecessor
	December 31,	December 31,
	2016	2015

Customer deposits	$72,192	$611,341
Accrued compensation and benefits	91,325	532,435
Other payables	124,484	518,734
Due to Arthrex	-	31,785
Accrued professional fees	213,116	190,787
Accrued loss on abandonment of lease, current portion	88,560	103,173
Accrued Angel machine rework costs	465,000	465,000
	$1,054,677	$2,453,255

An accrual of $600,000 was established in 2014 for machine refurbishment and design improvement costs required for certain centrifuges placed with customers; as of December 31, 2016 and 2015, the remaining accrued liability was $465,000.

Note 9 — Deferred Revenue

Deferred revenue consists primarily of prepaid licensing revenue from the Arthrex Agreement. Revenue related to prepaid licensing is recognized on a straight-line basis over five years, the term of the original Arthrex agreement. Revenue of approximately $402,000 related to the prepaid license was recognized in the year ended December 31, 2015. Revenue of approximately $140,000 related to the prepaid license was recognized in the period from January 1, 2016 through May 4, 2016. The remaining balance of deferred revenue of approximately $900,000 related to the prepaid license was recognized against reorganization items in the period from January 1, 2016 through May 4, 2016. See Note 4 – Distribution, Licensing and Collaboration Arrangements for additional details.

Note 10 – Debt

Successor Company Debt

As of December 31, 2016, the Company had no debt outstanding.

Predecessor Company Debt

Deerfield Facility

In 2014, we entered into the Deerfield Facility Agreement, a $35 million five-year senior secured convertible credit facility with Deerfield due March 31, 2019. Deerfield had the right to convert the principal amount of the related notes (the “Notes”) into shares of our common stock (“Conversion Shares”) at a per share price equal to $0.52. In addition, we granted to Deerfield the option to require the Company to redeem up to 33.33% of the total amount drawn under the facility, together with any accrued and unpaid interest thereon, on each of the second, third, and fourth anniversaries of the closing, with the option right triggered upon the Company’s net revenues failing to be equal to or in excess of certain quarterly milestone amounts. We also granted Deerfield the option to require us to apply 35% of the proceeds received by us in equity-raising transaction(s) to redeem outstanding principal and interest of the Notes, provided that the first $10 million so raised by us would be exempt from this put option. We entered into a security agreement which provided, among other things, that our obligations under the Notes would be secured by a first priority security interest, subject to customary permitted liens, on all of our assets.

Under the terms of the facility, we also issued stock purchase warrants to purchase up to 97,614,999 shares of our common stock at an initial exercise price of $0.52 per share (subject to adjustments). We also entered into a registration rights agreement pursuant to which we filed a registration statement to register the resale of the Conversion Shares and the shares underlying the stock purchase warrants. As a result of certain non-standard anti-dilution provisions and cash settlement features, we classify the detachable stock purchase warrants and the conversion option embedded in the Notes as derivative liabilities. The derivative liabilities were recorded initially at their estimated fair value and as a result, we recognized a total debt discount on the convertible notes of $34.8 million. We re-measure the warrants and the conversion option to fair value at each balance sheet reporting date; the estimated fair value of the warrant liability was de minimis at March 31, 2016 and December 31, 2015. Certain debt issuance costs, in the form of warrants and fees, were recorded as deferred debt issuance costs. The issuance costs include a yield enhancement fee, for which we issued 2,709,677 shares of the Company’s common stock in 2014, with a fixed value of approximately $1.1 million. As a result of the default and our assessment that we would not be able to cure the causes of the default, as of December 31, 2015, we accelerated the amortization of the debt discount and deferred financing costs associated with the Deerfield credit facility (see discussion below).

Under the Deerfield Facility Agreement, we were required to maintain a compensating cash balance of $5,000,000 in deposit accounts subject to control agreements in favor of the lenders, and we were required to pay to Deerfield accrued interest of approximately $2.6 million on October 1, 2015. We were unable to meet these requirements, and on both December 4 and 18, 2015, we entered into consent letters with the Deerfield Lenders to modify the Deerfield Facility Agreement and waive the compliance violations for a limited period. Under the terms of the December 18, 2015 consent letter: (i) solely during the period between December 18, 2015 and January 7, 2016, the amount of cash that was required to be maintained in a deposit account subject to control agreements in favor of the Company’s senior lenders was reduced from $5,000,000 to $500,000; and (ii) the date for payment of the accrued interest amount originally payable on October 1, 2015, was extended to January 7, 2016. The continued effectiveness of the consent letter was conditioned upon the Company’s continued engagement of a Chief Restructuring Officer, and providing the Deerfield Lenders with all relevant business contracts, agreements, and vendor relationships for the Aurix and Angel product lines by December 28, 2015; the Company’s failure to do either would result in an immediate default under the Deerfield Facility Agreement. The consent letter contained various customary representations and warranties.

As of January 26, 2016 (the date of our voluntary filing for bankruptcy protection), we were in default under the Deerfield Facility Agreement, and Deerfield had the right to demand repayment of the entire amount owed to them, including accrued interest. As a result of the default and our assessment that we would not be able to cure the causes of the default, as of December 31, 2015, we accelerated the amortization of the debt discount and deferred financing costs associated with the Deerfield credit facility, and at December 31, 2015, we classified the entire Deerfield Facility Agreement as a current liability. The total amount owing under the Deerfield Facility Agreement, including accrued interest, was compromised by the Bankruptcy Court. This amount of approximately $38.3 million and the $5.75 million outstanding under the DIP Credit Agreement (as defined below) was settled as of the Effective Date through the issuance of 29,038 shares of our Series A Preferred Stock, and the assignment to Deerfield of all rights, title, and interest under the Arthrex Agreement, including the rights to receive royalty payments thereunder. Because the amounts owed to Deerfield pursuant to the Deerfield Facility Agreement were subject to compromise and, in fact, subsequently were compromised by the Court, we stopped accruing interest on the debt effective January 26, 2016.

Debtor-in-Possession Financing

On January 28, 2016, the Bankruptcy Court entered an interim order approving the Company's debtor-in-possession financing (“DIP Financing”) pursuant to terms set forth in a senior secured, super-priority debtor-in-possession credit agreement (the “DIP Credit Agreement”), dated as of January 28, 2016, by and among the Company, as borrower, each lender from time to time party to the DIP Credit Agreement, including, but not limited to Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., and Deerfield Special Situations Fund, L.P. (collectively, the “Deerfield Lenders”), and Deerfield Mgmt, L.P., as administrative agent (the “DIP Agent”) for the Deerfield Lenders. The Deerfield Lenders comprised 100% of the lenders under the then-existing Deerfield Facility Agreement.

On March 9, 2016, the Bankruptcy Court approved on a final basis the Company's motion for approval of the DIP Credit Agreement and use of cash collateral, and approved a Waiver and First Amendment to the DIP Credit Agreement (the “Waiver and First Amendment”) with the Deerfield Lenders and DIP Agent, pursuant to which the DIP Credit Agreement was approved to include certain amendments, including to set forth the material terms of the proposed restructuring of the prepetition and post-petition secured debt, unsecured debt, and equity interests of the Company, the terms of which were eventually effected pursuant to the Plan of Reorganization (as defined below). The Waiver and First Amendment provided for senior secured loans in the aggregate principal amount of up to $6,000,000 in post-petition financing (collectively, the “DIP Loans”).

We received $5.75 million in gross proceeds from the DIP Financing in the period from January 1, 2016 through May 4, 2016, and incurred approximately $0.3 million in issuance costs. In accordance with the Plan of Reorganization, as of the Effective Date, the DIP Credit Agreement was terminated.

Note 11 – Equity and Stock-Based Compensation

Successor Company Common Stock

Under the Second Amended and Restated Certificate of Incorporation of the Successor Company, it has the authority to issue a total of 32,500,000 shares of capital stock, consisting of: (i) 31,500,000 shares of New Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share, which will have such rights, powers and preferences as the board of directors of the Company (the “Board of Directors”) shall determine.

In accordance with the Plan, as of the Effective Date, the Company issued 7,500,000 Recapitalization Shares of New Common Stock to the Recapitalization Investors for gross cash proceeds of $7,300,000 and net cash to the Company of $7,052,500, which has been referred to as the Recapitalization Financing.   The net cash amount excludes the effect of $100,000 in offering expenses paid from the proceeds of the DIP Financing, which was converted into Series A Preferred Stock as of the Effective Date.

A significant majority of the Recapitalization Investors executed backstop commitments to purchase up to 12,800,000 additional shares of New Common Stock for an aggregate purchase price of up to $3,000,000. The Company cannot call the Backstop Commitment prior to June 30, 2017.

With respect to each Recapitalization Investor who executed a Backstop Commitment, the commitment terminates on the earlier of (i) the date on which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of New Common Stock in the aggregate amount of the Backstop Commitment, (ii) the date that all shares of Series A Preferred Stock (as defined below) have been redeemed by the Company, or (iii) the date that all shares of Series A Preferred Stock are no longer owned by entities affiliated with Deerfield  (“Termination Date”). Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed Recapitalization Investors a commitment fee of $250,000 in the aggregate upon the Termination Date.

Under the Plan of Reorganization, the Company committed to the issuance of up to 3,000,000 shares of New Common Stock, and subsequently issued 2,264,612 shares of New Common Stock (the “Exchange Shares”) on the Effective Date to record holders of the Old Common Stock as of March 28, 2016, who executed and timely delivered the required release documents no later than July 5, 2016, in accordance with the Confirmation Order and the Plan.  The holders of Old Common Stock who executed and timely delivered the required release documents are referred to as the “Releasing Holders.”

The 2,264,612 Exchange Shares were issued as of the Effective Date to Releasing Holders who asserted ownership of a number of shares of Old Common Stock that matched the Company’s records or could otherwise be confirmed, at a rate of one share of New Common Stock for every 41.8934 shares of Old Common Stock held by such holders as of March 28, 2016.  In accordance with the Plan, if the calculation would otherwise have resulted in the issuance to any Releasing Holder of a number of shares of New Common Stock that is not a whole number, then the number of shares actually issued to such Releasing Holder was determined by rounding down to the nearest number.

On June 20, 2016, the Company issued 162,500 shares of New Common Stock (the “Administrative Claim Shares”) pursuant to the Order Granting Application of the Ad Hoc Equity Committee Pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) for Allowance of Fees and Expenses Incurred in Making a Substantial Contribution, entered by the Bankruptcy Court on June 20, 2016.   The Administrative Claim Shares were issued to holders of administrative claims under sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code. Of the 162,500 shares, 100,000 shares were issued to outside counsel to the Ad Hoc Equity Committee of the Company’s equity holders as compensation of all remaining allowed fees for legal services provided by such counsel.  The remaining 62,500 were issued to designees of the Ad Hoc Equity Committee who had granted loans in an aggregate amount of $62,500 to the Ad Hoc Equity Committee in December 2015 as repayment of such loans.

Successor Company Stock Purchase Warrants

As part of the Recapitalization Financing, the Company also issued Warrants to purchase 6,180,000 shares of New Common Stock to certain of the Recapitalization Investors in that financing. The Warrants terminate on May 5, 2021, and are exercisable at any time on or after November 5, 2016, at exercise prices ranging from $0.50 per share to $1.00 per share.  The number of shares of New Common Stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations. The Warrants are classified in equity.

Successor Company Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designations of Series A Preferred Stock with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock (the “Series A Preferred Stock”). On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to the Deerfield Lenders in accordance with the Plan pursuant to the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code. The Deerfield Lenders did not receive any shares of New Common Stock or other equity interests in the Company.

The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable, and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of New Common Stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction.  For so long as Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock have the right to nominate and elect one member of the board of directors of the Company (the “Board of Directors”) and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment.   The Series A Preferred Stock has voting rights, voting with the New Common Stock as a single class, with each share of Series A Preferred Stock having the right to five votes, which currently represents approximately one percent (1%) of the voting rights of the capital stock of the Company.  The holders of Series A Preferred Stock have the right to approve certain transactions and incurrences of debt. Under the Certificate of Designations, for so long as the Backstop Commitment remains in effect, a majority of the members of the standing backstop committee of the Board of Directors may approve a drawdown under the Backstop Commitment. Among other restrictions, the Certificate of Designations for our Series A Preferred Stock limits the Company’s ability to (i) issue securities that are senior or pari passu with the Series A Preferred Stock, (ii) incur debt other than for working capital purposes not in excess of $3.0 million, (iii) issue securities that are junior to the Series A Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences, (iv) pay dividends on or purchase shares of its capital stock, and (v) change the authorized number of members of its Board of Directors to a number other than five, in each case without the consent of holders representing at least two-thirds of the outstanding shares of Series A Preferred Stock. The Series A Preferred Stock is classified in equity.

Predecessor Company Common Stock

The Predecessor Company’s Certificate of Incorporation authorized 440,000,000 shares of capital stock, consisting of 425,000,000 authorized shares of Old Common Stock and 15,000,000 Series A, B, C, and D convertible preferred stock. Each share of Old Common Stock represented the right to one vote, and holders of the Old Common Stock were entitled to receive dividends as may be declared by the Board of Directors. No dividends were declared or paid on our Old Common Stock in 2016 or 2015. Pursuant to the Plan of Reorganization, as of the Effective Date all equity interests of the Company, including but not limited to all shares of the Old Common Stock (including its redeemable common stock), warrants, and options that were issuable or issued and outstanding immediately prior to the Effective Date, were cancelled.

2014 Private Placement

In March 2014, we raised $2.0 million from the private placement of 3,846,154 shares of common stock (at a price of $0.52 per share) and five-year stock purchase warrants to purchase 2,884,615 shares of common stock at $0.52 per share. As a result of certain non-standard anti-dilution provisions and cash settlement features contained in the warrants, we classified the detachable stock purchase warrants as derivative liabilities, initially at their estimated relative fair value of approximately $1.1 million. We re-measured the warrants to fair value at each balance sheet date; the estimated fair value of the warrant liabilities was de minimis at December 31, 2015. Issuance costs, in the form of warrants and fees, were valued at approximately $136,000 and were recorded to additional paid-in-capital.

Predecessor Stock Purchase Warrants

The Company had the following stock purchase warrants outstanding at May 4, 2016:

Outstanding	Exercise Price	Expiration Date	Classification

20,000	$0.40	June 2016	Equity
136,364	$0.66	February 2018	Equity
6,363,638	$0.75	February 2018	Equity
5,047,461	$0.65	December 2017	Equity
232,964	$0.65	December 2017	Equity
2,884,615	$0.52	March 2019	Liability
1,474,615	$0.52	March 2019	Liability
3,525,000	$0.52	June 2019	Liability
1,079,137	$0.70	February 2020	Equity
250,000	$0.70	February 2020	Equity
25,115,384	$0.52	March 2021	Liability
67,500,000	$0.52	June 2021	Liability
113,629,178

All of such warrants were cancelled in their entirety as of the Effective Date.

Stock-Based Compensation

Predecessor Company

The Company’s 2002 Long Term Incentive Plan (“LTIP”) and 2013 Equity Incentive Plan (“EIP” and, together with the LTIP, the “Incentive Plans”) permitted the awards of stock options, stock appreciation rights, restricted stock, phantom stock, performance units, dividend equivalents, and other stock-based awards to employees, directors and consultants. We were authorized to issue up to 10,500,000 shares of common stock under the LTIP, and up to 18,000,000 shares under the EIP (as approved by our shareholders on June 9, 2014). All stock options granted under the LTIP and EIP were cancelled in their entirety as of the Effective Date.

As of May 4, 2016, the Company only issued stock options under the Incentive Plans. Stock option terms were determined by the Board of Directors for each option grant, and options generally vested immediately upon grant or over a period of time ranging up to four years, were exercisable in whole or installments, and expired no longer than ten years from the date of grant. There were no stock options granted or exercised for the period from January 1, 2016 through May 4, 2016. As of May 4, 2016, there was approximately $0.3 million of total unrecognized compensation cost related to non-vested stock options, and in the absence of our emergence from bankruptcy, that cost would have been recognized over a weighted-average period of 2.4 years. As a result of the cancellation of all outstanding stock options and the application of fresh start accounting as of the Effective Date, unrecognized compensation costs related to the stock options outstanding as of May 4, 2016, are not recognized after the Effective Date. A summary of stock option activity under the Incentive Plans as of Effective Date, and changes during 2016, is presented below:

Stock Options – Incentive Plans	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2016	11,069,166	$0.78	6.1	$-
Granted	-	$-		$-
Exercised	-	$-		$-
Forfeited or expired	(11,069,166)	$0.78		$-
Outstanding at May 4, 2016	-	$-	-	$-
Exercisable at May 4, 2016	-	$-	-	$-
Vested and expected to vest at May 4, 2016	-	$-	-	$-

There were no stock options granted under the Incentive Plans during 2016. We granted 1,033,259 stock options during 2015, and the weighted-average grant-date fair value of stock options granted under the Incentive Plans during 2015 was $0.18. The fair value of stock options granted and vested during 2015 was approximately $187,000. No stock options were exercised during 2015. As of December 31, 2015, there was approximately $810,000 of total unrecognized compensation cost related to non-vested stock options, and that cost was expected to be recognized over a weighted-average period of 2.6 years. As a result of the cancellation of all outstanding stock options and the application of fresh start accounting as of the Effective Date, unrecognized compensation costs related to the stock options outstanding as of May 4, 2016, are not recognized after the Effective Date.

Additionally, the Company has issued certain stock purchase warrants in exchange for the performance of services not covered by the Incentive Plans. A summary of service provider warrant activity as of the Effective Date, and changes during 2016, is presented below:

Warrants to Service Providers	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2016	406,364	$.67	3.3	$-
Granted	-	$-		$-
Exercised	-	$-		$-
Forfeited or expired	(406,364)	$.67		$-
Outstanding at May 4, 2016	-	$-		$-
Exercisable at May 4, 2016	-	$-		$-

There were no such warrants granted in 2016, and there were no exercises in 2016. As of December 31, 2015, there was no unrecognized compensation cost related to these warrants. All stock purchase warrants granted were cancelled in their entirety as of the Effective Date.

Successor Company

In July 2016, the Board of Directors approved, and on August 4, 2016, the Board amended, the Company’s 2016 Omnibus Incentive Plan (the “2016 Omnibus Plan”) to include an evergreen provision, intended to increase the maximum number of shares issuable under the Omnibus Plan on the first day of each fiscal year (starting on January 1, 2017) by an amount equal to six percent (6%) of the shares reserved as of the last day of the preceding fiscal year, provided that the aggregate number of all such increases may not exceed 1,000,000 shares. As of November 21, 2016, the Majority Stockholders executed a written consent adopting and approving the 2016 Omnibus Plan, as amended and restated, which provides for the Company to grant equity and cash incentive awards to officers, directors and employees of, and consultants to, the Company and its subsidiaries. We were authorized to issue up to 1,500,000 shares of common stock under the 2016 Omnibus Plan as of December 31, 2016. A summary of stock option activity under the 2016 Omnibus Plan as of December 31, 2016, and changes during 2016, is presented below:

Stock Options – 2016 Omnibus Plan	Shares	Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at May 5, 2016	-	$-	-	$-
Granted	1,370,000	$1.00	10.00	$-
Exercised	-
Forfeited or expired	(105,000)			$-
Outstanding at December 31, 2016	1,265,000	$1.00	9.51	$-
Exercisable at December 31, 2016	331,665	$1.00	9.51	$-
Vested and expected to vest at December 31, 2016	1,265,000	$1.00	9.51	$-

There were 1,370,000 stock options granted under the 2016 Omnibus Plan during 2016. The fair value of stock options granted and vested during 2016 was approximately $233,000 and $56,000, respectively. No stock options were exercised during 2016. As of December 31, 2016, there was approximately $140,000 of total unrecognized compensation cost related to non-vested stock options, and that cost was expected to be recognized over a weighted-average period of 1.4 years. The following table summarizes information about stock options outstanding as of December 31, 2016:

	Options Outstanding			Options Exercisable
Weighted
	Number of	Average
Exercise	Outstanding	Remaining	Exercise	Number	Exercise
Price	Shares	Contract Life	Price	Exercisable	Price
$1.00	1,265,000	9.51	$1.00	331,665	1.00

The Company has not issued any stock purchase warrants in exchange for the performance of services not covered by the 2016 Omnibus Plan during 2016.

The Company recorded stock-based compensation expense in the periods presented as follows:

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year Ended December 31, 2015
	Successor	Predecessor	Predecessor

Sales and marketing	$8,963	$18,504	$156,297
Research and development	9,769	6,858	74,989
General and administrative	56,267	29,719	551,469
	$74,999	$55,081	$782,755

Note 12 — Income Taxes

Income tax (expense) benefit for the period from January 1, 2016 through May 4, 2016, the period from May 5, 2016 through December 31, 2016, and for the year ended December 31, 2015, consisted of the following:

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year Ended December 31, 2015
	Successor	Predecessor	Predecessor
Current:
Federal	$-	$-	$-
State	-	-	-
Deferred:
Federal	1,989,763	(9,836,756)	29,084,623
State	236,490	(2,237,382)	3,614,773
Change in valuation allowance	(2,226,253)	12,074,138	(32,610,383)

Total Benefit for Income Taxes	$-	$-	$89,013

Significant components of the Company's deferred tax assets and liabilities consisted of the following at December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
	Successor	Predecessor
Deferred tax assets:
Stock-based compensation	$29,379	$6,238,000
Tax credits	3,484,799	3,339,000
Deferred revenue	-	462,000
Start-up and organizational costs	270,652	275,000
Tax deductible Goodwill	354,831	404,000
Property and equipment	163,755	207,000
Other	224,910	283,000
Total deferred tax assets	4,528,326	11,208,000

Deferred tax liabilities:
Intangible Assets	(2,374,950)	(114,000)
Total deferred tax liabilities	(2,374,950)	(114,000)

Net deferred tax assets, excluding net operating loss carryforwards	2,153,376	11,094,000
Net operating loss carryforwards	50,713,527	61,076,000
	52,866,903	72,170,000
Less valuation allowance	(52,866,903)	(72,170,000)
Total deferred tax assets (liabilities)	$-	$-

The following table presents a reconciliation between the U.S. federal statutory income tax rate and the Company's effective tax rate:

	Period from May 5, 2016 through December 31, 2016	Period from January 1, 2016 through May 4, 2016	Year Ended December 31, 2015
	Successor	Predecessor	Predecessor
U.S. federal statutory income tax	35.0%	35.0%	35.0%
State and local income tax, net of benefits	4.2%	4.2%	4.8%
Fair value of derivatives	-	-	22.4%
Other	(0.1)%	3.7%	(0.4)%
Valuation allowance for deferred income tax assets	(39.1)%	(42.9)%	(61.6)%

Effective income tax rate	-%	-%	0.2%

The Company had loss carry-forwards of approximately $163.2 million as of December 31, 2016, that may be offset against future taxable income. The carry-forwards will begin to expire in 2020. Use of these carry-forwards may be subject to annual limitations based upon previous significant changes in stock ownership.

The Company does not believe that it has any uncertain income tax positions.

Note 13 – Fair Value Measurements

Financial Instruments Carried at Cost

Short-term financial instruments in our consolidated balance sheets, including cash and cash equivalents other than money market funds (which are carried at fair value), accounts, and other receivables and accounts payable, are carried at cost which approximates fair value, due to their short-term nature. The fair value of our long-term convertible debt was approximately $25.4 million at December 31, 2015; the convertible debt was cancelled as of the Effective Date.

In February 2014, we purchased a Certificate of Deposit (“CD”) from a commercial bank in the amount of $53,000. The CD bears interest at an annual rate of 0.10% and matured on October 24, 2016, and it was auto-renewed for an eight month period at the same rate. The next maturity date is June 24, 2017. The carrying value of the CD approximates its fair value. This CD collateralizes a letter of credit. See Note 14 – Commitments and Contingencies.

Fair Value Measurements

Our consolidated balance sheets include certain financial instruments that are carried at fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

●	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets;
●

Level 2, defined as observable inputs other than Level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting period, we perform a detailed analysis of our assets and liabilities that are measured at fair value. All assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently, and therefore have little or no price transparency are classified as Level 3.

Successor Company Financial Assets and Liabilities Measured at Fair Value

The Successor Company had no financial assets and liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2016.

Successor Company Non-Financial Assets and Liabilities Measured at Fair Value

The Successor Company’s property and equipment and intangible assets are measured at fair value on a non-recurring basis, upon establishment pursuant to fresh start accounting, and upon impairment. The Successor Company determined the fair value of its intangibles assets as of the Effective Date as follows:

Identifiable Intangible Asset	Valuation Method	Significant Unobservable Inputs	Estimated Fair Value

Trademarks	Income approach - royalty savings method	Projected sales	$917,000
		Estimated royalty rates
		Discount rate

Technology	Income approach - royalty savings method	Projected sales	$6,576,000
		Estimated royalty rates
		Discount rate

Clinician Relationships	Income approach - excess earnings method	Projected sales	$904,000
		Estimated attrition
		Projected margins
		Discount rate

No impairments were identified during the Successor Company period presented.

Predecessor Company Financial Assets and Liabilities Measured at Fair Value

The Predecessor Company segregated its financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. The inputs used in measuring the fair value of cash and short-term investments are considered to be Level 1 in accordance with the three-tier fair value hierarchy. The fair market values are based on period-end statements supplied by the various banks and brokers that held the majority of our funds.

We account for our derivative financial instruments, consisting solely of certain stock purchase warrants that contain non-standard anti-dilutions provisions and/or cash settlement features, and certain conversion options embedded in our convertible instruments, at fair value using Level 3 inputs. We determine the fair value of these derivative liabilities using the Black-Scholes option pricing model when appropriate, and, in certain circumstances, using binomial lattice models or other accepted valuation practices.

●

When determining the fair value of our financial assets and liabilities using the Black-Scholes option pricing model, we are required to use various estimates and unobservable inputs, including, among other things, contractual terms of the instruments, expected volatility of our stock price, expected dividends, and the risk-free interest rate. Changes in any of the assumptions related to the unobservable inputs identified above may change the fair value of the instrument. Increases in expected term, anticipated volatility, and expected dividends generally result in increases in fair value, while decreases in the unobservable inputs generally result in decreases in fair value.

●

When determining the fair value of our financial assets and liabilities using binomial lattice models or other accepted valuation practices, we also are required to use various estimates and unobservable inputs, including, in addition to those listed above, the probability of certain events.

As a result of our deteriorating financial condition (as further evidenced by our filing for bankruptcy protection in January 2016) and decreased stock price in 2015, the value of our derivative liabilities related to stock purchase warrants and embedded conversion option was de minimis as of May 4, 2016 and December 31, 2015. The derivative liabilities related to stock purchase warrants and embedded conversion option were compromised on the Effective Date, and our obligations thereunder were cancelled. All gains and losses arising from changes in the fair value of derivative instruments are classified as the changes in the fair value of derivative instruments in the accompanying consolidated statements of operations.

The following table represents the fair value hierarchy for our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2015.

As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets - money market funds	$614,283	$-	$-	$614,283

Liabilities:
Warrant liabilities	$-	$-	$-	$-
Embedded conversion option	$-	$-	$-	$-

The Level 1 assets measured at fair value in the above table are classified as cash and cash equivalents in the accompanying consolidated balance sheets.

We did not have any transfers between Level 1, Level 2, or Level 3 assets or liabilities in 2016 or 2015. The following tables set forth a summary of changes in the fair value of Level 3 liabilities measured at fair value on a recurring basis for the periods presented:

	Predecessor
	Balance at January 1, 2015	Established in 2015	Change in Fair Value	Balance at December 31, 2015
Description
Liabilities:
Embedded conversion option	$4,362,225	$-	$(4,362,225)	$-
Warrant liabilities	$25,484,596	$-	$(25,484,596)	$-

Predecessor
	Balance at January 1, 2016	Established in 2016	Change in Fair Value	Balance at May 4, 2016
Description
Liabilities:
Embedded conversion option	$-	$-	$-	$-
Warrant liabilities	$-	$-	$-	$-

The Predecessor Company had no other financial assets and liabilities measured at fair value on a nonrecurring basis.

Predecessor Company Non-Financial Assets and Liabilities Measured at Fair Value

The Predecessor Company’s property and equipment and intangible assets were measured at fair value on a non-recurring basis, upon impairment. As of September 30, 2015, we determined that the estimated fair value of our IPR&D asset was less than its carrying value, and recognized an impairment charge of $22.6 million. Additionally, we determined that the estimated fair value of our goodwill was less than its carrying value, and recognized a noncash impairment charge of $1.1 million in the third quarter of 2015.

In determining the fair value of our intangibles assets, we assessed how our net tangible assets, goodwill and other intangible assets would be valued in a hypothetical sale of the Company, with the sales price being equal to our market capitalization as of September 30, 2015. After allocating the total fair value of our reporting unit to the estimated fair value of our net tangible assets, we then allocated the remaining fair value first to our finite-lived intangible assets, and second to our indefinite-lived intangible asset. We determined the fair value of the goodwill as the excess of the total fair value of the reporting unit over the fair value of all other assets and liabilities. The Predecessor Company had no non-financial assets and liabilities measured at fair value on a recurring basis.

Note 14 – Commitments and Contingencies

Successor Company Commitments and Contingencies

As of the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Recapitalization Investors.  The Registration Rights Agreement provides certain resale registration rights to the Investors with respect to securities received in the Recapitalization Financing.  Pursuant to the Registration Rights Agreement, the Company filed a registration statement with the U.S. Securities and Exchange Commission that went effective on January 11, 2017, covering the resale of all shares of New Common Stock issued to the Investors on the Effective Date.

Our primary office and warehouse facilities are located in Gaithersburg, Maryland, and comprise approximately 12,000 square feet. The facilities fall under two leases with monthly rent, including our share of certain annual operating costs and taxes, at approximately $14,000 and $4,000 per month, respectively, with each lease expiring in September 2019. In addition, we lease an approximately 2,100 square foot facility in Nashville, Tennessee, which is being utilized as a commercial operation. The lease is approximately $4,000 per month excluding our share of annual operating expenses, and expires April 30, 2018. We also lease a 16,300 square foot facility located in Durham, North Carolina. This facility falls under one lease with monthly rent, including our share of certain annual operating costs and taxes, at approximately $21,000 per month, with the lease expiring December 31, 2018. As a result of our discontinuance of the ALD-401 clinical trial, the Company ceased use of the facility in Durham, North Carolina on July 31, 2014, and sublet the facility beginning August 1, 2014. The sublease rent is approximately $14,000 per month and expires December 31, 2018.

Future minimum lease payments under operating leases are as follows:

Years ending December 31:
2017	$463,000
2018	441,000
2019	122,000
Total future minimum lease payments	$1,026,000

For the period from January 1, 2016 through May 4, 2016, the period from May 5, 2016 through December 31, 2016, and for the year ended December 31, 2015, the Company incurred rent expense of approximately $87,000, $180,000, and $224,000, respectively.

In July 2009, in satisfaction of a Maryland law pertaining to Wholesale Distributor Permits, we established a Letter of Credit, in the amount of $50,000, naming the Maryland Board of Pharmacy as the beneficiary. This Letter of Credit serves as security for the performance by us of our obligations under applicable Maryland law, and is collateralized by a Certificate of Deposit maintained at a commercial bank.

NUO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2017	December 31, 2016
	Successor	Successor
ASSETS
Current assets
Cash and cash equivalents	$1,337,759	$2,620,023
Restricted cash	53,516	53,503
Accounts and other receivable, net	239,524	294,298
Inventory, net	64,722	69,954
Prepaid expenses and other current assets	382,210	334,437
Total current assets	2,077,731	3,372,215

Property and equipment, net	388,379	486,116
Deferred costs and other assets	248,522	278,730
Intangible assets, net	7,627,391	7,840,408
Goodwill	2,079,284	2,079,284
Total assets	$12,421,307	$14,056,753

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$378,348	$392,615
Accrued expenses and liabilities	1,130,046	1,054,677
Total current liabilities	1,508,394	1,447,292

Other liabilities	103,678	123,434
Total liabilities	1,612,072	1,570,726

Commitments and contingencies (Note 10)

Stockholders' equity
Common stock; $0.0001 par value, 31,500,000 authorized, 9,927,112 issued and outstanding	993	993
Preferred stock; $0.0001 par value, 1,000,000 authorized, 29,038 issued and outstanding; liquidation value $29,038,000	3	3
Additional paid-in capital	18,196,466	18,180,658
Accumulated deficit	(7,388,227)	(5,695,627)
Total stockholders' equity	10,809,235	12,486,027

Total liabilities and stockholders' equity	$12,421,307	$14,056,753

The accompanying notes are an integral part of these condensed consolidated financial statements .

NUO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months ended March 31, 2017	Three Months ended March 31, 2016
	Successor	Predecessor
Revenue
Product sales	$113,082	$832,779
License fees	-	100,594
Royalties	59,661	474,975
Total revenue	172,743	1,408,348

Costs of revenue
Costs of sales	270,087	748,567
Costs of royalties	-	40,607
Total costs of revenue	270,087	789,174

Gross profit (loss)	(97,344)	619,174

Operating expenses
Sales and marketing	213,700	563,810
Research and development	399,414	375,182
General and administrative	974,413	1,654,164
Total operating expenses	1,587,527	2,593,156

Loss from operations	(1,684,871)	(1,973,982)

Other income (expense)
Interest, net	(6,579)	(206,155)
Other	(1,150)	(32)
Reorganization items, net	-	(2,690,594)
Total other expense	(7,729)	(2,896,781)

Net loss	$(1,692,600)	$(4,870,763)

Basic and diluted loss per share
Basic	$(0.17)	$(0.04)
Diluted	$(0.17)	$(0.04)

Weighted average shares outstanding
Basic	9,927,112	125,951,100
Diluted	9,927,112	125,951,100

 The accompanying notes are an integral part of these condensed consolidated financial statements.

NUO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months ended March 31, 2017	Three Months ended March 31, 2016
	Successor	Predecessor
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,692,600)	$(4,870,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	310,045	208,563
Noncash debtor-in-possession note payable debt issuance costs	-	182,519
Stock-based compensation	15,808	39,531
Increase in allowance for doubtful accounts	466	12,629
Increase in allowance for inventory obsolescence	915	-
Gain on the disposal of fixed assets	(1,205)	-
Change in operating assets and liabilities:
Accounts and other receivable	56,222	(572,836)
Inventory	4,317	95,787
Prepaid expenses and other current assets	(47,773)	164,985
Other assets	30,208	23,833
Accounts payable	(14,267)	926,304
Accrued expenses and liabilities	75,369	1,282,979
Accrued interest	-	205,528
Deferred revenue	-	(222,137)
Other liabilities	(19,756)	(31,237)
Net cash used in operating activities	(1,282,251)	(2,554,315)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(13)	-
Net cash used in investing activities	(13)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debtor-in-possession note payable, net of issuance costs	-	2,317,481
Net cash provided by financing activities	-	2,317,481

Net decrease in cash and cash equivalents	(1,282,264)	(236,834)
Cash and cash equivalents, beginning of period	2,620,023	922,317
Cash and cash equivalents, end of period	$1,337,759	$685,483

Supplemental cash flow information
Interest expense paid in cash	$1,899	$665
Income taxes paid in cash	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements .

NUO THERAPEUTICS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business and Bankruptcy Proceedings

Description of Business

Nuo Therapeutics, Inc. (“Nuo Therapeutics,” the “Company,” “we,” “us,” or “our”) is a biomedical company marketing its products primarily within the U.S. We commercialize innovative cell-based technologies that harness the regenerative capacity of the human body to trigger natural healing. The use of autologous (from self) biological therapies for tissue repair and regeneration is part of a transformative clinical strategy designed to improve long term recovery in complex chronic conditions with significant unmet medical needs. Growth opportunities for the Aurix System in the United States in the near to intermediate term include the treatment of chronic wounds with Aurix in: (i) the Medicare population under a National Coverage Determination (“NCD”), when registry data is collected under the Coverage with Evidence Development (“CED”) program of the Centers for Medicare & Medicaid Services (“CMS”); and (ii) the Veterans Affairs (“VA”) healthcare system and other federal accounts settings.

As of March 31, 2017, our commercial offering consists solely of the Aurix point of care technology for the safe and efficient separation of autologous blood to produce a platelet based therapy for the chronic wound care market. Prior to the Effective Date (as defined below), we had two distinct platelet rich plasma (“PRP”) devices: the Aurix® System for wound care, and the Angel® concentrated Platelet Rich Plasma (“cPRP”) System for orthopedics markets. Prior to the Effective Date, Arthrex, Inc. (“Arthrex”) was our exclusive distributor for Angel. Pursuant to the Plan of Reorganization (as defined below), on May 5, 2016, the Company assigned its rights, title and interest in and to its existing license agreement with Arthrex to Deerfield (as defined below), as well as rights to collect royalty payments thereunder.

Bankruptcy Proceedings

On January 26, 2016, the Company filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), which is administered under the caption “In re: Nuo Therapeutics, Inc.”, Case No. 16-10192 (MFW) (the “Chapter 11 Case”).

On April 25, 2016 (the “Confirmation Date”), the Bankruptcy Court entered an Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization (the “Confirmation Order”), which confirmed the Modified First Amended Plan of Reorganization of the Debtor under Chapter 11 of the Bankruptcy Code (as confirmed, the “Plan,” or “Plan of Reorganization”).

Scenario A contemplated by the Plan of Reorganization became effective on May 5, 2016 (the “Effective Date”). Pursuant to the Plan, as of the Effective Date: (i) all equity interests of the Company, including but not limited to all shares of the Company’s common stock, $0.0001 par value per share (including its redeemable common stock) (the “Old Common Stock”), warrants, and options that were issuable or issued and outstanding immediately prior to the Effective Date, were cancelled; (ii) the Company’s certificate of incorporation that was in effect immediately prior to the Effective Date was amended and restated in its entirety; (iii) the Company’s by-laws that were in effect immediately prior to the Effective Date were amended and restated in their entirety; and (iv) the Company issued New Common Stock, Warrants and Series A Preferred Stock (all as defined below).

Upon emergence from bankruptcy on the Effective Date, the Company applied fresh start accounting, resulting in the Company becoming a new entity for financial reporting purposes (see Note 2 – Fresh Start Accounting). As a result of the application of fresh start accounting, the Company reflected the disposition of its pre-petition debt and changes in its equity structure effected under the Confirmation Order in its balance sheet as of the Effective Date. Accordingly, all financial statements prior to May 5, 2016 are referred to as those of the “Predecessor Company,” as they reflect the periods prior to application of fresh start accounting. The financial statements for periods subsequent to May 4, 2016, are referred to as those of the “Successor Company.” Under fresh start accounting, the Company's assets and liabilities were adjusted to their fair values, and a reorganization value for the entity was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt to be settled in the reorganization. The fresh start adjustments are material and affect the Company’s results of operations from and after May 5, 2016. As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the financial statements on or after May 5, 2016 are not comparable to the financial statements prior to that date.

Common Stock

Recapitalization

In accordance with the Plan of Reorganization, as of the Effective Date, the Company issued 7,500,000 shares (the “Recapitalization Shares”) of new common stock, par value $0.0001 per share (the “New Common Stock”), to certain accredited investors (the “Recapitalization Investors”) for gross cash proceeds of $7,300,000 and net cash to the Company of $7,052,500 (the “Recapitalization Financing”).  200,000 of the 7,500,000 shares of New Common Stock were issued in partial payment of an advisory fee.  The net cash amount excludes the effect of $100,000 in offering expenses paid from the proceeds of the DIP Financing (as defined below in Note 7 - Debt), which was converted into Series A Preferred Stock as of the Effective Date, as described below under “Series A Preferred Stock.” As part of the Recapitalization Financing, the Company also issued warrants to purchase 6,180,000 shares of New Common Stock to certain of the Recapitalization Investors (the “Warrants”). The Warrants terminate on May 5, 2021, and are exercisable at any time on or after November 5, 2016 at exercise prices ranging from $0.50 per share to $1.00 per share.  The number of shares of New Common Stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations.

A significant majority of the Recapitalization Investors executed backstop commitments to purchase up to 12,800,000 additional shares of New Common Stock for an aggregate purchase price of up to $3,000,000 (collectively, the “Backstop Commitment”). The Company cannot call the Backstop Commitment prior to June 30, 2017.

With respect to each Recapitalization Investor who executed a Backstop Commitment, the commitment terminates on the earlier of: (i) the date on which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of New Common Stock in the aggregate amount of the Backstop Commitment; (ii) the date that all shares of Series A Preferred Stock (as defined below) have been redeemed by the Company; or (iii) the date that all shares of Series A Preferred Stock are no longer owned by entities affiliated with Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P., and Deerfield Private Design Fund II, L.P.  (“Deerfield”). We refer to this date as the “Termination Date.” Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed Recapitalization Investors a commitment fee of $250,000 in the aggregate upon the Termination Date.

As of the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Recapitalization Investors.  The Registration Rights Agreement provides certain resale registration rights to the Recapitalization Investors with respect to securities received in the Recapitalization Financing.  Pursuant to the Registration Rights Agreement, the Company filed, and has to update periodically, a registration statement covering the resale of all shares of New Common Stock issued to the Recapitalization Investors on the Effective Date until such time as such shares have been sold or may be sold without registration or restriction pursuant to Rule 144 under the Securities Act.

Issuance of New Common Stock to Holders of Old Common Stock

As of the Effective Date, the Company committed to the issuance of up to 3,000,000 shares of New Common Stock and subsequently issued 2,264,612 shares of New Common Stock (the “Exchange Shares”) to record holders of the Old Common Stock as of March 28, 2016, who executed and timely delivered the required release documents no later than July 5, 2016, in accordance with the Confirmation Order and the Plan.  The holders of Old Common Stock who executed and timely delivered the required release documents are referred to as the “Releasing Holders.”

The 2,264,612 Exchange Shares were issued as of the Effective Date to Releasing Holders who asserted ownership of a number of shares of Old Common Stock that matched the Company’s records or could otherwise be confirmed at a rate of one share of New Common Stock for every 41.8934 shares of Old Common Stock held by such holders as of March 28, 2016.  In accordance with the Plan, if the calculation would otherwise have resulted in the issuance to any Releasing Holder of a number of shares of New Common Stock that is not a whole number, then the number of shares actually issued to such Releasing Holder was determined by rounding down to the nearest number.

Issuance of Shares in Exchange for Administrative Claims

On June 20, 2016, the Company issued 162,500 shares of New Common Stock (the “Administrative Claim Shares”) pursuant to the Order Granting Application of the Ad Hoc Equity Committee Pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) for Allowance of Fees and Expenses Incurred in Making a Substantial Contribution, entered by the Bankruptcy Court on June 20, 2016.   The Administrative Claim Shares were issued to holders of administrative claims under sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code. Of the 162,500 shares, 100,000 shares were issued to outside counsel to the Ad Hoc Equity Committee of the Company’s equity holders as compensation of all remaining allowed fees for legal services provided by such counsel.  The remaining 62,500 were issued to designees of the Ad Hoc Equity Committee who had granted loans in an aggregate amount of $62,500 to the Ad Hoc Equity Committee in December 2015 as repayment of such loans.

Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designations of Series A Preferred Stock (the “Certificate of Designations”) with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock (the “Series A Preferred Stock”). On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield in accordance with the Plan pursuant to the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code. Deerfield did not receive any shares of New Common Stock or other equity interests in the Company.

The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable, and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of New Common Stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction.  For so long as Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock have the right to nominate and elect one member of the board of directors of the Company (the “Board of Directors”) and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment.   The holders of the Series A Preferred Stock nominated and elected one member of the Board of Directors to serve as the designee of the holders of Series A Preferred Stock. The Series A Preferred Stock has voting rights, voting with the New Common Stock as a single class, with each share of Series A Preferred Stock having the right to five votes, which currently represents approximately one percent (1%) of the voting rights of the capital stock of the Company.  The holders of Series A Preferred Stock have the right to approve certain transactions and incurrences of debt. The Certificate of Designations limits the Company’s ability to pay dividends on or purchase shares of its capital stock.

Assignment and Assumption Agreement; Transition Services Agreement

Pursuant to the Plan, on May 5, 2016, the Company entered into an Assignment and Assumption Agreement with Deerfield SS, LLC (the “Assignee”), the designee of Deerfield, to assign to the Assignee the Company’s rights, title and interest in and to its existing license agreement with Arthrex, and to transfer and assign to the Assignee associated intellectual property owned by the Company and licensed thereunder, as well as rights to collect royalty payments thereunder. The assignment and transfer was effected in exchange for a reduction of $15,000,000 in the amount of the allowed claim of Deerfield pursuant to the Plan. As a result of the assignment and transfer, the Aurix System currently represents the Company’s only commercial product offering.

Termination of Deerfield Facility Agreement and DIP Credit Agreement

On the Effective Date, the obligations of the Company under the Deerfield Facility Agreement, and under the DIP Credit Agreement (as defined below in Note 7 - Debt), were cancelled in accordance with the Plan of Reorganization, and the Company ceased to have any obligations thereunder.

Note 2 – Fresh Start Accounting

Upon the Company’s emergence from Chapter 11 bankruptcy, the Company applied the provisions of fresh start accounting to its financial statements because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the emerging entity, and (ii) the reorganization value of the Company’s assets immediately prior to confirmation was less than the sum of post-petition liabilities and allowed claims. The Company applied fresh start accounting as of May 4, 2016, with results of operations and cash flows in the period from January 1, 2016 through May 4, 2016 attributed to the Predecessor Company.

Upon the application of fresh start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values. Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities, and the excess of reorganization value over the fair value of identified tangible and intangible assets is reported separately on the consolidated balance sheet as goodwill.

The Company, with the assistance of external valuation specialists, estimated the enterprise value of the Company upon emergence from Chapter 11 bankruptcy to be approximately $17.9 million. Enterprise value is defined as the total invested capital which includes cash and cash equivalents. The estimate is based on a calculation of the present value of the projected future cash flows of the Company from May 5, 2016 through the year ending December 31, 2025, along with a terminal value. The Company estimated a terminal value using the Gordon Growth Model, applying a constant growth rate of 3.4% to the debt-free net cash flows subsequent to 2025.

The Company’s future cash flow projections included a variety of estimates and assumptions that had a significant effect on the determination of the Company’s enterprise value. While the Company considered such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. The assumptions used in the calculations for the discounted cash flow analysis included the following: forecasted revenue; costs and free cash flows through 2025; and a discount rate of 29% that considered various factors, including bonds yields, risk premiums, tax rates and the likelihood of various business outcomes to determine an appropriate discount rate. In applying fresh start accounting, the Company followed these principles:

●

The reorganization value, estimated at approximately $24.0 million, which represents the sum of the enterprise value and estimated fair value of noninterest bearing liabilities, was allocated to the Successor Company's assets based on their estimated fair values. The reorganization value exceeded the sum of the fair value assigned to the assets, and the excess was recognized as goodwill of the Successor Company as of May 5, 2016.

●	Each liability existing as of May 5, 2016 has been stated at its estimated fair value.
●

Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities, and have been fully valued as of May 5, 2016 to reduce deferred tax assets to the amounts expected to be realized.

Pursuant to fresh start accounting, the Company allocated the determined reorganization value to the Successor Company’s assets as follows (in thousands):

Enterprise Value	$17,889
Plus estimated fair value of liabilities	6,161
Reorganization Value	24,050

Less:
Estimated fair value of tangible assets	(13,574)
Estimated fair value of identifiable intangible assets	(8,397)

Goodwill	$2,079

Upon the adoption of fresh start accounting, the Successor Company adopted the significant accounting policies of the Predecessor Company (see Note 3 – Liquidity and Summary of Significant Accounting Principles). The adjustments set forth in the following table as of May 4, 2016 reflect the effect of the consummation of the transactions contemplated by the Plan of Reorganization (reflected in the column “Reorganization Adjustments”), as well as fair value adjustments as a result of the adoption of fresh start accounting (reflected in the column “Fresh Start Adjustments”).

	Predecessor Company	Reorganization Adjustments		Fresh Start Adjustments		Successor Company
ASSETS
Current assets
Cash and cash equivalents	$3,305,709			$7,052,500	(1)	$10,358,209
Restricted cash	53,463					53,463
Accounts and other receivable, net	1,288,445					1,288,445
Inventory, net	56,348					56,348
Prepaid expenses and other current assets	611,593	$(16,053	)(b)			595,540
Total current assets	5,315,558	(16,053)		7,052,500		12,352,005

Property and equipment, net	865,716					865,716
Deferred costs and other assets	355,741					355,741
Intangible assets, net	2,406,457	(2,406,457	)(a)	8,397,000	(2)	8,397,000
Goodwill	-			2,079,284	(2)	2,079,284

TOTAL ASSETS	$8,943,472	$(2,422,510)		$17,528,784		$24,049,746

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities not subject to compromise
Accounts payable	$2,877,170					$2,877,170
Accrued expenses and liabilities	3,112,244					3,112,244
Accrued interest	-					-
Deferred revenue, current portion	899,920	$(899,920	)(c)			-
Convertible debt subject to put rights	-					-
Short term debtor-in-possession note payable	5,750,000	(5,750,000	)(d)			-
Total current liabilities not subject to compromise	12,639,334	(6,649,920)		-		5,989,414

Non-current liabilities not subject to compromise
Deferred revenue	-					-
Other liabilities	171,613					171,613
Total non-current liabilities not subject to compromise	171,613	-		-		171,613

Liabilities subject to compromise
Accounts payable	214,554	(214,554	)(e)			-
Accrued expenses and liabilities	559,202	(559,202	)(e)			-
Accrued interest	3,316,121	(3,316,121	)(d)			-
Deferred revenue	-					-
Convertible debt subject to put rights	35,000,000	(35,000,000	)(d)			-
Derivative liabilities	-					-
Other liabilities	-					-
Total liabilities subject to compromise	39,089,877	(39,089,877)		-		-

TOTAL LIABILITIES	51,900,824	(45,739,797)		-		6,161,027

Conditionally redeemable common stock	500,000	(500,000	)(f)			-

Common stock outstanding, at par	12,477	(12,477	)(f)	750	(1)	750
Common stock issuable	392,950	(392,950	)(f)			-
Preferred stock outstanding, at par	-			3	(3)	3
Additional paid-in capital	126,011,808	(126,011,808	)(f)	17,887,966	(4)	17,887,966
Retained earnings (accumulated deficit)	(169,874,587)	170,234,522	(g)	(359,935	)(5)	-

TOTAL EQUITY (DEFICIT)	(43,457,352)	43,817,287		17,528,784		17,888,719

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$8,943,472	$(2,422,510)		$17,528,784		$24,049,746

Reorganization Adjustments

(a)

As a result of fresh start accounting, all intangible assets existing as of the Effective Date were established at fair value. This adjustment eliminates the carrying value of previously existing intangible assets as of the Effective Date, as the underlying Angel assets were assigned to Deerfield pursuant to the Plan of Reorganization.

(b)

Pursuant to the Plan of Reorganization, the Company assigned to Deerfield the Company’s: (i) rights, title and interest in and to its existing license agreement with Arthrex; (ii) the associated intellectual property owned by the Company and licensed under such agreement; and (iii) rights to collect royalty payments thereunder. As such, certain prepaid expenses related to the Angel business were eliminated.

(c)

Pursuant to the Plan of Reorganization, the Company assigned to Deerfield the Company’s (i) rights, title and interest in and to its existing license agreement with Arthrex, (ii) the associated intellectual property owned by the Company and licensed under such agreement, and (iii) rights to collect royalty payments thereunder. As such, all deferred revenue related to the existing license agreement with Arthrex as of the Effective Date was eliminated.

(d)

Pursuant to the Plan of Reorganization, the Company’s obligations under the Deerfield Facility Agreement, including accrued interest, were cancelled, and the Company ceased to have any obligations thereunder. Additionally, pursuant to the Plan of Reorganization, the DIP Credit Agreement was terminated.

(e)	Represents claims not expected to be settled in cash.

(f)

Pursuant to the Plan of Reorganization, all equity interests of the Company, including but not limited to all shares of Old Common Stock, warrants and options that were issuable or issued and outstanding immediately prior to the Effective Date, were cancelled. The elimination of the carrying value of the cancelled equity interests was reflected as a direct charge to retained earnings (deficit).

(g)	Represents the cumulative impact of the reorganization adjustments:

Description	Adjustment	Amount
Elimination of existing intangible assets	(a)	$(2,406,457)
Elimination of prepaid Angel expenses	(b)	(16,053)
Elimination of Angel deferred revenue	(c)	899,920
Termination of debt agreements and accrued interest	(d)	44,066,121
Elimination of various payables and accruals	(e)	773,756
Cancellation of existing equity	(f)	126,917,235
		$170,234,522

Fresh Start Adjustments

(1)

Pursuant to the Plan of Reorganization, as of the Effective Date, the Company issued 7,500,000 shares of New Common Stock to certain accredited investors for net cash to the Company of $7,052,500. The Company also issued Warrants to purchase 6,180,000 shares of New Common Stock to certain of the investors. The Warrants terminate on May 5, 2021, and are exercisable at any time on or after November 5, 2016 at exercise prices ranging from $0.50 per share to $1.00 per share. The number of shares of New Common Stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations. Certain investors also provided Backstop Commitments to purchase up to 12,800,000 additional shares of New Common Stock for an aggregate purchase price of up to $3,000,000. The Company cannot call the Backstop Commitment prior to June 30, 2017. The New Common Stock, Warrants and Backstop Commitment are classified as equity.

(2)

Represents identifiable intangible assets of approximately $8.4 million and goodwill of approximately $2.1 million. Upon the application of fresh start accounting, the Company allocated the reorganization value to its individual assets based on their estimated fair values. Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities, and the excess of reorganization value over the fair value of identified tangible and intangible assets is reported separately on the condensed consolidated balance sheet as goodwill.

The Company, with the assistance of external valuation specialists, estimated the enterprise value of the Company upon emergence from Chapter 11 bankruptcy to be $17.9 million. Enterprise value is defined as the total invested capital, which includes cash and cash equivalents. The estimate is based on a calculation of the present value of the projected future cash flows of the Company from May 5, 2016 through the year ending December 31, 2025, along with a terminal value. The Company estimated a terminal value using the Gordon Growth Model.

In applying fresh start accounting, the Company followed these principles:

●

The reorganization value, estimated as approximately $24.0 million, which represents the sum of the enterprise value and estimated fair value of noninterest bearing liabilities, was allocated to the Successor Company's assets based on their estimated fair values. The reorganization value exceeded the sum of the fair value assigned to the assets, and the excess was recognized as goodwill of the Successor Company as of May 5, 2016.

●	Each liability existing as of May 5, 2016 has been stated at its estimated fair value.
●

Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities, and have been fully valued as of May 5, 2016 to reduce deferred tax assets to the amounts expected to be realized.

Pursuant to fresh start accounting the Company allocated the determined reorganization value to the Successor Company’s assets as follows (in thousands):

Enterprise Value	$17,889
Plus estimated fair value of liabilities	6,161
Reorganization Value	24,050

Less:
Estimated fair value of tangible assets	(13,574)
Estimated fair value of identifiable intangible assets	(8,397)
Goodwill	$2,079

(3)

Pursuant to the Plan of Reorganization, on the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield. The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable, and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of New Common Stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction. The Series A Preferred Stock is carried at par value and is classified as equity.

(4)	Reflects the cumulative impact of the fresh start adjustments described above on additional paid-in-capital:

Description	Adjustment	Amount
Cash proceeds from issuance of common stock	(1)	$7,052,500
Establishment of intangible assets	(2)	10,476,284
Net assets of the predecessor	(5)	359,935
Less par value of common and preferred stock	(3)	(753)
		$17,887,966

(5)	Reflects the elimination of retained earnings upon the application of fresh start accounting.

Reorganization Items, net

Costs directly attributable to the bankruptcy proceedings and the implementation of the Plan are reported as reorganization items, net. A summary of reorganization items for the three months ended March 31, 2016 follows:

Predecessor
Three Months ended March 31, 2016

Professional fees	$2,690,594
Net gain on reorganization items	-
$2,690,594

Cash payments for reorganization items	$760,974

Note 3 – Liquidity and Summary of Significant Accounting Principles

Liquidity

Our operations are subject to certain risks and uncertainties including, among others, current and potential competitors with greater resources, dependence on significant customers, lack of operating history, and uncertainty of future profitability and possible fluctuations in financial results. Since our inception, we have financed our operations by raising debt, issuing equity and equity-linked instruments, and executing licensing arrangements, and to a lesser extent by generating royalties and product revenues. We have incurred, and continue to incur, recurring losses and negative cash flows. At March 31, 2017, we had cash and cash equivalents on hand of approximately $1.3 million, and had no outstanding debt.

The accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations, and potential other funding sources, including cash on hand, to meet our obligations as they become due.  We believe based on the operating cash requirements and capital expenditures expected for the next twelve months, that our current resources, projected revenue from sales of Aurix (including additional revenue expected to be generated as a result of our collaboration with Restorix Health), and limited license fees and royalties from our license of certain aspects of the ALDH technology, combined with the $3.0 million Backstop Commitment, which is available to us beginning on June 30, 2017, will be insufficient to support our operations through May 2018.  As such, the Company believes that substantial doubt about the Company's ability to continue as a going concern exists.

We plan to continue financing our operations with external capital for the foreseeable future, including using the Backstop Commitment, if necessary, when it becomes available.  However, we may not be able to raise additional funds on acceptable terms, or at all. If we are unable to secure sufficient capital to fund our operating activities, we may be required to curtail portions of our strategic plan or to cease operations.  If we are unable to meet our planned revenue goals during the second and third quarters of 2017, we will need to begin reducing our operating costs.  If we are unable to increase revenues or control costs, we may be forced to delay the completion of, or significantly reduce the scope of, our current business plan, delay some of our development and clinical or marketing efforts, delay our plans to penetrate the market serving Medicare beneficiaries and fulfill the related data gathering requirements as stipulated by the Medicare CED coverage determination, delay the pursuit of commercial insurance reimbursement for our wound treatment technologies, postpone the hiring of new personnel, or, under certain dire financial circumstances, cease our operations entirely.

As noted in Note 2 – Fresh Start Accounting, as part of fresh start accounting, the Successor Company adopted the significant accounting policies of the Predecessor Company. As a result, the following summary of significant accounting policies applies to both the Predecessor Company and Successor Company.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In our opinion, the accompanying unaudited interim condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly our financial position, results of operations and cash flows. The condensed consolidated balance sheet at December 31, 2016, has been derived from audited financial statements of the Company as of that date. The interim unaudited condensed consolidated results of operations are not necessarily indicative of the results that may occur for the full fiscal year. More specifically, upon emergence from bankruptcy on the Effective Date, the Company applied fresh start accounting, resulting in the Company becoming a new entity for financial reporting purposes (see Note 2 – Fresh Start Accounting). As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the financial statements on or after May 5, 2016 are not comparable to the financial statements prior to that date. Certain information and footnote disclosure normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to instructions, rules and regulations prescribed by the United States Securities and Exchange Commission, or the SEC. We believe that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited interim condensed consolidated financial statements are read in conjunction with the audited financial statements and notes previously included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned and controlled subsidiary Aldagen, Inc. (“Aldagen”). All significant inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. In the accompanying condensed consolidated financial statements, estimates are used for, but not limited to, the application of fresh start accounting, stock-based compensation, allowance for inventory obsolescence, allowance for doubtful accounts, valuation of derivative liabilities, contingent liabilities, fair value and depreciable lives of long-lived assets (including property and equipment, intangible assets and goodwill), deferred taxes and associated valuation allowance and the classification of our long-term debt. Actual results could differ from those estimates.

Credit Concentration

We generate accounts receivable from the sale of our products. In addition, other receivables consist primarily of the receivable due from our contract manufacturer for the cost of raw materials required to manufacture the Angel products that are purchased by the Company and immediately resold, at cost, to the contract manufacturer and a refund due for Delaware franchise taxes. Specific customer or other receivables balances in excess of 10% of total receivables at March 31, 2017 and December 31, 2016 were as follows:

	Successor	Successor
	March 31, 2017	December 31, 2016
Other receivable A	63%	58%
Customer B	-	10%
Other receivable C	16%	-

Revenue from significant customers exceeding 10% of total revenues for the periods presented was as follows:

	Successor	Predecessor
	Three Months ended March 31, 2017	Three Months ended March 31, 2016
Customer B	-	80%
Customer D	35%	-

Historically, we used single suppliers for several components of the Aurix product line. We outsource the manufacturing of various products to contract manufacturers. While we believe these manufacturers demonstrate competency, reliability and stability, there is no assurance that one or more of them will not experience an interruption or inability to provide us with the products needed to satisfy customer demand. Additionally, while most of the components of Aurix are generally readily available on the open market, a reagent, bovine thrombin, is available exclusively through Pfizer, with whom we have an established vendor relationship.

Cash Equivalents

We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents potentially subject us to a concentration of credit risk, as approximately $1.1 million held in financial institutions was in excess of the FDIC insurance limit of $250,000 at March 31, 2017. We maintain our cash and cash equivalents in the form of money market deposit accounts and qualifying money market funds, and checking accounts with financial institutions that we believe are credit worthy.

Accounts Receivables

We generate accounts receivables from the sale of our products. We provide for an allowance against receivables for estimated losses that may result from a customer’s inability or unwillingness to pay. The allowance for doubtful accounts is estimated primarily based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when we determine that amounts are not collectable. Recoveries of previously written-off accounts are recorded when collected. At March 31, 2017 and December 31, 2016, we maintained an allowance for doubtful accounts of approximately $409,000, as we fully reserved for the value added tax receivable and the receivable due from the contract manufacturer of the Company's prior Angel product line as of December 31, 2016 and March 31, 2017.

Inventory

Our inventory is produced by third-party manufacturers and consists of raw materials and finished goods. Inventory cost is determined on a first-in, first-out basis and is stated at the lower of cost or net realizable value. We maintain an inventory of kits, reagents, and other disposables that have shelf-lives that generally range from 18 months to two years.

As of March 31, 2017, our inventory consisted of $31,615 of finished goods and $40,160 of raw materials. As of December 31, 2016, our inventory consisted of $18,123 of finished goods and $59,798 of raw materials.

We provide for an allowance against inventory for estimated losses that may result in excess and obsolete inventory (i.e., from the expiration of products). Our allowance for expired inventory is estimated based upon the inventory’s remaining shelf-life and our anticipated ability to sell such inventory, which is estimated using historical usage and future forecasts, within its remaining shelf life. At March 31, 2017 and December 31, 2016, the Company maintained an allowance for expired and excess and obsolete inventory of approximately $7,000 and $8,000, respectively. Expired products are segregated and used for demonstration purposes only; the Company records the associated expense for this reserve to cost of sales in the condensed consolidated statements of operations.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and is depreciated, using the straight-line method, over its estimated useful life ranging from one to four years for all assets except for furniture, lab, and manufacturing equipment, which is depreciated over four and six years, respectively. Upon emergence from bankruptcy, property and equipment remaining lives were estimated based on the estimated remaining useful lives of the assets. Leasehold improvements are amortized, using the straight-line method, over the lesser of the expected lease term or its estimated useful life ranging from three to six years. Amortization of leasehold improvements is included in depreciation expense. Maintenance and repairs are charged to operations as incurred. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income (expense).

Centrifuges may be sold or placed at no charge with customers. Depreciation expense for centrifuges that are available for sale or placed at no charge with customers are charged to cost of sales. Depreciation expense for centrifuges used for sales and marketing and other internal purposes are charged to general and administrative expenses.

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Recoverability measurement and estimating of undiscounted cash flows is done at the lowest possible level for which we can identify assets. If such assets are considered to be impaired, impairment is recognized as the amount by which the carrying amount of assets exceeds the fair value of the assets.

Goodwill and Other Intangible Assets

Predecessor intangible assets and goodwill

In conjunction with the application of fresh start accounting, all then-remaining finite lived intangible assets, including those acquired as part of our acquisition of the Angel business, were written off as of the Effective Date (See Note 2 – Fresh Start Accounting).

Successor intangible assets and goodwill

In the Successor Company financial statements, intangible assets were established as part of fresh start accounting and relate to trademarks, technology, clinician relationships, and goodwill (see Note 2 – Fresh Start Accounting).

Our finite-lived intangible assets include trademarks, technology (including patents), and clinician relationships, and are amortized over their useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators were present, we test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), we would perform the next step, which is to determine the fair value of the asset and record an impairment loss, if any. We periodically reevaluate the useful lives for these intangible assets to determine whether events and circumstances warrant a revision in their remaining useful lives.

Goodwill represents the excess of reorganization value over the fair value of tangible and identifiable intangible assets and the fair value of liabilities as of the Effective Date. Goodwill is not amortized, but is subject to periodic review for impairment. Goodwill is reviewed annually, as of December 31, and whenever events or changes in circumstances indicate that the carrying amount of the goodwill might not be recoverable. We perform our review of goodwill on our one reporting unit.

Before employing detailed impairment testing methodologies, we first evaluate the likelihood of impairment by considering qualitative factors relevant to our reporting unit. When performing the qualitative assessment, we evaluate events and circumstances that would affect the significant inputs used to determine the fair value of the goodwill. Events and circumstances evaluated include: macroeconomic conditions that could affect us, industry and market considerations for the medical device industry that could affect us, cost factors that could affect our performance, our financial performance (including share price), and consideration of any company specific events that could negatively affect us, our business, or the fair value of our business. If we determine that it is more likely than not that goodwill is impaired, we will then apply detailed testing methodologies. Otherwise, we will conclude that no impairment has occurred.

Detailed impairment testing involves comparing the fair value of our one reporting unit to its carrying value, including goodwill. If the fair value exceeds carrying value, then it is concluded that no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, a second step is required to measure possible goodwill impairment loss. The second step includes hypothetically valuing the tangible and intangible assets and liabilities of our one reporting unit as if it had been acquired in a business combination. The implied fair value of our one reporting unit's goodwill is then compared to the carrying value of that goodwill. If the carrying value of our one reporting unit's goodwill exceeds the implied fair value of the goodwill, we recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value.

Successor Company intangible assets and goodwill were not considered to be impaired as of March 31, 2017.

Revenue Recognition – Successor Company

We recognize revenue when the four basic criteria for recognition are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured.

We provide for the sale of our products, including disposable processing sets and supplies to customers. Revenue from the sale of products is recognized upon shipment of products to the customers. We do not maintain a reserve for returned products, as in the past those returns have not been material and are not expected to be material in the future. Percentage-based fees on licensee sales of covered products are generally recorded as products are sold by licensees, and are reflected as royalties in the condensed consolidated statements of operations. Direct costs associated with product sales and royalty revenues are recorded at the time that revenue is recognized.

Revenue Recognition – Predecessor Company

The Predecessor Company provided for the sale of our products, including disposable processing sets and supplies to customers, and to Arthrex as distributor of the Angel product line. Revenue from the sale of products was recognized upon shipment.

Usage or leasing of blood separation equipment

As a result of the acquisition of the Angel business, we acquired various multiple element revenue arrangements that combined the (i) usage or leasing of blood separation processing equipment, (ii) maintenance of processing equipment, and (iii) purchase of disposable processing sets and supplies. We assigned these multiple element revenue arrangements to Arthrex in 2013 pursuant to a license agreement, and further assigned all of our rights, title and interest in and to such license agreement to Deerfield as of the Effective Date; as such, the Successor Company no longer recognizes revenue under these arrangements.

License Agreement with Rohto

The Company’s license agreement with Rohto (See Note 4 – Distribution, Licensing and Collaboration Arrangements) contains multiple elements that include the delivered license and other ancillary performance obligations, such as maintaining its intellectual property and providing regulatory support and training to Rohto. The Company has determined that the ancillary performance obligations are perfunctory and incidental, and are expected to be minimal and infrequent. Accordingly, the Company combined the ancillary performance obligations with the delivered license and recognized revenue as a single unit of accounting, following revenue recognition guidance applicable to the license. Other elements contained in the license agreement, such as fees and royalties related to the supply and future sale of the product, are contingent and will be recognized as revenue when earned.

Segments and Geographic Information

Approximately 35% and 12% of our total revenue was generated outside of the United States for the three months ended March 31, 2017 and 2016, respectively.

Stock-Based Compensation

Prior to the Effective Date, the Company, from time to time, issued stock options or stock awards to employees, directors, consultants, and other service providers under its 2002 Long-Term Incentive Plan (“LTIP”) or 2013 Equity Incentive Plan (“EIP” and, together with the LTIP, the “Incentive Plans”). In some cases, it had issued compensatory warrants to service providers outside the Incentive Plans (See Note 8 – Equity and Stock-Based Compensation).

All outstanding stock options were cancelled as of the Effective Date. In July 2016, the Board of Directors approved, and in August 2016 it amended, the Company’s 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”). As of November 21, 2016, the Majority Stockholders executed a written consent adopting and approving the 2016 Omnibus Plan, as amended and restated, which provides for the Company to grant equity and cash incentive awards to officers, directors and employees of, and consultants to, the Company and its subsidiaries. During 2016 and the three months ended March 31, 2017, the Board of Directors granted options to purchase 1,370,000 and 22,500 shares, respectively, of New Common Stock to certain of the Company’s management, employees and directors. No stock options were granted during the three months ended March 31, 2016.

The fair value of employee stock options is measured at the date of grant. Expected volatilities for the 2016 Omnibus Plan options are based on the equally weighted average historical volatility from five comparable public companies with an expected term consistent with ours. Expected years until exercise represents the period of time that options are expected to be outstanding. Under the Incentive Plans, expected volatilities were based on historical volatility of the Company’s stock, and Company data was utilized to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company estimated that the dividend rate on its common stock will be zero. The assumptions used are summarized in the following table:

	Successor	Successor
	Three Months ended March 31, 2017	Year ended December 31, 2016
Risk free rate	2.1%	1.8	-	2.0%
Weighted average expected years until exercise	6.0	4.8	-	6.0
Expected stock volatility	83%		83%
Dividend yield	-		-

Stock-based compensation for awards granted to non-employees is periodically re-measured as the underlying awards vest. The Company recognizes an expense for such awards throughout the performance period as the services are provided by the non-employees, based on the fair value of these options and warrants at each reporting period. The fair value of stock options and compensatory warrants issued to service providers utilizes the same methodology with the exception of the expected term. For awards to non-employees, the Company estimates that the options or warrants will be held for the full term.

The Company adopted new accounting guidance on January 1, 2017 related to stock-based compensation arrangements. Under the new guidance, excess tax benefits and tax deficiencies related to stock-based compensation awards are recognized as income tax expenses or benefits in the income statement, and excess tax benefits are classified along with other income tax cash flows in the operating activities section of the condensed consolidated statement of cash flows. Additionally, the Company elected to account for forfeitures of stock-based awards as they occur, as opposed to estimating those prior to their occurrence. The adoption of this new guidance did not have a material impact on the Company's condensed consolidated financial statements in any period.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Tax rate changes are reflected in income during the period such changes are enacted. All of our tax years remain subject to examination by the tax authorities.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. There were no such items in 2017 and 2016.

Basic and Diluted Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding (including contingently issuable shares when the contingencies have been resolved) during the period.

For periods of net loss, diluted loss per share is calculated similarly to basic loss per share because the impact of all dilutive potential common shares is anti-dilutive. For periods of net income, and when the effects are not anti-dilutive, diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of shares outstanding (including contingently issuable shares when the contingencies have been resolved) plus the impact of all potential dilutive common shares, consisting primarily of common stock options and stock purchase warrants using the treasury stock method, and convertible debt using the if-converted method.

All of the Company’s outstanding stock options and warrants were considered anti-dilutive for the three months ended March 31, 2017 and 2016. In addition, for the three months ended March 31, 2016, the Company’s convertible debt was anti-dilutive. The total number of anti-dilutive shares underlying common stock options, warrants exercisable for common stock, and convertible debt, which have been excluded from the computation of diluted earnings (loss) per share for the periods presented, was as follows:

	Successor	Predecessor
	Three months ended March 31, 2017	Three months ended March 31, 2016

Shares underlying:

Common stock options	1,225,833	9,557,258
Stock purchase warrants	6,180,000	116,034,682
Convertible debt	-	73,674,549

Recently Adopted Accounting Pronouncements

In July 2015, the FASB issued guidance for the accounting for inventory. The main provisions are that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value, except when inventory is measured using LIFO or the retail inventory method. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. In addition, the Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. The amendments in this update for public business entities are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We adopted this pronouncement effective January 1, 2017; the adoption did not have a material impact to our consolidated financial statements.

In November 2015, the FASB issued accounting guidance to simplify the presentation of deferred taxes. Previously, U.S. GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts. Under this guidance, deferred tax liabilities and assets will be classified as noncurrent amounts. The standard is effective for reporting periods beginning after December 15, 2016. We adopted this pronouncement effective January 1, 2017; the adoption did not have a material impact to our consolidated financial statements.

In March 2016, the FASB issued guidance simplifying the accounting for, and financial statement disclosure of, stock-based compensation awards. Under the guidance, all excess tax benefits and tax deficiencies related to stock-based compensation awards are to be recognized as income tax expenses or benefits in the income statement, and excess tax benefits should be classified along with other income tax cash flows in the operating activities section of the statement of cash flows. Under the guidance, companies can also elect to either estimate the number of awards that are expected to vest, or account for forfeitures as they occur. In addition, the guidance amends some of the other stock-based compensation awards guidance to more clearly articulate the requirements and cash flow presentation for withholding shares for tax-withholding purposes. The guidance is effective for reporting periods beginning after December 15, 2016, and early adoption is permitted, though all amendments of the guidance must be adopted in the same period. The adoption of certain amendments of the guidance must be applied prospectively, and adoption of the remaining amendments must be applied either on a modified retrospective basis or retrospectively to all periods presented. We adopted this pronouncement effective January 1, 2017; the adoption did not have a material impact to our consolidated financial statements.

In January 2017, the FASB issued guidance intended to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the existing guidance, in computing the implied fair value of goodwill under Step 2, an entity is required to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities), following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the new guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The guidance also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity is required to adopt the new guidance on a prospective basis. The new guidance is effective for the Company for its annual or any interim goodwill impairment tests for fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We adopted this pronouncement effective January 1, 2017; the adoption did not have a material impact to our consolidated financial statements.

Unadopted Accounting Pronouncements

In May 2014, the FASB issued guidance for revenue recognition for contracts, superseding the previous revenue recognition requirements, along with most existing industry-specific guidance. The guidance requires an entity to review contracts in five steps: 1) identify the contract, 2) identify performance obligations, 3) determine the transaction price, 4) allocate the transaction price, and 5) recognize revenue. The new standard will result in enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue arising from contracts with customers. In August 2015, the FASB issued guidance approving a one-year deferral, making the standard effective for reporting periods beginning after December 15, 2017, with early adoption permitted only for reporting periods beginning after December 15, 2016. In March 2016, the FASB issued guidance to clarify the implementation guidance on principal versus agent considerations for reporting revenue gross rather than net, with the same deferred effective date. In April 2016, the FASB issued guidance to clarify the implementation guidance on identifying performance obligations and the accounting for licenses of intellectual property, with the same deferred effective date. In May 2016, the FASB issued guidance rescinding SEC paragraphs related to revenue recognition, pursuant to two SEC Staff Announcements at the March 3, 2016 Emerging Issues Task Force meeting. In May 2016, the FASB also issued guidance to clarify the implementation guidance on assessing collectability, presentation of sales tax, noncash consideration, and contracts and contract modifications at transition, with the same effective date. We are currently evaluating the impact, if any, that this guidance will have on our consolidated financial statements.

In February 2016, the FASB issued guidance for accounting for leases. The guidance requires lessees to recognize assets and liabilities related to long-term leases on the balance sheet, and expands disclosure requirements regarding leasing arrangements. The guidance is effective for reporting periods beginning after December 15, 2018, and early adoption is permitted. The guidance must be adopted on a modified retrospective basis, and provides for certain practical expedients. We are currently evaluating the impact, if any, that this guidance will have on our consolidated financial statements.

In June 2016, the FASB issued guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity's current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2018. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In August 2016, the FASB issued guidance on the classification of certain cash receipts and cash payments in the statement of cash flows, including those related to debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance, and distributions received from equity method investees. The guidance is effective for fiscal years beginning after December 15, 2017. Early adoption is permitted. The guidance must be adopted on a retrospective basis and must be applied to all periods presented, but may be applied prospectively if retrospective application would be impracticable. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated statements of cash flows.

In November 2016, the FASB issued guidance to reduce diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The revised guidance requires that amounts generally described as restricted cash and restricted cash equivalents be included in cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. The guidance is effective for the fiscal years beginning after December 15, 2017. Early adoption is permitted. The guidance must be adopted on a retrospective basis. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued guidance clarifying the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The guidance provides a screen to determine when an integrated set of assets and activities is not a business, provides a framework to assist entities in evaluating whether both an input and substantive process are present, and narrows the definition of the term output. The guidance is for the Company for fiscal years beginning after December 15, 2018. The guidance must be adopted on a prospective basis. We are currently evaluating the impact, if any, that the adoption of this guidance will have on our consolidated financial statements.

We have evaluated all other issued and unadopted Accounting Standards Updates and believe the adoption of these standards will not have a material impact on our results of operations, financial position, or cash flows.

Note 4 – Distribution, Licensing and Collaboration Arrangements

Distribution and License Agreement with Arthrex

In 2013, we entered into a Distributor and License Agreement (the “Original Arthrex Agreement”) with Arthrex. The term of the Original Arthrex Agreement was originally for five years, automatically renewable for an additional three-year period unless Arthrex gave the Company a termination notice at least one year in advance of the end of the initial five-year period. Under the terms of the Original Arthrex Agreement, Arthrex obtained the exclusive rights to sell, distribute, and service the Company’s Angel concentrated Platelet System and activAT (“Products”), throughout the world, for all uses other than chronic wound care. In connection with execution of the Original Arthrex Agreement, Arthrex paid the Company a nonrefundable upfront payment of $5.0 million. In addition, under the terms of the Original Arthrex Agreement, Arthrex paid royalties to the Company based upon volume of the Products sold. Arthrex’s rights to sell, distribute and service the Products were not exclusive in the non-surgical dermal and non-surgical aesthetics markets. On October 16, 2015, the Company entered into an Amended and Restated License Agreement (the “Amended Arthrex Agreement”) with Arthrex, which amended and restated the Original Arthrex Agreement. Under the terms of the Amended Arthrex Agreement, among others, the Company licensed certain exclusive and non-exclusive rights to Arthrex in return for the right to receive royalties, and on a date to be determined by Arthrex, but not later than March 31, 2016, Arthrex was to assume all rights related to the manufacture and supply of the Angel product line. As part of the transaction, the Company transferred to Arthrex all of its rights and title to product registration rights and intellectual property (other than patents) related to Angel. In connection with the Agreement, the Deerfield Lenders irrevocably released their liens on the product registration rights and intellectual property (other than patents) assets transferred by the Company to Arthrex. The Amended Arthrex Agreement, as further supplemented in April 2016, is referred to collectively as the “Arthrex Agreement.”

Pursuant to the Plan, on May 5, 2016, the Company entered into an Assignment and Assumption Agreement with Deerfield SS, LLC (the “Assignee”), the designee of the Deerfield Lenders, to assign to the Assignee the Company’s rights, title and interest in and to the Arthrex Agreement, and to transfer and assign to the Assignee associated intellectual property owned by the Company and licensed thereunder, as well as rights to collect royalty payments thereunder. The assignment and transfer was effected in exchange for a reduction of $15,000,000 in the amount of the allowed claim of the Deerfield Lenders pursuant to the Plan. As a result of the assignment and transfer, the Aurix System currently represents the Company’s only commercial product offering.

On the Effective Date, the Company and the Assignee entered into a Transition Services Agreement, in which the Company agreed to continue to service the Arthrex Agreement for a transition period. On October 20, 2016, the Company entered into a letter agreement (the “Three Party Letter Agreement”) with Arthrex and Deerfield SS, LLC (the “Assignee”), which extended the transition period under the Transition Services Agreement through January 15, 2017. Under the terms of the Three Party Letter Agreement, subject to Arthrex making a payment of $201,200 to the Company on October 28, 2016, payment of which was received on October 27, 2016: (a) the Company has sold, conveyed, transferred and assigned to Arthrex its title and interest in the Company’s inventory of Angel products (including spare parts therefor) and production equipment; and (b) the Assignee is obligated to make three equal payments of $33,333 each to the Company as consideration for the extension of the transition period. Three equal payments of $33,333 were received during the three month period ended December 31, 2016 from the Assignee. Under the terms of the Three Party Letter Agreement, the Company has no further obligations under the Transition Services Agreement or the Amended Arthrex Agreement after January 15, 2017. The agreement contains a full and irrevocable release of Arthrex by the Company with respect to any actions, claims or other liabilities for payments of royalty (as defined in the Amended Arthrex Agreement) owed to the Company based on sales of Angel products occurring on or before June 30, 2016, and a full and irrevocable release of the Company and the Assignee by Arthrex with respect to any actions, claims or other liabilities arising under the Amended Arthrex Agreement as of the date of the Three Party Letter Agreement. Neither Arthrex nor the Assignee assumed any liabilities or obligations of the Company in connection with the Three Party Letter Agreement.

Distribution and License Agreement with Rohto

In January 2015, we granted to Rohto Pharmaceutical Co., Ltd. (“Rohto”) a royalty bearing, nontransferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property for the development, import, use, manufacturing, marketing, sale and distribution for all wound care and topical dermatology applications of the Aurix System and related intellectual property and know-how in human and veterinary medicine in Japan in exchange for an upfront payment from Rohto of $3.0 million. The agreement also contemplates additional royalty payments based on the net sales of Aurix in Japan and an additional future cash payment if and when the reimbursement price for the national health insurance system in Japan has been achieved after marketing authorization as described below. In connection with and effective as of the entering into the Rohto Agreement, we amended an existing licensing and distribution agreement with Millennia Holdings, Inc. (“Millennia”) to terminate it and allow us to transfer the exclusivity rights from Millennia to Rohto. In connection with this amendment we paid a one-time, non-refundable fee of $1.5 million to Millennia upon our receipt of the $3.0 million upfront payment from Rohto, and we may be required to make certain future payments to Millennia if we receive the milestone payment from Rohto as well as future royalty payments based upon net sales in Japan. Rohto has assumed all responsibility for securing the marketing authorization in Japan, while we will provide relevant product information, as well as clinical and other data, to support Rohto’s efforts.

Collaboration Agreement with Restorix Health

On March 22, 2016, we entered into a Collaboration Agreement (the “Collaboration Agreement”) with Restorix Health (“Restorix”), pursuant to which we agreed to provide Restorix with certain limited geographic exclusivity benefits over a defined period of time for the usage of the Aurix System in up to 30 of the approximately 125 hospital outpatient wound care clinics with which Restorix has a management contract (the “RXH Partner Hospitals”), in exchange for Restorix making minimum commitments of patients enrolled in three prospective clinical research studies primarily consisting of patient data collection (the “Protocols”) necessary to maintain exclusivity under the Collaboration Agreement. The Collaboration Agreement will initially continue for a two-year period, subject to one or more extensions with the mutual consent of the parties.

Pursuant to the Collaboration Agreement, the Company agreed to provide: (i) clinical support services by its clinical staff as reasonably agreed between the Company and Restorix as necessary and appropriate, (ii) reasonable and necessary support regarding certain reimbursement activities, (iii) coverage of Institutional Review Board (“IRB”) fees and payment to Restorix for certain training costs subject to certain limitations and (iv) community-focused public relations materials for participating RXH Partner Hospitals to promote the use of Aurix and participation in the Protocols. Pursuant to the Collaboration Agreement, Restorix agreed to: (i) provide access and support as reasonably necessary and appropriate at up to 30 RXH Partner Hospitals to identify and enroll patients into the Protocols, including senior executive level support and leadership to the collaboration and its enrollment goals and (ii) reasonably assist the Company to correct through a query process, any patient data submitted having incomplete or inaccurate data fields.

Subject to the satisfaction of certain conditions, during the term of the Collaboration Agreement: (i) Restorix will have site specific geographic exclusivity for usage of Aurix in connection with treatment of patients in the Protocols within a 30 mile radius of each RXH Partner Hospital, and (ii) other than with respect to existing CED sites, the Company will not provide corporate exclusivity with any other wound management company operating in excess of 19 wound care facilities for any similar arrangement.

Under the Collaboration Agreement, the Company will pay Restorix or the RXH Partner Hospital, as the case may be, a per patient data collection (administrative) fee upon full completion and delivery of a patient data set. In addition, the Company is responsible to pay for any IRB fees necessary to conduct the Protocols and enroll patients, and to pay Restorix a training cost stipend per site. Each RXH Partner Hospital will pay the Company the then-current product price ($700 in 2016, and no greater than $750 in the remainder of the initial term) as set forth in the Collaboration Agreement.

Boyalife Distribution Agreement

Effective as of May 5, 2016, the Company and Boyalife Hong Kong Ltd. (“Boyalife”), an entity affiliated with the Company’s significant shareholder, Boyalife Investment Fund I, Inc., entered into an Exclusive License and Distribution Agreement (the “Boyalife Distribution Agreement”) with an initial term of five years, unless the agreement is terminated earlier in accordance with its terms.  Under this agreement, Boyalife received a non-transferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property relating to its Aurix System for the purposes and in the territory specified below.  Under the agreement, Boyalife is entitled to import, use for development, promote, market, sell and distribute the Aurix Products in greater China (China, Hong Kong, Taiwan and Macau) for all regenerative medicine applications, including but not limited to wound care and topical dermatology applications in human and veterinary medicine.  “Aurix Products” are defined as the combination of devices to produce a wound dressing from the patient’s blood - as of May 5, 2016 consisting of centrifuge, wound dressing kit and reagent kit.  Under the Boyalife Distribution Agreement, Boyalife is obligated to pay the Company (a) $500,000 within 90 days of approval of the Aurix Products by the China Food and Drug Administration (“CFDA”), but no earlier than December 31, 2018, and (b) a distribution fee per wound dressing kit and reagent kit of $40, payable quarterly, subject to an agreement by the parties to discuss in good faith the appropriate distribution fee if the pricing of such kits exceeds the current general pricing in greater China.   Under the agreement, Boyalife is entitled, with the Company’s approval (not to be unreasonably withheld or delayed) to procure devices from a third party in order to assemble them with devices supplied by the Company to make the Aurix Products.  Boyalife also has a right of first refusal with respect to the Aurix Products in specified countries in the Asia Pacific region excluding Japan and India, exercisable in exchange for a payment of no greater than $250,000 in the aggregate.  If Boyalife files a new patent application for a new invention relating to wound dressings, the Aurix Products or the Company’s technology, Boyalife will grant the Company a free, non-exclusive license to use such patent application outside greater China during the term of the Boyalife Distribution Agreement.

Note 5 – Property and Equipment

Property and equipment, net consisted of the following:

	Successor	Successor
	March 31, 2017	December 31, 2016

Medical equipment	$402,234	$405,096
Office equipment	48,888	48,888
Software	257,619	257,619
Manufacturing equipment	34,899	34,899
Leasehold improvements	19,215	19,215
	762,855	765,717
Less accumulated depreciation and amortization	(374,476)	(279,601)
	$388,379	$486,116

Depreciation and amortization expense was approximately $97,000 and $131,000 for the three months ended March 31, 2017 and 2016, respectively.

Note 6 – Goodwill and Other Intangible Assets

Our finite-lived intangible assets as of March 31, 2017 and December 31, 2016 are as follows:

	Successor	Successor
	March 31, 2017	December 31, 2016

Trademarks	$917,000	$917,000
Technology	6,576,000	6,576,000
Customer and clinician relationships	904,000	904,000
	8,397,000	8,397,000
Accumulated amortization trademarks	(55,217)	(39,934)
Accumulated amortization technology	(659,957)	(477,290)
Accumulated amortization customer and clinician relationships	(54,435)	(39,368)
	(769,609)	(556,592)
	$7,627,391	$7,840,408

Goodwill

Goodwill represents the excess of reorganization value over the fair value of tangible and identifiable intangible assets and the fair value of liabilities as of the Effective Date. There were no changes to the amount of goodwill in 2017; changes in the amount of goodwill in 2016 follows:

Predecessor Balance, at December 31, 2015	$-

Fresh start accounting	2,079,284

Successor Balance, at December 31, 2016	$2,079,284

Finite-lived intangible assets – trademarks, customer and clinician relationships and technology

The Predecessor Company’s finite-lived intangible assets include Angel-related trademarks, technology (including patents) and customer relationships, and were being amortized over their useful lives ranging from eight to twenty years. Amortization expense associated with our Angel related definite-lived intangible assets was approximately $0.1 million for the three months ended March 31, 2016. The remaining Angel related finite-lived intangible assets were eliminated as of May 4, 2016 as the underlying Angel assets were assigned to Deerfield pursuant to the Plan of Reorganization.

The Successor Company’s Aurix related finite-lived intangible assets include trademarks, technology (including patents), and clinician relationships, and are being amortized over their useful lives ranging from nine to fifteen years. Amortization expense associated with our Aurix related finite-lived intangible assets was approximately $0.2 million for the three months ended March 31, 2017. Annual amortization expense based on our existing intangible assets and their estimated useful lives is expected to be approximately as of March 31, 2017:

2017	$639,000
2018	852,000
2019	852,000
2020	852,000
2021	852,000
Thereafter	3,580,000

Note 7 – Debt

Successor Company Debt

As of March 31, 2017, the Company had no debt outstanding.

Deerfield Facility

In 2014, we entered into the Deerfield Facility Agreement, a $35 million five-year senior secured convertible credit facility with Deerfield due March 31, 2019. Deerfield had the right to convert the principal amount of the related notes (the “Notes”) into shares of our common stock (“Conversion Shares”) at a per share price equal to $0.52. In addition, we granted to Deerfield the option to require the Company to redeem up to 33.33% of the total amount drawn under the facility, together with any accrued and unpaid interest thereon, on each of the second, third, and fourth anniversaries of the closing, with the option right triggered upon the Company’s net revenues failing to be equal to or in excess of certain quarterly milestone amounts. We also granted Deerfield the option to require us to apply 35% of the proceeds received by us in equity-raising transaction(s) to redeem outstanding principal and interest of the Notes, provided that the first $10 million so raised by us would be exempt from this put option. We entered into a security agreement which provided, among other things, that our obligations under the Notes would be secured by a first priority security interest, subject to customary permitted liens, on all of our assets.

Under the terms of the facility, we also issued stock purchase warrants to purchase up to 97,614,999 shares of our common stock at an initial exercise price of $0.52 per share (subject to adjustments). We also entered into a registration rights agreement pursuant to which we filed a registration statement to register the resale of the Conversion Shares and the shares underlying the stock purchase warrants.

As of January 26, 2016 (the date of our voluntary filing for bankruptcy protection), we were in default under the Deerfield Facility Agreement, and Deerfield had the right to demand repayment of the entire amount owed to them, including accrued interest. The total amount owing under the Deerfield Facility Agreement, including accrued interest, was compromised by the Bankruptcy Court. This amount of approximately $38.3 million and the $5.75 million outstanding under the DIP Credit Agreement (as defined below) was settled as of the Effective Date through the issuance of 29,038 shares of our Series A Preferred Stock, and the assignment to Deerfield of all rights, title, and interest under the Arthrex Agreement, including the rights to receive royalty payments thereunder. Because the amounts owed to Deerfield pursuant to the Deerfield Facility Agreement were subject to compromise and, in fact, subsequently were compromised by the Court, we stopped accruing interest on the debt effective January 26, 2016.

Debtor-in-Possession Financing

On January 28, 2016, the Bankruptcy Court entered an interim order approving the Company's debtor-in-possession financing (“DIP Financing”) pursuant to terms set forth in a senior secured, super-priority debtor-in-possession credit agreement (the “DIP Credit Agreement”), dated as of January 28, 2016, by and among the Company, as borrower, each lender from time to time party to the DIP Credit Agreement, including, but not limited to Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., and Deerfield Special Situations Fund, L.P. (collectively, the “Deerfield Lenders”), and Deerfield Mgmt, L.P., as administrative agent (the “DIP Agent”) for the Deerfield Lenders. The Deerfield Lenders comprised 100% of the lenders under the then-existing Deerfield Facility Agreement.

On March 9, 2016, the Bankruptcy Court approved on a final basis the Company's motion for approval of the DIP Credit Agreement and use of cash collateral, and approved a Waiver and First Amendment to the DIP Credit Agreement (the “Waiver and First Amendment”) with the Deerfield Lenders and DIP Agent, pursuant to which the DIP Credit Agreement was approved to include certain amendments, including to set forth the material terms of the proposed restructuring of the prepetition and post-petition secured debt, unsecured debt, and equity interests of the Company, the terms of which were eventually effected pursuant to the Plan of Reorganization (as defined below). The Waiver and First Amendment provided for senior secured loans in the aggregate principal amount of up to $6,000,000 in post-petition financing (collectively, the “DIP Loans”).

We received $5.75 million in gross proceeds from the DIP Financing in the period from January 1, 2016 through May 4, 2016, and incurred approximately $0.3 million in issuance costs. In accordance with the Plan of Reorganization, as of the Effective Date, the DIP Credit Agreement was terminated.

Note 8 – Equity and Stock-Based Compensation

Under the Second Amended and Restated Certificate of Incorporation of the Successor Company, it has the authority to issue a total of 32,500,000 shares of capital stock, consisting of: (i) 31,500,000 shares of New Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share, which will have such rights, powers and preferences as the board of directors of the Company (the “Board of Directors”) shall determine.

In accordance with the Plan, as of the Effective Date, the Company issued 7,500,000 shares of New Common Stock to the Recapitalization Investors for gross cash proceeds of $7,300,000 and net cash to the Company of $7,052,500, which is referred to as the Recapitalization Financing.   The net cash amount excludes the effect of $100,000 in offering expenses paid from the proceeds of the DIP Financing, which was converted into Series A Preferred Stock as of the Effective Date.

A significant majority of the Recapitalization Investors executed Backstop Commitments to purchase up to 12,800,000 additional shares of New Common Stock for an aggregate purchase price of up to $3,000,000. The Company cannot call the Backstop Commitment prior to June 30, 2017.

With respect to each Recapitalization Investor who executed a Backstop Commitment, the commitment terminates on the earlier of (i) the date on which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of New Common Stock in the aggregate amount of the Backstop Commitment, (ii) the date that all shares of Series A Preferred Stock (as defined below) have been redeemed by the Company, or (iii) the date that all shares of Series A Preferred Stock are no longer owned by entities affiliated with Deerfield  (“Termination Date”). Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed Recapitalization Investors a commitment fee of $250,000 in the aggregate upon the Termination Date.

Under the Plan of Reorganization, the Company committed to the issuance of up to 3,000,000 shares of New Common Stock, and subsequently issued 2,264,612 shares of New Common Stock (the “Exchange Shares”) on the Effective Date to record holders of the Old Common Stock as of March 28, 2016, who executed and timely delivered the required release documents no later than July 5, 2016, in accordance with the Confirmation Order and the Plan.  The holders of Old Common Stock who executed and timely delivered the required release documents are referred to as the “Releasing Holders.”

The 2,264,612 Exchange Shares were issued as of the Effective Date to Releasing Holders who asserted ownership of a number of shares of Old Common Stock that matched the Company’s records or could otherwise be confirmed, at a rate of one share of New Common Stock for every 41.8934 shares of Old Common Stock held by such holders as of March 28, 2016.  In accordance with the Plan, if the calculation would otherwise have resulted in the issuance to any Releasing Holder of a number of shares of New Common Stock that is not a whole number, then the number of shares actually issued to such Releasing Holder was determined by rounding down to the nearest number.

On June 20, 2016, the Company issued 162,500 shares of New Common Stock (the “Administrative Claim Shares”) pursuant to the Order Granting Application of the Ad Hoc Equity Committee Pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) for Allowance of Fees and Expenses Incurred in Making a Substantial Contribution, entered by the Bankruptcy Court on June 20, 2016.   The Administrative Claim Shares were issued to holders of administrative claims under sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code. Of the 162,500 shares, 100,000 shares were issued to outside counsel to the Ad Hoc Equity Committee of the Company’s equity holders as compensation of all remaining allowed fees for legal services provided by such counsel.  The remaining 62,500 were issued to designees of the Ad Hoc Equity Committee who had granted loans in an aggregate amount of $62,500 to the Ad Hoc Equity Committee in December 2015 as repayment of such loans.

Successor Company Stock Purchase Warrants

As part of the Recapitalization Financing, the Company also issued Warrants to purchase 6,180,000 shares of unregistered New Common Stock to certain of the Recapitalization Investors. The Warrants terminate on May 5, 2021 and are currently exercisable at exercise prices ranging from $0.50 per share to $1.00 per share.  The number of shares of New Common Stock underlying a Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations. The Warrants are classified in equity.

Successor Company Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designations of Series A Preferred Stock with the Delaware Secretary of State, designating 29,038 shares of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock (the “Series A Preferred Stock”). On the Effective Date, the Company issued 29,038 shares of Series A Preferred Stock to Deerfield in accordance with the Plan pursuant to the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code. Deerfield did not receive any shares of New Common Stock or other equity interests in the Company.

The Series A Preferred Stock has no stated maturity date, is not convertible or redeemable, and carries a liquidation preference of $29,038,000, which is required to be paid to holders of such Series A Preferred Stock before any payments are made with respect to shares of New Common Stock (and other capital stock that is not issued on parity or senior to the Series A Preferred Stock) upon a liquidation or change in control transaction.  For so long as Series A Preferred Stock is outstanding, the holders of Series A Preferred Stock have the right to nominate and elect one member of the board of directors of the Company (the “Board of Directors”) and to have such director serve on a standing committee of the Board of Directors established to exercise powers of the Board of Directors in respect of decisions or actions relating to the Backstop Commitment.   The Series A Preferred Stock has voting rights, voting with the New Common Stock as a single class, with each share of Series A Preferred Stock having the right to five votes, which currently represents approximately one percent (1%) of the voting rights of the capital stock of the Company.  The holders of Series A Preferred Stock have the right to approve certain transactions and incurrences of debt. Under the Certificate of Designations, for so long as the Backstop Commitment remains in effect, a majority of the members of the standing backstop committee of the Board of Directors may approve a drawdown under the Backstop Commitment. Among other restrictions, the Certificate of Designations for our Series A Preferred Stock limits the Company’s ability to (i) issue securities that are senior or pari passu with the Series A Preferred Stock, (ii) incur debt other than for working capital purposes not in excess of $3.0 million, (iii) issue securities that are junior to the Series A Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences, (iv) pay dividends on or purchase shares of its capital stock, and (v) change the authorized number of members of its Board of Directors to a number other than five, in each case without the consent of holders representing at least two-thirds of the outstanding shares of Series A Preferred Stock. The Series A Preferred Stock is classified in equity.

Stock-Based Compensation

Predecessor Company

The Company’s 2002 Long-Term Incentive Plan (“LTIP”) and 2013 Equity Incentive Plan (“EIP” and, together with the LTIP, the “Incentive Plans”) permitted the awards of stock options, stock appreciation rights, restricted stock, phantom stock, performance units, dividend equivalents, and other stock-based awards to employees, directors and consultants. We were authorized to issue up to 10,500,000 shares of common stock under the LTIP, and up to 18,000,000 shares under the EIP (as approved by our shareholders on June 9, 2014). All stock options granted under the Incentive Plans were cancelled in their entirety as of the Effective Date.

As of May 4, 2016, the Company only issued stock options under the Incentive Plans. Stock option terms were determined by the Board of Directors for each option grant, and options generally vested immediately upon grant or over a period of time ranging up to four years, were exercisable in whole or installments, and expired no longer than ten years from the date of grant. There were no stock options granted or exercised for the three months ended March 31, 2016. As a result of the cancellation of all outstanding stock options and the application of fresh start accounting as of the Effective Date, unrecognized compensation costs related to the stock options outstanding as of March 31, 2016, are not recognized after the Effective Date.

Successor Company

In July 2016, the Board of Directors approved, and on August 4, 2016, the Board amended, the Company’s 2016 Omnibus Incentive Plan (the “2016 Omnibus Plan”) to include an evergreen provision, intended to increase the maximum number of shares issuable under the Omnibus Plan on the first day of each fiscal year (starting on January 1, 2017) by an amount equal to six percent (6%) of the shares reserved as of the last day of the preceding fiscal year, provided that the aggregate number of all such increases may not exceed 1,000,000 shares. As of November 21, 2016, the Majority Stockholders executed a written consent adopting and approving the 2016 Omnibus Plan, as amended and restated, which provides for the Company to grant equity and cash incentive awards to officers, directors and employees of, and consultants to, the Company and its subsidiaries. We were authorized to issue up to 1,590,000 and 1,500,000 shares of common stock under the 2016 Omnibus Plan as of March 31, 2017 and December 31, 2016, respectively.

A summary of stock option activity under the 2016 Omnibus Plan as of March 31, 2017, and changes during the three months ended March 31, 2017, is presented below:

Stock Options – 2016 Omnibus Plan	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2017	1,265,000	$1.00	9.51	$-
Granted	22,500	$2.00	10.00	$-
Exercised	-
Forfeited or expired	(61,667)	$1.00		$-
Outstanding at March 31, 2017	1,225,833	$1.02	9.28	$-
Exercisable at March 31, 2017	481,665	$1.00	9.26	$-
Vested and expected to vest at March 31, 2017	1,225,833	$1.02	9.28	$-

There were 22,500 stock options granted under the 2016 Omnibus Plan during the three months ended March 31, 2017. The fair value of stock options granted and vested during 2017 was approximately $3,250 and $24,500, respectively. No stock options were exercised during the three months ended March 31, 2017. As of March 31, 2017, there was approximately $117,000 of total unrecognized compensation cost related to non-vested stock options, and that cost was expected to be recognized over a weighted-average period of 1.44 years.

The Company recorded stock-based compensation expense in the periods presented as follows:

	Successor	Predecessor
	Three Months ended March 31, 2017	Three Months ended March 31, 2016

Sales and marketing	$1,122	$13,545
Research and development	3,111	4,944
General and administrative	11,575	21,042
	$15,808	$39,531

Note 9 – Fair Value Measurements

Financial Instruments Carried at Cost

Short-term financial instruments in our condensed consolidated balance sheets, including cash and cash equivalents other than money market funds (which are carried at fair value), accounts, and other receivables and accounts payable, are carried at cost which approximates fair value, due to their short-term nature.

In February 2014, we purchased a Certificate of Deposit (“CD”) from a commercial bank in the amount of $53,000. The CD bears interest at an annual rate of 0.10% and was auto-renewed for an eight month period in October 2016. The CD matures on June 24, 2017. The carrying value of the CD approximates its fair value. This CD collateralizes a letter of credit (see Note 10 – Commitments and Contingencies).

Fair Value Measurements

Our condensed consolidated balance sheets include certain financial instruments that are carried at fair value. Fair value is the price that would be received from the sale of an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of observability of inputs used in measuring fair value. These tiers include:

●	Level 1,	defined as observable inputs such as quoted prices in active markets for identical assets;
●	Level 2,

defined as observable inputs other than Level 1 prices such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for   substantially the full term of the assets or liabilities; and

●	Level 3,	defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. At each reporting period, we perform a detailed analysis of our assets and liabilities that are measured at fair value. All assets and liabilities for which the fair value measurement is based on significant unobservable inputs or instruments which trade infrequently, and therefore have little or no price transparency are classified as Level 3.

Financial Assets and Liabilities Measured at Fair Value

The Company had no financial assets and liabilities measured at fair value on a recurring or non-recurring basis as of March 31, 2017 or December 31, 2016.

Non-Financial Assets and Liabilities Measured at Fair Value

The Company’s property and equipment and intangible assets (including goodwill) are measured at fair value on a non-recurring basis, upon establishment pursuant to fresh start accounting, and upon impairment. No impairments were identified during the three months ended March 31, 2017 and 2016.

Note 10 – Commitments and Contingencies

As of the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Recapitalization Investors.  The Registration Rights Agreement provides certain resale registration rights to the Investors with respect to securities received in the Recapitalization Financing.  Pursuant to the Registration Rights Agreement, the Company filed, and has to update periodically, a registration statement with the U.S. Securities and Exchange Commission that covers the resale of all shares of New Common Stock issued to the Investors on the Effective Date until such time as such shares have been sold or may be sold without registration or restriction pursuant to Rule 144 under the Securities Act.

Our primary office and warehouse facilities are located in Gaithersburg, Maryland, and comprise approximately 12,000 square feet. The facilities fall under two leases with monthly rent, including our share of certain annual operating costs and taxes, at approximately $18,000 in total per month and expiring in September 2019. In addition, we lease an approximately 2,100 square foot facility in Nashville, Tennessee, which is being utilized as a commercial operation. The lease is approximately $4,000 per month excluding our share of annual operating expenses, and expires April 30, 2018. We also lease a 16,300 square foot facility located in Durham, North Carolina. Monthly rent, including our share of certain annual operating costs and taxes, is approximately $22,000 per month and the lease expires on December 31, 2018. As a result of our discontinuance of the ALD-401 clinical trial, the Company ceased use of the facility in Durham, North Carolina on July 31, 2014, and sublet the facility beginning August 1, 2014. The sublease rent is approximately $14,000 per month and also expires December 31, 2018.

In July 2009, in satisfaction of a Maryland law pertaining to Wholesale Distributor Permits, we established a Letter of Credit, in the amount of $50,000, naming the Maryland Board of Pharmacy as the beneficiary. This Letter of Credit serves as security for the performance by us of our obligations under applicable Maryland law, and is collateralized by a Certificate of Deposit maintained at a commercial bank.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses, other than underwriting discounts and commissions, payable solely by the registrant in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the registration fee of the SEC, the FINRA fee and the Nasdaq listing fee.

SEC registration fee	$1,618
FINRA fee	2,593
Nasdaq listing fee	50,000
Accounting fees and expenses	75,000
Legal fees and expenses	245,000
Miscellaneous	40,789
Total	$415,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors are not personally liable to the Company or the Company’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to the Company or the Company’s stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the DGCL.

The Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the Company will, under certain circumstances, indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including, among other things, attorney’s fees and amounts paid in settlement) reasonably incurred or suffered by such director, officer, employee or agent in connection therewith, subject to certain conditions. The Company’s Amended and Restated By-Laws also require the Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Company’s Amended and Restated By-Laws provide that the Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company maintains insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

2014 and 2015 Sales of Unregistered Securities

Pursuant to a purchase agreement entered into between the Company and Lincoln Park Capital Fund, LLC (“Lincoln Park”) in February 2013, the Company had the right to sell to and Lincoln Park was obligated to purchase up to $15 million in shares of the Company’s common stock, par value $0.0001 per share (the “Old Common Stock”). In total, the Company issued 5,250,000 shares to Lincoln Park (raising approximately $2.4 million in gross proceeds) in 2014 and 2015. In addition to those shares, the Company issued to Lincoln Park 434,126 shares of Old Common Stock in satisfaction of certain transaction fees. The Company issued all such securities in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 thereunder.

In January 2014, the Company issued convertible bridge notes for $750,000 of gross proceeds to accredited investors, convertible into shares of Old Common Stock at a variable per share price not to exceed $0.75. The Company issued all such securities in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 thereunder.

In March 2014, the Company sold 3,846,154 shares of Old Common Stock to an institutional accredited investor along with warrants to purchase shares of Old Common Stock, for gross proceeds of $2 million. The purchaser was issued warrants to purchase 2,884,615 shares of Old Common Stock at an exercise price of $0.52 per share. The Company issued the placement agent in connection with this transaction 201,923 warrants to purchase shares of Old Common Stock on the terms and provisions substantially similar to the warrants issued the purchaser. The Company issued all such securities in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 thereunder.

In March 2014, the Company issued a senior secured convertible note to Deerfield Management Company, LP (together with its affiliates, “Deerfield”) in the principal amount of $9 million, convertible into Old Common Stock at a per share price equal to $0.52. In connection with this convertible debt issuance, the Company issued Deerfield and the placement agent warrants to purchase 25,115,384 and 1,474,615 shares of Old Common Stock, respectively, at the exercise price of $0.52 per share. On March 31, 2014 in connection with the Deerfield note, JP Nevada Trust agreed to subordinate its security interest in the Company’s previously-issued note. In consideration, the Company issued to the holder a five-year warrant to purchase 750,000 shares of its Old Common Stock at an exercise price of $0.52 per share. The Company issued all such securities in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 thereunder.

In June 2014, the Company issued Deerfield an additional senior secured convertible note in the principal amount of $26 million, convertible into Old Common Stock at a per share price equal to $0.52. In connection with this convertible debt issuance, the Company issued Deerfield and the placement agent warrants to purchase 67,500,000 and 3,525,000 shares of Old Common Stock, respectively, at the exercise price of $0.52 per share. In June 2014, the Company also issued 2,709,677 shares of its Old Common Stock to Deerfield in satisfaction of certain transaction fees. The Company issued all such securities in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 thereunder.

In November 2014, the Company amended and settled its contingent consideration obligations from its 2012 acquisition of Aldagen by issuing 1,270,000 shares of Old Common Stock to Aldagen Holdings, LLC, the former shareholder of Aldagen. The Company issued such securities in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 thereunder.

During the year ended December 31, 2014, the Company granted warrants to purchase 20,000 shares of its common stock to service providers at a weighted average exercise price of $0.40 per share using the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

2016 Sales of Unregistered Securities

On April 25, 2016, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization, which confirmed the Modified First Amended Plan of Reorganization of the Debtor under Chapter 11 of the Bankruptcy Code. Such order is referred to as the “Confirmation Order” and such plan, as confirmed by the Confirmation Order, as the “Plan of Reorganization.”

In accordance with the Plan of Reorganization, all equity interests of the Company, including but not limited to all shares of the Company’s Old Common Stock (including its redeemable common stock), warrants and options, outstanding immediately prior to May 5, 2016 (the “Effective Date”) were cancelled.

New Common Stock

Recapitalization

In accordance with the Plan of Reorganization, as of the Effective Date, the Company issued 3,000,000 shares of its new common stock, par value $0.0001 per share (the “New Common Stock”), to certain accredited investors for gross cash proceeds of $7,300,000 and net cash to the Company of $7,052,500 (the “Recapitalization Financing”). 80,000 of the 3,000,000 shares of New Common Stock were issued to our financial advisor in partial payment of an advisory fee. The net cash amount excludes the effect of $100,000 in offering expenses paid from the proceeds of our Debtor-in-Possession financing (“DIP Financing”), which was converted into Series A preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), as of the Effective Date as described below under “- Series A Preferred Stock.” The resale of these 3,000,000 shares is being registered pursuant to a resale registration statement.

As part of the Recapitalization Financing, the Company also issued warrants to purchase 2,472,000 shares of New Common Stock to certain of the selling stockholders (the “New Warrants”). The New Warrants terminate on May 5, 2021 and are exercisable at prices ranging from $1.25 per share to $2.50 per share. The number of shares of New Common Stock underlying a New Warrant and its exercise price are subject to customary adjustments upon subdivisions, combinations, payment of stock dividends, reclassifications, reorganizations and consolidations. The Form of New Warrant was attached as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 10, 2016, and is incorporated herein by reference.

The shares of New Common Stock and Warrants were issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, provided by Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

A significant majority of the selling stockholders executed backstop commitments to purchase up to 5,120,000 additional shares of New Common Stock for an aggregate purchase price of up to $3,000,000 at an average per share purchase price of $0.586 (the “Backstop Commitment” or “Backstop Commitments”). The Company cannot call the Backstop Commitment prior to June 30, 2017. The form of Backstop Commitment was attached as Exhibit 10.46 to the Company’s Annual Report on Form 10-K filed on October 24, 2016, and is incorporated herein by reference.

With respect to each selling stockholder who executed a Backstop Commitment, the commitment terminates on the earlier of (i) the date on which the Company receives net proceeds (after deducting all costs, expenses and commissions) from the sale of New Common Stock in the aggregate amount of the Backstop Commitment, (ii) the date that all shares of Series A Preferred Stock have been redeemed by the Company or (iii) the date that all shares of Series A Preferred Stock are no longer owned by entities affiliated with Deerfield. Such date is referred to as the “Termination Date.” Under the terms of the Backstop Commitment, the Company is obligated to pay to the committed investors upon the Termination Date a commitment fee of $250,000 in the aggregate.

Issuance of New Common Stock to Holders of Old Common Stock

As of the Effective Date, the Company issued 905,845 shares of New Common Stock to record holders of the Company’s Old Common Stock as of March 28, 2016 who executed and timely delivered the required release documents no later than July 5, 2016 in accordance with the Confirmation Order and the Plan of Reorganization. These shares of New Common Stock are referred to as the “Exchange Shares” and the holders of Old Common Stock who executed and timely delivered the required release documents as the “Releasing Holders.”

The 905,8452 Exchange Shares were issued as of the Effective Date to Releasing Holders who asserted ownership of a number of shares of Old Common Stock that matched the Company’s records or could otherwise be confirmed, at a rate of one share of New Common Stock for every 104.7335 shares of Old Common Stock held by such holders as of March 28, 2016.

In accordance with the Plan of Reorganization, the Exchange Shares were issued under the exemption from the registration requirements of the Securities Act provided by Section 1145 of the United States Bankruptcy Code.

Issuance of New Common Stock in Exchange for Administrative Claims

As of June 20, 2016, the Company issued 65,000 shares of New Common Stock pursuant to the Order Granting Application of the Ad Hoc Equity Committee Pursuant to 11 U.S.C. §§ 503(b)(3)(D) and 503(b)(4) for Allowance of Fees and Expenses Incurred in Making a Substantial Contribution, entered by the Bankruptcy Court on June 20, 2016. These shares of New Common Stock are referred to as the “Administrative Claim Shares.” The Administrative Claim Shares were issued to holders of administrative claims under sections 503(b)(3)(D) and 503(b)(4) of the Bankruptcy Code. Of the 65,000 shares, 40,000 shares were issued to outside counsel to the Ad Hoc Equity Committee of the Company’s equity holders as payment of all remaining allowed fees for legal services provided by such counsel, and 25,000 were issued to designees of the Ad Hoc Equity Committee who had granted loans in an aggregate amount of $62,500 to the Ad Hoc Equity Committee in December 2015 as repayment of such loans.

The Administrative Claim Shares were issued under the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Rule 506 thereunder.

Series A Preferred Stock

On the Effective Date, the Company filed a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State, designating 29,038 shares (unadjusted) of the Company’s undesignated preferred stock, par value $0.0001 per share, as Series A Preferred Stock. A copy of the Certificate of Designation was attached as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 10, 2016, and is incorporated herein by reference. On the Effective Date, the Company issued 29,038 shares (unadjusted) of Series A Preferred Stock to Deerfield in accordance with the Plan of Reorganization pursuant to the exemption from the registration requirements of the Securities Act provided by Section 1145 of the Bankruptcy Code. The total amount owing under the Company’s credit facility with Deerfield immediately prior to the Effective Date, including accrued interest, was compromised by the Bankruptcy Court as part of the Plan of Reorganization. This amount of approximately $38.3 million and the $5.75 million outstanding under the credit agreement relating to the DIP Financing was settled as of the Effective Date through the issuance of such 29,038 (unadjusted) shares of Series A Preferred Stock and the assignment to Deerfield of all rights, title, and interest under the Company’s then existing license agreement with Arthrex, Inc., including the rights to receive royalty payments.

2017 Sales of Unregistered Securities

Series A Preferred Stock Restructuring

On June 9, 2017, we entered into an Exchange Agreement with Deerfield, or the Exchange Agreement, for the exchange of their 29,038 shares of Series A Preferred Stock for shares of common stock, shares of a newly designated Series B preferred stock, par value $0.0001 per share, or Series B Preferred Stock, and warrants to purchase common stock. We refer to this exchange collectively as the Series A Restructuring.

The Series A Restructuring is contingent on, and, subject to the satisfaction or waiver of other closing conditions set forth in the Exchange Agreement, would close concurrently with, the closing of a public offering with aggregate gross proceeds of at least $10.5 million, an unadjusted price per share of at least $1.00 (to be adjusted for the final reverse split ratio) and a reverse split of the common stock at a ratio between 1-for-2 and 1-for-4, among other conditions.

At the completion of the Series A Restructuring, Deerfield would exchange all shares of Series A Preferred Stock for (i) a number of shares of common stock equal to the Common Share Amount (described below), (ii) Series B Preferred Stock with a liquidation preference of $15.25 million and (iii) warrants to purchase a number of shares of common stock equal to the greater of 1,450,000 shares of common stock and 43.3% of the aggregate liquidation preference of the Series B Preferred Stock divided by the public offering price. Concurrently with the completion of the Series A Restructuring, the Series A Preferred Stock would be deemed cancelled. The Common Share Amount is generally defined as the difference between (A) 9.98% of the common stock outstanding immediately prior to the closing (including shares issued and sold in the public offering (including as a result of the exercise of any over-allotment option that closes prior to the Closing) and shares issuable upon the exercise of options held by the Deerfield Board designee and (B) the sum of such options and the aggregate number of shares of common stock purchased by Deerfield and its affiliates in the public offering.

The Exchange Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on June 12, 2017.

Series B Preferred Stock

At the completion of the Series A Restructuring, we would file a certificate of designations for the Series B Preferred Stock, or the Series B Certificate of Designations, with the Delaware Secretary of State and issue Deerfield 15,250 shares of Series B Preferred Stock with an aggregate liquidation preference of $15,250,000. Beginning on October 1, 2018, cumulative dividends accrue with respect to the outstanding shares of Series B Preferred Stock at a rate of 5% per annum of the original issue price. Dividends are payable quarterly in cash beginning on December 31, 2018. Accrued and unpaid dividends bear interest at a default rate of 9% per annum.

The Series B Preferred Stock contains a mandatory redemption feature, requiring us to redeem the Series B Preferred Stock in equal monthly increments over a four year period commencing on July 1, 2020. Such mandatory redemptions may be paid in cash or in shares of common stock, at our option. Our ability to pay in shares of common stock is subject to certain limitations and conditions specified in the Series B Certificate of Designations. If we elect to make a mandatory redemption payment in shares of common stock but do not deliver such shares within a requisite time period, the holders have the option to convert the corresponding number of shares of Series B Preferred Stock (or any lesser number of shares) at an approximate 10% discount to the then-applicable volume-weighted average price, in accordance with the Series B Certificate of Designations. In addition, beginning on the fourth anniversary of the Closing, we would have the right to redeem all of the outstanding Series B Preferred Stock at any time for cash. All issuances of shares of common stock under the Series B Certificate of Designations are subject to a 9.985% beneficial ownership cap applicable to Deerfield.

The liquidation preference of the Series B Preferred Stock must be paid to the holders of such stock before any payments are made with respect to shares of common stock (and other capital stock that is not issued on parity or senior to the Series B Preferred Stock) upon a liquidation or change in control transaction. For so long as Series B Preferred Stock is outstanding, holders of two-thirds of the shares of Series B Preferred Stock must approve a change in the number of the Company’s directors (currently five) and the holders of Series B Preferred Stock have the right to nominate and elect one member of the Board. Lawrence S. Atinsky, a partner in Deerfield Management Company, L.P., currently serves as the director designee of the holders of Series A Preferred Stock.

With respect to all other matters on which holders of common stock may vote, the Series B Preferred Stock also have voting rights, voting with the common stock as a single class, with each share of Series B Preferred Stock having the right to five votes, subject to adjustment in proportion to the reverse stock split referenced above.

Furthermore, holders of two-thirds of outstanding shares of Series B Preferred Stock shall have the right to approve certain transactions, including transactions to:

(i)

amend, modify, or repeal any provision of the Series B Certificate of Designations or the Bylaws in a manner that adversely affect the preferences, rights or powers of, or any restrictions provided for the benefit of, the Series B Preferred Stock;

(ii)	issue securities that are senior to or pari passu with the Series B Preferred Stock,
(iii)	incur debt (other than for working capital purposes not in excess of $3.0 million),
(iv)

issue securities that are junior to the Series B Preferred Stock and that provide certain consent rights to the holders of such junior securities in connection with a liquidation or contain certain liquidation preferences,

(v)	pay dividends on or purchase shares of its capital stock (with certain exceptions),
(vi)	change the authorized number of members of the Board to a number other than five, or
(vii)

consummate or consent to any liquidation in which the holders of Series B Preferred Stock do not receive in cash at the closing of any such event or occurrence the Series B liquidation preference for each outstanding share of Series B Preferred Stock.

The form of the Series B Certificate of Designation was attached as Exhibit 99.1 to our Current Report on Form 8-K filed on June 12, 2017.

Deerfield Warrants

The warrants issuable in the Series A Restructuring, or the Deerfield Warrants, would be ten-year warrants with an exercise price at a 10% premium to the public offering price. The exercise price may, at the holder’s option, be paid (i) in cash, (ii) by means of a cashless exercise and (iii) through an exchange of a number of shares of Series B Preferred Stock having an aggregate liquidation preference equal to the aggregate exercise price or portion thereof sought to be satisfied.

Under the terms of the Deerfield Warrants, the holders are entitled to receive such dividends and distributions paid to holders of common stock to the same extent as if the holder had exercised the Deerfield Warrants for common stock and had held such shares of common stock on the record date for such dividends and distributions. The exercise price of the Deerfield Warrants and number of underlying shares of common stock are subject to standard anti-dilution adjustments. In addition, in the case of a takeout major transaction or asset sale (as defined in the Deerfield Warrants), the holders at their option may elect to convert the Deerfield Warrants into the right to receive, at the closing of such transaction, (i) in the case of an asset sale or cash out major transaction (as defined in the Deerfield Warrants), an amount of cash equal to the intrinsic value of the Deerfield Warrants (as specified therein), and (ii) in the case of all other takeout major transactions, the same consideration receivable by holders of common stock in respect of a number of shares of common stock equal to the aggregate number of shares underlying the Deerfield Warrants assuming a cashless exercise. In the case of all other major transactions (as defined in the Deerfield Warrants), the holders have the right to exercise the Deerfield Warrants at any time following the closing of such transaction as a cashless major exercise. Cashless major exercises are cashless exercises in the context of takeout major transaction, and are subject to a cap on the number of shares issuable upon exercise.

Upon the occurrence of an “event of failure” (as defined in the Deerfield Warrant and including a delivery failure), we are subject to damages to the holder for each day that such event of failure exists and is continuing in an amount equal to one percent (1%) of the “applicable product” (as defined in the Deerfield Warrant and representing in the case of the delivery failure the product of the number of exercise shares not delivered and the volume weighted average price of the common stock).

All issuances of shares of common stock under the Deerfield Warrants are subject to a 9.985% beneficial ownership cap applicable to Deerfield.

The form of Deerfield Warrant was attached as Exhibit 99.2 to our Current Report on Form 8-K filed on June 12, 2017.

Registration Rights Agreement

At the completion of the Series A Restructuring, we would enter into a Registration Rights Agreement with Deerfield, or Deerfield Registration Rights Agreement, pursuant to which Deerfield would have certain resale registration rights with respect to the shares of common stock issued and issuable pursuant to the Exchange Agreement, including the common shares, the shares of common stock issuable upon redemption or conversion of the Series B Preferred Stock and the shares of common stock issuable upon exercise of the Deerfield Warrants, as well as any other shares held by Deerfield as of the second trading day prior to the filing of the related registration statement. Under the Registration Rights Agreement, we would be obligated to file a registration statement, use its reasonable best efforts to cause the registration statement to be declared effective within specified time periods set forth in the agreement, as well as take other steps in connection with the registration statement. Failure to do so will subject us to registration default payments for each 30-day period after the date of such failure in an amount equal to 1% of the dollar amount of the unregistered securities required to be registered. The Registration Rights Agreement also contains piggy-back registration rights.

The form of the Deerfield Registration Rights Agreement was attached as Exhibit 99.3 to our Current Report on Form 8-K filed on June 12, 2017.

Item 16. Exhibits and Financial Statement Schedules.

The representations and warranties contained in the agreements listed in this Exhibit Index are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public generally to obtain factual information about the Company or its shares of common stock.

Number	Exhibit Table

1.1	Form of Underwriting Agreement (to be filed by amendment).
2.1	Modified First Amended Plan of Reorganization of Nuo Therapeutics, Inc. (previously filed on April 28, 2016 as Exhibit 2.1 to the Current Report on Form 8-K and incorporated by reference herein).
2.2

Order Granting Final Approval of Disclosure Statement and Confirming Debtor’s Plan of Reorganization (previously filed on April 28, 2016 as Exhibit 99.1 to the Current Report on Form 8-K and incorporated by reference herein).

3.1

Second Amended and Restated Certificate of Incorporation of Nuo Therapeutics, Inc. (previously filed on May 10, 2016 as Exhibit 3.1 to the Registration Statement on Form 8-A and incorporated by reference herein).

3.2

Certificate of Designation of Series A Preferred Stock of Nuo Therapeutics, Inc. (previously filed on May 10, 2016 as Exhibit 3.3 to the Current Report on Form 8-K and incorporated by reference herein).

3.3	Form of Certificate of Designations of Series B Preferred Stock of Nuo Therapeutics, Inc. (previously filed on June 12, 2017 as Exhibit 99.1 to the Current Report on Form 8-K and incorporated by reference herein).
3.4	Amended and Restated Bylaws of Nuo Therapeutics, Inc. (previously filed on May 10, 2016 as Exhibit 3.2 to the Registration Statement on Form 8-A and incorporated by reference herein).
4.1	Form of Warrant (previously filed on May 10, 2016 as Exhibit 10.1 to the Current Report on Form 8-K and incorporated by reference herein).
4.2	Form of Deerfield Warrant (previously filed on June 12, 2017 as Exhibit 99.2 to the Current Report on Form 8-K and incorporated by reference herein).
4.3	Form of Underwriter's Warrants (to be filed by amendment).
5.1	Opinion of Hill, Ward & Henderson, P.A. (to be filed by amendment).
10.1

2016 Omnibus Incentive Compensation Plan, as amended and restated (subject to approval by the Company’s stockholders) (previously filed on October 24, 2016 as Exhibit 10.3 to the Annual Report on Form 10-K and incorporated by reference herein).*

10.2	Employment Agreement for D. Tozer dated as of May 30, 2014 (previously filed on May 30, 2014, as exhibit to Current Report on Form 8-K and incorporated by reference herein).*
10.3	Employment Agreement for P. Clausen dated as of as of May 30, 2014 (previously filed on May 30, 2014, as exhibit to Current Report on Form 8-K and incorporated by reference herein).*
10.4	Amendment to Employment Agreement for D. Tozer (previously filed on July 18, 2014, as exhibit to Current Report on Form 8-K/A and incorporated by reference herein).*
10.5	Amendment to Employment Agreement for P. Clausen (previously filed on July 18, 2014, as exhibit to Current Report on Form 8-K/A and incorporated by reference herein).*
10.6	Form Indemnification Agreement (previously filed on November 13, 2014, as exhibit to our Quarterly Report on Form 10-Q, and incorporated by reference herein).
10.7

Exclusive License and Distribution Agreement, dated as of December 31, 2014, between Nuo Therapeutics, Inc. and Rohto Pharmaceutical Co., Ltd. (previously filed on October 24, 2016 as Exhibit 10.32 to the Annual Report on Form 10-K and incorporated by reference herein).

10.8

Amendment No. 5 to Licensing and Distribution Agreement, dated as of December 31, 2014, by and between Nuo Therapeutics, Inc. and Millennia Holdings, Inc.  (previously filed on October 24, 2016 as Exhibit 10.33 to the Annual Report on Form 10-K and incorporated by reference herein).

10.9

Amended and Restated License Agreement with Arthrex dated October 16, 2015 (previously filed on November 13, 2015 as Exhibit 10.78 to the Quarterly Report on Form 10-Q and incorporated by reference herein).

10.10

Amendment No. 2, dated August 13, 2015,  to Employment Agreement with Dean Tozer (previously filed on November 13, 2015 as Exhibit 10.77 to the Quarterly Report on Form 10-Q and incorporated by reference herein).*

10.11

Senior Secured, Superpriority Debtor-In-Possession Credit Agreement, dated as of January 28, 2016, among Nuo Therapeutics, Inc., Deerfield Mgmt, L.P., as administrative agent and collateral agent, and the lenders party thereto (previously filed on February 1, 2016 as Exhibit 10.1 to the Current Report on Form 8-K and incorporated by reference herein).

10.12

Waiver and First Amendment, dated as of March 9, 2016, to Senior Secured, Superpriority Debtor-In-Possession Credit Agreement (previously filed on March 11, 2016 as Exhibit 10.1 to the Current Report on Form 8-K and incorporated by reference herein).

10.13

Collaboration Agreement, dated March 22, 2016, by and between Nuo Therapeutics, Inc. and Restorix Health, Inc. and related Acknowledgement and Waiver (previously filed on October 24, 2016 as Exhibit 10.39 to the Annual Report on Form 10-K and incorporated by reference herein).

10.14	Separation (Settlement) Agreement, dated April 15, 2016, with Dean Tozer (previously filed on October 24, 2016 as Exhibit 10.40 to the Annual Report on Form 10-K and incorporated by reference herein).
10.15

Exclusive License and Distribution Agreement, dated as of May 5, 2016, between Nuo Therapeutics, Inc. and Boyalife Hong Kong Ltd. (previously filed on October 24, 2016 as Exhibit 10.41 to the Annual Report on Form 10-K and incorporated by reference herein).

10.16

Assignment and Assumption Agreement, dated as of May 5, 2016, by and between Nuo Therapeutics, Inc., and Deerfield SS, LLC. (previously filed on May 10, 2016 as Exhibit 10.1 to the Current Report on Form 8-K and incorporated by reference herein).

10.17

Transition Services Agreement, dated as of May 5, 2016, by and between Deerfield SS, LLC and Nuo Therapeutics, Inc. (previously filed on May 10, 2016 as Exhibit 10.2 to the Current Report on Form 8-K and incorporated by reference herein).

10.18

Form of Registration Rights Agreement between Nuo Therapeutics, Inc. and the stockholders listed on Schedule I thereto (previously filed on May 10, 2016 as Exhibit 10.3 to the Current Report on Form 8-K and incorporated by reference herein).

10.19

Form of Securities Purchase Agreement between Nuo Therapeutics, Inc. and the subscriber signatory thereto (previously filed on October 24, 2016 as Exhibit 10.45 to the Annual Report on Form 10-K and incorporated by reference herein).

10.20	Form of Backstop Commitment (previously filed on October 24, 2016 as Exhibit 10.46 to the Annual Report on Form 10-K and incorporated by reference herein).

10.21

Letter Agreement, dated October 20, 2016, between the Company, Arthrex, Inc. and Deerfield SS, LLC (previously filed on October 24, 2016 as Exhibit 10.47 to the Annual Report on Form 10-K and incorporated by reference herein).

10.22	Exchange Agreement, dated as of June 9, 2017, by and among Nuo Therapeutics, Inc., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and Deerfield Special Situations Fund, L.P. (previously filed on June 12, 2017 as Exhibit 10.1 to the Current Report on Form 8-K and incorporated by reference herein).
10.23	Form of Registration Rights Agreement by and among Nuo Therapeutics, Inc., Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and Deerfield Special Situations Fund, L.P. (previously filed on June 12, 2017 as Exhibit 99.3 to the Current Report on Form 8-K and incorporated by reference herein).
21.1	Subsidiaries of the Company (previously filed on October 24, 2016 as Exhibit 21.1 to the Annual Report on Form 10-K and incorporated by reference herein).
23.1	Consent of CohnReznick LLP (Filed herewith).
23.2	Consent of Hill, Ward & Henderson, P.A. (included in Exhibit 5.1).
24	Power of Attorney (included on the signature page to this registration statement).
(101)

The following financial statements from the Nuo Therapeutics, Inc. Annual Report on Form 10-K for the year ended December 31, 2016, formatted in Extensive Business Reporting Language (XBRL): (i) Consolidated Balance Sheets as of December 31, 2016 and December 31, 2015, (ii) Consolidated Statements of Operations for the period January 1, 2016 through May 4, 2016, the period May 5, 2016 through December 31, 2106 and the year ended December 31, 2015, (iii) Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the period January 1, 2016 through May 4, 2016, the period May 5, 2016 through December 31, 2016, and the year ended December 31, 2015, (iv) Consolidated Statements of Cash Flows for the period January 1, 2016 through May 4, 2016, the period May 5, 2016 through December 31, 2016, and the year ended December 31, 2015, and (v) Notes to Consolidated Financial Statements (Filed herewith).

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
*	Indicates a management contract or compensatory plan or arrangement.

Item 17. Undertakings.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in said act and will be governed by the final adjudication of such issue.

(i)  The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on June 20, 2017.

NUO THERAPEUTICS, INC.

By:	/s/ David E. Jorden
Name:	David E. Jorden
Title:	Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David E. Jorden	Chief Executive Officer, Chief Financial	June 20, 2017
David E. Jorden	Officer and Director (Principal Executive
Officer and Principal Financial and
Accounting Officer)

*	Director	June 20, 2017
C. Eric Winzer

*	Director	June 20, 2017
Scott M. Pittman

*	Director	June 20, 2017
Lawrence S. Atinsky

*	Director	June 20, 2017
Paul D. Mintz

*

By: /s/ David E. Jorden

  David E. Jorden, attorney-in-fact